UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

THE WARNACO GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Warnaco Stockholders:

The board of directors of The Warnaco Group, Inc., which we refer to as Warnaco, has agreed to the acquisition of Warnaco by PVH Corp., which we refer to as PVH, under the terms of an Agreement and Plan of Merger, dated as of October 29, 2012, which we refer to as the merger agreement. Upon completion of the merger of Wand Acquisition Corp., a wholly owned subsidiary of PVH, with and into Warnaco, PVH will acquire Warnaco, and Warnaco will become a wholly owned subsidiary of PVH. We refer to this transaction as the merger.

If the merger is completed, Warnaco stockholders will have the right to receive, for each share of Warnaco common stock, par value $.01 per share, held at the effective time of the merger (other than (1) shares owned by Warnaco, PVH, or Wand Acquisition Corp., which will be cancelled, (2) shares held by subsidiaries of Warnaco or PVH (other than Wand Acquisition Corp.), which will be converted into shares of the surviving corporation of the merger, and (3) shares held by stockholders who properly exercise appraisal rights), (a) 0.1822 of a share of PVH common stock, par value $1.00 per share, and (b) $51.75 in cash. Based on the closing price of PVH common stock on January 11, 2013, the latest practicable trading day prior to the date of this proxy statement/prospectus, the total value of the merger consideration to be received for each share of Warnaco common stock is $73.15. Cash will be paid in lieu of any fractional shares of PVH common stock. PVH common stock is traded on the New York Stock Exchange under the symbol “PVH.” Warnaco common stock is traded on the New York Stock Exchange under the symbol “WRC.”

We cannot complete the merger unless Warnaco stockholders holding a majority of the outstanding shares of Warnaco common stock as of the close of business on January 14, 2013 approve the adoption of the merger agreement. We are seeking this approval at a special meeting of Warnaco stockholders to be held on February 13, 2013. Your vote is very important regardless of the number of shares you own. Whether or not you expect to attend the Warnaco special meeting in person, if you are the record holder of shares, please vote your shares as promptly as possible by (a) accessing the Internet website specified on your proxy card, (b) calling the toll-free number specified on your proxy card or (c) signing and returning all proxy cards that you receive in the postage-paid envelope provided, so that your shares may be represented and voted at the Warnaco special meeting. If you hold shares through a broker, bank or nominee, please follow the voting instructions provided by your broker, bank or nominee to ensure that your shares are represented and voted at the special meeting. A failure to vote your shares, or to provide instructions to your broker, bank or nominee as to how to vote your shares, is the equivalent of a vote against the merger.

The Warnaco board of directors unanimously recommends that the Warnaco stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve the merger-related compensation for named executive officers and “FOR” the adjournment proposal, each of which is described in the attached proxy statement/prospectus.

The obligations of PVH and Warnaco to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. More information about PVH, Warnaco and the merger is contained in this proxy statement/prospectus. We encourage you to read this entire proxy statement/prospectus carefully, including the section entitled “Risk Factors” beginning on page 17.

We look forward to the successful acquisition of Warnaco by PVH.

Sincerely,
Helen McCluskey President and Chief Executive Officer The Warnaco Group, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined that this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated January 15, 2013, and is first being mailed to Warnaco stockholders on or about January 15, 2013.

THE WARNACO GROUP, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 13, 2013

To the Stockholders of The Warnaco Group, Inc.:

We are pleased to invite you to attend a special meeting of stockholders of The Warnaco Group, Inc., a Delaware corporation, which we refer to as Warnaco. The meeting, which we refer to as the special meeting or the Warnaco special meeting, will be held at 9:30 a.m., local time, on February 13, 2013, at Warnaco’s offices, 501 Seventh Avenue, New York, New York 10018 in order:

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to adopt an Agreement and Plan of Merger, dated as of October 29, 2012, which we refer to as the merger agreement, among Warnaco, PVH Corp., a Delaware corporation, which we refer to as PVH, and Wand Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of PVH, pursuant to which Wand Acquisition Corp. will be merged with and into Warnaco (we refer to this transaction as the merger), and each outstanding share of common stock of Warnaco, par value $.01 per share, which we refer to as Warnaco common stock (other than (i) shares owned by Warnaco, PVH or Wand Acquisition Corp., which will be cancelled, (ii) shares held by subsidiaries of Warnaco or PVH (other than Wand Acquisition Corp.), which will be converted into shares of the surviving corporation of the merger, and (iii) shares held by stockholders who properly exercise appraisal rights, will be converted into the right to receive (a) 0.1822 of a share of PVH common stock, par value $1.00 per share, which we refer to as PVH common stock, and (b) $51.75 in cash, with cash paid in lieu of fractional shares of PVH common stock;

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to approve, on a (non-binding) advisory basis, the compensation to be paid to Warnaco’s named executive officers that is based on or otherwise relates to the merger, as discussed under the section entitled “The Merger—Interests of Warnaco’s Directors and Executive Officers in the Merger—Golden Parachutes” beginning on page 59; and

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to approve an adjournment of the Warnaco special meeting if necessary or appropriate in the view of the Warnaco board of directors to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of such adjournment to adopt the merger agreement.

The Warnaco board of directors unanimously recommends that the Warnaco stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve the merger-related compensation for named executive officers and “FOR” the adjournment proposal.

Only Warnaco stockholders of record at the close of business on January 14, 2013 are entitled to notice of, and may vote at, the special meeting and at any adjournment of the special meeting. A complete list of Warnaco stockholders of record entitled to vote at the Warnaco special meeting will be available for the 10 days before the Warnaco special meeting at Warnaco’s executive offices and principal place of business at 501 Seventh Avenue, New York, New York 10018 for inspection by stockholders of record of Warnaco during ordinary business hours for any purpose germane to the Warnaco special meeting. The list will also be available at the Warnaco special meeting for examination by any stockholder of record of Warnaco present at the special meeting.

In connection with Warnaco’s solicitation of proxies for the special meeting, we began mailing the accompanying proxy statement/prospectus and proxy card on or about January 15, 2013. Whether or not you expect to attend the Warnaco special meeting in person, if you are the record holder of shares, please vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) signing and returning all proxy cards that you receive in the postage-paid envelope provided, so that your shares may be represented and voted at the Warnaco special meeting. If you hold shares through a broker, bank or nominee, please follow the voting instructions provided by your broker, bank or nominee to ensure that your shares are represented and voted at the special meeting.

Adoption of the merger agreement requires the affirmative vote of holders of a majority of the shares of Warnaco common stock issued and outstanding as of the close of business on the record date. A failure to vote your shares, or to provide instructions to your broker, bank or nominee as to how to vote your shares, is the equivalent of a vote against the merger.

Your vote is very important. A failure to vote your shares is the equivalent of a vote against the merger. Please vote using one of the methods above to ensure that your vote will be counted. Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement/prospectus.

By Order of the Board of Directors,
Jay L. Dubiner
Executive Vice President, General Counsel & Secretary
The Warnaco Group, Inc.

New York, New York

January 15, 2013

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ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about PVH and Warnaco from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your request. You may obtain the documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

The Warnaco Group, Inc.	PVH Corp.
501 Seventh Avenue New York, New York 10018 (212) 287-8000 Attn: Investor Relations	200 Madison Avenue New York, New York 10016 (318) 381-3500 Attn: Investor Relations

The firm assisting Warnaco with the solicitation of proxies:

Innisfree M&A Incorporated

501 Madison Avenue

20th Floor

New York, New York 10022

Stockholders call toll-free: (877) 717-3930

Banks and brokers call collect: (212) 750-5833

Investors may also consult Warnaco’s and PVH’s websites for more information concerning Warnaco, PVH and the merger described in this proxy statement/prospectus. Warnaco’s website is www.warnaco.com and PVH’s website is www.pvh.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.

If you would like to request documents, please do so by February 6, 2013 in order to receive them before the special meeting.

For more information, see “Where You Can Find More Information” beginning on page 122.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed by PVH with the United States Securities and Exchange Commission, which we refer to as the SEC, constitutes a prospectus of PVH under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of PVH common stock to be issued to Warnaco stockholders pursuant to the merger agreement. This document also constitutes a proxy statement of Warnaco under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, with respect to the Warnaco special meeting at which Warnaco stockholders will be asked to vote upon, among other things, the proposal to adopt the merger agreement.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated January 15, 2013. You should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus or the date of the SEC filing incorporated by reference, as applicable. Neither the mailing of this proxy statement/prospectus to Warnaco stockholders nor the issuance by PVH of common stock in connection with the merger will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding PVH has been provided by PVH and information contained in this proxy statement/prospectus regarding Warnaco has been provided by Warnaco.

ABOUT PVH

PVH acquired Calvin Klein, Inc. and certain affiliated companies on February 12, 2003. We refer to the companies and business that we acquired collectively as “Calvin Klein” and the acquisition as the “Calvin Klein acquisition” or the “acquisition of Calvin Klein.”

PVH acquired Tommy Hilfiger B.V. and certain affiliated companies on May 6, 2010. We refer to the companies and business that we acquired collectively as “Tommy Hilfiger” and the acquisition as the “Tommy Hilfiger acquisition” or the “acquisition of Tommy Hilfiger.”

NOTICE REGARDING TRADEMARK USAGE THROUGHOUT THIS DOCUMENT

References to the brand names Calvin Klein Collection, ck Calvin Klein, Calvin Klein, Tommy Hilfiger, Hilfiger Denim, Tommy Girl, Van Heusen, Bass, G.H. Bass & Co., ARROW, IZOD, Eagle, Olga, Warner’s, Geoffrey Beene, Chaps, Speedo, Kenneth Cole New York, Kenneth Cole Reaction, Sean John, JOE Joseph Abboud, MICHAEL Michael Kors, Michael Kors Collection, Donald J. Trump Signature Collection, DKNY, Elie Tahari, Nautica, Ted Baker, J. Garcia, Claiborne, Robert Graham, U.S. POLO ASSN., Ike Behar, John Varvatos, Jones New York, Axcess, Timberland, Robert Graham and to other brand names are to registered trademarks owned by us or licensed to us by third parties and are identified by italicizing the brand name.

NOTICE REGARDING DATE CONVENTION THROUGHOUT THIS DOCUMENT

References to specific years herein refer to the fiscal year of either PVH or Warnaco, as applicable, unless otherwise noted or required by context. PVH’s fiscal years are based on the 52 or 53 week period ending on the Sunday closest to February 1 and are designated by the calendar year in which the fiscal year commences (e.g., fiscal year 2011 commenced on January 31, 2011 and ended on January 29, 2012). Warnaco’s fiscal years are based on the 52 or 53 week period ending on the Saturday closest to December 31 and are designated by the calendar year in which the majority of the days in the fiscal year occur (e.g., fiscal year 2011 commenced on January 2, 2011 and ended on December 31, 2011).

QUESTIONS AND ANSWERS

The following are answers to some questions that you, as a Warnaco stockholder, may have regarding the merger and the other matters being considered at the Warnaco special meeting. Warnaco urges you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:	PVH and Warnaco have agreed to the acquisition of Warnaco by PVH under the terms of the merger agreement that is described in this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

In order to complete the merger, Warnaco stockholders must vote to adopt the merger agreement, and all other conditions to the merger must be satisfied or waived.

Warnaco will hold a special meeting to obtain this approval. This proxy statement/prospectus contains important information about the merger and the special meeting, and you should read it carefully. The enclosed proxy materials allow you to vote your shares without attending the special meeting.

You are also being asked to vote on a proposal to approve, on a (non-binding) advisory basis, certain compensation payable to Warnaco’s named executive officers that is based on or otherwise relates to the merger (which we refer to as the proposal to approve the merger-related compensation for named executive officers). In addition, you are also being asked to vote on a proposal to adjourn the Warnaco special meeting, if necessary or appropriate in the view of the Warnaco board of directors, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of such adjournment to adopt the merger agreement (which we refer to as the adjournment proposal).

Your vote is important. We encourage you to vote as soon as possible.

Q:	What will I receive in connection with the merger?

A:	In the merger, each outstanding share of Warnaco common stock (other than (1) shares owned by Warnaco, PVH or Wand Acquisition Corp., which will be cancelled, (2) shares held by subsidiaries of Warnaco or PVH (other than Wand Acquisition Corp.), which will be converted into shares of the surviving corporation of the merger, and (3) shares held by stockholders who properly exercise appraisal rights, which we collectively refer to as excluded shares) will be converted into the right to receive (1) 0.1822 of a share of PVH common stock, and (2) $51.75 in cash, with cash paid in lieu of fractional shares of PVH common stock.

Q:	Where will the PVH common stock that I receive in the merger be publicly traded?

A:	PVH will apply to have the new shares of PVH common stock issued in the merger listed on the New York Stock Exchange, which we refer to as the NYSE, upon the closing of the merger. PVH common stock is traded on the NYSE under the symbol “PVH.”

Q:	When and where will the meeting be held?

A:	The Warnaco special meeting will be held at 9:30 a.m., local time, on February 13, 2013, at Warnaco’s offices, 501 Seventh Avenue, New York, New York 10018.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement/prospectus, including its annexes.

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Q:	How do I vote?

A:	Stockholders of Record: If you are a stockholder of record of Warnaco as of the record date for the special meeting, you may vote in person by attending the special meeting or, to ensure your shares are represented at the special meeting, you may vote by:

•	accessing the Internet website specified on your proxy card;

•	calling the toll-free number specified on your proxy card; or

•	signing and returning the enclosed proxy card in the postage-paid envelope provided.

Shares Held in Street Name: If you hold Warnaco shares through a broker, bank or nominee (that is, in street name), please follow the voting instructions provided by your broker, bank or nominee to ensure that your shares are represented at the special meeting.

Shares Held in Employee Savings Plan: If you hold Warnaco shares indirectly in The Warnaco Group, Inc. Employee Savings Plan, which we refer to as the Warnaco savings plan, you have the right to direct the trustee of the Warnaco savings plan, whom we refer to as the Warnaco trustee, how to vote your shares as described in the voting materials sent to you by the Warnaco trustee.

Q:	How does the Warnaco board of directors recommend that I vote?

A:	The Warnaco board of directors unanimously recommends that holders of Warnaco common stock vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve the merger-related compensation for named executive officers and “FOR” the adjournment proposal.

Q:	What vote is required to adopt each proposal?

A:	The proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the shares of Warnaco common stock issued and outstanding as of the close of business on the record date.

The (non-binding) advisory proposal to approve the merger-related compensation for named executive officers and the adjournment proposal each require the affirmative vote of holders of a majority of the shares of Warnaco common stock constituting a quorum at the special meeting.

Q:	How many votes do I and others have?

A:	Each Warnaco stockholder is entitled to one vote for each share of Warnaco common stock owned as of the record date. As of the close of business on January 14, 2013, there were 42,396,087 issued and outstanding shares of Warnaco common stock.

As of January 14, 2013, approximately 2% of the outstanding Warnaco common shares were beneficially owned by the directors and executive officers of Warnaco. Warnaco currently expects that its directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement, the proposal to approve the merger-related compensation for named executive officers and the adjournment proposal, but none of Warnaco’s directors or executive officers have entered into any agreement obligating them to do so.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	Your failure to vote, in the case you are the recordholder of shares, or failure to instruct your broker, bank or nominee to vote, in the case you hold shares in street name, will have the same effect as a vote against the proposal to adopt the merger agreement, but, except in the case of any broker non-votes, will have no effect on the proposal to approve the merger-related compensation for named executive officers and the adjournment proposal. Your abstention from voting or any broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement, the proposal to approve the merger-related compensation for named executive officers and the adjournment proposal.

Q:	What constitutes a quorum?

A:	Stockholders who hold at least a majority of the issued and outstanding Warnaco common stock as of the close of business on the record date and who are entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct the special meeting.

Q:	If my shares are held in street name by my broker, bank or nominee, will my broker, bank or nominee vote my shares for me?

A:	If you hold your shares through a broker, bank or nominee, you must provide your broker, bank or nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Warnaco or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or nominee. Brokers, banks and nominees who hold shares of Warnaco common stock on behalf of their customers may not vote such shares or give a proxy to Warnaco to vote those shares without specific instructions from their customers.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you sign and return your proxy card without indicating how to vote on any particular proposal, the Warnaco common stock represented by your proxy will be voted in favor of that proposal.

Q:	Can I change my vote after I have returned a proxy or voting instruction card?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

•	you can grant a new, valid proxy bearing a later date;

•	you can send a signed notice of revocation; or

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if you are a holder of record, you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Secretary of Warnaco no later than the beginning of the special meeting. If your shares are held in street name by your broker, bank or nominee, you should contact them to change your vote.

Q:	Do you expect the merger to be taxable to Warnaco stockholders?

A:	Generally, yes. The receipt of the merger consideration for Warnaco common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States holder who receives the merger consideration in exchange for shares of Warnaco common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between (1) the sum of the fair market value of PVH common stock as of the effective time of the merger and the amount of cash received as merger consideration and (2) the holder’s aggregate adjusted tax basis in the shares of Warnaco common stock exchanged for the merger consideration pursuant to the merger.

You should read the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 49 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:	When do you expect the merger to be completed?

A:

We hope to complete the merger in early 2013. However, the merger is subject to various regulatory approvals and other conditions, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the Warnaco special meeting and the completion of the merger. We hope to complete the merger as soon as reasonably practicable following the receipt of all required approvals.

Q:	What expenses do PVH and Warnaco expect to incur in connection with the transaction?
A:	The estimated total transaction costs to be incurred by PVH and Warnaco are approximately $168 million. This amount includes merger-related costs of approximately $77 million and debt issuance costs of approximately $91 million. The merger-related costs include investment banking fees, accounting, legal and other advisors’ fees, filing and registration fees with the SEC, NYSE and applicable antitrust regulatory authorities, fees incurred in connection with the preparation, printing and mailing of this proxy statement/prospectus, proxy solicitation fees and other out-of-pocket merger-related costs. The estimated total transaction costs are based on PVH’s and Warnaco’s current expectations and do not include extraordinary or other unforeseen costs that may otherwise arise in connection with the transaction, such as costs related to the purported class action challenging the merger. These transaction costs also do not include any transition and integration costs attributable to the merger, such as systems implementation, severance and facility closing or consolidation costs.

Q:	Do I need to do anything with my Warnaco common stock certificates now?

A:	No. After the merger is completed, if you held certificates representing shares of Warnaco common stock prior to the merger, PVH’s exchange agent will send you a letter of transmittal and instructions for exchanging your shares of Warnaco common stock for the merger consideration. Upon surrender of the certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions, a Warnaco stockholder will receive the merger consideration. Unless you specifically request to receive PVH stock certificates, the shares of PVH common stock you receive in the merger will be issued in book-entry form.

Q:	Do I need identification to attend the Warnaco special meeting in person?

A:	Yes. Please bring proper identification, together with proof that you are a record owner of Warnaco common stock. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement stating or showing that you beneficially owned shares of Warnaco common stock on the record date.

Q:	Who can help answer my questions?

A:	If you have questions about the merger or the other matters to be voted on at the special meeting or desire additional copies of this proxy statement/prospectus or additional proxy cards, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue

20th Floor

New York, New York 10022

Stockholders call toll-free: (877) 717-3930

Banks and brokers call collect: (212) 750-5833

SUMMARY

This summary highlights information contained elsewhere in this proxy statement/prospectus. We urge you to read carefully the remainder of this proxy statement/prospectus, including the attached annexes, and the other documents to which we have referred you because this section does not provide all of the information that might be important to you with respect to the merger and the related matters being considered at the Warnaco special meeting. See also the section entitled “Where You Can Find More Information” on page 122. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

Warnaco (See page 24)

The Warnaco Group, Inc.

501 Seventh Avenue

New York, New York 10018

(212) 287-8000

Warnaco, a Delaware corporation organized in 1986, designs, sources, markets, licenses and distributes a broad line of intimate apparel, sportswear and swimwear products worldwide. Warnaco’s products are sold under several highly recognized brand names, including, but not limited to, Calvin Klein, Speedo, Chaps, Warner’s and Olga.

Warnaco’s products are distributed domestically and internationally, primarily to wholesale customers through various distribution channels, including major department stores, independent retailers, chain stores, membership clubs, specialty, off-price and other stores, mass merchandisers and the internet. In addition, Warnaco distributes its branded products through dedicated retail stores, and as of September 29, 2012, Warnaco operated 1,851 Calvin Klein retail stores worldwide (consisting of 287 full price free-standing stores, 122 outlet free-standing stores, 1,441 shop-in-shop/concession stores and, in the United States, one on-line Calvin Klein Underwear store, CKU.com) and one on-line swimwear store, SpeedoUSA.com. There were also 664 Calvin Klein retail stores operated by third parties under retail licenses or franchise and distributor agreements. For 2011, approximately 40.3% of Warnaco’s net revenues were generated from domestic sales and approximately 59.7% were generated from international sales. In addition, approximately 71.1% of net revenues were generated from sales to customers in the wholesale channel and approximately 28.9% of net revenues were generated from customers in the direct-to-consumer channel.

Warnaco owns and licenses a portfolio of highly recognized brand names. The trademarks owned or licensed in perpetuity by Warnaco generated approximately 47% of Warnaco’s net revenues during 2011. Brand names Warnaco licenses for a term generated approximately 53% of its revenues during 2011. Owned brand names and brand names licensed for extended periods (at least through 2044) accounted for over 90% of Warnaco’s net revenues in 2011. Warnaco’s highly recognized brand names have been established in their respective markets for extended periods and have attained a high level of consumer awareness.

Shares of Warnaco common stock currently trade on the NYSE under the stock symbol “WRC.” Additional information about Warnaco and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 122.

PVH (See page 24)

PVH Corp.

200 Madison Avenue

New York, New York 10016

(212) 381-3500

PVH is one of the world’s largest apparel companies, with a heritage dating back over 130 years. PVH’s brand portfolio consists of nationally and internationally recognized brand names, including the global designer lifestyle brands Calvin Klein and Tommy Hilfiger, as well as Van Heusen, IZOD, Bass, ARROW and Eagle, which are owned brands, and Geoffrey Beene, Kenneth Cole New York, Kenneth Cole Reaction, Sean John, JOE Joseph Abboud, MICHAEL Michael Kors, Michael Kors Collection, Chaps, Donald J. Trump Signature Collection, DKNY, Elie Tahari, Nautica, Ted Baker, J. Garcia, Claiborne, Robert Graham, Ike Behar, John Varvatos, U.S. POLO ASSN., Axcess and Jones New York, which are licensed, as well as various other licensed and private label brands. PVH designs and markets branded dress shirts, neckwear, sportswear and, to a lesser extent, footwear, underwear and other related products. Additionally, PVH licenses its owned brands over a broad range of products. PVH markets its brands globally at multiple price points and across multiple channels of distribution, allowing it to provide products to a broad range of consumers, while minimizing competition among its brands and reducing its reliance on any one demographic group, merchandise preference, distribution channel or geographic region. PVH’s directly operated businesses in North America consist principally of wholesale dress furnishings sales under its owned and licensed brands; wholesale men’s sportswear sales under its Calvin Klein, Tommy Hilfiger, Van Heusen, IZOD and ARROW brands; and the operation of retail stores, principally in outlet malls, under its Calvin Klein, Tommy Hilfiger, Van Heusen, IZOD and Bass brands. PVH’s directly operated businesses outside of North America consist principally of its Tommy Hilfiger International wholesale and retail business in Europe and Japan and its Calvin Klein dress furnishings and wholesale collection businesses in Europe. PVH’s licensing activities, principally its Calvin Klein business, diversify its business model by providing it with a sizeable base of profitable licensing revenues.

PVH aggregates its segments into three main businesses: (1) Tommy Hilfiger, which consists of the Tommy Hilfiger North America and Tommy Hilfiger International segments; (2) Calvin Klein, which consists of the Calvin Klein Licensing segment (including the Calvin Klein Collection business, which it operates directly in support of the global licensing of the Calvin Klein brands) and the Other (Calvin Klein Apparel) segment, which is comprised of the Calvin Klein dress furnishings, sportswear and outlet retail divisions; and (3) Heritage Brands, which consists of the Heritage Brand Wholesale Dress Furnishings, Heritage Brand Wholesale Sportswear and Heritage Brand Retail segments.

PVH’s revenue reached a record $5.891 billion in 2011, approximately 40% of which was generated internationally. PVH’s global designer lifestyle brands, Tommy Hilfiger and Calvin Klein, together generated approximately 70% of PVH’s revenue during 2011.

Additional information about PVH and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 122.

Wand Acquisition Corp. (See page 25)

Wand Acquisition Corp., a wholly owned subsidiary of PVH, is a Delaware corporation formed on October 24, 2012 for the purpose of effecting the merger.

Wand Acquisition Corp. has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger.

The Merger and the Merger Agreement

A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to read the entire merger agreement carefully because it is the principal document governing the merger.

Effects of the Merger (See page 30)

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Wand Acquisition Corp. will merge with and into Warnaco. Warnaco will survive the merger as a wholly owned subsidiary of PVH.

In the merger, each share of Warnaco common stock, other than excluded shares, will be converted into the right to receive (1) 0.1822 of a share of PVH common stock, and (2) $51.75 in cash. Cash will be paid in lieu of any fractional shares of PVH common stock. PVH common stock is listed for trading on the NYSE under the symbol “PVH.”

Treatment of Warnaco Equity Awards (See page 55)

Under the terms of the merger agreement, Warnaco equity awards held by directors and current and former employees of Warnaco that are outstanding immediately prior to the effective time of the merger will be subject to the following treatment:

•

Options.  Each outstanding option to acquire shares of Warnaco common stock, whether vested or unvested, will be assumed by PVH and converted into an option (subject to the same terms and conditions) to acquire shares of PVH common stock. The number of shares of PVH common stock underlying such converted option and such converted option’s adjusted exercise price per share are to be determined based on the per share merger consideration (with the cash portion of the merger consideration converted into a number of shares of PVH common stock based on the closing per share price of PVH common stock on the last trading day immediately prior to consummation of the merger).

•

Restricted Stock and Restricted Stock Unit Awards.  Except with respect to performance shares and performance share units, each outstanding award of Warnaco restricted stock or restricted stock units will be assumed by PVH and converted into an award (subject to the same terms and conditions) of or relating to shares of PVH common stock. The number of shares of PVH restricted stock or restricted stock units subject to such converted award is to be determined based on the per share merger consideration (with the cash portion of the merger consideration converted into a number of shares of PVH common stock based on the closing per share price of PVH common stock on the last trading day immediately prior to consummation of the merger).

•

Performance Shares and Performance Share Units.  Each outstanding Warnaco performance share and performance share unit award for which the applicable performance period has not ended by the effective time of the merger will become fully vested and payable at the target level. Each outstanding performance share and performance share unit award with a performance period ending in 2012 will become vested and payable based on actual performance for that period. Actual performance for such awards is expected to be determined in the ordinary course of business consistent with past practice. The holder of each outstanding Warnaco performance share or performance share unit award will be entitled to receive the merger consideration in respect of the vested number of shares or units underlying such award.

For a more complete discussion of the treatment of Warnaco equity awards, see “The Merger—Interests of Warnaco’s Directors and Executive Officers in the Merger” beginning on page 54 and “The Merger Agreement—Treatment of Outstanding Equity Awards” beginning on page 55.

Material U.S. Federal Income Tax Consequences of the Merger (See page 49)

The receipt of the merger consideration in exchange for shares of Warnaco common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States holder who receives the merger consideration in exchange for shares of Warnaco common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between (1) the sum of the fair market value of the PVH common stock as of the effective time of the merger and the amount of cash received as merger consideration and (2) the holder’s aggregate adjusted tax basis in the shares of Warnaco common stock exchanged for the merger consideration pursuant to the merger. Any gain or loss would be long-term capital gain or loss if the holding period for the shares of Warnaco common stock exceeds one year at the effective time of the merger. Long-term capital gains of noncorporate United States holders (including individuals) generally are eligible for preferential rates of United States federal income tax. There are limitations on the deductibility of capital losses.

You should read the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 49 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Recommendations of the Warnaco Board of Directors (See page 35)

After careful consideration, the Warnaco board of directors, on October 29, 2012, approved the merger agreement by a unanimous vote of the directors. For the factors considered by the Warnaco board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger—Warnaco’s Reasons for the Merger and Recommendation of the Warnaco Board of Directors” beginning on page 35. The Warnaco board of directors unanimously recommends that the Warnaco stockholders vote “FOR” the proposal to adopt the merger agreement at the Warnaco special meeting, “FOR” the proposal to approve the merger-related compensation for named executive officers and “FOR” the adjournment proposal.

Opinion of J.P. Morgan Securities LLC (See page 39)

In connection with the execution of the merger agreement, the Warnaco board of directors received an opinion, dated October 29, 2012, from Warnaco’s financial advisor, J.P. Morgan Securities LLC, which we refer to as J.P. Morgan, as to the fairness, from a financial point of view, of the consideration to be paid to the holders of shares of Warnaco common stock pursuant to the merger agreement, as of the date of the opinion. The full text of the written opinion of J.P. Morgan, dated October 29, 2012, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by J.P. Morgan in connection with rendering its opinion, is included as Annex B to this document and is incorporated by reference herein in its entirety. You are encouraged to read the opinion and the description beginning on page 39 carefully in their entirety. This summary and the description of the opinion beginning on page 39 are qualified in their entirety by reference to the full text of the opinion. J.P. Morgan provided its opinion to the Warnaco board of directors (in its capacity as such) in connection with, and for purposes of, its evaluation of the transactions contemplated by the merger agreement. J.P. Morgan’s written opinion is addressed to the Warnaco board of directors, is directed only to the fairness of the consideration to be paid to the holders of shares of Warnaco common stock pursuant to the merger agreement, and does not address any other matter. The opinion does not constitute a recommendation to any stockholder as to how any stockholder should vote with respect to the adoption of the merger agreement or whether to take any other action with respect to the merger.

Interests of Warnaco’s Directors and Executive Officers in the Merger (See page 54)

When considering the recommendation of the Warnaco board of directors to approve the proposal to adopt the merger agreement, stockholders should be aware that Warnaco’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of stockholders. The Warnaco board of directors was aware of and considered these interests, among other matters, in approving the merger agreement and the merger, and in recommending that the merger agreement be adopted by stockholders. These interests include the following:

•	continued indemnification and, for a period of six years following the closing of the merger, insurance coverage of directors and executive officers;

•

accelerated vesting, at the effective time of the merger, of certain performance-based equity awards held by Warnaco’s executive officers and unvested notional deferred compensation accounts of the executive officers, and payment shortly after the merger of 2013 bonuses at target, pro-rated for the portion of Warnaco’s 2013 fiscal year preceding the closing of the merger;

•

accelerated vesting of certain other unvested equity awards held by Warnaco’s executive officers in the event of an involuntary termination without “cause” or a voluntary termination for “good reason” within one year following the closing of the merger; and

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the entitlement of Warnaco’s executive officers to receive enhanced severance payments and benefits under their executive employment agreements in the event of an involuntary termination without “cause” or a voluntary termination for “good reason” within one year following the closing of the merger.

If the proposal to adopt the merger agreement is approved by Warnaco’s stockholders, at the effective time of the merger, the shares of common stock held by Warnaco directors and executive officers (except for shares of restricted stock, which will be treated as described under the heading “Treatment of Warnaco Equity Awards,” above) will be treated in the same manner as outstanding shares of common stock held by all other stockholders of Warnaco.

For a more complete discussion of the interests described above, see “The Merger—Interests of Warnaco’s Directors and Executive Officers in the Merger” beginning on page 54.

Directors and Management After the Merger (See page 46)

Upon completion of the merger, the board of directors and executive officers of PVH are expected to remain unchanged, except that Helen McCluskey, currently the President and Chief Executive Officer of Warnaco, is expected to become a member of the PVH board. For information on PVH’s current directors and executive officers, please see PVH’s proxy statement dated May 10, 2012. See “Where You Can Find More Information” beginning on page 122.

Regulatory Approvals Required for the Merger (See page 51)

HSR Act and Antitrust.  The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, which prevents PVH and Warnaco from completing the merger until required information and materials are furnished to the Antitrust Division of the U.S. Department of Justice, which we refer to as the DOJ, and the U.S. Federal Trade Commission, which we refer to as the FTC, and the HSR Act’s waiting period is terminated or expires. On November 13, 2012, PVH and Warnaco filed the requisite notification and report forms under the HSR Act with the DOJ and the FTC, and on November 23, 2012, the FTC granted early termination of the HSR Act’s waiting period. The DOJ, the FTC and U.S. state attorneys general may challenge the merger on antitrust grounds either before or after termination of the waiting period. Private parties may also bring legal actions under the antitrust laws under certain circumstances. Accordingly, at any time before or after the completion of the merger, any of the DOJ, the FTC or others could take action under the antitrust laws, including without limitation seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. Although neither PVH nor Warnaco believes that the merger will violate federal antitrust laws, PVH and Warnaco cannot guarantee that the antitrust agencies in the United States will not take a different position.

Other Regulatory Matters.  The merger is also subject to review by the antitrust agencies in Canada, the European Union, which we refer to as the E.U., Mexico and Turkey, and receipt of all required clearances or approvals applicable to the consummation of the merger under the antitrust laws of Canada, the E.U., Mexico and Turkey is a condition to closing the merger.

PVH and Warnaco submitted notifications to the Canadian Competition Bureau on December 3, 2012, to the European Commission in the E.U. on January 3, 2013, and to the relevant competition agencies in Turkey and Mexico on November 19, 2012 and November 29, 2012, respectively. The Canadian Competition Bureau issued a no-action letter with respect to the merger on December 17, 2012, and the relevant competition agencies in Turkey and Mexico approved the merger on December 6, 2012 and December 12, 2012, respectively. Approval in the E.U. is expected to be obtained by February 7, 2013. Although neither PVH nor Warnaco believes that the merger will violate the competition laws in the E.U., PVH and Warnaco cannot guarantee that the European Commission will not take a different position.

Completion of the Merger (See page 82)

We currently expect to complete the merger in early 2013, subject to receipt of required stockholder and regulatory approvals and to the satisfaction or waiver of the other closing conditions summarized below.

Conditions to Completion of the Merger (See page 83)

As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. The obligations of PVH and Warnaco to complete the merger are each subject to the satisfaction (or, where legally permissible, waiver) of the following conditions:

•	the adoption of the merger agreement by Warnaco stockholders holding a majority of the issued and outstanding shares of Warnaco common stock;

•	the approval for listing by the NYSE, subject to official notice of issuance, of the PVH common stock issuable to Warnaco stockholders in the merger;

•

the termination or expiration of any applicable waiting periods under the HSR Act and the Canadian Competition Act, the issuance by the European Commission of a decision under the EC Merger Regulation declaring the merger compatible with the common market, and the receipt of approvals from the Mexican Federal Competition Commission and the Turkish Competition Authority;

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the receipt of any other regulatory approvals required under applicable law, unless failure to obtain them would not, individually or in the aggregate, reasonably be expected to have a material adverse effect (as described below) on Warnaco or PVH or result in a reversal of the merger;

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the absence of any legal restraint, prohibition or binding order or determination of any court or other governmental entity that prevents, makes illegal or prohibits the consummation of the merger and the other transactions contemplated by the merger agreement;

•	the SEC having declared effective the registration statement of which this proxy statement/prospectus forms a part;

•	the correctness of the other party’s representations and warranties in the merger agreement (subject in each case to certain materiality standards);

•	the performance by the other party, in all material respects, of its material obligations under the merger agreement; and

•

the absence of any fact, circumstance, effect, change, event or development during the period from the date of the merger agreement to the closing date that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the other party (as described below under “The Merger Agreement—Representations and Warranties”).

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (See page 88)

PVH and Warnaco may agree to terminate the merger agreement before completing the merger, even after adoption of the merger agreement by the Warnaco stockholders.

In addition, either PVH or Warnaco may decide to terminate the merger agreement if:

•

the merger is not consummated by April 29, 2013, subject, under certain circumstances, to one or more 30-day extension periods up to an aggregate extension of three months, unless the failure of the closing to occur by such date is caused by a breach of the merger agreement by the terminating party;

•

there is in effect a final and non-appealable legal restraint, prohibition or binding order or determination by a court or other governmental entity that prevents, makes illegal or prohibits the consummation of the merger and the other transactions contemplated by the merger agreement, unless the terminating party has not complied with its obligation to use reasonable best efforts to consummate the merger;

•

Warnaco stockholders fail to adopt the merger agreement, unless the failure to obtain the Warnaco stockholder approval is caused by a material breach of the merger agreement by the terminating party; or

•

the other party breaches the merger agreement in a way that would result in the failure of the closing conditions of the terminating party to be satisfied, subject to the right of the breaching party to cure the breach, unless the party seeking to terminate is in breach of the merger agreement in any material respect.

Warnaco may also terminate the merger agreement prior to receipt of the Warnaco stockholder approval in order to enter into a definitive written agreement providing for a superior proposal in accordance with the merger agreement, if Warnaco pays the termination fee (as described below) prior to or simultaneously with such termination.

PVH may also terminate the merger agreement if prior to the Warnaco special meeting, (1) the Warnaco board of directors withdraws, qualifies or modifies in a manner adverse to PVH or proposes publicly to withdraw, qualify or modify in a manner adverse to PVH its recommendation in favor of the merger agreement or makes any public statement, filing or release inconsistent with its recommendation in favor of the merger agreement, (2) Warnaco materially breaches its obligations described under “The Merger Agreement—No Solicitation of Alternative Proposals” or “The Merger Agreement—Change in Board Recommendation” (a) in a manner materially adverse to PVH or (b) which results in the making of an alternative transaction proposal, or (3) Warnaco breaches in any material respect its obligations to call, give notice of, convene and/or hold the Warnaco special meeting.

Expenses and Termination Fees (See page 89)

Generally, all fees and expenses incurred in connection with the merger and the transactions contemplated by the merger agreement will be paid by the party incurring those fees and expenses. The merger agreement further provides that, upon termination of the merger agreement under certain circumstances, Warnaco may be obligated to pay PVH a termination fee of $100 million. See the section entitled “The Merger Agreement—Effects of Termination; Expenses and Termination Fees” beginning on page 89 for a discussion of the circumstances under which Warnaco will be required to pay a termination fee.

Accounting Treatment (See page 51)

PVH prepares its financial statements in accordance with generally accepted accounting principles in the United States, consistently applied, which we refer to as GAAP. The merger will be accounted for by applying the acquisition method of accounting in accordance with Financial Accounting Standards Board, which we refer to as FASB, ASC Topic 805, “Business Combinations,” which requires the determination of the acquirer, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. Based on the guidance of ASC Topic 805, PVH will be the acquirer of Warnaco for accounting purposes. This means that PVH will allocate the purchase price to the fair value of Warnaco’s assets and liabilities at the acquisition date, with any excess purchase price being recorded as goodwill.

Comparison of PVH and Warnaco Stockholder Rights (See page 104)

The rights of PVH stockholders are currently governed by the Delaware General Corporation Law, which we refer to as the DGCL, and the certificate of incorporation and by-laws of PVH. The rights of Warnaco stockholders are currently governed by the DGCL and the certificate of incorporation and by-laws of Warnaco. Upon completion of the merger, Warnaco stockholders will become PVH stockholders. Accordingly, Warnaco stockholders will have different rights as stockholders of PVH than as stockholders of Warnaco because the certificate of incorporation and by-laws of PVH contain provisions that are different from the provisions contained in the certificate of incorporation and by-laws of Warnaco. For a summary of material differences between the rights of PVH stockholders and Warnaco stockholders, see “Comparison of Rights of Stockholders of PVH and Warnaco” beginning on page 104.

Appraisal Rights (See page 117)

Under the DGCL, Warnaco stockholders who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares in cash as determined by the Delaware Court of Chancery, but only if they comply with all requirements of the DGCL, which are summarized in this proxy statement/prospectus. This appraisal amount could be more than, the same as, or less than the value of the merger consideration. Any Warnaco stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to Warnaco prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of the adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the procedures relating to appraisal rights, if you are considering exercising your appraisal right, we encourage you to seek the advice of your own legal counsel.

Litigation Relating to the Merger (See page 52)

A putative class action lawsuit challenging the merger on behalf of Warnaco stockholders has been filed in a New York state court. The lawsuit alleges that the directors of Warnaco breached their fiduciary duties to Warnaco stockholders in approving the merger agreement because (i) the merger price is too low, (ii) the merger agreement contains improper deal protection terms, (iii) the merger is designed to benefit Warnaco insiders,

(iv) the directors of Warnaco engaged a conflicted financial advisor, and (v) the registration statement filed by PVH, of which this proxy statement/prospectus forms a part, failed to disclose and/or misrepresented material information about the merger. It also alleges that PVH and Wand Acquisition Corp. aided and abetted the Warnaco directors’ breach of fiduciary duties. The lawsuit seeks as relief an injunction barring completion of the merger, damages, and attorneys’ fees. See “The Merger—Litigation Relating to the Merger” beginning on page 52 for more information.

The Warnaco Special Meeting (See page 26)

The Warnaco special meeting is scheduled to be held at 9:30 a.m., local time, on February 13, 2013, at Warnaco’s offices, 501 Seventh Avenue, New York, New York 10018. At the special meeting, stockholders of Warnaco will be asked:

•	to adopt the merger agreement, pursuant to which Wand Acquisition Corp. will be merged with and into Warnaco, and Warnaco will become a wholly owned subsidiary of PVH;

•

to approve, on a (non-binding) advisory basis, the compensation to be paid to Warnaco’s named executive officers that is based on or otherwise relates to the merger, as discussed under the section entitled “The Merger—Interests of Warnaco’s Directors and Executive Officers in the Merger” beginning on page 54; and

•

to approve an adjournment of the Warnaco special meeting, if necessary or appropriate, in the view of the Warnaco board of directors, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of such adjournment to adopt the merger agreement.

If the merger is completed, each outstanding share of Warnaco common stock (other than excluded shares) will be converted into the right to receive (1) 0.1822 of a share of PVH common stock, and (2) $51.75 in cash, with cash paid in lieu of fractional shares of PVH common stock.

You may vote at the Warnaco special meeting if you owned common stock of Warnaco at the close of business on the record date, January 14, 2013. On that date, there were 42,396,087 shares of common stock of Warnaco issued and outstanding and entitled to vote.

You may cast one vote for each share of Warnaco common stock that you owned on the record date.

The affirmative vote of record holders of a majority of the issued and outstanding shares of Warnaco common stock as of the close of business on the record date is required to adopt the merger agreement. The affirmative vote of holders of a majority of the shares of Warnaco common stock constituting a quorum at the Warnaco special meeting is required to approve each of the proposal to approve the merger-related compensation for named executive officers and the adjournment proposal.

As of the record date for the Warnaco special meeting, the directors and executive officers of Warnaco as a group owned and were entitled to vote 963,926 shares of the common stock of Warnaco, or approximately 2% of the issued and outstanding shares of the common stock of Warnaco on that date. Warnaco currently expects that its directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement, the proposal to approve the merger-related compensation for named executive officers and the adjournment proposal, but none of Warnaco’s directors or executive officers have entered into any agreement obligating them to do so.

Description of the Debt Financing (See page 46)

In connection with the execution of the merger agreement, PVH executed a commitment letter (as amended and restated on November 20, 2012 to add certain additional parties as joint lead bookrunners and as amended on December 5, 2012) with Barclays Bank PLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse AG, Cayman Islands Branch, Credit Suisse Securities

(USA) LLC and Royal Bank of Canada, who we collectively refer to as the lenders, that provides for up to $4.325 billion of financing to, among other things, fund a portion of the cash consideration to be paid to Warnaco stockholders in the merger and refinance certain of PVH’s and Warnaco’s existing debt and pay transaction related expenses and one time costs.

In addition, on December 20, 2012, PVH issued $700 million of senior unsecured notes. The proceeds of the notes will be used to fund a portion of the cash consideration to be paid to Warnaco stockholders in the merger and reduced the commitments of the lenders under the commitment letter in respect of the new Tranche B Term Loan Facility by $500 million, such that the resulting commitments now total $3.825 billion.

The commitments of the lenders under the commitment letter are subject to certain conditions, including, among others, the absence of certain specified material adverse effects with respect to Warnaco. As such, the financing contemplated by the commitment letter should not be considered assured. If the financing described above is not available to PVH or PVH anticipates that the financing may not be available due to the failure of a condition thereto or for any other reason, PVH may seek alternative financing arrangements in connection with the merger. Such alternative financing could include one or more bank financings or credit facilities or issuances of debt securities by PVH but may not be available on acceptable terms, in a timely manner or at all. As of the date of this proxy statement/prospectus, no alternative financing arrangements or alternative financing plans have been made. The consummation of the merger is not conditioned on receipt of the financing or any alternative financing.

For a more complete description of the financing for the merger, see the section entitled “Description of the Debt Financing” beginning on page 46.

Risk Factors (See page 17)

Before voting at the Warnaco special meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, as well as the specific factors under the section entitled “Risk Factors” beginning on page 17.

Selected Historical Financial Data of PVH

The following tables set forth selected consolidated financial information for PVH. The selected statement of operations data for the thirty-nine weeks ended October 28, 2012 and October 30, 2011 and the selected balance sheet data as of October 28, 2012 and October 30, 2011 have been derived from PVH’s unaudited consolidated financial statements. In the opinion of PVH’s management, all adjustments considered necessary for a fair presentation of the interim financial information have been included. The selected income statement data for the years ended January 29, 2012, January 30, 2011, January 31, 2010, February 1, 2009 and February 3, 2008 and the selected balance sheet data as of January 29, 2012, January 30, 2011, January 31, 2010, February 1, 2009 and February 3, 2008 have been derived from PVH’s consolidated financial statements that were audited by Ernst & Young LLP, except as noted below. The following information should be read together with PVH’s consolidated financial statements, the notes related thereto and management’s related reports on PVH’s financial condition and performance, all of which are contained in PVH’s reports filed with the SEC and incorporated herein by reference. See “Where You Can Find More Information” beginning on page 122. The operating results for the thirty-nine weeks ended October 28, 2012 are not necessarily indicative of the results to be expected for any future period.

(In thousands, except per share)

Statement of operations data:

	Year Ended					Thirty-nine weeks ended
	January 29, 2012 (2)	January 30, 2011 (3)	January 31, 2010 (4)	February 1, 2009 (5)	February 3, 2008	October 28, 2012 (6)	October 30, 2011 (7)
						(unaudited)
Total revenue	$5,890,624	$4,636,848	$2,398,731	$2,491,935	$2,425,175	$4,406,799	$4,357,788
Net income (1)	$317,881	$53,805	$161,910	$91,771	$183,319	$346,225	$236,635
Basic net income per common share (1)	$4.46	$0.82	$3.14	$1.78	$3.29	$4.78	$3.32
Diluted net income per common share (1)	$4.36	$0.80	$3.08	$1.76	$3.21	$4.70	$3.25
Cash dividends declared per common share	$0.15	$0.15	$0.15	$0.15	$0.15	$0.1125	$0.1125

Balance sheet data:	January 29, 2012	January 30, 2011	January 31, 2010	February 1, 2009	February 3, 2008	October 28, 2012	October 30, 2011
Total assets	$6,752,361	$6,784,350	$2,339,679	$2,200,184	$2,172,394	$6,985,971	$6,922,179
Long term obligations	$1,859,116	$2,388,482	$399,584	$399,567	$399,552	$1,682,180	$2,057,545

(1)	All amounts are from continuing operations, as PVH did not have discontinued operations in any of the above periods.
(2)	The year ended January 29, 2012 includes (a) pre-tax integration and restructuring costs of $69,522 associated with PVH’s acquisition of Tommy Hilfiger; (b) pre-tax costs of $8,118 related to PVH’s negotiated early termination of its license to market sportswear under the Timberland brand and its exit of the Izod women’s wholesale sportswear business; (c) a pre-tax expense of $20,709 associated with settling the unfavorable pre-existing license agreement in connection with PVH’s buyout of the perpetual license for Tommy Hilfiger in India; (d) pre-tax costs of $16,233 associated with PVH’s modification of its senior secured credit facility; and (e) a tax benefit of $5,352 resulting from the revaluation of certain deferred tax liabilities in connection with a decrease in the tax rate in Japan.
(3)	The year ended January 30, 2011 includes (a) pre-tax costs of $338,317 associated with PVH’s acquisition and integration of Tommy Hilfiger, including transaction, restructuring and debt extinguishment costs, short-lived non-cash valuation amortization charges and the effects of hedges against Euro to United States dollar exchange rates related to the purchase price; (b) pre-tax costs of $6,552 associated with PVH’s exit from its United Kingdom and Ireland Van Heusen dresswear and accessories business; and (c) a tax benefit of $8,873 related to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions.
(4)

The year ended January 31, 2010 includes (a) pre-tax costs of $25,897 associated with PVH’s restructuring initiatives announced in the fourth quarter of 2008; and (b) a tax benefit of $29,400 related to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions.
(5)	The year ended February 1, 2009 includes (a) fixed asset impairment charges of $60,082 for approximately 200 of PVH’s retail stores; (b) pre-tax costs of $21,578 associated with PVH’s restructuring initiatives announced in the fourth quarter of 2008; and (c) pre-tax costs of $18,248 associated with the closing of PVH’s Geoffrey Beene outlet retail division.
(6)	The thirty-nine weeks ended October 28, 2012 include (a) pre-tax costs of $14,418 incurred in connection with PVH’s integration of Tommy Hilfiger and the related restructuring; (b) pre-tax costs of $6,412 incurred in connection with PVH’s pending acquisition of Warnaco, which is expected to close in early 2013; and (c) a tax benefit of $4,500 resulting from previously unrecognized tax credits.
(7)	The thirty-nine weeks ended October 30, 2011 include (a) pre-tax costs of $50,949 incurred in connection with PVH’s integration of Tommy Hilfiger and the related restructuring; (b) pre-tax costs of $7,152 related to PVH’s negotiated early termination of its license to market sportswear under the Timberland brand; (c) a pre-tax expense of $20,709 associated with settling the unfavorable pre-existing license agreement in connection with PVH’s buyout of the perpetual license for Tommy Hilfiger in India; and (d) pre-tax costs of $16,233 associated with PVH’s modification of its senior secured credit facility.

Effective January 30, 2012, PVH adopted the FASB’s Accounting Standards Update, which we refer to as ASU, No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, as amended by ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, which we refer to as ASU No. 2011-05. These updates revise the manner in which entities present comprehensive income in their financial statements. The following selected financial information, which is unaudited but which is derived from PVH’s audited financial statements, revises historical information to illustrate the new presentation required by this pronouncement for the periods presented.

Consolidated Statements of Comprehensive Income

(In thousands)

	Year Ended
	January 29, 2012	January 30, 2011	January 31, 2010
	unaudited
Net Income	$317,881	$53,805	$161,910
Other comprehensive (loss) income:
Amortization of net loss and prior service credit related to pension and postretirement plans, net of tax (benefit) of $(27,398), $(481) and $(5,281)	(41,953)	(772)	(8,690)
Foreign currency translation adjustments, net of tax (benefit) expense of $(304), $(915) and $767	(82,828)	148,340	1,262
Net unrealized and realized gain (loss) on effective hedges, net of tax (benefit) of $(2,822), $(256) and $0	18,611	(11,899)	—
Liquidation of foreign operation, net of tax expense of $0, $318 and $0	—	523	—

Comprehensive Income	$211,711	$189,997	$154,482

Selected Historical Financial Data of Warnaco

The following tables set forth selected consolidated financial information for Warnaco. The selected statement of operations data for the nine months ended September 29, 2012 and October 1, 2011 and the selected balance sheet data as of September 29, 2012 and October 1, 2011 have been derived from Warnaco’s unaudited consolidated financial statements. In the opinion of Warnaco’s management, all adjustments considered necessary for a fair presentation of the interim financial information have been included. The selected statement of operations data for the years ended December 31, 2011, January 1, 2011, January 2, 2010, January 3, 2009 and December 29, 2007 and the selected balance sheet data as of December 31, 2011, January 1, 2011, January 2, 2010, January 3, 2009 and December 29, 2007 have been derived from Warnaco’s consolidated financial statements that were audited by Deloitte & Touche LLP. The following information should be read together with Warnaco’s consolidated financial statements, the notes related thereto and management’s related reports on Warnaco’s financial condition and performance, all of which are contained in Warnaco’s reports filed with the SEC and incorporated herein by reference. See “Where You Can Find More Information” beginning on page 122. The operating results for the nine months ended September 29, 2012 are not necessarily indicative of the results to be expected for any future period.

(In thousands, except per share)

Statement of operations data:

	Year Ended					Nine Months Ended
	December 31, 2011 (1)	January 1, 2011 (2)	January 2, 2010 (3)	January 3, 2009 (4)	December 29, 2007 (5)	September 29, 2012 (6)	October 1, 2011
						unaudited

Net revenues	$2,513,388	$2,295,751	$2,019,625	$2,062,849	$1,819,579	$1,790,990	$1,898,669
Amounts attributable to Warnaco common shareholders:
Income from continuing operations, net of taxes	132,252	147,798	102,225	51,046	86,909	83,637	138,886
Income (loss) from discontinued operations, net of taxes	(4,802)	(9,217)	(6,227)	(3,792)	(7,802)	3,023	(4,741)
Net income	127,450	138,581	95,998	47,254	79,107	86,660	134,145
Earnings per share data:
Income from continuing operations, net of taxes-
Basic	3.07	3.26	2.22	1.11	1.90	2.02	3.18
Diluted	3.01	3.19	2.19	1.08	1.84	1.99	3.11
Income (loss) from discontinued operations, net of taxes:
Basic	(0.11)	(0.20)	(0.13)	(0.08)	(0.17)	0.08	(0.11)
Diluted	(0.11)	(0.20)	(0.14)	(0.08)	(0.17)	0.07	(0.11)
Net income-
Basic	2.96	3.06	2.09	1.03	1.73	2.10	3.07
Diluted	2.90	2.99	2.05	1.00	1.67	2.06	3.00
Dividends declared	—	—	—	—	—	—	—

Balance sheet data:	December 31, 2011	January 1, 2011	January 2, 2010	January 3, 2009	December 29, 2007	September 29, 2012	October 1, 2011

Total assets	$1,747,850	$1,653,272	$1,659,794	$1,496,093	$1,606,503	$1,852,493	$1,812,771
Long-term debt	208,477	—	112,835	163,794	310,500	205,299	209,552

(1)	Income from continuing operations for the year ended December 31, 2011 includes a charge of $35,225 related to the impairment of Warnaco’s licenses related to its ck Calvin Klein bridge businesses and pension expense of $26,744, primarily related to an increase in benefit obligations and a decline in the fair value of the pension plan assets.
(2)	Income from continuing operations for the year ended January 1, 2011 includes pension expense of $2,550 primarily related to an increase in benefit obligations and a decline in the fair value of the pension plan assets.

(3)	Income from continuing operations for the year ended January 2, 2010 includes pension expense of $20,873, primarily related to an increase in benefit obligations and a decline in the fair value of the pension plan assets as well as a reduction in selling, general and administrative costs of $99,331 from the year ended January 3, 2009, primarily due to reductions in workforce and discretionary marketing expenses, as well as the effect of fluctuations in foreign currency exchange rates.
(4)	Income from continuing operations for the year ended January 3, 2009 includes pension expense of $31,644, primarily related to an increase in benefit obligations and a decline in the fair value of the pension plan assets, as well as an increase in selling, general and administrative expenses of $136,582 compared to the year ended December 29, 2007, primarily related to Warnaco’s Calvin Klein businesses in Europe and Asia, which were acquired during the prior year, and the effect of fluctuations in foreign currency exchange rates.
(5)	Income from continuing operations for the year ended December 29, 2007 includes pension income of $8,838 primarily related to a decrease in benefit obligations and an increase in the fair value of the pension plan assets.
(6)	For the nine months ended September 29, 2012, income from continuing operations includes a charge of $4,284 related to the cessation of Warnaco’s existing operations of its calvinkleinjeans.com e-commerce site in the U.S. and a loss of $11,900 related to an adjustment to Warnaco’s loan receivable related to the sale of its discontinued Lejaby business. Income from discontinued operations includes (i) a gain related to the reversal of a reserve for litigation matters; (ii) a gain related to the reversal of a reserve related to a French tax liability; partially offset by (iii) a loss in connection with the write-off of a working capital receivable (items (i) through (iii) associated with Warnaco’s discontinued Lejaby women’s intimates and swimwear business).

Effective January 1, 2012, Warnaco adopted ASU No. 2011-05. These updates revise the manner in which entities present comprehensive income in their financial statements. The following selected financial information, which is unaudited but which is derived from Warnaco’s audited financial statements, revises historical information to illustrate the new presentation required by this pronouncement for the periods presented.

Consolidated Statements of Comprehensive Income

(In thousands)

	Year Ended
	December 31, 2011	January 1, 2011	January 2, 2010
	unaudited
Net Income	$127,193	$138,581	$98,498
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments	(27,453)	(2,576)	35,573
Change in postretirement plans	(200)	(41)	(1,029)
Change in cash flow hedges	(2,090)	(820)	(699)
Other	110	12	16

Other comprehensive (loss) income, net of tax:	(29,633)	(3,425)	33,861

Total comprehensive income	97,560	135,156	132,359
Less: comprehensive (loss) attributable to redeemable non-controlling interest	(3,084)	—	—
Less: comprehensive income attributable to non-controlling interest	—	—	2,729

Total comprehensive income attributable to Warnaco	$100,644	$135,156	$129,630

Summary Unaudited Pro Forma Condensed Combined Consolidated Financial Data

The merger will be accounted for as an acquisition of Warnaco by PVH under the acquisition method of accounting in accordance with FASB ASC Topic 805, “Business Combinations.” See “Accounting Treatment” on page 51. The unaudited pro forma condensed combined financial statements contained in this proxy statement/prospectus were prepared using the acquisition method of accounting. The following selected unaudited pro forma condensed combined consolidated statements of operations data of PVH for the thirty-nine weeks ended October 28, 2012 and year ended January 29, 2012 have been prepared to give effect to the merger as if the merger had been completed on January 31, 2011. The unaudited pro forma condensed combined consolidated balance sheet data at October 28, 2012 of PVH has been prepared to give effect to the merger as if the merger was completed on October 28, 2012.

The following selected unaudited pro forma condensed combined consolidated financial information is not necessarily indicative of the results that might have occurred had the merger taken place on January 31, 2011 for consolidated statements of operations purposes, or on October 28, 2012 for consolidated balance sheet purposes, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 17. The following selected unaudited pro forma condensed combined consolidated financial information should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements” and related notes included in this proxy statement/prospectus beginning on page 63.

(Dollars in thousands, except per share amounts)	For the Thirty-Nine Week Period Ended October 28, 2012	For the Year Ended January 29, 2012
Unaudited Pro Forma Income Statement Data
Total revenue	$6,046,586	$8,194,842
Net income attributable to parent	374,815	347,850
Basic net income per share from continuing operations attributable to parent	$4.69	$4.41
Diluted net income per share from continuing operations attributable to parent	4.59	4.31
Weighted average common shares outstanding
Basic	77,307	74,622
Diluted	81,573	80,766
Unaudited Pro Forma Balance Sheet Data
Total Assets	$11,638,044
Long-term obligations	4,421,095

Equivalent and Comparative Per Share Information

The following table sets forth selected per share information on a historical and pro forma combined basis for PVH common stock for the thirty-nine weeks ended October 28, 2012 and the year ended January 29, 2012, and for Warnaco common stock for the nine months ended September 29, 2012 and the year ended December 31, 2011. Except for the historical information for PVH as of and for the year ended January 29, 2012 and the historical information for Warnaco as of and for the year ended December 31, 2011, the information in the table is unaudited. You should read the table below together with the historical consolidated financial statements and related notes of PVH and Warnaco contained in their respective Annual Reports on Form 10-K for the years ended January 29, 2012 and December 31, 2011, respectively, and Quarterly Reports on Form 10-Q for the quarter ended October 28, 2012 and September 29, 2012, respectively, all of which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 122.

The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions (including preliminary allocations of the Warnaco purchase price to the tangible and intangible assets acquired from Warnaco), does not reflect the impact of possible revenue enhancements or expense efficiencies, among other factors, that could result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

	PVH Historical	Warnaco Historical	Pro Forma Combined	Pro Forma Warnaco Equivalent(1)
As of and for the Thirty-Nine Week Period Ended October 28, 2012
Basic net income per share from continuing operations attributable to parent	$4.78	$2.02	$4.69	$0.85
Diluted net income per share from continuing operations attributable to parent	4.70	1.99	4.59	0.84
Cash dividends declared per common share	0.1125	—	0.1125	0.02
Book value per common share (2)	41.90	25.11	48.54	8.84

As of and for the Year Ended January 29, 2012
Basic net income per share from continuing operations attributable to parent	$4.46	$3.07	$4.41	$0.80
Diluted net income per share from continuing operations attributable to parent	4.36	3.01	4.31	0.79
Cash dividends declared per common share	0.15	—	0.15	0.03
Book value per common share (2)	37.59	22.21

(1)	Pro forma Warnaco equivalent per share amounts were calculated by multiplying the pro forma combined per share amounts by the exchange ratio of 0.1822 used to calculate the stock consideration component of the merger consideration.
(2)	PVH historical book value per common share is computed by dividing stockholders’ equity by the number of shares of PVH common stock outstanding and the number of common shares that PVH’s Series A convertible preferred shares are convertible into, as such convertible preferred stock is classified within stockholders’ equity. Warnaco historical book value per common share is computed by dividing stockholders’ equity by the number of shares of Warnaco common stock outstanding. Pro forma combined book value per common share is computed by dividing pro forma stockholders’ equity by the pro forma number of shares of the combined company common stock that would have been outstanding as of October 28, 2012.

RISK FACTORS

In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 22, you should carefully consider the following risks before deciding whether to vote for adoption of the merger agreement. In addition, you should read and consider the risks associated with each of the businesses of PVH and Warnaco because these risks will also affect the combined company. A description of these risks can be found in PVH’s Annual Report on Form 10-K for the fiscal year ended January 29, 2012 and in Warnaco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, in each case as updated by any subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. You should also read and consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 122.

Warnaco stockholders will not know the value of the merger consideration they will receive until the closing because the market price of PVH common stock fluctuates.

The merger agreement provides that each share of Warnaco common stock (other than excluded shares) will be converted at the effective time of the merger into the right to receive (1) 0.1822 of a share of PVH common stock, and (2) $51.75 in cash. PVH’s common stock is actively traded on the NYSE and, therefore, the implied value of the merger consideration changes along with changes in the stock price. Accordingly, at the time of the Warnaco special meeting, Warnaco stockholders will not know what the value of PVH’s common stock will be on the closing date and, therefore, they will not be able to calculate the market value of the merger consideration they would have the right to receive upon completion of the merger. The actual value of the PVH common stock issued as stock consideration in the merger may be less than the implied value on the day you vote or of the special meeting.

Neither PVH nor Warnaco is permitted to terminate the merger agreement solely because of changes in the market prices of either company’s stock. There will be no adjustment to the merger consideration for changes in the market price of either shares of PVH common stock or shares of Warnaco common stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the respective businesses, operations and prospects of PVH and Warnaco, and regulatory considerations. Many of these factors are beyond the control of PVH and Warnaco.

During the 12-month period ending on January 11, 2013, the last practicable trading day prior to the date of this proxy statement/prospectus, the closing price of PVH common stock varied from a low of $72.70 to a high of $118.46, and ended that period at $117.47.

PVH and Warnaco must obtain required approvals and governmental and regulatory consents to consummate the transaction, which, if delayed, not granted or granted with unacceptable conditions, may jeopardize or delay the consummation of the merger, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the transaction.

The merger is subject to customary closing conditions. These closing conditions include, among others, the expiration or termination of the waiting period under the HSR Act and the relevant approvals under the antitrust and competition laws of the E.U., Canada, Mexico and Turkey. No assurance can be given that all of the required approvals will be obtained, or, if obtained, the terms, conditions and timing of such approvals.

The governmental agencies from which the parties will seek these approvals have broad discretion in administering the relevant laws and regulations. As a condition to their approval of the merger, the agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of PVH’s business after the closing. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the consummation of the transaction or may reduce the anticipated benefits of the transaction. If PVH and Warnaco agree to any material conditions, limitations, costs, divestitures or restrictions in order to obtain any consents or approvals required to consummate the merger, these conditions, limitations, costs, divestitures or restrictions could adversely affect PVH’s ability to integrate Warnaco’s operations with PVH’s operations or could reduce the anticipated benefits of the transaction.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of Warnaco.

The completion of the merger is subject to the satisfaction of a number of conditions and the receipt of consents and approvals, as discussed in the risk factor above and in the section titled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 83.

If the merger is not completed for any reason, the ongoing business of Warnaco may be adversely affected and Warnaco will be subject to several risks, including the following:

•	having to pay certain costs relating to the proposed merger, such as legal, accounting, financial advisor, filing, printing and mailing fees;

•	having to pay, under certain circumstances, a termination fee of $100 million; and

•	focusing Warnaco’s management on the merger instead of on pursuing other opportunities that could be beneficial to Warnaco, without realizing any of the benefits of having the merger completed.

In addition, failure to complete the merger could result in a decrease in the market price of Warnaco common stock to the extent that the current market price of those shares reflects a market assumption that the merger will be completed. Further, failure to complete the merger could result in damage to Warnaco’s reputation and business relationships, including with PVH, which is an important business partner as a customer, a licensor and a co-owner of the Calvin Klein trademarks.

If the merger is not completed, Warnaco cannot assure its stockholders that these risks will not materialize and will not materially affect its business, financial results and stock price.

The merger agreement contains provisions that could discourage a potential acquirer of Warnaco from seeking to acquire Warnaco or could result in any competing proposal being at a lower price than it might otherwise be.

The merger agreement contains “no shop” provisions that, subject to certain exceptions, restrict Warnaco’s ability to solicit, encourage, facilitate or discuss competing third-party proposals to acquire all or a significant part of Warnaco. In addition, PVH generally has an opportunity to offer to modify the terms of the proposed merger in response to any competing acquisition proposal that may be made before the Warnaco board of directors may withdraw or qualify its recommendation. In some circumstances upon termination of the merger agreement, Warnaco may be required to pay to PVH a termination fee of $100 million. See “The Merger—Warnaco’s Reasons for the Merger and Recommendation of the Warnaco Board of Directors” beginning on page 35, “The Merger Agreement—No Solicitation of Alternative Proposals” beginning on page 84, “—Termination of the Merger Agreement” beginning on page 88 and “—Effects of Termination; Expenses and Termination Fees” beginning on page 89.

These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Warnaco from considering or proposing such an acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than that market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that becomes payable in certain circumstances.

The pendency of the merger could adversely affect the business and operations of each of PVH and Warnaco.

Some customers or vendors of each of PVH and Warnaco may delay or defer decisions because of uncertainties or lack of understanding about the merger’s potential effect on their businesses, which could negatively impact the revenues, earnings, cash flows and expenses of PVH and/or Warnaco, regardless of whether the merger is completed. Similarly, current and prospective employees of PVH and Warnaco may experience uncertainty about their roles with PVH following the merger, which may materially adversely affect the ability of each of PVH and Warnaco to attract, retain and motivate key personnel during the pendency of the merger and which may materially adversely divert attention from the daily activities of PVH’s and Warnaco’s existing employees.

Under the terms of the merger agreement, Warnaco is subject to certain restrictions on its business activities.

The merger agreement generally requires Warnaco to operate its business in the ordinary course pending consummation of the merger, and restricts Warnaco from taking certain specified actions until the merger is completed. These restrictions may prevent Warnaco from making desirable expenditures, including with regard to capital projects, pursuing otherwise attractive business opportunities and making other changes to its business prior to completion of the merger or termination of the merger agreement. See “The Merger Agreement—Conduct of Business” beginning on page 90.

Pending litigation against Warnaco, Warnaco’s board of directors and PVH could result in an injunction preventing completion of the merger and adversely affect the combined company’s business, financial condition or results of operations following the merger.

A putative class action lawsuit challenging the merger on behalf of Warnaco stockholders has been filed in a New York state court. Among other relief, the lawsuit seeks an injunction barring completion of the merger. One of the conditions to the closing of the merger is the absence of any legal restraint, prohibition or binding order or determination of any court or other governmental entity that prevents, makes illegal or prohibits the consummation of the merger and the other transactions contemplated by the merger agreement. If the court grants an injunction prohibiting the defendants from completing the merger, the injunction may prevent the merger from becoming effective, or from becoming effective within the expected time frame. If completion of the merger is prevented or delayed, PVH and Warnaco could incur substantial costs as a result. In addition, PVH and Warnaco could incur costs associated with the indemnification of their respective directors and officers. See “The Merger—Litigation Relating to the Merger” beginning on page 52.

The unaudited pro forma financial information included in this proxy statement/prospectus may not necessarily reflect PVH’s operating results and financial condition following the merger.

The unaudited pro forma financial information included in this proxy statement/prospectus is derived from PVH’s and Warnaco’s separate historical consolidated financial statements. The preparation of this pro forma information is based upon available information and certain assumptions and estimates that PVH and Warnaco currently believe are reasonable. These assumptions and estimates may not prove to be accurate, and this pro forma financial information does not necessarily reflect what PVH’s results of operations and financial position would have been had the merger been completed if these assumptions were accurate, or occurred during the period presented, or what PVH’s results of operations or financial position will be in the future.

Certain executive officers and directors of Warnaco may have interests in the merger that may differ from, or be in addition to, the interests of Warnaco stockholders.

Executive officers of Warnaco negotiated the terms of the merger agreement with their counterparts at PVH, and the Warnaco board of directors determined that entering into the merger agreement was in the best interests of Warnaco and its stockholders, declared the merger agreement advisable and recommended that Warnaco stockholders adopt the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that Warnaco’s executive officers and directors may have financial interests in the merger that may be different from, or in addition to, the interests of Warnaco stockholders. For a detailed discussion of the interests that Warnaco’s directors and executive officers may have in the merger, please see “The Merger—Interests of Warnaco’s Directors and Executive Officers of Warnaco in the Merger” beginning on page 54.

The price of PVH common stock may be affected by factors different from those affecting the price of Warnaco common stock.

The businesses of PVH and Warnaco differ in many respects, including product offerings and relationships with customers and suppliers, and, accordingly, the results of operations of PVH after the merger and the market price of shares of PVH common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of PVH or Warnaco, including factors that currently affect Warnaco that do not currently affect PVH.

Warnaco stockholders who become stockholders of PVH will have their rights as stockholders governed by PVH’s corporate governance documents.

As a result of the completion of the merger, Warnaco stockholders will become PVH stockholders and their rights as PVH stockholders will be governed by PVH’s corporate governance documents, including PVH’s certificate of incorporation and PVH’s by-laws. As a result, there will be material differences between the current rights of Warnaco stockholders and the rights they can expect to have as PVH stockholders. Please see “Comparison of Rights of Stockholders of PVH and Warnaco” beginning on page 104.

Warnaco stockholders will have a reduced ownership and voting interest in PVH than they did in Warnaco and will exercise less influence over management.

Warnaco stockholders currently have the right to vote in the election of directors of Warnaco and on certain other matters affecting Warnaco. Each Warnaco stockholder will become a stockholder of PVH as a result of the merger and, collectively, will only own approximately 10% of PVH. Because of this, Warnaco’s stockholders will have substantially less influence on the management and policies of PVH than they now have with respect to the management and policies of Warnaco.

PVH will be highly leveraged and its level of debt could impair its financial condition.

As of October 28, 2012 (the end of PVH’s third fiscal quarter), PVH had outstanding an aggregate of $1.2 billion of term loan borrowings under its amended senior secured credit facility, $600 million of senior unsecured notes and $100 million of secured debentures. In connection with the merger, PVH expects to incur additional indebtedness, bringing PVH’s aggregate debt to $4.475 billion, including $3.075 billion of term loan borrowings, $1.3 billion of senior unsecured notes and $100 million of secured indebtedness (and not including $750 million of available borrowings under a senior secured credit facility). PVH’s level of debt could have important consequences to investors, including:

•	requiring that a substantial portion of its cash flows from operations be used for the payment of interest on its debt, thereby reducing the funds available for its operations or other capital needs;

•

limiting its flexibility in planning for, or reacting to, changes in its business and the industry in which PVH operates because its available cash flow after paying principal and interest on its debt may not be sufficient to make the capital and other expenditures necessary to address these changes;

•

increasing its vulnerability to general adverse economic and industry conditions because, during any period in which PVH experiences lower earnings and cash flow, it will be required to devote a proportionally greater amount of its cash flow to paying principal and interest on its debt;

•	limiting its ability to obtain additional financing in the future to fund working capital, capital expenditures, acquisitions, contributions to its pension plans and general corporate requirements;

•

placing it at a competitive disadvantage to other relatively less leveraged competitors that have more cash flow available to fund working capital, capital expenditures, contributions to pension plans and general corporate requirements; and

•	with respect to any borrowings it makes at variable interest rates, including under its revolving credit facility, leaving PVH vulnerable to increases in interest rates generally.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain certain forecasts and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, revenue enhancements, and competitive positions, growth opportunities, plans and objectives of the management of each of PVH and Warnaco, the merger and the markets for PVH and Warnaco common stock and other matters. Statements in this proxy statement/prospectus and the documents incorporated by reference herein that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income of PVH and Warnaco, wherever they occur in this proxy statement/prospectus or the documents incorporated by reference herein, are necessarily estimates reflecting the best judgment of the respective managements of PVH and Warnaco and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in and incorporated by reference into this proxy statement/prospectus.

Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe,” “would,” “should,” “may,” “could” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, those set forth in the section entitled “Risk Factors” beginning on page 17 and in PVH’s and Warnaco’s filings with the SEC, including their respective Annual Reports on Form 10-K for 2011, as may be updated by their subsequent Quarterly Reports on Form 10-Q, as well as the following factors:

•

the ability of the parties to timely and successfully receive the required approvals for or in connection with the merger from (1) regulatory agencies free of conditions materially adverse to the parties and (2) the stockholders of Warnaco;

•	the possibility that the anticipated benefits from the merger cannot be fully realized or may take longer to realize than expected;

•	the possibility that costs, difficulties or disruptions related to the integration of Warnaco’s operations into PVH will be greater than expected;

•	the ability of PVH to retain and hire key personnel;

•	the loss of business partners as a result of such partners deciding not to do business with PVH after the merger;

•	the timing, success and overall effects of competition from a wide variety of competitors;

•

that in connection with the merger, PVH intends to borrow significant amounts, which may result in it becoming highly leveraged, and will have to use a significant portion of its cash flows to service such indebtedness, as a result of which PVH might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past;

•	the outcome of pending litigation, including litigation relating to the merger agreement, that could delay or impede the completion of the merger;

•	changes in the future cash requirements of PVH following the merger, whether caused by unanticipated increases in capital expenditures, increases in pension funding requirements or otherwise;

•	changes in laws and regulations applicable to Warnaco and/or PVH; and

•	general market, labor and economic and related uncertainties.

Due to these risks and uncertainties, there can be no assurances that the results anticipated by the forward-looking statements of PVH or the forecasts or other forward-looking statements of Warnaco will occur, that their respective judgments or assumptions will prove correct or that unforeseen developments will not occur. Accordingly, you are cautioned not to place undue reliance upon any forecasts or other forward-looking statements of PVH or Warnaco, which speak only as of the date made. PVH and Warnaco undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

THE COMPANIES

Warnaco

The Warnaco Group, Inc.

501 Seventh Avenue

New York, New York 10018

(212) 287-8000

Warnaco, a Delaware corporation organized in 1986, designs, sources, markets, licenses and distributes a broad line of intimate apparel, sportswear and swimwear products worldwide. Warnaco’s products are sold under several highly recognized brand names, including, but not limited to, Calvin Klein, Speedo, Chaps, Warner’s and Olga.

Warnaco’s products are distributed domestically and internationally, primarily to wholesale customers through various distribution channels, including major department stores, independent retailers, chain stores, membership clubs, specialty, off-price and other stores, mass merchandisers and the internet. In addition, Warnaco distributes its branded products through dedicated retail stores, and as of September 29, 2012, Warnaco operated 1,851 Calvin Klein retail stores worldwide (consisting of 287 full price free-standing stores, 122 outlet free-standing stores, 1,441 shop-in-shop/concession stores and, in the United States, one on-line Calvin Klein Underwear store, CKU.com) and one on-line swimwear store, SpeedoUSA.com. There were also 664 Calvin Klein retail stores operated by third parties under retail licenses or franchise and distributor agreements. For 2011, approximately 40.3% of Warnaco’s net revenues were generated from domestic sales and approximately 59.7% were generated from international sales. In addition, approximately 71.1% of net revenues were generated from sales to customers in the wholesale channel and approximately 28.9% of net revenues were generated from customers in the direct-to-consumer channel.

Warnaco owns and licenses a portfolio of highly recognized brand names. The trademarks owned or licensed in perpetuity by Warnaco generated approximately 47% of Warnaco’s net revenues during 2011. Brand names Warnaco licenses for a term generated approximately 53% of its revenues during 2011. Owned brand names and brand names licensed for extended periods (at least through 2044) accounted for over 90% of Warnaco’s net revenues in 2011. Warnaco’s highly recognized brand names have been established in their respective markets for extended periods and have attained a high level of consumer awareness.

Shares of Warnaco common stock currently trade on the NYSE under the stock symbol “WRC.” Additional information about Warnaco and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 122.

PVH

PVH Corp.

200 Madison Avenue

New York, New York 10016

(212) 381-3500

PVH is one of the world’s largest apparel companies, with a heritage dating back over 130 years. PVH’s brand portfolio consists of nationally and internationally recognized brand names, including the global designer lifestyle brands Calvin Klein and Tommy Hilfiger, as well as Van Heusen, IZOD, Bass, ARROW and Eagle, which are owned brands, and Geoffrey Beene, Kenneth Cole New York, Kenneth Cole Reaction, Sean John, JOE Joseph Abboud, MICHAEL Michael Kors, Michael Kors Collection, Chaps, Donald J. Trump Signature Collection, DKNY, Elie Tahari, Nautica, Ted Baker, J. Garcia, Claiborne, Robert Graham, Ike Behar, John Varvatos, U.S. POLO ASSN., Axcess and Jones New York, which are licensed, as well as various other licensed and private label brands. PVH designs and markets branded dress shirts, neckwear, sportswear and, to a lesser extent, footwear, underwear and other related products. Additionally, PVH licenses its owned brands over a broad range of products. PVH markets its brands globally at multiple price points and across multiple channels of distribution, allowing it to provide products to a broad range of consumers, while minimizing competition among its brands and reducing its reliance on any one demographic group, merchandise preference, distribution channel or geographic region. PVH’s directly operated businesses in North America consist principally of wholesale dress furnishings sales under its owned and licensed brands; wholesale men’s sportswear sales under its Calvin Klein, Tommy Hilfiger, Van Heusen, IZOD and ARROW brands; and the operation of retail stores, principally in outlet malls, under its Calvin Klein, Tommy Hilfiger, Van Heusen, IZOD and Bass brands. PVH’s directly operated businesses outside of North America consist principally of its Tommy Hilfiger International wholesale and retail business in Europe and Japan and its Calvin Klein dress furnishings and wholesale collection businesses in Europe. PVH’s licensing activities, principally its Calvin Klein business, diversify its business model by providing it with a sizeable base of profitable licensing revenues.

PVH aggregates its segments into three main businesses: (1) Tommy Hilfiger, which consists of the Tommy Hilfiger North America and Tommy Hilfiger International segments; (2) Calvin Klein, which consists of the Calvin Klein Licensing segment (including the Calvin Klein Collection business, which it operates directly in support of the global licensing of the Calvin Klein brands) and the Other (Calvin Klein Apparel) segment, which is comprised of the Calvin Klein dress furnishings, sportswear and outlet retail divisions; and (3) Heritage Brand, which consists of the Heritage Brand Wholesale Dress Furnishings, Heritage Brand Wholesale Sportswear and Heritage Brand Retail segments.

PVH’s revenue reached a record $5.891 billion in 2011, approximately 40% of which was generated internationally. PVH’s global designer lifestyle brands, Tommy Hilfiger and Calvin Klein, together generated approximately 70% of PVH’s revenue during 2011.

Additional information about PVH and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 122.

Wand Acquisition Corp.

Wand Acquisition Corp., a wholly owned subsidiary of PVH, is a Delaware corporation formed on October 24, 2012 for the purpose of effecting the merger. Upon completion of the merger, Wand Acquisition Corp. will be merged with and into Warnaco and the name of the resulting company will be The Warnaco Group, Inc.

Wand Acquisition Corp. has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger.

THE WARNACO SPECIAL MEETING

Proxy Statement/Prospectus

This proxy statement/prospectus is being furnished to Warnaco stockholders in connection with the solicitation of proxies by the Warnaco board of directors in connection with the special meeting.

This proxy statement/prospectus and the enclosed proxy card(s) are first being sent to Warnaco stockholders on or about January 15, 2013.

Date, Time and Place

The Warnaco special meeting is scheduled to be held at 9:30 a.m., local time, on February 13, 2013, at Warnaco’s offices, 501 Seventh Avenue, New York, New York 10018.

Purpose of the Warnaco Special Meeting

The Warnaco special meeting is being held:

Proposal 1.	to adopt the merger agreement, pursuant to which Wand Acquisition Corp. will be merged with and into Warnaco, and Warnaco will become a wholly owned subsidiary of PVH;

Proposal 2.	to approve, on a (non-binding) advisory basis, the compensation to be paid to Warnaco’s named executive officers that is based on or otherwise relates to the merger, as discussed under the section entitled “The Merger—Interests of Warnaco’s Directors and Executive Officers in the Merger—Golden Parachutes” beginning on page 59; and

Proposal 3.	to vote upon an adjournment of the special meeting if necessary or appropriate in the view of the Warnaco board of directors to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of such adjournment to adopt the merger agreement.

If the merger is completed, each outstanding share of Warnaco common stock (other than excluded shares) will be converted into the right to receive (1) 0.1822 of a share of PVH common stock, and (2) $51.75 in cash, with cash paid in lieu of fractional shares of PVH common stock.

Recommendations of the Warnaco Board of Directors

The Warnaco board of directors has determined that entering into the merger agreement was in the best interests of Warnaco and its stockholders and declared the merger agreement advisable.

The Warnaco board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve the merger-related compensation for named executive officers, and “FOR” the adjournment proposal.

Record Date; Stock Entitled to Vote

Only holders of record of shares of Warnaco common stock at the close of business on January 14, 2013 are entitled to notice of, and to vote at, the Warnaco special meeting and at any adjournment of the meeting. We refer to this date as the record date for the Warnaco special meeting. A complete list of stockholders of record of Warnaco entitled to vote at the Warnaco special meeting will be available for the 10 days before the Warnaco special meeting at Warnaco’s executive offices and principal place of business at 501 Seventh Avenue, New York, New York 10018 for inspection by stockholders of Warnaco during ordinary business hours for any purpose germane to the Warnaco special meeting. The list will also be available at the Warnaco special meeting for examination by any stockholder of Warnaco of record present at the special meeting.

As of the record date, the directors and executive officers of Warnaco as a group owned and were entitled to vote 963,926 shares of the common stock of Warnaco, or approximately 2% of the shares of Warnaco common stock of Warnaco on that date. Warnaco currently expects that its directors and executive officers will vote their shares in favor of adoption of the merger agreement, but none of Warnaco’s directors or executive officers have entered into any agreement obligating them to do so.

Quorum

A quorum is necessary to hold a valid special meeting of Warnaco stockholders. A quorum will be present at the Warnaco special meeting if the holders of a majority of the outstanding shares of the common stock of Warnaco entitled to vote on the record date are present, in person or by proxy. If a quorum is not present at the Warnaco special meeting, Warnaco expects the presiding officer to adjourn the special meeting in order to solicit additional proxies. Abstentions and broker non-votes (as described below), if any, will be counted as present for purposes of determining whether a quorum is present.

Required Vote

The adoption of the merger agreement requires the affirmative vote of holders of a majority of the shares of common stock of Warnaco issued and outstanding as of the close of business on the record date. The proposal to approve the merger-related compensation for named executive officers and the adjournment proposal each require the affirmative vote of holders of a majority of the shares of Warnaco common stock present in person or by proxy at the special meeting.

Your failure to vote, in the case you are the record holder of shares, or instruct your broker to vote, in the case you hold shares in street name, will have the same effect as a vote against the proposal to adopt the merger agreement, but, except in the case of any broker non-votes, will have no effect on the proposal to approve the merger-related compensation for named executive officers or the adjournment proposal.

Abstentions and Broker Non-Votes

In accordance with the rules of the NYSE, brokers who hold shares of Warnaco common stock in street name for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to non-routine matters, such as the proposal to adopt the merger agreement, the proposal to approve the merger-related compensation for named executive officers and the adjournment proposal. As a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares.

Your failure to instruct your broker to vote is considered a broker non-vote with respect to a particular proposal only when a broker has discretionary authority to vote on at least one other proposal. Because brokers do not have authority to exercise voting discretion with respect to the proposal to adopt the merger agreement, the proposal to approve the merger-related compensation for named executive officers and the adjournment proposal, there will not be any broker non-votes at the Warnaco special meeting in the absence of any additional matter coming before such meeting as to which brokers have discretionary authority. See “Other Matters” on page 122.

Your abstention from voting and broker non-votes, if any, will have the same effect as a vote against the proposal to adopt the merger agreement, the proposal to approve the merger-related compensation for named executive officers and the adjournment proposal.

Voting at the Special Meeting

Whether or not you plan to attend the Warnaco special meeting, please promptly vote your shares of Warnaco common stock by proxy to ensure your shares are represented at the meeting. You may also vote in person at the Warnaco special meeting.

Voting in Person

If you plan to attend the Warnaco special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares of Warnaco common stock are held in street name, which means your shares of Warnaco common stock are held of record by a broker, bank or other nominee, and you wish to vote at the Warnaco special meeting, you must bring to the Warnaco special meeting a proxy from the record holder (your broker, bank or nominee) of the shares of Warnaco common stock authorizing you to vote at the Warnaco special meeting.

Voting by Proxy; Voting Instructions

Stockholders of Record: You should vote your proxy even if you plan to attend the Warnaco special meeting. You can always change your vote at the Warnaco special meeting.

Your enclosed proxy card includes specific instructions for voting your shares of Warnaco common stock. Warnaco’s electronic voting procedures are designed to authenticate your identity and to ensure that your votes are accurately recorded. When the accompanying proxy is returned properly executed, the shares of Warnaco common stock represented by it will be voted at the Warnaco special meeting or any adjournment thereof in accordance with the instructions contained in the proxy.

If you return your signed proxy card without indicating how you want your shares of Warnaco common stock to be voted with regard to a particular proposal, your shares of Warnaco common stock will be voted in favor of each such proposal. Proxy cards that are returned without a signature will not be counted as present at the Warnaco special meeting and cannot be voted.

Shares Held in Street Name: If your shares of Warnaco common stock are held in street name through a broker, bank or other nominee, you have received a separate voting instruction card in lieu of a proxy card and you must follow those instructions in order to vote.

Shares Held in Employee Savings Plan: If you hold Warnaco shares indirectly in the Warnaco savings plan, you have the right to direct the Warnaco trustee how to vote your shares as described in the voting materials sent to you by the Warnaco trustee.

Revocation of Proxies or Voting Instructions

You have the power to revoke your proxy at any time before your proxy is voted at the Warnaco special meeting. You can revoke your proxy or voting instructions in one of four ways:

•	you can grant a new, valid proxy bearing a later date;

•	you can send a signed notice of revocation;

•

if you are a holder of record of Warnaco common stock on the record date for the Warnaco special meeting, you can attend the Warnaco special meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given; or

•

if your shares of Warnaco common stock are held in an account with a broker, bank or other nominee, you must follow the instructions on the voting instruction card you received in order to change or revoke your instructions.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by Warnaco’s Corporate Secretary at 501 Seventh Avenue, New York, New York 10018 no later than the beginning of the Warnaco special meeting.

Solicitation of Proxies

In accordance with the merger agreement, the cost of proxy solicitation for the Warnaco special meeting will be borne by Warnaco. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Warnaco, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Warnaco will also request brokers, banks and nominees to forward proxy materials to the beneficial owners of shares of Warnaco common stock held of record on the record date, the cost of which will be borne by Warnaco. Warnaco has retained Innisfree M&A Incorporated to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $25,000, plus reasonable expenses, for these services.

THE MERGER

Effects of the Merger

Upon completion of the merger, Wand Acquisition Corp. will merge with and into Warnaco. Warnaco will be the surviving corporation in the merger and will thereby become a wholly owned subsidiary of PVH.

In the merger, each outstanding share of Warnaco common stock (other than excluded shares) will be converted on the effective date of the merger into the right to receive (1) 0.1822 of a share of PVH common stock, and (2) $51.75 in cash. Cash will be paid in lieu of any fractional shares of PVH common stock.

See “Comparison of Rights of Stockholders of PVH and Warnaco” beginning on page 104 for a summary of the material differences between the rights of holders of PVH common stock and the rights of holders of Warnaco common stock.

Background of the Merger

Warnaco and PVH have from time to time considered the possibility of a business combination transaction involving the two companies, based on Warnaco’s and PVH’s substantial business relationship and shared interest as co-beneficial owners of the Calvin Klein trademarks. Warnaco is party to numerous license agreements with a subsidiary of PVH to develop, manufacture and market jeanswear and related products under the Calvin Klein Jeans trademark, which is beneficially owned by PVH. In addition, Warnaco is the beneficial owner of the Calvin Klein trademark for men’s, women’s and children’s underwear, intimate apparel, loungewear and sleepwear, and pays PVH an administration fee based on Warnaco’s worldwide sales of such products under an administration agreement.

Warnaco and PVH periodically had discussions concerning a possible transaction between the two companies over the period from October 2005 to January 2010. None of these discussions resulted in the parties engaging in any substantive negotiations regarding a business combination or similar transaction.

On June 18, 2012, during a business lunch between Helen McCluskey, President and Chief Executive Officer of Warnaco, and Emanuel Chirico, Chairman and Chief Executive Officer of PVH, Mr. Chirico expressed PVH’s strong interest in acquiring Warnaco at a price of $62.00 per share of Warnaco common stock. Later that same day, Ms. McCluskey received a letter from Mr. Chirico confirming their earlier discussion and setting forth PVH’s proposal to acquire 100% of Warnaco’s outstanding common stock at a price of $62.00 per share, payable in a combination of $46.50 in cash and a fraction of a share of PVH common stock worth $15.50 (representing a 43% premium to the closing stock price of Warnaco common stock on June 15, 2012 (the last trading day prior to the lunch)) and a 41% premium to the average closing stock price of Warnaco common stock over the trailing 30-calendar day period). In the letter, Mr. Chirico indicated that the PVH board of directors believed that a combination of Warnaco and PVH had tremendous strategic and financial merit and represented a unique opportunity to reunite the Calvin Klein brand. He further indicated that PVH was confident that there would be no significant impediments to consummating a transaction expeditiously. PVH’s proposal was conditioned on the completion of due diligence and the negotiation and execution of a definitive merger agreement. Mr. Chirico’s letter indicated that PVH had engaged Peter J. Solomon Company L.P., which we refer to as PJSC, as its financial advisor and Wachtell, Lipton, Rosen & Katz, which we refer to as Wachtell, as its legal counsel.

On June 25, 2012, the Warnaco board of directors met with members of Warnaco’s management and representatives of Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to as Skadden, its outside legal counsel, and J.P. Morgan, its financial advisor, to discuss PVH’s June 18, 2012 proposal. At the meeting, Skadden made a presentation to the Warnaco board of directors regarding the board’s fiduciary duties and role in considering and responding to PVH’s proposal. J.P. Morgan then presented a brief summary of past discussions between Warnaco and PVH, as well as an overview and preliminary analysis of PVH’s June 18, 2012 proposal.

Following the presentations, the Warnaco board of directors determined that its evaluation of PVH’s proposal would benefit from a review of Warnaco’s updated long-term strategic plan (which was not yet available). The Warnaco board of directors instructed Ms. McCluskey to respond to Mr. Chirico accordingly.

On June 28, 2012, Ms. McCluskey called Mr. Chirico (and, following the call, confirmed the substance of the call in a letter delivered to Mr. Chirico) to indicate that, in light of the fact that Warnaco was in the middle of its annual strategic planning and had scheduled an offsite meeting in mid-July to discuss Warnaco’s long-term strategic plan, the Warnaco board of directors would not be in a position to respond to PVH’s proposal at that time, but anticipated that it would be able to do so by the end of July 2012.

On July 6, 2012, Mr. Chirico sent a letter to Ms. McCluskey responding to her June 28, 2012 letter in which he expressed a desire to meet in person the following week to discuss further the timing of Warnaco’s anticipated response to PVH’s proposal. Accordingly, Ms. McCluskey and Mr. Chirico met on July 11, 2012.

On July 19, 2012, in response to a follow-up email from Mr. Chirico, Ms. McCluskey sent Mr. Chirico an email indicating that Warnaco management was participating in offsite meetings and was updating Warnaco’s strategic plan with a view to reaching a decision as to PVH’s proposal. Additionally, Ms. McCluskey confirmed that Warnaco’s board meeting to consider PVH’s proposal was scheduled for July 31, 2012 and that she expected to respond to PVH’s proposal shortly thereafter.

Warnaco executed an engagement letter with J.P. Morgan, dated as of July 30, 2012, memorializing the terms of J.P. Morgan’s engagement as Warnaco’s exclusive financial advisor in connection with a potential transaction with PVH.

On July 31, 2012, the Warnaco board of directors held a meeting at Skadden’s offices with members of Warnaco’s management and representatives of J.P. Morgan and Skadden to further discuss PVH’s June 18, 2012 proposal and the subsequent communications between Ms. McCluskey and Mr. Chirico, as well as certain other strategic alternatives that may be available to Warnaco. At the meeting, members of Warnaco’s management presented the updated strategic plan to the Warnaco board of directors. Skadden then provided an update to the Warnaco board of directors regarding the board’s fiduciary duties. J.P. Morgan then made a presentation to the Warnaco board of directors, which included, among other things, a review of recent developments in the market and the relative valuation and performance of Warnaco and PVH, a discussion and analysis of Warnaco’s standalone plan, including the potential impact of certain alternative strategic acquisitions, and a preliminary valuation analysis of Warnaco under various scenarios and based on different methodologies, including discounted cash flow, precedent transaction and trading multiple analyses. J.P. Morgan also reviewed certain preliminary valuation analyses regarding PVH and discussed the potential for Warnaco’s stockholders to participate in the continued appreciation of PVH’s common stock following consummation of the merger, including due to potential positive market reaction to a transaction. J.P. Morgan also reviewed, on a preliminary basis, the potential transaction implications to PVH of an acquisition, including the positive impact on projected earnings per share. Following the presentations by Skadden and J.P. Morgan, and after careful review and deliberation, the Warnaco board of directors unanimously determined that PVH’s June 18, 2012 proposal was inadequate and directed Ms. McCluskey to reject the proposal, but also to indicate to PVH that Warnaco’s board would be prepared to engage in merger discussions if PVH were to raise significantly the price it had proposed.

Accordingly, on August 1, 2012, Ms. McCluskey called Mr. Chirico (and, following the call, confirmed the substance of the call in a letter delivered to Mr. Chirico) to indicate that the Warnaco board of directors had concluded unanimously, after consultation with its financial advisor and legal counsel, to reject PVH’s June 18, 2012 proposal. However, Ms. McCluskey’s letter indicated that the Warnaco board of directors would consider engaging in discussions with PVH subject to a significant price increase and certain other conditions, and that the Warnaco board of directors had instructed J.P. Morgan to contact PJSC to outline the parameters under which Warnaco would be prepared to discuss a possible transaction.

On August 2, 2012, Mr. Chirico called Ms. McCluskey in response to her August 1, 2012 letter. Mr. Chirico indicated, among other things, that, in connection with PVH’s consideration of an increased proposal, PVH wished to arrange a series of meetings with Warnaco to discuss the general state of the Warnaco business and potential transaction synergies. During that conversation, Mr. Chirico also indicated that the PVH board of directors needed guidance from the Warnaco board of directors as to the price at which the Warnaco board of directors would be willing to consider a transaction with PVH.

On August 7, 2012, representatives of PVH, Warnaco, PJSC and J.P. Morgan met in-person to provide PVH with an update on Warnaco’s earnings for the second quarter of fiscal 2012, which had been announced the previous day.

On August 8, 2012, representatives of J.P. Morgan met with representatives of PJSC at the offices of PJSC to discuss certain trends and other preliminary financial information for Warnaco.

On August 9, 2012, representatives of PVH and Warnaco held a conference call to review Warnaco’s earnings for the second quarter of fiscal 2012 and, on August 10, 2012, representatives of PVH, PJSC, Warnaco and J.P. Morgan held a meeting at Wachtell’s offices, to discuss, among other things, certain limited information regarding Warnaco’s business as well as potential transaction synergies. Following the August 10, 2012 meeting, representatives of PJSC contacted representatives of J.P. Morgan to indicate that PVH would follow-up with a revised proposal after the next meeting of the PVH board of directors in the last week of August.

On August 29, 2012, following the meeting of the PVH board of directors, representatives of PJSC had a call with representatives of J.P. Morgan during which PJSC conveyed a revised proposal by PVH to acquire Warnaco at an increased price of $66.00 per share of Warnaco common stock, consisting of $49.50 in cash and 0.1767 of a share of PVH common stock.

On August 31, 2012, Mr. Chirico delivered a letter to Ms. McCluskey confirming PVH’s revised proposal to acquire 100% of Warnaco’s outstanding shares of common stock for a per share consideration of $49.50 in cash and 0.1767 of a share of PVH common stock (representing approximately $66.00 per Warnaco share, and representing a 51% premium to the closing stock price of Warnaco common stock on June 15, 2012 and a 31% premium to the closing stock price of Warnaco common stock on August 28, 2012). The other material terms of the proposal remained substantially as outlined in Mr. Chirico’s June 18, 2012 letter.

On September 5, 2012, the Warnaco board of directors met with management and representatives of J.P. Morgan and Skadden to review the revised proposal from PVH. At the meeting, the Warnaco board of directors determined that PVH’s revised proposal was inadequate.

On September 6, 2012, representatives of J.P. Morgan and PJSC had a call to discuss PVH’s most recent proposal. During the call, representatives of J.P. Morgan relayed the Warnaco board of directors’ view as to PVH’s revised proposal, and PJSC asked J.P. Morgan to relay a request to the Warnaco board of directors for a specific per share transaction price at which Warnaco would be prepared to engage in negotiations with PVH. J.P. Morgan and PJSC also discussed commencement of a staged due diligence process, in which Warnaco would grant PVH access to limited confidential information to support Warnaco’s view that a higher transaction price was appropriate in advance of more extensive due diligence access.

On September 7, 2012, Mr. Chirico called Ms. McCluskey and expressed concern regarding the progress of the parties’ discussions regarding a potential transaction. Mr. Chirico also reiterated the request from PJSC that the Warnaco board of directors propose to PVH a per share transaction price at which Warnaco would be prepared to engage with PVH. Mr. Chirico noted that he hoped to receive Warnaco’s response in advance of a scheduled September 10, 2012 PVH board meeting.

On September 9, 2012, the Warnaco board of directors held a telephonic meeting with management and representatives of J.P. Morgan and Skadden to discuss the communications between the parties’ financial advisors and the September 7, 2012 phone conversation between Ms. McCluskey and Mr. Chirico. Following discussions with its advisors and after careful deliberations, the Warnaco board of directors determined that it would be willing to support a transaction with PVH at a price of $70.00 per Warnaco share and authorized Ms. McCluskey to communicate that view to Mr. Chirico.

Accordingly, on September 10, 2012, Ms. McCluskey sent a letter to Mr. Chirico rejecting PVH’s August 31, 2012 proposal, but indicating that the Warnaco board of directors would be willing to support a transaction with PVH at a price of $70.00 per share of Warnaco common stock. The letter also indicated that, at such price, Warnaco would allow PVH to proceed with confirmatory due diligence and would begin negotiation of a customary merger agreement. The letter further indicated that Warnaco expected to conduct due diligence on PVH, in light of the stock portion of the consideration.

Following the receipt of the September 10, 2012 letter, Mr. Chirico called Ms. McCluskey to indicate that PVH was not prepared to propose a $70.00 per share price and, moreover, that PVH would not revise its previous $66.00 per share proposal without conducting additional due diligence. Representatives of PJSC also contacted representatives of J.P. Morgan to relay the same message. Warnaco thereafter agreed that, upon execution of a confidentiality agreement, it would provide PVH with a limited set of diligence information for the purpose of PVH determining whether the price of its proposal could be increased. It was further agreed that management of Warnaco and PVH would meet in person on September 11 and 12, 2012 at Wachtell’s offices to discuss certain matters concerning the proposed transaction.

On September 10, 2012, representatives of Skadden sent a confidentiality agreement to Wachtell. On September 11, 2012, following negotiations between representatives of Wachtell and Skadden regarding certain provisions of the confidentiality agreement, Warnaco and PVH executed the confidentiality agreement. On September 11 and 12, 2012, certain members of Warnaco’s and PVH’s management, as well as their respective advisors, met in person to discuss, among other things, potential transaction synergies and expected one-time costs in connection with a transaction, as well as certain information regarding Warnaco’s financial performance. At these meetings, management of Warnaco and PVH reviewed certain limited projections for Warnaco.

On September 14, 2012, representatives of PJSC conveyed to representatives of J.P. Morgan a revised proposal by PVH of $67.50 per share of Warnaco common stock, with 75% of the purchase price in the form of cash and 25% of the purchase price in the form of PVH common stock.

On September 16, 2012, the Warnaco board of directors held a telephonic meeting with management and representatives of J.P. Morgan and Skadden to review PVH’s revised September 14, 2012 proposal. At the meeting, the Warnaco board of directors determined that PVH’s increased purchase price of $67.50 per share remained inadequate and instructed Ms. McCluskey to indicate to PVH that Warnaco would be willing to proceed on the basis of a proposal valued at $69.00 per share of Warnaco common stock with up to 25% of the purchase price payable in the form of PVH common stock.

On September 19, 2012, during a phone conversation, Ms. McCluskey conveyed to Mr. Chirico that the Warnaco board of directors was willing to support a transaction with PVH at price of $69.00 per share of Warnaco common stock with up to 25% of the purchase price payable in the form of PVH common stock, subject to the parties’ completion of reciprocal due diligence and the negotiation of a mutually acceptable merger agreement.

On September 21, 2012, Mr. Chirico called Ms. McCluskey and conveyed a proposal to acquire Warnaco for $69.00 per share of Warnaco common stock, with at least 75% of the purchase price to be paid in cash and the stock component of the merger consideration to be valued using the 20-day average price for the period immediately preceding the execution of the merger agreement. Mr. Chirico further indicated that, in connection with this revised proposal, PVH reserved the right, prior to execution of a definitive merger agreement, to adjust the cash / stock mix to include a higher percentage of cash. Thereafter, the parties tentatively agreed to proceed with due diligence and negotiation of a mutually acceptable definitive merger agreement on the basis outlined by Mr. Chirico.

On September 21, 2012, PJSC distributed business and legal due diligence request lists to J.P. Morgan. Over the next several weeks, management of PVH, together with its advisors, conducted a due diligence investigation of Warnaco, including by accessing an online data room that was established by representatives of Warnaco and through numerous meetings and conference calls with representatives of Warnaco management and its advisors.

On September 28, 2012, Wachtell delivered to Skadden an initial draft merger agreement. During the next several weeks, representatives of Skadden and Wachtell, together with members of senior management of Warnaco and PVH, negotiated the terms of the merger agreement, exchanging numerous drafts of the merger agreement and participating in telephone conference calls and in-person meetings to resolve open issues. During this time, representatives of Warnaco, PVH and their respective advisors also continued their due diligence investigations.

On October 12, 2012, representatives of PVH’s financing sources began to conduct due diligence on Warnaco and PVH.

On October 18, 2012, PVH confirmed that based on its due diligence investigation, its board of directors continued to support a transaction on the terms previously outlined by Mr. Chirico on September 21, 2012.

On October 29, 2012, the Warnaco board of directors met in person and by telephone with management and representatives of Skadden and J.P. Morgan. At the meeting, representatives of Skadden reviewed with the Warnaco board of directors the board’s fiduciary duties. J.P. Morgan then reviewed and discussed with the Warnaco board of directors its analysis of the transaction, and delivered its oral opinion to Warnaco’s board of directors, which was subsequently confirmed by delivery of a written opinion, dated October 29, 2012 (which opinion is attached to this proxy statement / prospectus as Annex B), to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the merger consideration to be received by holders of Warnaco common stock was fair to such holders from a financial point of view. In addition, representatives of Skadden presented a summary of certain material terms of the merger agreement. Following additional discussion and deliberation, the Warnaco board of directors unanimously (1) approved the execution, delivery and performance of the merger agreement, (2) determined that entering into the merger agreement was in the best interests of Warnaco and its stockholders, (3) declared the merger agreement advisable and (4) recommended that stockholders adopt the merger agreement.

Later that evening, the PVH board of directors also met telephonically, in the culmination of a series of meetings concerning the transaction, with members of PVH management and representatives of PJSC and Wachtell participating. The board also received a presentation from one of the banks leading its proposed financing for the transaction. At that meeting, the PVH board of directors was advised of its fiduciary duties and considered numerous facets of the transaction. At the conclusion of that meeting, the PVH board of directors voted unanimously to approve all matters presented to it, including (1) a determination that entering into the merger agreement was advisable to, and in the best interests of, PVH and its stockholders, and (2) the approval of the execution, delivery and performance of the merger agreement and the financing commitment letter.

Later that night, Warnaco and PVH executed the merger agreement. U.S. financial markets were closed on October 29 and 30, 2012 due to Hurricane Sandy. On October 31, 2012, Warnaco and PVH issued a joint press release announcing the transaction.

Warnaco’s Reasons for the Merger and Recommendation of the Warnaco Board of Directors

In reaching its conclusion that the merger agreement is advisable and in the best interests of Warnaco and its stockholders, the Warnaco board of directors consulted with management of Warnaco, as well as Warnaco’s legal and financial advisors, and considered the following factors, each of which the Warnaco board of directors viewed as being generally positive or favorable and supporting its conclusion:

•	Merger Consideration. The Warnaco board of directors considered a number of factors related to the merger consideration. In particular, the Warnaco board of directors considered the following:

•

Implied Value; Historical Trading Prices. The Warnaco board of directors concluded that the implied value of the merger consideration of $69.00 per share (with the stock portion of the merger consideration valued based on the average closing price of PVH common stock for the 20-trading day period ending October 26, 2012), represented an attractive valuation for Warnaco. This implied value of the merger consideration represented a premium of approximately 36% to the closing price per share of Warnaco common stock of $50.88 on October 26, 2012, the last trading day prior to the Warnaco board of directors’ approval of the merger, and a premium of approximately 33% to the average closing price of Warnaco common stock of $51.83 for the one-month period ending October 26, 2012.

•

Significant Portion of Merger Consideration in Cash. The Warnaco board of directors considered that most of the merger consideration would be paid in cash, giving Warnaco stockholders an opportunity to realize certain value for a significant portion of their investment immediately upon the completion of the merger. Moreover, those Warnaco stockholders (other than any such stockholder deemed an affiliate of PVH following consummation of the merger) who desire to receive all cash for their shares of Warnaco common stock will be permitted to sell any shares of PVH common stock received as merger consideration without restriction, at the then-current market price of PVH common stock.

•

Participation in Potential Upside Through Stock Portion of Merger Consideration. The Warnaco board of directors considered that a portion of the merger consideration will be paid in shares of PVH common stock and, as a result, Warnaco stockholders would have the opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of PVH common stock following the merger should they decide to retain the PVH common stock payable in the merger. On that basis, the Warnaco board of directors considered information relating to PVH, PVH’s strategic rationale for the merger and the prospects of the combined company following the merger. In particular, the Warnaco board of directors noted that the merger would allow the combined company to have direct global control of the Calvin Klein brand and present an opportunity for accelerated growth. In addition, the Warnaco board of directors also noted that the combined company would have an enhanced competitive position, increased diversity and depth in its product lines, the potential to realize significant cost savings and revenue synergies, and an enhanced geographic footprint. The Warnaco board of directors also considered the scope of the due diligence investigation of PVH conducted by Warnaco’s senior management and outside advisors and evaluated the results thereof and information available to it related to PVH.

•

Extensive Negotiations with PVH. The Warnaco board of directors considered the benefits that Warnaco was able to obtain as a result of extensive negotiations with, and provision of due diligence materials and information to, PVH, including a significant increase in PVH’s proposal from the time of its initial proposal on June 18, 2012.

•

Financial Condition and Stand-Alone Prospects of Warnaco. The Warnaco board of directors considered Warnaco’s business, financial condition and the results of operations, as well as Warnaco’s long-range strategic plan and its prospects as a stand-alone company. In particular, the Warnaco board of directors considered the following:

•	Market and Execution Risks. The Warnaco board of directors considered the risks associated with continuing as an independent company. In particular, the Warnaco board of directors considered potential market and execution risks associated with Warnaco’s long-range strategic plan and the fact that Warnaco’s operating performance could be adversely affected by macroeconomic factors beyond its control, especially in Europe and Asia.

•

Uncertainty of Forecasts. The Warnaco board of directors was aware of the inherent uncertainty of attaining management’s internal financial projections, including those set forth in the section entitled “—Warnaco Unaudited Prospective Financial Information” beginning on page 52, and that as a result Warnaco’s actual financial results in future periods could differ materially from management’s forecasted results, including those set forth in the long-range strategic plan.

•

Consideration of Acquisition Opportunities. From time to time prior to the Warnaco board of directors’ consideration of PVH’s merger proposal, Warnaco management had analyzed potential strategic acquisition opportunities. However, in each such instance, Warnaco management’s analysis was in its early stages, without the benefit of having conducted a customary due diligence review, and, to the extent there had been discussions with a proposed counterparty, they were preliminary and had not progressed to the point where there was an agreement as to price or any other material term. Accordingly, the Warnaco board of directors did not view any such potential acquisition opportunities as viable alternatives to the merger. Moreover, the Warnaco board of directors believed that those acquisition opportunities previously identified, as well as any that might be identified in the future, would not necessarily create the immediate enhancement in value for Warnaco stockholders presented by the merger, and that, in all events, such acquisitions involved substantial risks, including execution risk and risks relating to integration of any acquired businesses.

•

Opinion of Financial Advisor. The Warnaco board of directors considered the oral opinion of J.P. Morgan (which was subsequently confirmed by delivery of J.P. Morgan’s written opinion) that, as of that date, and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by J.P. Morgan as set forth therein, the merger consideration was fair, from a financial point of view, to the holders of the shares of Warnaco common stock, as more fully described below under the heading “The Merger—Opinion of J.P. Morgan” beginning on page 39. The full text of the J.P. Morgan opinion, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by J.P. Morgan, is attached as Annex B to this proxy statement/prospectus.

•

Terms of the Merger Agreement. The Warnaco board of directors reviewed and considered the terms of the merger agreement, including the parties’ respective representations, warranties and covenants, the conditions to their respective obligations to complete the merger and their ability to terminate the merger agreement. See “The Merger Agreement” beginning on page 82 for a detailed discussion of the terms and conditions of the merger agreement. In particular, the Warnaco board of directors considered the following:

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Conditions to Completion of the Merger; Likelihood of Closing. The Warnaco board of directors considered the reasonable likelihood of the completion of the merger, including the obligations of the parties to use reasonable best efforts to obtain required approvals.

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Absence of Financing Condition. The Warnaco board of directors considered that PVH’s obligations pursuant to the merger agreement are not subject to any financing condition or similar contingency based on PVH’s ability to obtain financing, that, if PVH were unable to obtain financing, Warnaco’s remedies against PVH would not be limited, that Warnaco would be entitled to specifically enforce the merger agreement, including the obligation of PVH to consummate the merger, regardless of the availability or terms of PVH’s financing, and that PVH made representations and warranties in the merger agreement regarding its ability to have funds available to it to complete the transactions contemplated by the merger agreement. The Warnaco board of directors also considered the terms of the financing commitments obtained by PVH in connection with the execution of the merger agreement. For additional information on PVH’s financing, see “—Description of the Debt Financing” beginning on page 46.

•

Unsolicited Acquisition Proposals and Ability to Change Recommendation. The Warnaco board of directors considered the provisions in the merger agreement that provide for the ability of the Warnaco board of directors, subject to the terms and conditions of the merger agreement, to enter into negotiations with or provide information to a person that has made an unsolicited acquisition proposal, to terminate the merger agreement to accept certain unsolicited acquisition proposals that are deemed superior to the PVH merger and/or to withdraw or modify, in certain circumstances, the Warnaco board of directors’ recommendation to Warnaco stockholders that they adopt the merger agreement. See “The Merger Agreement—No Solicitation of Alternative Proposals” beginning on page 84 and “The Merger Agreement—Change in Board Recommendation” beginning on page 87.

•

Termination Fee. The Warnaco board of directors considered that, in its view, the $100 million termination fee that could become payable pursuant to the merger agreement was comparable to termination fees in transactions of a similar size, was reasonable, and would not likely deter alternative acquisition proposals. See “The Merger Agreement—Effects of Termination; Expenses and Termination Fees” on page 89.

•

Appraisal Rights. The Warnaco board of directors considered the availability of appraisal rights in connection with the merger for holders of Warnaco common stock who properly exercise their rights under the DGCL. See “Appraisal Rights” beginning on page 117.

The Warnaco board of directors also identified and considered a number of countervailing factors and potential risks to Warnaco and its stockholders relating to the merger and the merger agreement, each of which the Warnaco board of directors viewed as being generally negative, including the following:

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Lack of Direct Ongoing Participation in Warnaco’s Potential Upside. The Warnaco board of directors considered that Warnaco stockholders would not have the opportunity to continue participating in Warnaco’s potentially significant upside as a stand-alone company, and would only participate in Warnaco’s upside indirectly as a part of the combined company if they retained the stock portion of the merger consideration following the effective time of the merger.

•

Fixed Stock Portion of Merger Consideration; Possibility of Adverse Effects on PVH’s Business. The Warnaco board of directors considered that, because the stock portion of the merger consideration provides for a fixed exchange ratio of shares of PVH common stock to Warnaco common stock, the implied value of the merger consideration would be adversely affected by a decrease in the trading price of PVH common stock during the pendency of the merger. The Warnaco board of directors considered the fact that the merger agreement does not provide Warnaco stockholders with price protection (such as a “collar”) with respect to the trading price of PVH common stock during the pendency of the merger. The Warnaco board of directors determined that this structure was appropriate and that this risk was acceptable given that a substantial portion of the merger consideration will be paid in a fixed cash amount, reducing the impact of any decline in the trading price of PVH common stock on the value of the merger consideration, and that the lack of a “collar” provision would also permit Warnaco stockholders to benefit fully from any increase in the trading price of PVH common stock during the pendency of the merger.

•

Potential Risk of Failure to Complete the Merger. The Warnaco board of directors considered the possibility that the merger may not be completed and the potential adverse consequences to Warnaco if the merger is not completed, including the potential impact on Warnaco’s stock price, the potential loss of customers and employees and potential erosion of third-party confidence in Warnaco. The Warnaco board of directors considered that such risks were mitigated by certain terms in the merger agreement, including: the absence of significant required third-party approvals (other than antitrust approvals and approval of the Warnaco stockholders); subject to certain limited exceptions, PVH’s obligations to take actions to obtain all required antitrust approvals; the absence of any financing condition to PVH’s obligations to complete the merger; and Warnaco’s ability to specifically enforce the merger agreement.

•

PVH Business Risks. The Warnaco board of directors considered that Warnaco stockholders would be subject to the execution risks associated with the combined company’s business operations if they retained the stock portion of the merger consideration following the effective time of the merger. These execution risks were different in part from the execution risks related to Warnaco as a stand-alone business. In this regard, the Warnaco board of directors considered that there were risks associated with execution risks were different in part from the execution risks related to Warnaco as a stand-alone business. In this regard, the Warnaco board of directors considered that there were risks associated with successful implementation of the combined company’s long term business plan and strategy, the combined company realizing the anticipated benefits of the merger on the timeline expected or at all and integration of Warnaco’s businesses with PVH’s business operations in an efficient manner. The Warnaco board of directors considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the merger and that, accordingly, Warnaco stockholders who retain the shares of PVH common stock received as a portion of the merger consideration would not fully realize these benefits.

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Lack of Alternative Transactions. The Warnaco board of directors considered that it was not aware of any potential alternative transactions that would be reasonably likely to deliver value to Warnaco stockholders in excess of the merger consideration. The Warnaco board of directors noted that PVH, in its capacity as Warnaco’s largest licensor under license agreements with Warnaco, would have certain rights to consent to an acquisition of Warnaco by a third party, thereby making it less likely that a third party would make an acquisition proposal for Warnaco. The Warnaco board of directors concluded that the merger consideration was the highest value that was reasonably available to Warnaco at the present time and that a more favorable opportunity to sell Warnaco was unlikely to arise in the future.

•

Termination Fee; Alternative Acquisition Proposals. The Warnaco board of directors considered the risk that, although Warnaco has the right under certain limited circumstances to enter into discussions or negotiations with a person that has made an unsolicited acquisition proposal, or to withdraw or modify the recommendation of the Warnaco board of directors to Warnaco stockholders that they adopt the merger agreement or to terminate the merger agreement, in each case, subject to certain restrictions imposed by the merger agreement, provisions of the merger agreement may have the effect of discouraging the making of acquisition proposals and making it less likely that the transactions related to such proposals would be negotiated or pursued, even if potentially more favorable to Warnaco stockholders than the merger. Among other things, the Warnaco board of directors considered the provisions of the merger agreement that, under specified circumstances, including those involving an alternative acquisition proposal or a change of the Warnaco board of directors’ recommendation, could require Warnaco to pay PVH a termination fee of $100 million (although, as noted above, the Warnaco board of directors believed that the size of such fee was reasonable and would not likely deter alternative acquisition proposals). See “The Merger Agreement—Effects of Termination; Expenses and Termination Fees” beginning on page 89 for further information regarding these provisions of the merger agreement and the termination fee.

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Interim Operating Covenants. The Warnaco board of directors considered the limitations imposed by the merger agreement on the conduct of Warnaco’s business during the pendency of the merger and the fact that these covenants may limit Warnaco’s ability to pursue business opportunities that may arise or take other actions it would otherwise take with respect to the operations of Warnaco during the pendency of the merger. See “The Merger Agreement—Conduct of Business” beginning on page 90.

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Merger Consideration Taxable. The merger is expected to be a taxable transaction for U.S. federal income tax purposes, and the receipt of PVH common stock and cash in exchange for Warnaco common stock in the merger will therefore generally be taxable to Warnaco common stockholders for U.S. federal income tax purposes. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 49.

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Diversion of Management. The Warnaco board of directors considered the possible diversion of management’s time and attention from Warnaco’s ongoing business due to the substantial time and effort necessary to complete the merger and plan for the integration of the operations of Warnaco and PVH.

•	Other Risks. The Warnaco board of directors considered the types and nature of the risks described under the section entitled “Risk Factors” beginning on page 17.

The Warnaco board of directors concluded that the potentially negative factors associated with the merger were outweighed by the potential benefits that it expected Warnaco stockholders would receive as a result of the merger, including the belief of the Warnaco board of directors that the merger would maximize the immediate value of the Warnaco common stock and eliminate the risks and uncertainties affecting the future prospects of Warnaco as a stand-alone company. The Warnaco board of directors was also aware of, and considered, the potential additional or different interests of Warnaco’s directors and executive officers in the merger, as described in the section entitled “The Merger—Interests of Warnaco’s Directors and Executive Officers in the Merger” beginning on page 54.

The preceding discussion of the information and factors considered by the Warnaco board of directors is not intended to be exhaustive but includes the material factors considered by the Warnaco board of directors. In view of the complexity and wide variety of factors considered by the Warnaco board of directors in connection with its evaluation of the merger, the Warnaco board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the different factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of the Warnaco board of directors may have given different weight to different factors. The Warnaco board of directors considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.

This explanation of Warnaco’s reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 22.

The Warnaco board of directors has determined that the terms of the merger are advisable and in the best interest of Warnaco and its stockholders, has approved the terms of the merger agreement and the merger, and unanimously recommends that the stockholders of Warnaco vote “FOR” the proposal to adopt the merger agreement.

Opinion of J.P. Morgan

Pursuant to an engagement letter dated as of July 30, 2012, Warnaco retained J.P. Morgan as its financial advisor in connection with the merger.

At the meeting of the Warnaco board of directors on October 29, 2012, J.P. Morgan rendered its oral opinion, subsequently confirmed in writing on the same day, to the Warnaco board of directors that, as of such date and based upon and subject to the factors, procedures, qualifications, limitations and assumptions set forth in its opinion, the consideration to be paid by PVH to holders of shares of Warnaco common stock pursuant to the merger agreement was fair, from a financial point of view, to such stockholders. No limitations were imposed by the Warnaco board of directors upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of J.P. Morgan, dated October 29, 2012, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in rendering its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. Warnaco’s stockholders are urged to read the opinion in its entirety. J.P. Morgan provided its opinion to the Warnaco board of directors (in its capacity as such) in connection with, and for the purposes of, its evaluation of the transactions contemplated by the merger agreement. J.P. Morgan’s written opinion is addressed to the Warnaco board of directors, is directed only to the fairness of the consideration to be paid to the holders of shares of Warnaco common stock pursuant to the merger agreement, and does not address any other matter. The issuance of J.P. Morgan’s opinion was approved by a fairness opinion committee of J.P. Morgan. J.P. Morgan’s opinion does not constitute a recommendation to any holder of shares of Warnaco common stock as to how such stockholder should vote with respect to the transactions contemplated by the merger agreement or any other matter at the special meeting. The merger consideration to be paid to the holders of shares of Warnaco common stock was determined in negotiations between PVH and Warnaco, and the decision to approve and recommend the transactions contemplated by the merger agreement was made independently by the Warnaco board of directors. J.P. Morgan’s opinion and financial analyses were among the many factors considered by the Warnaco board of directors in its evaluation of the transactions contemplated by the merger agreement and should not be viewed as determinative of the views of the Warnaco board of directors or management with respect to the merger consideration or the transactions contemplated by the merger agreement. The summary of J.P. Morgan’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information concerning Warnaco and PVH and the industries in which they operate;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of Warnaco and PVH with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Warnaco common stock, PVH common stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of Warnaco and PVH relating to their respective businesses, as well as the estimated amount and timing of cost savings and related expenses and transaction synergies expected to result from the merger; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the management of Warnaco and PVH with respect to certain aspects of the merger, the past and current business operations of Warnaco and PVH, the financial condition and future prospects and operations of Warnaco and PVH, the effects of the merger on the financial condition and future prospects of Warnaco and PVH, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

J.P. Morgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Warnaco or PVH or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Warnaco or PVH under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it or derived therefrom (including the transaction synergies referred to above), J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Warnaco and PVH to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the transaction synergies referred to above) or the assumptions on which they were based. J.P. Morgan also assumed that the representations and warranties made by Warnaco, PVH and Wand Acquisition Corp. in the merger agreement and the related agreements are true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by Warnaco and its advisors with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Warnaco or PVH or on the contemplated benefits of the merger.

J.P. Morgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. Subsequent developments may affect J.P. Morgan’s opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of shares of Warnaco common stock pursuant to the merger agreement, and J.P. Morgan has expressed no opinion as to the fairness of the merger to, or any consideration paid in connection therewith to, the holders of any other class of securities, creditors or other constituencies of Warnaco or as to the underlying decision by Warnaco to engage in the merger. J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the merger consideration to be paid to the holders of shares of Warnaco common stock pursuant to the merger agreement or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Warnaco common stock or PVH common stock will trade at any future time.

J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Warnaco or any other alternative transaction.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion to the Warnaco board of directors at its meeting on October 29, 2012. The financial analyses summarized below include information presented in tabular format. In order to fully understand J.P. Morgan’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses.

Public Trading Analysis. Using publicly available information, including published equity research analysts’ estimates of earnings per share, or EPS, and earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar year 2012 (which we refer to in this section as CY12) and calendar year 2013 (which we refer to in this section as CY13), J.P. Morgan compared selected financial and operating data of Warnaco with similar data for fourteen publicly traded companies involving businesses that may be considered similar to Warnaco’s business. Due to the operating and financial variability across this group, a smaller select group of companies was chosen for purposes of J.P. Morgan’s public trading analysis. These selected companies were Guess?, Inc.*, The Jones Group Inc.*, Oxford Industries Inc. and Perry Ellis International Inc.*. Although none of these selected companies are identical or directly comparable to Warnaco, they were selected for the purposes of the public trading analyses because of the similarities that each selected company shares with Warnaco, including that each selected company (i) has a market capitalization comparable to Warnaco (i.e., market capitalization of less than $3 billion), (ii) has a similar operating profile to Warnaco (i.e., an expected EBITDA margin of less than 15%), (iii) has a similar customer concentration to Warnaco and/or (iv) holds licensing rights to brands owned by third parties. Additionally, J.P. Morgan identified the companies indicated with an asterisk (“*”) as primary selected companies for the purposes of the analyses.

J.P. Morgan calculated the multiple of (1) closing stock price for each of the selected companies’ common equity divided by EPS, which is referred to as the Price/Earnings or P/E multiple, and (2) firm value (determined as market value, plus total debt, preferred stock, and minority interest, less cash and cash equivalents), which we refer to in this section as FV, for each of the selected companies divided by EBITDA, which is referred to as the FV/EBITDA multiple. J.P. Morgan also calculated the same multiples for Warnaco.

The low and high P/E multiples of the selected companies for CY12 estimated EPS ranged from 10.7x to 18.8x (with multiples of primary selected companies ranging from 10.7x to 11.2x) and CY13 estimated EPS ranged from 9.6x to 15.5x (with multiples of primary selected companies ranging from 9.6x to 9.8x). The low and high FV/EBITDA multiples of the selected companies for CY12 estimated EBITDA ranged from 5.0x to 9.0x (with multiples of primary selected companies ranging from 5.0x to 6.4x) and CY13 estimated EBITDA ranged from 4.6x to 8.1x (with multiples of primary selected companies ranging from 4.6x to 5.7x).

Based on the results of this analysis, J.P. Morgan selected (1) a P/E multiple reference range of (a) 11.0x to 15.0x for CY12 and (b) 10.0x to 13.0x for CY13 and applied such multiple reference ranges to EPS estimates of Warnaco for CY12 and CY13 provided by Warnaco’s management and (2) a FV/EBITDA multiple reference range of (a) 5.5x to 6.5x for CY12 and (b) 5.0x to 6.0x for CY13 and applied such multiple reference ranges to EBITDA estimates of Warnaco for CY12 and CY13 provided by Warnaco’s management and, in each case, obtained the following ranges of implied per share equity values for Warnaco, rounded to the nearest $0.25:

Public Trading Analysis Implied Per Share Equity Values for Warnaco

	Low	High
CY12E P/E	$44.00	$60.25
CY13E P/E	$45.00	$58.50
CY12E FV/EBITDA	$45.00	$52.75
CY13E FV/EBITDA	$45.25	$54.00

The ranges of implied per share equity values for Warnaco were compared to (1) the closing price of Warnaco common stock of $50.88 on October 26, 2012, the last trading day prior to the announcement of the merger, and (2) the merger consideration of $69.00 per share (valuing the stock portion of the merger consideration based on the 20-day average closing price of PVH common stock for the period immediately preceding the execution of the merger agreement).

Selected Transactions Analysis. Using publicly available information, J.P. Morgan reviewed selected transactions involving acquired businesses that, for purposes of J.P. Morgan’s analyses, may be considered similar to Warnaco’s business. For the selected transactions, J.P. Morgan calculated FV as a multiple of the target company’s EBITDA for the twelve months prior to the announcement date of the transaction, or LTM EBITDA, which is referred to as the FV/LTM EBITDA multiple. J.P. Morgan selected the following transactions for its analysis:

Selected Transactions	Announcement Date
Ascena / Charming Shoppes	May 2, 2012
Wolverine World Wide / Collective Brands	May 1, 2012
VF Corp. / Timberland*	June 13, 2011
Jones Apparel Group / Kurt Geiger	June 2, 2011
PPR / Volcom	May 2, 2011
TPG & LGP / J. Crew*	November 23, 2010
Bain Capital / Gymboree	October 11, 2010
PVH / Tommy Hilfiger*	March 15, 2010
Sun Capital Partners / Kellwood Co.	January 15, 2008
Apax / Tommy Hilfiger	December 23, 2005

Although none of the selected transactions are identical or directly comparable to the merger, J.P. Morgan identified the transactions indicated with an “*” as primary selected transactions for the purposes of the analyses as these transactions more closely resembled the merger given a target company with a higher branded lifestyle component and similar transaction size. J.P. Morgan’s analysis resulted in a median FV/LTM EBITDA multiple for the selected transactions of 8.5x and a range of 8.3x to 12.9x for the primary selected transactions.

Based on the results of this analysis, J.P. Morgan selected a FV/LTM EBITDA multiple reference range of 8.0x to 13.0x, and applied such multiple reference range to Warnaco’s LTM EBITDA as of September 29, 2012, as provided to J.P. Morgan by Warnaco’s management. This analysis resulted in the following range of implied per share equity value for Warnaco, rounded to the nearest $0.25:

Selected Transactions Analysis Implied Per Share Equity Values for Warnaco

Low	High
$58.75	$94.00

J.P. Morgan also applied the median FV/LTM EBITDA multiple of the selected transactions and the FV/LTM EBITDA multiple for each of the primary selected transactions to Warnaco’s LTM EBITDA as of September 29, 2012, as provided to J.P. Morgan by Warnaco’s management. This analysis resulted in the following implied per share equity values for Warnaco, rounded to the nearest $0.25:

Primary Selected Transactions	Implied Per Share Equity Values for Warnaco
VF Corp. / Timberland	$93.25
PVH / Tommy Hilfiger	$60.25
TPG & LGP / J. Crew	$62.50
Overall median	$61.75

The ranges of implied equity values for Warnaco were compared to (1) the closing price of Warnaco common stock of $50.88 on October 26, 2012, the last trading day prior to the announcement of the merger, and (2) the merger consideration of $69.00 per share (valuing the stock portion of the merger consideration based on the 20-day average closing price of PVH common stock for the period immediately preceding the execution of the merger agreement).

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted implied equity value per share for Warnaco. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered after-tax free cash flows generated by this asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” The “unlevered after-tax free cash flows” refers to a calculation of the future cash flows of an asset without including in such calculation any debt servicing costs. “Present value” refers to the current value of one or more future cash payments from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

In performing this analysis, J.P. Morgan calculated the present value of the unlevered after-tax free cash flows that Warnaco is expected to generate during fiscal years 2013 through 2022 based upon (1) the Warnaco forecasts (see “The Merger—Warnaco Unaudited Prospective Financial Information” beginning on page 52), and (2) extended forecasts (prepared by or at the direction of Warnaco’s management solely for purposes of J.P. Morgan’s valuation analysis) for fiscal years 2018 through 2022, applying (A) gradually declining revenue growth rates from the 2017 revenue growth rate and (B) an EBITDA margin for each such fiscal year equal to the 2017 EBITDA margin. J.P. Morgan also calculated a range of terminal values for Warnaco at the end of the ten-year period ending 2022 by applying a perpetual growth rate ranging from 2.0% to 3.0% to the unlevered after-tax free cash flows of Warnaco during the final year of the ten-year period. The unlevered after-tax free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 11.5% to 12.5%, which were chosen by J.P. Morgan based upon an analysis of the estimated weighted average cost of capital of Warnaco, which included, among other things, an analysis of the selected companies under the “Public Trading Analysis” described above as well as certain other publicly traded companies involving businesses that may be considered to have similar risk profiles to Warnaco’s business. The discounted cash flow analysis resulted in the following range of implied per share equity values for Warnaco on a standalone basis (i.e., without transaction synergies), rounded to the nearest $0.25:

DCF Implied Per Share Equity Values for Warnaco

Low	High
$64.25	$76.25

The range of implied per share equity value for Warnaco was compared to (1) the closing price of Warnaco common stock of $50.88 on October 26, 2012, the last trading day prior to the announcement of the merger, and (2) the merger consideration of $69.00 per share (valuing the stock portion of the merger consideration based on the 20-day average closing price of PVH common stock for the period immediately preceding the execution of the merger agreement).

In addition, for reference purposes only and not as a component of its fairness analysis, J.P. Morgan also reviewed with the Warnaco board of directors a discounted cash flow analysis of Warnaco based on projected cash flows of 12 public analysts for Warnaco, and noted that such discounted cash flow analysis (when applying the terminal value perpetual growth rate range of 2.0% to 3.0% and the discount rate range of 11.5% to 12.5% utilized in the discounted cash flow analysis based upon financial projections prepared by Warnaco’s management described above) resulted in the following range of implied per share equity values for Warnaco on a standalone basis (i.e., without transaction synergies), rounded to the nearest $0.25:

Street Case DCF Implied Per Share Equity Values for Warnaco

Low	High
$52.75	$61.25

The range of implied per share equity value for Warnaco was compared to (1) the closing price of Warnaco common stock of $50.88 on October 26, 2012, the last trading day prior to the announcement of the merger and (2) the merger consideration of $69.00 per share (valuing the stock portion of the merger consideration based on the 20-day average closing price of PVH common stock for the period immediately preceding the execution of the merger agreement).

Historical Trading Range. For reference purposes only and not as a component of its fairness analysis, J.P. Morgan presented to the Warnaco board of directors the 52-week trading range of Warnaco common stock, which was $39.62 per share to $60.02 per share, and compared that to (1) the closing price of Warnaco common stock of $50.88 per share on October 26, 2012, the last trading day prior to the announcement of the merger, and (2) the merger consideration of $69.00 per share (valuing the stock portion of the merger consideration based on the 20-day average closing price of PVH common stock for the period immediately preceding the execution of the merger agreement).

Analyst Price Targets. For reference purposes only and not as a component of its fairness analysis, J.P. Morgan also reviewed with the Warnaco board of directors certain 12-month price targets of 10 public analysts for Warnaco and noted that the range of such price targets was $44.00 to $60.00 with a median of

$52.50, and compared that to (1) the closing price of Warnaco common stock of $50.88 on October 26, 2012, the last trading day prior to the announcement of the merger, and (2) the merger consideration of $69.00 per share (valuing the stock portion of the merger consideration based on the 20-day average closing price of PVH common stock for the period immediately preceding the execution of the merger agreement).

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Warnaco, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Warnaco. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Warnaco and the transactions compared to the merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected on the basis of such experience and its familiarity with Warnaco to advise Warnaco in connection with the transactions contemplated by the merger agreement and to deliver a fairness opinion to the holders of shares of Warnaco common stock, pursuant to the merger agreement, as of the date of such opinion.

For services rendered in connection with the transactions contemplated by the merger agreement (including the delivery of its opinion), Warnaco has agreed to pay J.P. Morgan a fee for its services based on a percentage formula of the total transaction value which will be determined upon consummation of the transactions contemplated by the merger agreement, but which is expected to be approximately $38,900,000, based on an applicable percentage of the sum of the expected consideration payable to Warnaco and its stockholders plus the indebtedness of Warnaco expected to be outstanding immediately prior to the consummation of the transactions contemplated by the merger agreement, $2,000,000 of which was payable upon the delivery by J.P. Morgan of its opinion. In addition, Warnaco has agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the reasonable fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the Federal securities laws.

During the two years preceding the date of the delivery of its opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Warnaco and PVH for which J.P. Morgan and such affiliates have received customary compensation, which services include acting as a lender and providing treasury and securities services to each of Warnaco and PVH, respectively, and acting as lead arranger and bookrunner for a credit facility of Warnaco in June 2011. In addition, J.P. Morgan and its affiliates maintain banking and other business relationships with Warnaco and its affiliates, for which J.P. Morgan and such affiliates have received customary compensation. According to J.P. Morgan, during the two years preceding the date of the delivery of its opinion, J.P. Morgan and its affiliates received from (i) Warnaco aggregate revenues of approximately $1,600,000 related to treasury & securities services and corporate finance and (ii) PVH aggregate revenues of approximately $2,100,000 related to treasury & securities services and asset & wealth management. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Warnaco and PVH for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Directors and Management After the Merger

Upon completion of the merger, the board of directors and executive officers of PVH are expected to remain unchanged, except that Helen McCluskey, currently the President and Chief Executive Officer of Warnaco, is expected to become a member of the PVH board. For information on PVH’s current directors and executive officers, please see PVH’s proxy statement dated May 10, 2012. See “Where You Can Find More Information” beginning on page 122.

Description of the Debt Financing

Overview

In connection with the execution of the merger agreement, PVH executed a commitment letter (as amended and restated on November 20, 2012 to add, among other things, certain additional parties as joint lead bookrunners and documentation agents and as amended on December 5, 2012) with the lenders that provides for up to $4.325 billion of financing to, among other things, fund a portion of the cash consideration to be paid to Warnaco stockholders in the merger and refinance certain of PVH’s, Warnaco’s and their respective subsidiaries’ existing debt.

In addition, on December 20, 2012, PVH issued $700 million of senior unsecured notes. The proceeds of the notes will be used to fund a portion of the cash consideration to be paid to Warnaco stockholders in the merger and reduced the commitments of the lenders under the commitment letter in respect of the new Tranche B Term Loan Facility (as described below) by $500 million, such that the resulting commitments now total $3.825 billion.

The following is a summary of the material terms of the commitment letter, the financing contemplated thereby and the notes. The actual terms and conditions of any definitive financing documents to be entered into between PVH and the lenders may include terms and conditions that are different than those described herein.

Under the terms of the commitment letter, Barclays Bank PLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and RBC Capital Markets will be joint bookrunners and Barclays Bank PLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. will be joint lead arrangers with respect to the new senior secured credit facilities. Barclays Bank PLC will act as the sole and exclusive administrative agent and collateral agent for the new senior secured credit facilities. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. will act as syndication agents with respect to the new senior secured credit facilities. Credit Suisse Securities (USA) and Royal Bank of Canada will act as documentation agents with respect to the new senior secured credit facilities. The joint lead arrangers, joint bookrunners and syndication agents are currently in the process of syndicating the financing to a number of other financial institutions and prospective lenders.

As discussed further below, the commitments of the lenders to provide the financing contemplated by the commitment letter are subject to a number of conditions, and such financing should not be considered assured. In the event that the financing is not available to PVH or if PVH anticipates that the financing may not be available due to the failure to satisfy a condition thereto or for any other reason, PVH would seek alternative financing arrangements in connection with the merger. Such alternative financing may not be available on acceptable terms, in a timely manner or at all. The potential alternative financing arrangements may include one or more bank financings or credit facilities or issuances of debt securities by PVH. As of the date of this proxy statement/prospectus, no alternative financing arrangements or alternative financing plans have been made in the event the financing is not available as anticipated and as contemplated by the commitment letter. The consummation of the merger is not conditioned on receipt of the financing or any alternative financing.

Senior Secured Credit Facilities

PVH will be the borrower under the U.S. Dollar denominated term facilities and the U.S. Dollar denominated revolving credit facilities described below. Tommy Hilfiger B.V., a subsidiary of PVH organized in the Netherlands, will be the borrower under the foreign currency denominated revolving credit facility described below (which borrower we refer to as the Foreign Borrower and together with PVH, the Borrowers).

PVH expects the obligations under the new senior secured credit facilities will be guaranteed by substantially all of PVH’s existing and future direct and indirect U.S. subsidiaries, with certain customary or agreed upon exceptions, and the obligations of the Foreign Borrower will also be guaranteed by PVH and Tommy Hilfiger Europe B.V.; it being understood that the guarantee obligations of (and security provided by) PVH’s wholly owned subsidiaries Calvin Klein, Inc. and CK Service Corp. and each of their respective subsidiaries will be limited to the amount permitted to be guaranteed (and secured) thereby pursuant to the Amended and Restated Pledge and Security Agreement, dated as of May 6, 2010, between PVH, Calvin Klein, Inc., The Bank of New York Mellon Trust Company, N.A. and the other parties thereto. PVH and the U.S. subsidiary guarantors will pledge and grant a security interest in certain of their assets as collateral for their obligations.

The lenders have committed to provide (1) a $1.200 billion U.S. Dollar denominated Senior Secured Tranche A Term Loan Facility, (2) a $1.875 billion U.S. Dollar denominated Senior Secured Tranche B Term Loan Facility, and (3) Senior Secured Revolving Credit Facilities in an aggregate principal amount of $750 million, consisting of (a) a U.S. Dollar denominated revolving credit facility available to PVH in an amount to be agreed (which will in no event be less than $450 million), (b) a U.S. Dollar denominated revolving credit facility available to PVH in U.S. Dollars or Canadian Dollars in an amount to be agreed and (c) a Euro denominated revolving credit facility available to the Foreign Borrower in Euro (or at the Foreign Borrower’s option, its equivalent in Sterling, Yen or other currencies to be agreed) in an amount to be agreed. PVH expects that in connection with the syndication and funding of the new senior secured credit facilities, the allocation of term loans between the two term loan tranches may be adjusted so that the Senior Secured Tranche A Term Loan Facility consists of loans in an aggregate principal amount of $1.700 billion and the Senior Secured Tranche B Term Loan Facility consists of loans in an aggregate principal amount of $1.375 billion.

The commitments of the lenders to provide the new senior secured credit facilities are subject to certain conditions, including among others, the absence of a material adverse effect (as such term is defined in the commitment letter) with respect to Warnaco, the accuracy of certain representations made by or with respect to Warnaco in the merger agreement, the accuracy of certain specified representations of the Borrowers and the guarantors to be included in the definitive financing documents relating to qualification, incorporation or organization; power and authority to enter into the definitive financing documents; due authorization and execution of the definitive financing documents; no conflict of the definitive financing documents with the Borrowers’ and the guarantors’ organizational documents, material applicable law, PVH’s 7.375% Senior Notes due 2020 (which we refer to as the Existing Notes) and PVH’s 7 3/4% Debentures due 2023; delivery and enforceability of the definitive financing documents; solvency on a consolidated basis after giving effect to the transactions (as such term is defined in the commitment letter); not being subject to regulation under the Investment Company Act of 1940; not using proceeds of the financing to purchase margin stock; the Patriot Act; and the creation, validity and perfection of the security interest granted in the intended collateral to be perfected (subject to certain exceptions set forth in the commitment letter).

Subject to the satisfaction of certain conditions, PVH expects that the new senior secured credit facility will permit PVH to increase the aggregate amount of the revolving credit facilities and/or the term loan facilities by an aggregate amount not to exceed the greater of (1) $750 million and (2) $1.250 billion as long as the ratio of senior secured net debt to consolidated adjusted EBITDA would not exceed 3.00:1.00 after giving pro forma effect to the incurrence of such increase, plus, in either case, an amount equal to the aggregate revolving commitments of any defaulting lender (to the extent the commitments with respect thereto have been terminated). The lenders under the new senior secured credit facility would not be required to provide commitments with respect to such increased amounts.

PVH expects that the new Tranche A Term Loan Facility and the new revolving credit facilities will mature five years after the closing date and that the new Tranche B Term Loan Facility will mature seven years after the closing date.

PVH expects that the terms of the new Tranche A Term Loan Facility will require PVH to repay amounts outstanding under such facility, commencing with the last day of the first full calendar quarter following the closing date, in amounts equal to 5.00% per annum of the aggregate principal amount thereof for the next eight quarters, 7.50% per annum of the aggregate principal amount thereof for the following four quarters and 10.00% per annum of the aggregate principal amount thereof for the remaining quarters, in each case paid in equal quarterly installments and in each case subject to certain customary adjustments, with the balance due on the maturity date of the new Tranche A Term Loan Facility.

PVH expects that the terms of the new Tranche B Term Loan Facility will require PVH to repay amounts outstanding under such facility in equal quarterly installments in an amount equal to 1.00% per annum of the aggregate principal amount, with the balance due on the maturity date of the new Tranche B Term Loan Facility.

PVH expects that the outstanding borrowings under the new senior secured credit facility will be prepayable without premium or penalty (other than customary breakage costs). PVH expects that the terms of the new senior secured credit facility will require PVH to repay certain amounts outstanding thereunder with (1) net cash proceeds of the incurrence of certain indebtedness, (2) net cash proceeds of certain asset sales or other dispositions (including as a result of casualty or condemnation) that exceed certain thresholds, to the extent such proceeds are not reinvested or committed to be reinvested in the business in accordance with customary reinvestment provisions and (3) a percentage of excess cash flow, which percentage will be based upon PVH’s net leverage ratio during the relevant fiscal period.

PVH expects that the United States Dollar-denominated borrowings under the new senior secured credit facility will bear interest at a rate equal to an applicable margin plus, as determined at PVH’s option, either (1) a base rate determined by reference to the higher of (a) the prime rate, (b) the United States federal funds rate plus 1/2 of 1.00% and (c) a one-month adjusted eurocurrency rate plus 1.00% (provided that with respect to the new Tranche B Term Loan Facility PVH expects that in no event will the base rate be deemed to be less than 1.75% per annum) or (2) an adjusted eurocurrency rate, calculated in a manner to be agreed and more fully set forth in the new senior secured credit facility (provided that with respect to the new Tranche B Term Loan Facility PVH expects that in no event will the adjusted eurocurrency rate be deemed to be less than 0.75% per annum). PVH expects that the applicable margin for United States Dollar-denominated borrowings under the new senior secured credit facility (other than borrowings under the new Tranche B Term Loan Facility) will range from 0.50% to 1.25% for base rate-based borrowings and from 1.50% to 2.25% for adjusted eurocurrency rate-based borrowings, depending on PVH’s net leverage ratio. PVH expects that the applicable margin for borrowings under the new Tranche B Term Loan Facility will be fixed at 1.50% for base rate-based borrowing and 2.50% for adjusted eurocurrency rate-based borrowings.

PVH expects that the Canadian Dollar-denominated borrowings under the new senior secured credit facility will bear interest at a rate equal to an applicable margin plus, as determined at PVH’s option, either (1) the greater of (a) a prime rate determined in a manner to be agreed and more fully set forth in the new senior secured credit facility and (b) the sum of (x) the average of the rates per annum for Canadian Dollar bankers’ acceptances having a term of one month that appears on the Reuters Screen CDOR Page as of 10:00 a.m. (Toronto time) on the date of determination, as reported by the administrative agent (and if such screen is not available, any successor or similar service as may be selected by the administrative agent), and (y) 0.75%, or (2) an adjusted eurocurrency rate, calculated in a manner to be agreed and more fully set forth in the new senior secured credit facility. PVH expects that the applicable margin for Canadian Dollar-denominated borrowings under the new senior secured credit facility will range from 0.50% to 1.25% for base rate-based borrowings and from 1.50% to 2.25% for adjusted eurocurrency rate-based borrowings, depending on PVH’s net leverage ratio.

PVH expects that the borrowings under the new Euro denominated revolving credit facility will bear interest at a rate equal to an applicable margin plus an adjusted eurocurrency rate, calculated in a manner to be agreed and more fully set forth in the new senior secured credit facility. PVH expects that the applicable margin for Euro-denominated borrowings under the new senior secured credit facility will range from 1.50% to 2.25%, depending on PVH’s net leverage ratio.

PVH expects that the new senior secured credit facility will require PVH to comply with customary affirmative and negative covenants. PVH expects that the new senior secured credit facility will require that PVH maintain a minimum interest coverage ratio and a maximum net leverage ratio. The method of calculating all of the components used in the covenants will be set forth in the new senior secured credit facility.

PVH expects the new senior secured credit facility to contain events of default consistent with PVH’s existing amended and restated credit agreement, dated as of March 2, 2011, except as otherwise agreed.

Senior Unsecured Notes

On December 20, 2012, PVH issued $700 million of senior unsecured notes. The proceeds of the notes will be used to fund a portion of the cash consideration to be paid to Warnaco stockholders in the merger and reduced the commitments of the lenders under the commitment letter in respect of the new Tranche B Term Loan Facility by $500 million.

The notes are unsecured and not guaranteed by any person. The notes bear interest at a rate equal to 4.500% per annum and mature on the ten year anniversary of the issuance date.

The notes contain certain redemption provisions, repurchase requirements, affirmative covenants, negative covenants and events of default typical for high yield debt securities.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences of the merger to United States holders (as defined below) of Warnaco common stock who receive the merger consideration in exchange for their shares pursuant to the merger. This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code, applicable Treasury regulations, and administrative and judicial interpretations thereof, all as in effect as of the date of this proxy statement/prospectus, and all of which may change, possibly with retroactive effect. This summary assumes that shares of Warnaco common stock are held as capital assets (generally, property held for investment). It does not address all of the United States federal income tax consequences that may be relevant to United States holders in light of their particular circumstances, or to other types of holders, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	traders;

•	expatriates;

•	tax-exempt organizations;

•	persons who are not United States holders;

•	pass-through entities and persons who are investors in a pass-through entity;

•	persons who are subject to alternative minimum tax;

•	persons who hold their shares of common stock as a position in a “straddle” or as part of a “hedging” or “conversion” transaction;

•	persons deemed to sell their shares of Warnaco common stock under the constructive sale provisions of the Internal Revenue Code;

•	persons that have a functional currency other than the United States dollar;

•	holders who exercise appraisal rights; or

•	persons who acquired their shares of Warnaco common stock upon the exercise of stock options or otherwise as compensation.

In addition, this discussion does not address any United States state or local or non-United States tax consequences of the merger nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act 2010.

PVH and Warnaco urge each Warnaco stockholder to consult its own tax advisor regarding the United States federal income or other tax consequences of the merger to the stockholder.

For purposes of this discussion, a United States holder means a holder of Warnaco common stock who is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or an entity treated as a corporation created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust (1) (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control or (2) that has a valid election in effect to be treated as a United States person.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds Warnaco common stock, the tax treatment of a partner in the partnership (or other entity) will generally depend upon the status of the partner and the activities of the partnership (or other entity). If you are a partner of a partnership (or other entity) holding Warnaco common stock, you should consult your tax advisor regarding the tax consequences of the merger.

Consequences of the Merger

The receipt of the merger consideration in exchange for shares of Warnaco common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States holder who receives the merger consideration in exchange for shares of Warnaco common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between (1) the sum of the fair market value of the PVH common stock as of the effective time of the merger and the amount of cash received and (2) the holder’s aggregate adjusted tax basis in the shares of Warnaco common stock exchanged for the merger consideration pursuant to the merger. Any gain or loss would be long-term capital gain or loss if the holding period for the shares of Warnaco common stock exceeds one year at the effective time of the merger. Long-term capital gains of noncorporate United States holders (including individuals) generally are eligible for preferential rates of United States federal income tax. There are limitations on the deductibility of capital losses under the Internal Revenue Code.

A United States holder’s aggregate tax basis in PVH common stock received in the merger will equal the fair market value of the stock as of the effective time of the merger. The holding period of the PVH common stock received in the merger will begin on the day after the merger.

Backup Withholding

Backup withholding (currently at a rate of 31%) may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (1) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Internal Revenue Service Form W-9 included in the letter of transmittal to be delivered to holders of Warnaco common stock prior to completion of the merger, (2) provides a certification of non-United States status on the applicable Internal Revenue Service Form W-8 (typically Internal Revenue Service Form W-8BEN) or appropriate successor form or (3) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service. Please consult your tax advisor to see if you qualify for exemption from backup withholding and, if so, to understand the procedure for obtaining that exemption.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER, AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF WARNACO COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF UNITED STATES FEDERAL, STATE OR LOCAL, NON-UNITED STATES AND OTHER TAX LAWS.

Accounting Treatment

PVH prepares its financial statements in accordance with GAAP. The merger will be accounted for by applying the acquisition method of accounting in accordance with FASB ASC Topic 805, “Business Combinations,” which requires the determination of the acquirer, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. Based on the guidance of ASC Topic 805, PVH will be the acquirer of Warnaco for accounting purposes. This means that PVH will allocate the purchase price to the fair value of Warnaco’s assets and liabilities at the acquisition date, with any excess purchase price being recorded as goodwill. Assuming the PVH stock price is $117.47 (the closing price on January 11, 2013, the latest practicable trading day before the date of this proxy statement/prospectus), PVH anticipates that the aggregate value of the merger consideration to be paid at closing will be approximately $3.0 billion, based on the number of Warnaco shares outstanding as of the record date.

Regulatory Approvals Required for the Merger

HSR Act and Antitrust. The merger is subject to the requirements of the HSR Act, which prevents PVH and Warnaco from completing the merger until required information and materials are furnished to the DOJ and the FTC, and the HSR Act’s waiting period is terminated or expires. On November 13, 2012, PVH and Warnaco filed the requisite notification and report forms under the HSR Act with the DOJ and the FTC, and on November 23, 2012, the FTC granted early termination of the HSR Act’s waiting period. The DOJ, the FTC and U.S. state attorneys general may challenge the merger on antitrust grounds either before or after termination of the waiting period. Private parties may also bring legal actions under the antitrust laws under certain circumstances. Accordingly, at any time before or after the completion of the merger, any of the DOJ, the FTC or others could take action under the antitrust laws, including without limitation seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. Although neither PVH nor Warnaco believes that the merger will violate federal antitrust laws, PVH and Warnaco cannot guarantee that the antitrust agencies in the United States will not take a different position.

Other Regulatory Matters. The merger is also subject to review by the antitrust agencies in Canada, the E.U., Mexico and Turkey, and receipt of all required clearances or approvals applicable to the consummation of the merger under the antitrust laws of Canada, the E.U., Mexico and Turkey is a condition to closing the merger.

PVH and Warnaco submitted notifications to the Canadian Competition Bureau on December 3, 2012, to the European Commission in the E.U. on January 3, 2013, and to the relevant competition agencies in Turkey and Mexico on November 19, 2012 and November 29, 2012, respectively. The Canadian Competition Bureau issued a no-action letter with respect to the merger on December 17, 2012, and the relevant competition agencies in Turkey and Mexico approved the merger on December 6, 2012 and December 12, 2012, respectively. Approval in the E.U. is expected to be obtained by February 7, 2013. Although neither PVH nor Warnaco believes that the merger will violate the competition laws in the E.U., PVH and Warnaco cannot guarantee that the European Commission will not take a different position.

Litigation Relating to the Merger

A putative class action lawsuit challenging the merger on behalf of Warnaco stockholders was filed in the Supreme Court of the State of New York, New York County, on November 14, 2012. The lawsuit, captioned Coyne v. The Warnaco Group, Inc. et al., names as defendants Warnaco, PVH, Wand Acquisition Corp., and the directors of Warnaco. The lawsuit alleges that the directors of Warnaco breached their fiduciary duties to Warnaco stockholders in approving the merger agreement because the merger price is too low, the merger agreement contains improper deal protection terms, and the merger is designed to benefit Warnaco insiders. It also alleges that PVH and Wand Acquisition Corp. aided and abetted the Warnaco directors’ breach of fiduciary duties. On December 18, 2012, plaintiff amended the complaint to include allegations that the directors of Warnaco engaged a conflicted financial advisor in connection with the merger and failed to disclose and/or misrepresented material information about the merger in the preliminary proxy statement that PVH filed with the SEC on December 4, 2012. The lawsuit seeks as relief an injunction barring completion of the merger, damages, and attorneys’ fees. The defendants believe the lawsuit is without merit and intend to defend vigorously against it.

Exchange of Shares in the Merger

Prior to the effective time of the merger, PVH will appoint an exchange agent to handle the exchange of shares of Warnaco common stock for the merger consideration the holder is entitled to receive under the merger agreement. Promptly after the effective time of the merger (and in no event later than four business days after such time), the exchange agent will send to each holder of record of Warnaco common stock at the effective time of the merger who holds shares of Warnaco common stock in certificated form a letter of transmittal and instructions for effecting the exchange of Warnaco common stock certificates for the merger consideration. Upon surrender of stock certificates for cancellation along with the executed letter of transmittal and other documents described in the instructions, a Warnaco stockholder will receive the per share cash consideration and one or both of the following: (1) one or more shares of PVH common stock; and (2) cash in lieu of fractional shares of PVH common stock. After the effective time of the merger, Warnaco will not register any transfers of the shares of Warnaco common stock. Unless you specifically request to receive PVH stock certificates, the shares of PVH common stock you receive in the merger will be issued in book-entry form.

Upon completion of the merger, each share of Warnaco common stock held in book-entry form will be automatically converted into the merger consideration, with any whole shares of PVH common stock issued as stock consideration being issued in book-entry form. An account statement will be mailed to you confirming this automatic conversion, along with the cash consideration to which you are entitled and any cash in lieu of fractional shares of PVH common stock.

Warnaco Unaudited Prospective Financial Information

Warnaco does not as a matter of course make public projections beyond the current year as to future sales, earnings, or other results, and Warnaco is especially cautious of making financial forecasts for extended periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with the review of the merger, Warnaco management provided to the Warnaco board of directors, PVH, and the respective financial advisors of PVH and Warnaco certain unaudited prospective financial information on a stand-alone, pre-merger basis, for fiscal years 2012 through 2017, which we refer to as the “Warnaco forecasts.” The Warnaco forecasts were initially prepared by management of Warnaco in connection with its annual strategic planning process, and were updated in July 2012 following receipt of PVH’s June 18, 2012 proposal, in order to assist the Warnaco board of directors in its analysis of PVH’s proposal. This summary of the Warnaco forecasts is not being included in this proxy statement/prospectus to influence your decision whether to vote for the adoption of the merger agreement, but rather because the Warnaco forecasts were made available to the Warnaco board of directors, PVH and the respective financial advisors of PVH and Warnaco in connection with the merger.

The Warnaco forecasts were, in general, prepared solely for internal use and are subjective in many respects and thus subject to interpretation. The inclusion of the Warnaco forecasts should not be regarded as an indication that any of Warnaco, PVH, their respective financial advisors, or any other recipient of this information considered, or now considers, the Warnaco forecasts to be necessarily predictive of actual future results. While presented with numeric specificity, the Warnaco forecasts reflect numerous estimates and assumptions made by the management of Warnaco, all of which are difficult to predict and many of which are beyond Warnaco’s control. Important factors that may affect actual results and cause the failure to achieve internal financial forecasts include, but are not limited to, risks and uncertainties relating to Warnaco’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), competition, industry performance, the regulatory environment, general business and economic conditions and other factors described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 22. The Warnaco forecasts also reflect assumptions as to certain business decisions that are subject to change. In addition, the Warnaco forecasts do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to the merger or any changes to Warnaco’s operations or strategy that may be implemented after the merger is consummated. Accordingly, there can be no assurance that the Warnaco forecasts will be realized or that actual results will not be materially different than estimated.

The Warnaco forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of Warnaco’s management, were prepared on a reasonable basis, reflect the best currently available estimates and judgments, and present, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Warnaco. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on such information. Neither Warnaco’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Warnaco forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Warnaco forecasts.

Key assumptions underlying the Warnaco forecasts include the following:

•

strong revenue growth from 2012 to 2017 primarily based on international expansion in Asia and Latin America and additions of approximately 1,400,000 square feet of new retail space through acquisitions and organic growth;

•	increased spending associated with enhanced consumer focus and research;

•	continued margin expansion from 2012 to 2017 primarily due to integration of design, product development, merchandising, sourcing and administration, as well as disciplined cost control; and

•	significant capital spending in key strategic areas from 2012 to 2017.

A summary of the Warnaco forecasts is set forth below.

($mm, except per share)	2012	2013	2014	2015	2016	2017
Net Revenues	$2,481	$2,600	$2,900	$3,300	$3,600	$4,000
EBITDA (1)	327	363	405	460	527	608
Depreciation and Amortization	59	66	71	76	81	86
Diluted Income Per Share (2)	4.05	4.65	5.40	6.40	7.65	9.25
Capital Expenditures	54	55	60	65	70	75
Increase (decrease) in Net Working Capital	(2)	9	32	43	30	40

(1)	Warnaco defines EBITDA as operating income plus depreciation and amortization excluding restructuring expense, pension expense and other one-time adjustments.

(2)	Represents adjusted, non-GAAP, diluted income per share from continuing operations (excluding restructuring expense, pension expense, and other one time adjustments). Warnaco had previously provided guidance for 2012 for adjusted, non-GAAP, diluted income per share (excluding restructuring expense, pension expense, expenses related to the adjustment of a loan receivable in connection with Warnaco’s discontinued Lejaby business, and acquisition costs relating to the merger) in the range of $4.00 - $4.15. Such guidance was included in Warnaco’s third quarter earnings release, furnished as an exhibit to the Current Report on Form 8-K filed by Warnaco on November 5, 2012.

The information presented above constitutes forward-looking statements. For additional information regarding factors which may cause actual results to differ from the Warnaco forecasts, see risk factors described in this proxy statement/prospectus as well as in Warnaco’s most recent SEC filings. See “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information” beginning on pages 17, 22 and 122, respectively.

Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the summary of the Warnaco forecasts set forth above. No representation is made by Warnaco, PVH or any other person to any stockholder of Warnaco or any other person regarding the ultimate performance of Warnaco compared to the information included in the above unaudited prospective financial information. Warnaco has made no representation to Warnaco’s financial advisor or PVH, in the merger agreement or otherwise, concerning the Warnaco forecasts.

WARNACO DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE WARNACO FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE WARNACO FORECASTS ARE NO LONGER APPROPRIATE.

Interests of Warnaco’s Directors and Executive Officers in the Merger

In considering the recommendation of the Warnaco board of directors with respect to the merger, Warnaco stockholders should be aware that the directors and executive officers of Warnaco may have certain interests in the merger that may be different from, or in addition to, the interests of Warnaco stockholders generally. The Warnaco board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger and making the recommendation that stockholders approve the proposal to adopt the merger agreement. These interests are described below.

Indemnification and Exculpation of Directors and Executive Officers

Warnaco directors and executive officers are entitled to certain continued indemnification and insurance coverage under the merger agreement after the merger is completed. For a more complete description, please see “The Merger Agreement—Indemnification and Insurance” on page 92.

Treatment of Outstanding Equity Awards

Under the terms of the merger agreement, Warnaco equity awards held by directors and executive officers of Warnaco that are outstanding immediately prior to the effective time of the merger will be subject to the following treatment:

•

Options. Each outstanding option to acquire shares of Warnaco common stock, whether vested or unvested, will be assumed by PVH and converted into an option (subject to the same terms and conditions) to acquire shares of PVH common stock. The number of shares of PVH common stock subject to each converted option will equal the product (rounded down to the nearest share) of (1) the number of shares of Warnaco common stock subject to the option immediately prior to the effective time of the merger, multiplied by (2) the sum of (a) 0.1822 of a share of PVH common stock plus (b) the quotient of the per share cash consideration divided by the closing price per share of PVH common stock on the NYSE on the last trading day immediately preceding the closing date (such sum, the “stock award exchange ratio”). The per share exercise price of each converted option will equal the quotient (rounded up to the nearest cent) of (1) the per share exercise price of the Warnaco stock option immediately prior to the effective time of the merger divided by (2) the stock award exchange ratio.

•

Restricted Stock and Restricted Stock Units. Except with respect to performance shares and performance share units (discussed below), each outstanding award of Warnaco restricted stock and restricted stock units, which we refer to as RSUs, will be assumed by PVH and converted into an award (subject to the same terms and conditions) of or relating to shares of PVH common stock. The number of shares of PVH restricted stock or RSUs subject to such converted award will equal the product (rounded to the nearest whole share) of (1) the number of shares of Warnaco common stock subject to the award immediately prior to the effective time of the merger, and (2) the stock award exchange ratio.

•

Performance Shares and Performance Share Units. At the effective time of the merger, each outstanding award of Warnaco performance shares and performance share units, which we refer to as PSUs, for which the applicable performance period has not ended will become fully vested at the target level and the holders of those awards will be entitled to receive the merger consideration in respect of the target number of shares of Warnaco common stock to which the awards relate. If awards of performance shares or PSUs with respect to the 2010-2012 performance period remain outstanding immediately prior to the effective time of the merger, the holders of these awards will be entitled to receive the merger consideration in respect of the actual number of shares of Warnaco common stock earned for that performance period, which may be as high as 150% of the target number of shares to which these awards relate. Actual performance for such awards is expected to be determined in the ordinary course of business consistent with past practice.

Summary Information Regarding Equity Awards

Certain of Warnaco’s directors’ fees, including annual retainer and committee meeting fees, are payable in the form of cash or shares of Warnaco common stock, either of which may be deferred in the form of vested RSUs at the election of the non-employee director. The following non-employee directors of Warnaco are holders of RSUs as of November 30, 2012, all of which are vested: Richard Goeltz (12,526 RSUs); Sheila Hopkins (12,526 RSUs); Charles Perrin (18,753 RSUs); Nancy Reardon (12,630 RSUs); Donald Seeley (2,225 RSUs); and Cheryl Turpin (13,687 RSUs). Non-employee directors of Warnaco do not hold any other equity-based awards.

The following table shows, as of November 30, 2012, with respect to Joseph Gromek, Helen McCluskey, Dwight Meyer, Lawrence Rutkowski, and Frank Tworecke, Warnaco’s “Named Executive Officers” identified in Warnaco’s 2012 proxy statement on Schedule 14A filed with the SEC on April 11, 2012, which is incorporated herein by reference, and each other current executive officer of Warnaco, (1) the number of shares of Warnaco common stock underlying vested options and the weighted average exercise price of those options, (2) the number of shares of Warnaco common stock underlying unvested options and the weighted average exercise price of those options, (3) the number of outstanding shares of Warnaco restricted stock, (4) the number of shares of Warnaco common stock underlying outstanding RSUs, (5) the target number of shares of Warnaco common stock underlying outstanding performance shares for uncompleted cycles and for the 2010–2012 performance period, respectively, and (6) the target number of shares of Warnaco common stock underlying outstanding PSUs for uncompleted performance cycles and for the 2010-2012 performance period, respectively.

Name	Shares Underlying Vested Options (#); Weighted Average Exercise Price per Share ($)	Shares Underlying Unvested Options (#); Weighted Average Exercise Price per Share ($)	Shares of Restricted Stock (#)	Shares Underlying RSUs (#)	Target Shares Underlying Performance Shares for Uncompleted Cycles (#)	Target Shares Underlying Performance Shares for 2010-2012 Performance Period (#)(1)	Target Shares Underlying PSUs for Uncompleted Cycles (#)	Target Shares Underlying PSUs for 2010-2012 Performance Period (#)(1)
Helen McCluskey	$79,134 39.10	$56,410 54.96	82,462	0	25,795	7,700	0	0
Lawrence Rutkowski	$103,000 30.69	$20,234 53.52	27,772	0	8,545	5,650	0	0
Dwight Meyer	$68,134 36.50	$21,321 53.41	14,028	15,176	0	0	9,026	6,150
Joseph Gromek	$0 0	$56,133 51.99	0	148,743	0	0	27,600	22,150
Frank Tworecke	$34,700 48.60	$12,900 50.46	0	12,450	0	0	5,200	7,250
Karyn Hillman	$0 0	$26,342 59.08	11,602	0	0	0	0	0
Mark Whyman	$4,117 48.41	$12,814 55.04	2,292	5,988	0	1,650	5,988	0
Stanley Silverstein	$96,617 32.29	$20,829 53.53	15,112	14,632	0	0	8,832	5,800
Martha Olson	$40,850 38.43	$17,884 54.87	13,127	0	8,545	2,450	0	0
Elizabeth Wood	$38,217 36.15	$11,713 53.69	12,693	0	5,017	3,100	0	0
Jay Dubiner	$33,650 39.03	$13,403 53.71	11,976	0	5,784	3,450	0	0

(1)	Shares underlying Warnaco performance share and PSU awards in respect of the 2010-2012 performance period will vest and be payable based on actual performance. The maximum number of shares that may vest pursuant to such awards held by executive officers is 150% of the target number of shares subject to these awards.

Annual Bonuses for 2012

The merger agreement permits Warnaco’s Compensation Committee to authorize, determine the allocation of, and pay annual bonuses for 2012 under The Warnaco Group, Inc. Incentive Compensation Plan (in which each executive officer is eligible to participate) and The Warnaco Group, Inc. Annual Incentive Plan in the ordinary course of business consistent with past practice in amounts that do not exceed, in the aggregate, the lesser of $10 million and the accrual for such bonuses on Warnaco’s financial statements. Payment of these bonuses will generally be made on or about the date on which annual bonuses in respect of 2012 would ordinarily be paid by Warnaco to eligible employees who remain employed on that date. If the merger occurs prior to the date on which these annual bonuses would ordinarily be paid by Warnaco, PVH will pay or cause the surviving company to pay these bonuses at that time to those eligible employees who remain employed or whose employment was terminated after the effective time of the merger under circumstances entitling the terminated employee to severance benefits. As of the mailing date of this proxy statement/prospectus, Warnaco’s Compensation Committee has not taken any action with respect to the determination or allocation of annual bonuses for 2012.

Supplemental Awards

The employment agreements of Warnaco’s executive officers, including each of the Named Executive Officers listed above, provide for the grant of annual awards equal to a percentage of each executive officer’s total compensation (including base salary and annual bonus) based on the executive officer’s age (which we refer to as supplemental awards). These awards are granted 50% in the form of restricted stock (which we refer to as career shares) and 50% in the form of a credit to the executive officer’s notional deferred compensation account (which we refer to as a notional account). The merger agreement permits Warnaco’s Compensation Committee to authorize and grant supplemental awards in respect of 2012 at the time when these grants are normally made by Warnaco, if the merger has not occurred earlier. If the grant is made prior to the effective time of the merger, Warnaco may issue the career shares which, in the merger, will be treated in the manner described above for restricted stock. If the merger occurs prior to the date on which grants are normally made by Warnaco, PVH is required to grant these supplemental awards (but with the equity portion provided in the form of shares of PVH common stock rather than shares of Warnaco common stock) to each executive officer who remains employed or whose employment terminated following the effective time of the merger under circumstances entitling the executive to severance benefits. As noted below, Mr. Gromek retired from Warnaco effective March 4, 2012 and Mr. Tworecke retired from Warnaco as of December 31, 2012. In accordance with their respective retirement agreements (referred to below), neither Mr. Gromek nor Mr. Tworecke will be entitled to any supplemental award in respect of 2012 (although Mr. Tworecke has a vested right to receive severance under his retirement agreement that is calculated in part using methodology consistent with that used in calculating his historic supplemental awards). Since annual bonuses for 2012 have not yet been determined, it is not possible to determine the value of the annual supplemental awards to be granted to any of Warnaco’s other executive officers in respect of 2012 at this time.

Employment Agreements

Warnaco previously entered into employment agreements with each of the Named Executive Officers and with the six other executive officers. Pursuant to these agreements, if the applicable executive officer’s employment with Warnaco terminates under certain circumstances, including in connection with a change in control, then the executive officer will be entitled to certain severance benefits as generally described below. Consummation of the merger will constitute a change in control for purposes of these agreements. As described in Warnaco’s proxy statement for its 2012 annual meeting (which is incorporated herein by reference), Mr. Gromek retired from Warnaco effective March 4, 2012 and his rights upon retirement are governed by a retirement agreement between Warnaco and Mr. Gromek, dated December 13, 2011. As described in Warnaco’s Form 8-K filed with the SEC on May 1, 2012 (which is incorporated herein by reference), Mr. Tworecke retired from his position as Group President – Sportswear Group, effective July 1, 2012, and retired as an employee of Warnaco as of December 31, 2012. Mr. Tworecke’s rights upon retirement are governed by a retirement agreement between Warnaco and Mr. Tworecke, dated April 25, 2012. Amounts potentially payable to Warnaco’s Named Executive Officers in connection with the merger are set forth below in the section below entitled “Golden Parachutes.”

Helen McCluskey. Ms. McCluskey is party to an employment agreement with Warnaco dated December 13, 2011 (which we refer to as the McCluskey agreement). Upon termination of Ms. McCluskey’s employment without Cause or for Good Reason (as such terms are defined in the McCluskey agreement) on or within one year following a change in control or within 60 days prior to a change in control (and the termination is in connection with or in anticipation of the change in control) and before she attains age 65, subject to execution of a release of claims and compliance with the restrictive covenants in the McCluskey agreement, Ms. McCluskey is entitled to: (1) three times her base salary and target bonus opportunity, payable in a lump sum, (2) a pro-rata target bonus for the year of termination, payable in a lump sum, (3) vesting of all outstanding equity awards, with 24 months (or the remainder of the term if shorter) to exercise any stock options granted on or after August 11, 2005, (4) vesting of all outstanding supplemental awards and (5) reimbursement for the cost of continued participation in Warnaco’s medical and dental plans until the earlier of 36 months from the date of termination or the date she obtains coverage from a subsequent employer.

Under the McCluskey agreement, Ms. McCluskey will generally be bound by a perpetual confidentiality covenant, a 12-month post-termination non-compete, an 18-month post-termination non-solicit/no hire of employees and an 18-month non-solicit of customers.

If any payments, benefits or entitlements provided to Ms. McCluskey under the McCluskey agreement or otherwise are subject to federal excise tax as excess parachute payments and Ms. McCluskey would be in a better position on an after-tax basis, such payments, benefits or entitlements will be reduced such that no federal excise tax will apply.

Lawrence R. Rutkowski. Mr. Rutkowski is party to an employment agreement with Warnaco dated September 11, 2003, which was amended on August 11, 2005, amended and restated as of December 31, 2008 and further amended and restated as of March 4, 2009 (which we refer to, as amended, as the Rutkowski agreement).

If Mr. Rutkowski’s employment is terminated without Cause or for Good Reason (as these terms are defined in the Rutkowski agreement) upon or within one year following a change in control, Mr. Rutkowski will be entitled to: (1) payment in a lump sum of an amount equal to two times base salary plus target bonus, (2) a pro-rata target bonus for the year of termination, (3) immediate vesting of all outstanding equity awards and any previously granted supplemental award, and any stock options granted on or following August 11, 2005 remaining exercisable for 24 months or the option term, whichever is shorter, and (4) continued participation in medical and dental plans until the earlier of 24 months from the date of termination and the date Mr. Rutkowski obtains equivalent coverage from a subsequent employer.

In order to receive severance benefits, Mr. Rutkowski will be required to execute a release of claims in favor of Warnaco and its affiliates. Under the terms of the Rutkowski agreement, Mr. Rutkowski is bound by a perpetual confidentiality covenant, a 12-month post-termination non-competition covenant and an 18-month post-termination non-solicitation covenant (with respect to both customers and employees).

If any payments, benefits or entitlements provided to Mr. Rutkowski under the Rutkowski agreement or otherwise are subject to federal excise tax as excess parachute payments and Mr. Rutkowski would be in a better position on an after-tax basis, such payments, benefits or entitlements will be reduced such that no federal excise tax will apply.

Dwight Meyer. Mr. Meyer is party to an amended and restated employment agreement with Warnaco dated as of December 31, 2008 (which we refer to as the Meyer agreement).

If Mr. Meyer’s employment is terminated without Cause or for Good Reason (as such terms are defined in the Meyer agreement) upon or within one year following a change in control, Mr. Meyer is entitled to: (1) payment in a lump sum of an amount equal to two times base salary plus target bonus, (2) a pro-rata target bonus for the year of termination, (3) immediate vesting of outstanding equity awards and any previously granted supplemental award, with any stock options granted on or following August 11, 2005 remaining exercisable for 24 months or the option term, whichever is shorter, and (4) continued participation in medical and dental plans until the earlier of 24 months from the date of termination and the date Mr. Meyer obtains equivalent coverage from a subsequent employer.

In order to receive severance benefits, Mr. Meyer will be required to execute a release of claims in favor of Warnaco and its affiliates. Under the terms of the Meyer agreement, Mr. Meyer is bound by a perpetual confidentiality covenant, a 12-month post-termination non-competition covenant and an 18-month post-termination non-solicitation covenant (with respect to both customers and employees).

If any payments, benefits or entitlements provided to Mr. Meyer under the Meyer agreement or otherwise are subject to federal excise tax as excess parachute payments and Mr. Meyer would be in a better position on an after-tax basis, such payments, benefits or entitlements will be reduced such that no federal excise tax will apply.

Other Warnaco Executive Officers. Each of Warnaco’s six other current executive officers, Jay Dubiner, Mark Whyman, Karyn Hillman, Martha Olson, Stanley Silverstein, and Elizabeth Wood, is party to an employment agreement with Warnaco that generally provides that if the applicable executive’s employment is terminated without Cause or for Good Reason (as such terms are defined in the applicable employment agreement) upon or within one year following a change in control, such executive is entitled to receive the following:

•	Two times the sum of the executive’s (1) current base salary as of the date of the termination plus (2) the target annual bonus for the year in which the termination occurs;

•

A pro-rata bonus based on the target annual bonus for the year in which the termination occurs, determined by multiplying the target annual bonus by a fraction, the numerator of which is the number of days the executive was employed by Warnaco during the year in which the termination occurs and the denominator of which is 365;

•	Immediate vesting of all outstanding equity awards;

•	Immediate vesting of any previously granted supplemental awards; and

•

Continued participation in Warnaco’s medical and dental plans until the earlier of 24 months from the date of termination and the date on which the executive obtains equivalent coverage from a subsequent employer.

New Arrangements with PVH

Prior to the closing of the merger, PVH may, in its discretion, initiate negotiations of agreements, arrangements and understandings with any of Warnaco’s executive officers regarding compensation and benefits and may enter into definitive agreements with such executive officers regarding retention bonuses payable by, employment with or the right to participate in the equity of, PVH, in each case on a going-forward basis following completion of the merger.

As of the date of this proxy statement/prospectus, PVH has not entered into any new employment agreements with any of Warnaco’s executive officers in connection with the merger. In addition, while it is expected that certain executive officers and other key employees of Warnaco may receive incentive awards relating to PVH equity following the merger, as of the date of this proxy statement/prospectus, none of these individuals has reached any agreement with PVH as to the amount, terms or conditions of any such equity interests.

Golden Parachutes

In accordance with Item 402(t) of Regulation S-K, the table below entitled “Golden Parachute Compensation” sets forth the compensation that is based on or otherwise relates to the merger that may become payable to each of Warnaco’s Named Executive Officers. Please see the previous portions of this section for further information regarding this compensation. As discussed above, Mr. Gromek retired from Warnaco, effective March 4, 2012, and Mr. Tworecke will be retiring as an employee of Warnaco effective December 31, 2012. Their rights upon retirement are governed by their respective retirement agreements (which provide benefits that generally are not dependent upon the occurrence of the merger) and, thus, except with respect to their outstanding PSUs with respect to performance periods which have not ended as of the date of the merger, they will not be receiving any compensation that is based on or otherwise relates to the merger.

The amounts indicated below are estimates of the amounts that would be payable assuming, solely for purposes of this table, that the merger is consummated on February 1, 2013, and the employment of each of the Named Executive Officers (other than Messrs. Gromek and Tworecke) was terminated other than for cause or the Named Executive Officer resigned for good reason, in each case on that date. As described below, some of the amounts set forth in the table would be payable by virtue of the consummation of the merger (“single-trigger” payments), while other amounts would be payable only if such a termination of employment occurs in connection with the merger (“double-trigger” payments). In addition to the assumptions regarding the consummation date of the merger and termination of the employment of the Named Executive Officers, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a Named Executive Officer in connection with the merger may differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash	Equity	Pension / NQDC	Perquisites / Benefits	Tax Reimbursement	Other	Total
(a)	($) (b)	($) (c)	($) (d)	($) (e)	($)	($)	($) (f)
Helen McCluskey, President and Chief Executive Officer	$6,946,438	$9,287,366	$420,651	$13,739	$0	$0	$16,668,195
Lawrence R. Rutkowski, Executive Vice President and Chief Financial Officer	$2,729,688	$3,428,087	$302,898	$28,385	$0	$0	$6,489,058
Dwight Meyer, President— Global Sourcing, Distribution and Logistics	$3,023,655	$3,645,352	$320,902	$28,385	$0	$0	$7,018,294
Joseph R. Gromek, Former President and Chief Executive Officer	$0	$1,961,532	$0	$0	$0	$0	$1,961,532
Frank Tworecke, Former President— Sportswear Group	$0	$369,564	$0	$0	$0	$0	$369,564

(a)	The names in this column are those of Warnaco’s Named Executive Officers as reported in Warnaco’s 2012 proxy statement on Schedule 14A filed with the SEC on April 11, 2012, which is incorporated herein by reference.
(b)	The amounts in this column represent the aggregate dollar amount of cash severance payments which the Named Executive Officers (other than Messrs. Gromek and Tworecke) are entitled to receive upon a qualifying termination of employment, as indicated in the table below.

Name	Base Salary (double-trigger) (1)(2)	Target Bonus (double-trigger) (1)(3)	Pro-Rata Target Bonus for 2013 (one month) (single-trigger) (1)(3)	Bonus for 2012 (double-trigger) (4)	Total Cash Severance
Helen McCluskey	$3,000,000	$3,300,000	$96,438	$550,000	$6,946,438
Lawrence R. Rutkowski	$1,300,000	$1,105,000	$48,438	$276,250	$2,729,688
Dwight Meyer	$1,440,000	$1,224,000	$53,655	$306,000	$3,023,655

(1)	Upon a qualifying termination, Ms. McCluskey is entitled to receive cash severance equal to three times the sum of her annual base salary and target bonus and Messrs. Rutkowski and Meyer are each entitled to receive cash severance equal to two times the sum of their annual base salary plus target bonus. In addition, each of these Named Executive Officers is entitled to receive within 30 days following the closing of the merger a pro-rata target bonus in respect of the portion of Warnaco’s 2013 fiscal year preceding the closing of the merger. This pro-rata bonus is single-trigger in nature.
(2)	Ms. McCluskey’s annual base salary is equal to $1,000,000, Mr. Rutkowski’s annual base salary is equal to $650,000, and Mr. Meyer’s annual base salary is equal to $720,000.
(3)	Ms. McCluskey’s target bonus is equal to 110% of her base salary and the target bonuses of Messrs. Rutkowski and Meyer are equal to 85% of their respective base salaries.

4.	Generally, annual bonuses are paid only if the participant remains employed on the bonus payment date (typically in March of the following year). Warnaco and PVH have agreed that if annual bonuses for the 2012 fiscal year have not been paid prior to consummation of the merger and the Named Executive Officer experiences a qualifying termination of employment after the consummation of the merger but prior to the normal bonus payment date, the Named Executive Officer will nevertheless be entitled to receive the 2012 bonus. As noted above under “— Annual Bonuses for 2012,” no decision has been made regarding the amount of 2012 bonuses. For illustrative purposes only, it has been assumed that the bonuses for 2012 will equal 50% of each Named Executive Officer’s target bonus.
(c)	The amounts in this column represent the value of equity-based awards held by the Named Executive Officers, the vesting of which will be accelerated in connection with the merger or a subsequent qualifying termination of employment. These awards are either “single-trigger” or “double-trigger” in nature, as indicated in the table below. In accordance with SEC rules, for purposes of determining the value of the equity awards, the price per share utilized ($71.07) is equal to the average closing price of Warnaco common stock over the period October 31 through November 6, 2012, the first five business days immediately following the first public announcement of the merger. The amounts in this column consist of:

Name	Stock Options (double-trigger) (1)	Restricted Stock / Units (double-trigger) (2)(3)	Performance Shares / Units (single-trigger) (2)(4)	Total
Helen McCluskey	$908,606	$5,938,074	$2,440,686	$9,287,366
Lawrence R. Rutkowski	$355,009	$2,020,069	$1,053,009	$3,428,087
Dwight Meyer	$376,496	$2,142,218	$1,126,637	$3,645,352
Joseph R. Gromek	$0	$0	$1,961,532	$1,961,532
Frank Tworecke	$0	$0	$369,564	$369,564

1.	The stock option values were determined by multiplying the number of options underlying each unvested option award by the excess of $71.07 over the exercise price of such options.
2.	The share and unit values were determined by multiplying the number of shares/units underlying each outstanding award by $71.07.
3.	The values in this column include an assumed amount attributable to the share component of the supplemental awards in respect of 2012 for Ms. McCluskey and Messrs. Rutkowski and Meyer (these supplemental awards have yet to be granted since the bonuses for 2012 have not yet been determined). It has been assumed, for illustrative purposes only, that Ms. McCluskey and Messrs. Rutkowski and Meyer will receive a supplemental award in respect of 2012 equal to 10%, 10% and 13%, respectively, of their 2012 annual base salary plus assumed annual bonus (as noted above, it has been assumed that the Named Executive Officers’ bonuses for 2012 will equal 50% of their respective target bonuses); that 50% of the award will be delivered in shares of Warnaco common stock (career shares) valued at $71.07 per share; and that the remaining 50% will be delivered in the form of a credit to their notional accounts. As discussed in footnote (d) below, an assumed amount attributable to the notional account component of the supplemental award has been included in column (d) of the Golden Parachute Compensation table.
4.	This column represents the value of the target number of performance shares/units for each performance period which had not ended at the effective time of the merger. In addition, this column includes, for Ms. McCluskey and Messrs. Rutkowski and Meyer, an assumed value of the payout with respect to performance share/unit awards for the 2010-2012 performance period (which will have ended prior to the closing of the merger). These awards will be payable whether or not the Named Executive Officer’s employment is terminated between the consummation of the merger and the normal date on which these awards would vest (March 2013). Although actual performance has not yet been determined, it has been assumed, for illustrative purposes only, that these awards will be paid out at 111% of target.
(d)

The amounts in this column represent the aggregate dollar value of the notional account balances that will vest upon the consummation of the merger, based on the balances as of the end of November 30, 2012. In addition, this column includes an assumed value attributable to the notional account component of the supplemental award in respect of 2012 for Ms. McCluskey and Messrs. Rutkowski and Meyer, assuming for illustrative purposes only, that their respective bonuses for 2012 will equal 50% of their respective target bonuses.

Name	Notional Account Balance (single-trigger)	Assumed Notional Account Component of Supplemental Award in respect of 2012 (double-trigger)	Total
Helen McCluskey	$381,901	$38,750	$420,651
Lawrence R. Rutkowski	$279,742	$23,156	$302,898
Dwight Meyer	$287,557	$33,345	$320,902

(e)	The amounts in this column represent the value of continued coverage under Warnaco’s health plans upon a qualifying termination of employment. None of the benefits reflected in this column will be provided to a Named Executive Officer in connection with the merger unless such termination of employment occurs following the merger. The amounts in this column consist of medical and dental benefits.
(f)	The amounts in this column represent the aggregate dollar value of the sum of all amounts reported in columns (b) through (e). The table below summarizes the amounts which are payable on a “single-trigger” and “double-trigger” basis, respectively.

Name	Single-Trigger	Double-Trigger
Helen McCluskey	$2,919,026	$13,749,169
Lawrence R. Rutkowski	$1,381,189	$5,107,869
Dwight Meyer	$1,467,850	$5,550,444
Joseph R. Gromek	$1,961,532	$0
Frank Tworecke	$369,564	$0

Dividends

PVH currently pays an annual dividend of $0.15 per share. Warnaco does not currently pay an annual dividend and has agreed in the merger agreement that it will not do so prior to the completion of the merger without PVH’s prior written consent. Following the closing of the merger, PVH expects to continue its current dividend for stockholders of the combined company, subject to any factors that its board of directors in its discretion deems relevant. For additional information on the treatment of dividends under the merger agreement, see “The Merger Agreement—Conduct of Business” beginning on page 90.

Listing of PVH Common Stock

PVH’s common shares currently trade on the NYSE under the stock symbol “PVH.” It is a condition to the completion of the merger that the PVH common stock issuable in the merger be approved for listing on the NYSE, subject to official notice of issuance. PVH has agreed to use its reasonable best efforts to cause the shares of PVH common stock issuable in connection with the merger to be approved for listing on the NYSE and expects to obtain NYSE’s approval to list such shares prior to completion of the merger, subject to official notice of issuance.

De-Listing and Deregistration of Warnaco Common Stock

Shares of Warnaco common stock currently trade on the NYSE under the stock symbol “WRC.” When the merger is completed, the Warnaco common stock currently listed on the NYSE will cease to be quoted on the NYSE and will be deregistered under the Exchange Act.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma consolidated income statement of PVH for the fiscal year ended January 29, 2012 and the unaudited pro forma consolidated income statement and balance sheet of PVH as of and for the thirty-nine week period ended October 28, 2012 combine the historical financial statements of PVH and Warnaco, giving effect to:

•	the merger (with aggregate merger consideration of approximately $3.0 billion);

•	the issuance by PVH of debt to fund the merger;

•	the issuance by PVH of shares of PVH common stock as part of the merger consideration; and

•	the extinguishment of a portion of PVH’s and Warnaco’s existing debt.

The following unaudited pro forma consolidated income statements give effect to these events as if the merger had occurred on January 31, 2011. The following unaudited pro forma consolidated balance sheet gives effect to these events as if the merger had occurred on October 28, 2012.

The unaudited pro forma consolidated financial information included herein is derived from the historical financial statements of PVH and Warnaco and is based on certain assumptions which PVH believes to be reasonable, which are described in the section entitled “Notes to Unaudited Pro Forma Consolidated Financial Information.” PVH has not performed a complete and thorough valuation analysis necessary to determine the fair market values of all of the Warnaco assets to be acquired and liabilities to be assumed, and accordingly, as described in Note 3(b) below, the unaudited pro forma consolidated financial information includes a preliminary allocation of the purchase price to reflect the fair value of those assets and liabilities. A final determination of the acquisition consideration, which cannot be made prior to the completion of the merger, will be based on Warnaco’s number of common shares and equity awards outstanding and PVH’s stock price as of the date of completion of the merger. A final determination of fair values of Warnaco’s assets and liabilities, which cannot be made prior to the completion of the merger, will be based on the actual net assets of Warnaco that exist as of the date of completion of the merger. Consequently, amounts preliminarily assumed for acquisition consideration and allocated to acquired assets and assumed liabilities could change significantly from those amounts used in the unaudited pro forma condensed consolidated financial statements presented below.

The unaudited pro forma consolidated financial information:

•

does not purport to represent what the consolidated results of operations actually would have been if the merger had occurred on January 31, 2011 or what those results will be for any future periods or what the consolidated balance sheet would have been if the merger had occurred on October 28, 2012 or what the consolidated balance sheet will be on any future date. The pro forma adjustments are based on information current as of the time of this filing or as otherwise indicated; and

•

has not been adjusted to reflect any matters not directly attributable to implementing the merger. No adjustment, therefore, has been made for actions which may be taken once the merger is complete, such as any of PVH’s integration plans related to Warnaco. In connection with the plan to integrate the operations of PVH and Warnaco following the completion of the merger, PVH anticipates that nonrecurring charges, such as costs associated with systems implementation, severance and other costs related to exit or disposal activities, could be incurred. PVH is not able to determine the timing, nature and amount of these charges as of the date of this proxy statement/prospectus. However, these charges could affect the results of operations of PVH and Warnaco, as well as those of the combined company following the completion of the merger, in the period in which they are recorded. The unaudited pro forma combined condensed consolidated financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the merger, as they are nonrecurring in nature and were not factually supportable at the time that the unaudited pro forma combined condensed consolidated financial statements were prepared. Additionally, the unaudited pro forma adjustments do not give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies or any anticipated disposition of assets that may result from such integration. As a result, the actual amounts recorded in the future consolidated financial statements of PVH will differ from the amounts reflected in the unaudited pro forma consolidated financial information, and the differences may be material.

The unaudited pro forma consolidated financial information has been derived from the following sources:

•

Financial information of PVH, as prepared in accordance with GAAP, has been extracted without adjustment from PVH’s audited consolidated income statement for the year ended January 29, 2012 contained in PVH’s Annual Report on Form 10-K filed with the SEC on March 28, 2012, and from PVH’s unaudited consolidated income statement and balance sheet as of and for the thirty-nine week period ended October 28, 2012 contained in PVH’s Quarterly Report on Form 10-Q filed with the SEC on November 28, 2012.

•

Financial information of Warnaco, as prepared in accordance with GAAP, has been extracted from Warnaco’s audited consolidated income statement for the year ended December 31, 2011 contained in Warnaco’s Annual Report on Form 10-K filed with the SEC on February 29, 2012, and from Warnaco’s unaudited consolidated income statement and balance sheet as of and for the thirty-nine week period ended September 29, 2012 contained in Warnaco’s Quarterly Report on Form 10-Q filed with the SEC on November 6, 2012. Certain reclassifications have been made to the historical financial statements of Warnaco to conform with PVH’s presentation, primarily related to the presentation of amortization expense of intangible assets, pension expense, deferred income tax assets and liabilities, intangible assets, short-term borrowings and accrued income taxes payable.

The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed consolidated financial statements as a result of:

•	changes in the trading price for PVH’s common stock;

•	net cash used or generated in Warnaco’s operations between the signing of the merger agreement and completion of the merger;

•	other changes in Warnaco’s net assets that occur prior to the completion of the merger, which could cause material changes in the information presented below; and

•	changes in the financial results of the combined company, which could change the future discounted cash flow projections.

The unaudited pro forma combined condensed consolidated financial statements are provided for informational purposes only. The unaudited pro forma combined condensed consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined condensed consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined condensed consolidated financial statements should be read together with:

•	the accompanying notes to unaudited pro forma consolidated financial information;

•	the audited consolidated financial statements of PVH for the year ended January 29, 2012 and the notes relating thereto;

•	the unaudited consolidated financial statements of PVH as of and for the thirty-nine week period ended October 28, 2012 and the notes relating thereto;

•	the audited consolidated financial statements of Warnaco for the year ended December 31, 2011 and the notes relating thereto;

•	the unaudited consolidated financial statements of Warnaco as of and for the thirty-nine week period ended September 29, 2012 and the notes relating thereto; and

•

other information pertaining to PVH and Warnaco contained in or incorporated by reference into this document. See “Selected Historical Financial Data of PVH” and “Selected Historical Financial Data of Warnaco.”

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

For the year ended

(in thousands, except per share amounts)

	1/29/12 PVH	12/31/11 Warnaco	Transaction Adjustments	Footnote Reference	1/29/12 Pro Forma Consolidated PVH
Net sales	$5,410,028	$2,513,388	$(62,558)	3(i), 3(m)	$7,860,858
Royalty revenue	356,035	—	(100,112)	3(i), 3(m)	255,923
Advertising and other revenue	124,561	—	(46,500)	3(i), 3(m)	78,061

Total revenue	5,890,624	2,513,388	(209,170)		8,194,842
Cost of goods sold	2,834,735	1,412,446	(113,097)	3(h), 3(i)	4,134,084

Gross profit	3,055,889	1,100,942	(96,073)		4,060,758
Selling, general and administrative expenses	2,481,370	919,397	(19,121)	3(d), 3(i)	3,381,646
Debt modification costs	16,233	—	—		16,233
Equity in income of unconsolidated affiliates	1,367	—	—		1,367
Other loss	—	631	—		631

Income before interest and taxes	559,653	180,914	(76,952)		663,615
Interest expense	129,355	16,274	68,392	3(e)	214,021
Interest income	1,267	3,361	—		4,628

Income before taxes	431,565	168,001	(145,344)		454,222
Income tax expense	113,684	36,006	(43,061)	3(k)	106,629

Income from continuing operations before non-controlling interest	$317,881	$131,995	$(102,283)		$347,593

Less: Net loss attributable to non-controlling interest	—	257	—		257

Net income from continuing operations attributable to parent	$317,881	$132,252	$(102,283)		$347,850

Basic net income per share from continuing operations attributable to parent	$4.46	$3.07		3(l)	$4.41

Diluted net income per share from continuing operations attributable to parent	$4.36	$3.01		3(l)	$4.31

Weighted average common shares used to calculate net income per common share:
Basic	67,158	42,426			74,622
Diluted	72,923	43,300			80,766

See Notes to Unaudited Pro Forma Consolidated Financial Information.

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

For the thirty-nine week period ended

(in thousands, except per share amounts)

	10/28/12 PVH	9/29/12 Warnaco	Transaction Adjustments	Footnote Reference	10/28/12 Pro Forma Consolidated PVH
Net sales	$4,033,911	$1,790,990	$(52,328)	3(i), 3(m)	$5,772,573
Royalty revenue	271,917	—	(70,130)	3(i), 3(m)	201,787
Advertising and other revenue	100,971	—	(28,745)	3(i), 3(m)	72,226

Total revenue	4,406,799	1,790,990	(151,203)		6,046,586
Cost of goods sold	2,038,225	1,017,609	(120,611)	3(i)	2,935,223

Gross profit	2,368,574	773,381	(30,592)		3,111,363
Selling, general and administrative expenses	1,834,288	621,660	(11,370)	3(d), 3(f), 3(i)	2,444,578
Equity in income of unconsolidated affiliates	5,043	—	—		5,043
Other loss	—	12,638	—		12,638

Income before interest and taxes	539,329	139,083	(19,222)		659,190
Interest expense	86,729	13,708	57,142	3(e)	157,579
Interest income	846	2,705	—		3,551

Income before taxes	453,446	128,080	(76,364)		505,162
Income tax expense	107,221	44,489	(21,317)	3(k)	130,393

Income from continuing operations before non-controlling interest	$346,225	$83,591	$(55,047)		$374,769

Less: Net loss attributable to non-controlling interest	—	46			46

Net income from continuing operations attributable to parent	$346,225	$83,637	$(55,047)		$374,815

Basic net income per share from continuing operations attributable to parent	$4.78	$2.02		3(l)	$4.69

Diluted net income per share from continuing operations attributable to parent	$4.70	$1.99		3(l)	$4.59

Weighted average common shares used to calculate net income per common share:
Basic	69,843	40,801			77,307
Diluted	73,730	41,526			81,573

See Notes to Unaudited Pro Forma Consolidated Financial Information.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As of

(in thousands, except per share amounts)

	10/28/12 PVH	9/29/12 Warnaco	Transaction Adjustments	Footnote Reference	10/28/12 Pro Forma Consolidated PVH
ASSETS
Current Assets:
Cash and cash equivalents	$276,630	$311,011	$222,959	3(a)i, 3(a)iv, 3(c), 3(f)	$810,600
Trade receivables, net of allowances for doubtful accounts	587,603	323,719	(12,130)	3(i), 3(m)	899,192
Other receivables	19,862	—	30,066	3(m)	49,928
Inventories, net	855,359	388,827	46,000	3(b)iii	1,290,186
Prepaid expenses	80,925	—	57,783	3(f), 3(g), 3(i), 3(m)	138,708
Other, including deferred taxes	91,740	166,817	(89,451)	3(m)	169,106

Total Current Assets	1,912,119	1,190,374	255,227		3,357,720
Property, Plant and Equipment, net	519,863	135,054	—		654,917
Goodwill	1,855,195	141,103	1,101,583	3(b)v, 3(f)	3,097,881
Tradenames	2,288,513	54,415	529,585	3(b)ii	2,872,513
Perpetual License Rights	86,000	22,797	133,203	3(b)ii	242,000
Other Intangibles, net	153,812	234,748	732,252	3(b)ii	1,120,812
Other Assets, including deferred taxes	170,469	74,002	47,730	3(c), 3(f),3(g)	292,201

Total Assets	$6,985,971	$1,852,493	$2,799,580		$11,638,044

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$300,468	$173,616	$(10,573)	3(i)	$463,511
Accrued expenses	588,511	208,978	(43,020)	3(c), 3(f), 3(g), 3(i), 3(m)	754,469
Deferred revenue	24,473	—	(9,794)	3(i)	14,679
Current portion of long-term debt	84,000	4,697	(9,947)	3(c)	78,750
Short-term borrowings	142,514	44,696	—		187,210

Total Current Liabilities	1,139,966	431,987	(73,334)		1,498,619
Long-term debt	1,647,596	205,299	2,533,617	3(c)	4,386,512
Other Liabilities, including deferred taxes	1,151,785	171,249	522,250	3(b)iv, 3(c)	1,845,284
Redeemable non-controlling interest	—	15,275	—		15,275
Stockholders’ Equity:
Preferred stock	94,298	—	—		94,298
Common stock	71,037	531	6,933	3(a)ii, 3(j)	78,501
Additional paid in capital	1,511,574	773,821	106,933	3(a)ii, 3(a)iii, 3(j)	2,392,328
Retained earnings	1,485,067	712,420	(758,645)	3(c), 3(f), 3(g), 3(j)	1,438,842
Accumulated other comprehensive (loss) income	(85,378)	23,200	(19,463)	3(c), 3(j)	(81,641)
Less: shares of common stock held in treasury, at cost	(29,974)	(481,289)	481,289	3(j)	(29,974)

Total Stockholders’ Equity	3,046,624	1,028,683	(182,953)		3,892,354

Total Liabilities and Stockholders’ Equity	$6,985,971	$1,852,493	$2,799,580		$11,638,044

See Notes to Unaudited Pro Forma Consolidated Financial Information.

NOTES TO UNAUDITED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share amounts)

1.    BASIS OF PRESENTATION

The unaudited pro forma consolidated financial information has been derived from financial statements prepared in accordance with GAAP and reflects the proposed acquisition of Warnaco by PVH.

The underlying financial information of PVH has been derived from the audited consolidated financial statements of PVH contained in PVH’s Annual Report on Form 10-K for the year ended January 29, 2012 and from the unaudited consolidated financial statements of PVH contained in PVH’s Quarterly Report on Form 10-Q for the quarter ended October 28, 2012. The underlying financial information of Warnaco has been derived from the audited consolidated financial statements of Warnaco contained in Warnaco’s Annual Report on Form 10-K for the year ended December 31, 2011 and from the unaudited consolidated financial statements of Warnaco contained in Warnaco’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2012.

The merger has been treated as an acquisition of a business, with PVH as the acquirer and Warnaco as the acquiree, assuming that the merger had been completed on January 31, 2011, for the unaudited pro forma consolidated income statements and on October 28, 2012, for the unaudited pro forma consolidated balance sheet.

This unaudited pro forma consolidated financial information is not intended to reflect the financial position and results of operations which would have actually resulted had the merger been effected on the dates indicated. Further, the unaudited pro forma results of operations and balance sheet are not necessarily indicative of the results of operations that may be achieved in the future or what may be reflected in any future balance sheet. No account has been taken of the impact of transactions that have occurred or might occur subsequent to the dates referred to above. No adjustment, therefore, has been made for actions which may be taken once the merger is complete, such as any integration plans related to Warnaco.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The unaudited pro forma consolidated financial information has been compiled in a manner consistent with the accounting policies adopted by PVH. These accounting policies are similar in most material respects to those of Warnaco. Any reclassifications made to align Warnaco’s financial information with PVH’s accounting policies are described in Note 3(m).

3.    PRO FORMA TRANSACTION ADJUSTMENTS

The following adjustments have been made to reflect (i) the merger; (ii) the issuance by PVH of debt to fund the merger; (iii) the issuance by PVH of shares of PVH common stock as part of the merger consideration; and (iv) the extinguishment of a portion of PVH’s and Warnaco’s existing debt.

The estimated tax impact of each of these pro forma adjustments, excluding the fair value adjustment to deferred taxes in Note 3(b)iv below, is included in the total of tax adjustments explained in Note 3(k) below.

(a) Estimated Purchase Consideration

Under the terms of the merger, Warnaco will be acquired by PVH, for estimated total cash and stock consideration of $3,015,275. The estimated merger consideration was calculated as follows:

Total cash portion of the merger consideration	$2,120,008	i.
Total value of stock portion of the merger consideration	$828,587	ii.
PVH share price	$111.01	ii.
Total shares of PVH common stock to be issued	7,464	ii.
Total value of Warnaco employee replacement stock awards	$59,631	iii.
Total value of Warnaco employee performance awards	$9,441	iv.

Aggregate merger consideration	$3,017,667	v.

i.	For purposes of preparing this unaudited pro forma consolidated financial information, PVH has assumed that a portion of the cash portion of the merger consideration will come from the net proceeds from PVH’s issuance of debt. The value of the cash portion of the merger consideration is $2,120,008, which has been calculated as $51.75 for each share of Warnaco common stock outstanding at the effective time of the merger. For purposes of preparing this unaudited pro forma consolidated financial information, PVH has assumed that there are 40,966 shares of Warnaco common stock outstanding, which is equal to the amount outstanding at October 28, 2012. For each 1% change in the number of shares of Warnaco common stock outstanding, the value of the cash portion of the merger consideration will change by $21,200.
ii.	The value of the stock portion of the merger consideration is $828,587, which is reflected in the pro forma financial statements as an increase of $7,464 to common stock and an increase of $821,122 to additional paid in capital. The number of shares of PVH common stock to be issued in the merger is calculated as 0.1822 of a share of PVH common stock for each share of Warnaco common stock outstanding at the effective time of the merger, as set forth in the merger agreement. For purposes of preparing this unaudited pro forma consolidated financial information, PVH has assumed that there are 40,966 shares of Warnaco common stock outstanding, which is equal to the amount outstanding at October 28, 2012, and that the per share fair value underlying each share of PVH common stock issued to Warnaco stockholders in the merger is $111.01, PVH’s closing stock price on December 31, 2012. The final fair value of stock portion of the merger consideration will be based on the number of shares of PVH common stock actually issued in the merger and PVH’s stock price on the closing date of the merger as required under GAAP. For each 1% change in the number of shares of Warnaco common shares outstanding, the value of the stock portion of the merger consideration will change by $8,286 and for each 1% per share change in PVH’s stock price, the value of the stock portion of the merger consideration will change by $8,286.
iii.	Each outstanding award of Warnaco stock options, restricted stock or restricted stock units will be assumed by PVH and converted into an award (subject to the same terms and conditions) of PVH stock options, restricted stock or restricted stock units. The value of the Warnaco employee replacement stock awards portion of the merger consideration is $59,631. The amount was determined by multiplying the value of the estimated number of Warnaco awards outstanding at the effective time of the merger by the proportionate amount of the vesting period that has lapsed as of such date. For purposes of preparing this unaudited pro forma consolidated financial information, PVH has assumed that the per share fair value of each underlying share of Warnaco common stock that will be replaced is $71.57, Warnaco’s closing stock price on December 31, 2012. The final fair value of such shares of common stock will be based on the number of awards actually replaced and Warnaco’s stock price on the closing date of the merger. For each 1% per share change in Warnaco’s stock price, the value of the replacement stock awards portion of the merger consideration will change by $596.
iv.

The value of Warnaco’s employees’ performance shares and performance share units portion of the estimated purchase consideration is $9,441. The amount represents the merger consideration to be paid out, before tax withholdings, promptly after the effective time of the merger in respect of the target number of Warnaco performance awards that are outstanding immediately prior to the effective time of the merger and to which the applicable performance period had not been completed as of the effective time of the merger. For purposes of preparing this unaudited pro forma consolidated financial information, PVH has assumed that the per share fair value of each Warnaco performance award is $71.57, Warnaco’s closing stock price on December 31, 2012. The final fair value of the merger consideration related to the performance awards will be based on the number of awards outstanding and Warnaco’s stock price immediately before the effective time of the merger. For each 1% per share change in Warnaco’s stock price, the value of the performance awards portion of the merger consideration will change by $94.
v.	The merger consideration expected to be issued upon the closing of the merger reflected in this unaudited pro forma consolidated financial information does not purport to represent the merger consideration that will actually be issued upon the closing of the merger. For example, as discussed above, the number and value of shares of PVH common stock issued as part of the merger consideration will be calculated on the closing date of the merger and could differ materially from the number of shares of PVH common stock set forth above.

(b) Preliminary Allocation of Merger Consideration to Net Assets Acquired

Adjustments to reflect the preliminary allocation of merger consideration to net assets acquired are as follows:

Debit (Credit)
Book value of net assets acquired as of October 28, 2012	$1,028,683	i.
Fair value adjustments to net assets:
Identifiable intangible assets	1,395,040	ii.
Inventories, net	46,000	iii.
Other noncurrent liabilities	(524,228)	iv.
Goodwill	1,072,172	v.

Total fair value adjustments to net assets	1,988,984	vi.

Total purchase price to be allocated	$3,017,667

i.	The unaudited pro forma consolidated financial information has been prepared using Warnaco’s available financial statements and disclosures. Therefore, except as noted below, the carrying value of assets and liabilities in Warnaco’s financial statements are considered to be a proxy for fair value of those assets and liabilities. In addition, certain pro forma adjustments, such as recording fair value of assets and liabilities and potential adjustments for consistency of accounting policy, except for the adjustments specifically described below, are not reflected in this unaudited pro forma consolidated financial information.
ii.	For purposes of the pro forma analysis, historical intangible assets have been increased by $1,395,040 to reflect PVH’s preliminary estimate of the total fair value of intangible assets. Included in this adjustment is (a) a $529,585 increase to tradenames to reflect the total fair value of tradenames of $584,000; (b) a $219,203 increase to perpetual license rights to reflect the total fair value of perpetual license rights of $242,000; (c) an $86,000 decrease to perpetual license rights to reflect a reduction to PVH’s balance of perpetual license rights, as such rights are held by Warnaco; and (d) a $732,252 increase to other intangibles to reflect the total fair value of other intangibles of $967,000. These other intangibles represent reacquired license rights, customer relationships and order backlog.
iii.	Inventory, net was increased by $46,000 to reflect PVH’s preliminary estimate of the fair value of inventory based on the net realizable value method, less the portion of the profit attributable to PVH.
iv.	Other noncurrent liabilities was increased by $524,228 to reflect PVH’s preliminary estimate of the net deferred tax liability to be recorded in connection with these fair value adjustments.
v.	Goodwill was increased by $1,072,172 to reflect the total excess of the purchase consideration over the fair value of the assets acquired.
vi.

No other adjustments were made to the assets and liabilities of Warnaco to reflect their fair values. At this time there is insufficient information as to the specific nature, age, condition and location of Warnaco’s property, plant and equipment to make a reasonable estimation of fair value or the corresponding adjustment to depreciation and amortization. For each $10,000 fair value adjustment to property, plant and equipment, assuming a weighted-average useful life of 10 years, depreciation expense would change by approximately

$1,000. Once PVH has complete information as to the specifics of Warnaco’s assets, the estimated values assigned to the assets and/or the associated estimated weighted-average useful life of the assets will likely be different than that reflected in this unaudited pro forma consolidated financial information and the differences could be material. Following completion of the merger, PVH anticipates that the purchase price allocation may differ materially from the preliminary assessment outlined above. Any change to the initial estimates of the fair value of the assets and liabilities will be recorded as an increase or decrease to goodwill.

(c) Debt

PVH intends to finance the merger, in part, with the issuance of long-term debt. For purposes of preparing this unaudited pro forma consolidated financial information, PVH has assumed borrowings of approximately $1,200,000 in aggregate principal amount under a new senior secured term loan A facility (“TLA”) and approximately $1,875,000 in aggregate principal amount under a new senior secured term loan B facility (“TLB”). In addition, on December 20, 2012, PVH issued $700,000 of new senior unsecured notes in connection with the Warnaco acquisition. The TLB debt is expected to be issued with an original issue discount. PVH expects to extinguish its current term loan A facility, its current term loan B facility and Warnaco’s current term loan B facility, as well as any interest rate swap or cap agreements associated with these facilities. PVH has outstanding $100,000 of 7 3/4% debentures due 2023 and $600,000 7 3/8% senior unsecured notes due 2020, which will remain outstanding. The following table reconciles the unaudited pro forma consolidated balance sheet impact of these transactions, which were reflected in the unaudited pro forma consolidated financial information as an increase to both cash and debt:

	Current Portion of Long-term Debt	Long-term Debt
Assumed carrying amount of debt issued:
TLA, TLB and senior unsecured notes	$78,750	$3,686,875
Less:
Carrying amount of debt extinguished:
Current term loan A facility	(80,000)	(557,959)
Current term loan B facility	(4,000)	(390,000)
Current Warnaco term loan B facility	(2,000)	(195,500)
Premium on Warnaco interest rate cap	(2,697)	(9,799)

Net adjustment to debt	$(9,947)	$2,533,617

The debt structure and interest rates used for purposes of preparing the unaudited pro forma consolidated financial information may be considerably different than the actual amounts incurred by PVH based on market conditions at the time of the debt financing and other factors. Note 3(e) sets forth a sensitivity analysis related to the interest rates on debt to be issued.

The following adjustments were made to the unaudited pro forma consolidated financial information to reflect the impact of the expected extinguishment of the interest rate swap and cap agreements for PVH and Warnaco. There was a decrease in accrued expenses of $4,088, a decrease in other liabilities of $1,978, and a decrease in other noncurrent assets of $2,654, all with an offsetting net decrease to cash of $3,412 related to the settlement of the interest rate swap and the interest rate cap. The accumulated other comprehensive loss balance associated with PVH’s swap agreement was charged to retained earnings as of October 28, 2012, net of an estimated tax benefit. This resulted in an increase to accumulated other comprehensive income of $3,737 and a decrease to retained earnings of $3,737 to reflect the extinguishment of the net swap balance in accumulated other comprehensive loss. This also resulted in a decrease to other noncurrent assets of $2,329 and a decrease to accrued expenses of $2,329 to reflect the elimination of the tax benefit associated with the extinguishment of the swap.

(d) Amortization Expense

Adjustments were made to increase selling, general and administrative expenses to reflect estimated amortization of $43,684 for the year ended January 29, 2012 and $30,513 for the thirty-nine week period ended October 28, 2012. These adjustments were based on the assumption that $967,000 of the recorded intangible assets related to Warnaco would be definite lived, including $799,000 related to reacquired license rights, $165,000 related to customer relationships, and $3,000 related to order backlog. The estimated useful life of these intangible assets is approximately 33 years for reacquired license rights, 10 years for customer relationships, and four months for order backlog. In addition, adjustments were made to decrease selling, general and administrative expenses to eliminate historical Warnaco intangible asset amortization expense of $12,732 for the year ended January 29, 2012 and $7,802 for the thirty-nine week period ended October 28, 2012. In connection with these adjustments to amortization expense, adjustments were also made to decrease income taxes by $9,093 for the year ended January 29, 2012 and $6,118 for the thirty-nine week period ended October 28, 2012 to reflect the related tax benefits.

(e) Interest Expense

As discussed in Note 3(c) above, PVH currently estimates that it will borrow approximately $1,200,000 under TLA and approximately $1,875,000 under TLB. In addition, on December 20, 2012, PVH issued $700,000 of new senior unsecured notes in connection with the Warnaco acquisition. The TLB debt is expected to be issued with an original issue discount.

Interest on the TLA and TLB borrowings will be variable. The rate is equal to an applicable margin plus an adjusted Eurocurrency Rate (indexed to the London inter-bank borrowing rate (“LIBOR”)) or an adjusted Base Rate, at the option of PVH. The adjusted rates on TLB will be subject to a floor. For purposes of this unaudited pro forma consolidated financial information, interest calculations were performed assuming the Eurocurrency Rate model, with a LIBOR rate of 0.25% assumed for the adjusted Eurocurrency Rate for TLA and the 0.75% floor assumed for the Eurocurrency Rate for TLB. For purposes of this unaudited pro forma consolidated financial information, an assumed total weighted average interest rate of approximately 3.3% was used to reflect pro forma interest expense for TLA, TLB and the new senior unsecured notes.

PVH has outstanding $100,000 of 7 3/4% debentures due 2023 and $600,000 7 3/8% senior unsecured notes due 2020. PVH received requisite consents from the holders of the $600,000 7 3/8% senior unsecured notes due 2020 to amend the indenture governing the notes. The amendment increases the amount of secured indebtedness that PVH is permitted to incur without equally and ratably securing the notes. The total amount of the consent solicitation fee paid to the holders of the notes was $5,749. Such amount will be amortized to expense over the remaining life of the notes. With the exception of the consent solicitation fee amortization, this unaudited pro forma consolidated financial information does not reflect any adjustment to interest expense related to these debt facilities. In addition, certain of Warnaco’s debt facilities are expected to remain post-merger; therefore, this unaudited pro forma consolidated financial information does not reflect any adjustment to interest expense related to those facilities.

Pro forma adjustments have been made to reflect: (i) the addition in interest expense related to the new debt issued based on the assumptions described above and amortization of a consent solicitation fee described above; and (ii) the reduction in interest expense related to PVH’s and Warnaco’s existing term loan facilities that are expected to be extinguished.

The net adjustment of these transactions was calculated as follows:

	Year Ended 1/29/2012	Thirty-Nine Week Period Ended 10/28/2012
Interest expense on debt issued:
TLA, TLB and senior unsecured notes	$125,591	$92,853
Amortization of capitalized debt issuance costs	14,950	10,981
Amortization of consent solicitation fee	821	616
Interest expense on debt extinguished:
Existing term loan A facility	(26,582)	(19,022)
Existing term loan B facility	(29,906)	(11,790)
Amortization of capitalized debt issuance costs (extinguished debt)	(10,743)	(9,302)
Interest expense on existing Warnaco debt, excluding certain facilities	(4,394)	(6,018)
Amortization of capitalized debt issuance costs (Warnaco’s historical debt)	(1,345)	(1,176)

Net adjustment to interest expense	$68,392	$57,142

The debt structure and interest rates used for purposes of preparing the unaudited pro forma consolidated financial information may be considerably different than the actual amounts incurred by PVH based on a number of factors, including market conditions at the time of the debt financing and other factors. A 0.125% change in the interest rates applied to PVH’s debt structure assumed for purposes of this unaudited pro forma consolidated financial information would change the estimated annual interest expense by approximately $4,714.

(f) Transaction Costs

PVH has estimated that total transaction costs incurred by PVH and Warnaco will be $167,850 inclusive of merger-related costs and debt issuance costs, including a consent solicitation fee paid to the holders of PVH’s $600,000 7 3/8% senior unsecured notes due 2020 to amend the indenture governing such notes. The actual transaction costs incurred could differ materially from this estimate. A reasonable allocation of fees paid to attorneys that are involved with completing both the merger and the issuance of debt has been made to merger-related costs and debt issuance costs based on consultation with these professionals. Based on this allocation and information specific to each aspect of the merger, the following adjustments to the unaudited pro forma consolidated financial information have been made:

Merger-related costs

$77,100 of the total transaction costs has been allocated to completing the merger, of which $30,300 and $46,800 relates to estimated costs expected to be incurred by PVH and Warnaco, respectively. Because PVH is required to expense these costs as they are incurred, PVH’s estimated costs of $30,300 have been charged to retained earnings as of October 28, 2012. The estimated tax benefit associated with these costs was $7,465. Warnaco’s estimated costs of $46,800 have been reflected as an increase to goodwill. The estimated tax benefit associated with these costs was $17,389. No adjustment has been made to the unaudited pro forma consolidated income statements for these costs as they are non-recurring. However, $3,489 of such costs were included in PVH’s historical combined selling, general and administrative expenses for the thirty-nine week period ended October 28, 2012. The tax benefit associated with these costs was $860. As such, the unaudited pro forma consolidated income statement was adjusted to eliminate these costs, as were accrued expenses and retained earnings in the unaudited pro forma consolidated balance sheet.

Debt issuance costs

$90,750 of the total transaction costs has been allocated to debt issuance. This amount includes upfront and arranger fees which are based on a percentage of debt issued, subject to certain other terms, which may ultimately be different than the amount assumed for purposes of this unaudited pro forma consolidated financial information due to differences in the amount of the debt ultimately issued and certain other factors. These differences could be material. The costs allocated to debt issuance have been capitalized and reflected in the unaudited pro forma consolidated balance sheet as an increase in prepaid expenses of $15,771 and an increase in other noncurrent assets of $74,979. In the unaudited pro forma consolidated income statements, these costs are amortized to expense over the life of the debt instruments under the effective interest method. The adjustments to the unaudited pro forma consolidated income statements for these costs are reflected in Note 3(e).

(g) Debt Extinguishment Costs

Debt extinguishment costs related to the early extinguishment of PVH’s current term loan A and term loan B facilities and Warnaco’s historical debt are estimated to be $29,845, which relates to the write-off of previously capitalized debt issuance costs. This amount has been reflected as a decrease in prepaid expenses of $7,579 and a decrease in other noncurrent assets of $22,266. Because PVH is required to expense these costs as they are incurred, they have been charged to retained earnings. The estimated tax benefit associated with these costs was $7,563. No adjustment has been made to the unaudited pro forma consolidated income statements for these costs as they are non-recurring.

(h) Cost of Sales

As discussed in the fair value adjustments described in Note 3(b)iii, inventory was increased to reflect PVH’s preliminary estimate of the fair value of inventory based on the net realizable value method, less the portion of the profit attributable to PVH. As such, PVH has increased cost of goods sold for the year ended January 29, 2012 by $46,000 to reflect the increased valuation of Warnaco’s inventory as the acquired inventory is sold, which is assumed to occur within the first three months following the closing of the merger.

(i) Elimination of Intercompany Transactions

The unaudited financial statements of PVH and Warnaco reflect certain transactions that, if the merger had been completed on January 31, 2011 for the unaudited pro forma consolidated income statements and on October 28, 2012 for the unaudited pro forma consolidated balance sheet, would have been eliminated as intercompany transactions. PVH has made the following adjustments to the unaudited pro forma consolidated income statements and balance sheet to eliminate these transactions:

Debit (Credit)

	Year Ended 1/29/2012	Thirty-Nine Week Period Ended 10/28/2012
Net sales	$51,103	$45,685
Royalty revenue	107,994	74,926
Advertising and other revenue	50,073	30,592
Cost of goods sold	(159,097)	(120,611)
Selling, general and administrative expenses	(50,073)	(30,592)
Trade receivables		(34,991)
Prepaid expenses		(9,794)
Accounts payable		10,573
Accrued expenses		24,418
Deferred revenue		9,794

(j) Elimination of Warnaco’s Stockholders’ Equity

An adjustment to eliminate Warnaco’s common stock of $531, additional capital of $773,821 retained earnings of $712,420, accumulated other comprehensive income of $23,200 and treasury stock of $481,289 was reflected in the unaudited pro forma consolidated balance sheet as of October 28, 2012.

(k) Taxation

The estimated tax impacts have been calculated with reference to the statutory rates in effect for PVH and Warnaco for the periods presented. Blended tax rates of 29.0% and 27.4% have been used for the combined company for the year ended January 29, 2012 and the thirty-nine week period ended October 28, 2012, respectively. The effective tax rate of the combined company could be materially different than the rate assumed for purposes of preparing the unaudited pro forma consolidated financial information for a variety of factors, including post-merger activities. Accrued expenses was decreased by $33,886 and other assets was decreased by $2,329 as of October 28, 2012 for the net impact of the adjustments described in this Note 3. In addition, income tax expense was decreased by $43,061 and $21,317 for the year ended January 29, 2012 and the thirty-nine week period ended October 28, 2012, respectively for the net impact of the adjustments described throughout Note 3.

(l) Net Income per Common Share

PVH’s calculations of pro forma net income per share of PVH common stock from continuing operations attributable to parent for the year ended January 29, 2012 and the thirty-nine week period ended October 28, 2012 include the impact of items discussed in this Note 3, including the pro forma impact on assumed common stock dividends and the estimated weighted average number of shares of PVH common stock outstanding on a pro forma basis. The pro forma weighted average number of shares of PVH common stock outstanding for the year ended January 29, 2012 and thirty-nine week period ended October 28, 2012 have been calculated as if the shares issued in connection with the merger had been issued and outstanding as of January 31, 2011.

The following table sets forth the computation of basic pro forma net income per share of PVH common stock from continuing operations attributable to parent and diluted pro forma net income per share of PVH common stock from continuing operations attributable to parent for the year ended January 29, 2012 and the thirty-nine week period ended October 28, 2012:

	Year Ended 1/29/2012	Thirty-Nine Week Period Ended 10/28/2012
Pro forma net income from continuing operations attributable to parent	$347,850	$374,815
Less:
Pro forma net income allocated to participating securities	18,489	11,991

Pro forma net income available to PVH common stockholders for basic pro forma net income per share of PVH common stock from continuing operations attributable to parent	329,361	362,824
Add back:
Pro forma net income allocated to participating securities	18,489	11,991

Pro forma net income available to PVH common stockholders for diluted pro forma net income per share of PVH common stock from continuing operations attributable to parent	$347,850	$374,815

Weighted average shares of PVH common stock outstanding for basic pro forma net income per share of PVH common stock from continuing operations attributable to parent	74,622	77,307
Pro forma impact of dilutive securities	1,955	1,711
Pro forma impact of assumed participating convertible preferred stock conversion	4,189	2,555

Total shares of PVH common stock for diluted pro forma net income per share of PVH common stock from continuing operations attributable to parent	80,766	81,573
Basic pro forma net income per share of PVH common stock from continuing operations attributable to parent	$4.41	$4.69
Diluted pro forma net income per share of PVH common stock from continuing operations attributable to parent	$4.31	$4.59

(m) Reclassifications

Certain amounts were reclassified in the financial statements of Warnaco so their presentation would be consistent with that of PVH.

Warnaco’s components of total revenue were reclassified as follows:

Debit (Credit)

	Year Ended 12/31/11	Thirty-Nine Week Period Ended 9/29/12
Net sales	$11,455	$6,643
Royalty revenue	(7,882)	(4,796)
Advertising and other revenue	(3,573)	(1,847)

Certain of Warnaco’s balance sheet line items were reclassified as follows:

Debit (Credit)

As of 9/29/12
Trade receivables, net of allowances for doubtful accounts	$22,861
Other receivables	30,066
Prepaid expenses	59,385
Other current assets	(89,451)
Accrued expenses	(22,861)

(n) Summary of Transaction Adjustments

A summary of the transaction adjustments summarized in this Note 3 to each line within the financial statements follows:

Debit (Credit)

	Footnote Reference	Year Ended 1/29/2012	Thirty-Nine Week Period Ended 10/28/2012
Net Sales
Eliminate intercompany	3(i)	$51,103	$45,685
Reclassifications	3(m)	11,455	6,643

Total transaction adjustment		$62,558	$52,328
Royalty Revenue
Eliminate intercompany	3(i)	$107,994	$74,926
Reclassifications	3(m)	(7,882)	(4,796)

Total transaction adjustment		$100,112	$70,130
Advertising and Other Revenue
Eliminate intercompany	3(i)	$50,073	$30,592
Reclassifications	3(m)	(3,573)	(1,847)

Total transaction adjustment		$46,500	$28,745
Cost of Goods Sold
Amortize inventory fair value adjustment	3(h)	$46,000
Eliminate intercompany	3(i)	(159,097)	$(120,611)

Total transaction adjustment		$(113,097)	$(120,611)
Selling, General and Administrative Expenses
Amortization on acquired intangibles	3(d)	$43,684	$30,513
Eliminate Warnaco’s historical intangible amortization	3(d)	(12,732)	(7,802)
Eliminate PVH historical transaction costs	3(f)		(3,489)
Eliminate intercompany	3(i)	(50,073)	(30,592)

Total transaction adjustment		$(19,121)	$(11,370)
Interest Expense
Adjust for assumed debt structure	3(e)	$68,392	$57,142

Total transaction adjustment		$68,392	$57,142

Debit (Credit)

	Footnote Reference	Year Ended 1/29/2012	Thirty-Nine Week Period Ended 10/28/2012
Income Tax Expense
Net tax impacts of adjustments	3(k)	$(43,061)	$(21,317)

Total transaction adjustment		$(43,061)	$(21,317)
Cash and Cash Equivalents
Cash portion of merger consideration	3(a)i		$(2,120,008)
Warnaco employee performance awards to be paid in cash	3(a)iv		(9,441)
Net change in total debt	3(c)		2,523,670
Extinguish interest rate swap and cap	3(c)		(3,412)
Transaction costs	3(f)		(167,850)

Total transaction adjustment			$222,959
Trade Receivables, net of allowances for doubtful accounts
Eliminate intercompany	3(i)		$(34,991)
Reclassifications	3(m)		22,861

Total transaction adjustment			$(12,130)
Other Receivables
Reclassifications	3(m)		$30,066

Total transaction adjustment			$30,066
Inventories, net
Inventory fair value adjustment	3(b)iii		$46,000

Total transaction adjustment			$46,000
Prepaid Expenses
Debt issuance costs on new debt		3(f)	$15,771
Write-off of debt issuance costs on extinguished debt		3(g)	(7,579)
Eliminate intercompany		3(i)	(9,794)
Reclassifications		3(m)	59,385

Total transaction adjustment			$57,783
Other Current Assets, including Deferred Taxes
Reclassifications		3(m)	$(89,451)

Total transaction adjustment			$(89,451)
Goodwill
Preliminary allocation of consideration		3(b)v	$1,072,172
Warnaco’s transaction costs, net of taxes		3(f)	29,411

Total transaction adjustment			$1,101,583
Tradenames
Preliminary allocation of consideration		3(b)ii	$529,585

Total transaction adjustment			$529,585

Debit (Credit)

	Footnote Reference	Thirty-Nine Week Period Ended 10/28/2012
Perpetual License Rights
Preliminary allocation of consideration	3(b)ii	$133,203

Total transaction adjustment		$133,203
Other Intangibles, net
Preliminary allocation of consideration	3(b)ii	$732,252

Total transaction adjustment		$732,252
Other Assets, including Deferred Taxes
Extinguish interest rate swap and cap	3(c)	$(2,654)
Eliminate tax benefit associated with extinguishment of interest rate swap	3(c)	(2,329)
Debt issuance costs on new debt	3(f)	74,979
Write-off of debt issuance costs on extinguished debt	3(g)	(22,266)

Total transaction adjustment		$47,730
Accounts Payable
Eliminate intercompany	3(i)	$10,573

Total transaction adjustment		$10,573
Accrued Expenses
Extinguish interest rate swap and cap	3(c)	$4,088
Eliminate tax benefit associated with extinguishment of interest rate swap	3(c)	2,329
Tax effect of PVH’s transaction costs	3(f)	7,465
Tax effect of Warnaco’s transaction costs	3(f)	17,389
Eliminate PVH historical transaction costs	3(f)	3,489
Eliminate tax effect of PVH historical transaction costs	3(f)	(860)
Tax effect of debt extinguishment costs	3(g)	7,563
Eliminate intercompany	3(i)	24,418
Reclassifications	3(m)	(22,861)

Total transaction adjustment		$43,020
Deferred Revenue
Eliminate intercompany	3(i)	$9,794

Total transaction adjustment		$9,794
Current Portion of Long-Term Debt
Net change in debt	3(c)	$9,947

Total transaction adjustment		$9,947
Long-Term Debt
Net change in debt	3(c)	$(2,533,617)

Total transaction adjustment		$(2,533,617)
Other Liabilities, including Deferred Taxes
Preliminary allocation of merger consideration	3(b)iv	$(524,228)
Extinguish interest rate swap and cap	3(c)	1,978

Total transaction adjustment		$(522,250)
Common Stock
Stock portion of merger consideration	3(a)ii	$(7,464)
Eliminate Warnaco’s equity	3(j)	531

Total transaction adjustment		$(6,933)

Debit (Credit)

	Footnote Reference	Thirty-Nine Week Period Ended 10/28/2012
Additional Paid in Capital
Stock portion of merger consideration	3(a)ii	$(821,123)
Value of Warnaco employee replacement awards	3(a)iii	(59,631)
Eliminate Warnaco’s equity	3(j)	773,821

Total transaction adjustment		$(106,933)
Retained Earnings
Extinguish interest rate swap and cap	3(c)	$3,737
PVH’s transaction costs, net of taxes	3(f)	22,835
Eliminate PVH historical transaction costs	3(f)	(3,489)
Eliminate tax effect of PVH historical transaction costs	3(f)	860
Write-off of debt issuance costs on extinguished debt, net of taxes	3(g)	22,282
Eliminate Warnaco’s equity	3(j)	712,420

Total transaction adjustment		$758,645
Accumulated Other Comprehensive (Loss) Income
Extinguish interest rate swap and cap	3(c)	$(3,737)
Eliminate Warnaco’s equity	3(j)	23,200

Total transaction adjustment		$19,463
Common Stock Held in Treasury, at cost
Eliminate Warnaco’s equity	3(j)	$(481,289)

Total transaction adjustment		$(481,289)

THE MERGER AGREEMENT

The following summarizes material provisions of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. Warnaco stockholders are urged to read the merger agreement carefully and in its entirety, as well as this proxy statement/prospectus, before making any decisions regarding the merger.

In reviewing the merger agreement, please remember that it is included to provide you with information regarding its terms. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other party to the merger agreement and:

•

have been qualified by certain disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by PVH and Warnaco. As of the date of this proxy statement/prospectus, except as set forth in the companies’ public disclosure, there are no specific material facts that exist that the parties believe contradict their respective representations and warranties in the merger agreement. PVH and Warnaco will provide additional disclosure in their public reports to the extent they become aware of the existence of any specific material facts that are required to be disclosed under U.S. federal securities laws and might contradict the representations and warranties contained in the merger agreement. In any event, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference herein. See “Where You Can Find More Information” on page 122.

Terms of the Merger

The merger agreement provides for the merger of Wand Acquisition Corp. with and into Warnaco. Warnaco will be the surviving corporation in the merger and will become a subsidiary of PVH. Each share of Warnaco common stock issued and outstanding immediately prior to the completion of the merger (other than excluded shares) will be converted into the right to receive (1) 0.1822 of a share of PVH common stock, and (2) $51.75 in cash.

PVH will not issue any fractional shares of PVH common stock in the merger. Instead, a Warnaco stockholder who otherwise would have received a fraction of a share of PVH common stock will receive an amount in cash (without interest) equal to such fractional amount multiplied by the last reported sale price of PVH common stock on the NYSE on the last complete trading day prior to the effective time of the merger.

Completion of the Merger

Unless the parties agree otherwise, the closing of the merger will take place on a date specified by the parties, but no later than the fifth business day after all closing conditions have been satisfied or waived. The merger will be effective when the Delaware Secretary of State files a certificate of merger submitted by PVH and Warnaco, unless the parties agree to a later time for the completion of the merger and specify that time in the certificate of merger; however, if the marketing period (described under “—Marketing Period,” below) has not ended at such time, the closing of the merger will instead occur on (1) the earlier to occur of (a) any business day during the marketing period to be specified by PVH to Warnaco on no less than three business days’ written notice and (b) the last day of the marketing period (or, if such date is not a business day, the first business day occurring thereafter), or (2) such other date and time as agreed to in writing by PVH and Warnaco.

We currently expect to complete the merger in early 2013, subject to receipt of required stockholder and regulatory approvals and to the satisfaction or waiver of the other conditions to the merger described below.

Marketing Period

The “marketing period” referred to above is the first period of 20 consecutive calendar days after the expected date (as described below) throughout and at the end of which (1) PVH has certain financial information about Warnaco, which we refer to as the required information, and (2) the closing conditions have been satisfied (other than those conditions that by their terms are to be satisfied at the closing and other than the condition relating to Warnaco stockholder approval) and no condition exists that would cause any of the closing conditions to fail to be satisfied, assuming the closing was to be scheduled for any time during such consecutive day period; provided that the marketing period will not be deemed to have commenced if, prior to the completion of the marketing period, (a) Deloitte & Touche LLP has withdrawn its audit opinion with respect to the required information, in which case the marketing period will not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to the required information by Deloitte & Touche LLP, another “big four” accounting firm or another independent public accounting firm reasonably acceptable to PVH, (b) the financial statements included in the required information that are available to PVH on the first day of any such 20 consecutive calendar day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 20 consecutive calendar day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such 20 consecutive calendar day period, in which case the marketing period will not be deemed to commence unless and until, at the earliest, the receipt by PVH of updated required information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new 20 consecutive calendar day period, or (c) Warnaco determines to restate its or any of its subsidiaries’ historical financial statements, in which case the marketing period will not be deemed to commence unless and until, at the earliest, such restatement has been completed and the relevant financial statement has been amended or Warnaco has indicated that it has concluded that no restatement is required in accordance with GAAP; provided, further, that the marketing period will end on any earlier date that is the date on which the proceeds of the financing or any alternate financing (as described below under “The Merger Agreement—Financing”) are obtained. If the marketing period has not ended prior to December 19, 2012, it will be deemed not to have commenced until after January 4, 2013; provided that such period will not consider November 22, 2012 through November 25, 2012 as calendar days (any period including such dates will be deemed consecutive for purposes of the foregoing).

The “expected date” referred to above is the latest to occur of (1) the date PVH has received the required information with respect to the marketing period and (2) the later to occur of (a) the first business day following the date on which PVH’s conditions have been satisfied (other than those conditions that by their terms are to be satisfied at the closing and other than the Warnaco stockholder approval condition) and (b) the date on which Warnaco has mailed or otherwise made available the proxy statement to the stockholders of Warnaco.

Conditions to Completion of the Merger

The obligations of PVH and Warnaco to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement by Warnaco stockholders;

•	the approval for listing by the NYSE, subject to official notice of issuance, of the PVH common stock issuable to Warnaco stockholders in the merger;

•

the termination or expiration of any applicable waiting periods under the HSR Act and the Canadian Competition Act, the issuance by the European Commission of a decision under the EC Merger Regulation declaring the merger compatible with the common market, and the receipt of approvals from the Mexican Federal Competition Commission and the Turkish Competition Authority;

•

the receipt of any other applicable regulatory approvals under applicable law, unless failure to obtain them would not, individually or in the aggregate, reasonably be expected to have a material adverse effect (as described below) on Warnaco or PVH or result in a reversal of the merger;

•

the absence of any legal restraint, prohibition or binding order or determination of any court or other governmental entity that prevents, makes illegal or prohibits the consummation of the merger and the other transactions contemplated by the merger agreement; and

•	the SEC having declared effective the registration statement of which this proxy statement/prospectus forms a part.

In addition, each of PVH’s and Warnaco’s obligations to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representation and warranty as to the absence of a material adverse effect on the other party being true and correct in all respects, the representation and warranty as to the other party’s capitalization being true and correct in all respects, except for de minimis inaccuracies, certain representations and warranties of the other party being true and correct in all material respects and all other representations and warranties of the other party being true and correct, subject to the material adverse effect standard provided in the merger agreement and summarized below (as described below under “—Representations and Warranties”);

•	the other party having performed, in all material respects, all material obligations required to be performed by it under the merger agreement;

•

the absence of any fact, circumstance, effect, change, event or development during the period from the date of the merger agreement to the closing date that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the other party (as described below under “—Representations and Warranties”); and

•	the receipt of an officer’s certificate executed by the chief executive officer or chief financial officer of the other party certifying that the three preceding conditions have been satisfied.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

No Solicitation of Alternative Proposals

Warnaco has agreed that none of Warnaco or its subsidiaries, directors, officers, employees, accountants, consultants, legal counsel, financial advisors, agents or other representatives will, or will publicly announce any intention to, directly or indirectly:

•	solicit or initiate, or knowingly encourage (including by providing information or assistance), facilitate or induce any alternative transaction proposal;

•

participate in any discussions or negotiations (other than informing persons of the provisions described in this section and in “—Change in Board Recommendation”) regarding, or furnish or cause to be furnished to any person or group any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an alternative transaction proposal (as described below);

•	approve, agree to, accept, endorse or recommend any alternative transaction proposal;

•	submit to a vote of its stockholders, approve, endorse or recommend any alternative transaction proposal; or

•

enter into any letter of intent or agreement in principle or any agreement providing for any alternative transaction proposal (except for confidentiality agreements which are permitted, as described below).

Any violation of the restrictions described above by any representative of Warnaco or any of its subsidiaries will constitute a breach of such restriction(s) by Warnaco.

However, if Warnaco or any of its subsidiaries or any of its or their respective representatives receives an unsolicited, written alternative transaction proposal at any time prior to the Warnaco special meeting that did not result from or arise in connection with a breach of the restrictions described above, Warnaco and its representatives may, prior to (but not after) obtaining the Warnaco stockholder approval, take the following actions if Warnaco’s board of directors (or any committee thereof) has determined, in its good faith judgment (after consultation with Warnaco’s financial advisors and outside legal counsel), that such alternative transaction proposal constitutes or would reasonably be expected to lead to a superior proposal (as described below) and that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law: (1) obtain from the person or group making the alternative transaction proposal an executed confidentiality agreement containing terms at least as restrictive with respect to such person or group as the terms of the confidentiality agreement with PVH are with respect to PVH and, following the entry into such confidentiality agreement, furnish information to such person or group, and (2) enter into discussions and negotiations with such person or group with respect to such alternative transaction proposal.

Warnaco has also agreed that promptly (but in no event more than 24 hours) following receipt of any alternative transaction proposal or any request for non-public information or any inquiry that could reasonably be expected to lead to any alternative transaction proposal, Warnaco will advise PVH in writing of the receipt of such alternative transaction proposal, request or inquiry, and the terms and conditions of such alternative transaction proposal, request or inquiry (including, in each case, the identity of the person or group making any such alternative transaction proposal, request or inquiry), and Warnaco will as promptly as practicable provide to PVH (1) a copy of such alternative transaction proposal, request or inquiry, if in writing, or (2) a written summary of the material terms of such alternative transaction proposal, request or inquiry, if oral. Warnaco has also agreed that it will provide to PVH (on a substantially simultaneous basis) any non-public information concerning Warnaco or any of its subsidiaries that may be provided (in accordance with the paragraph above) to any other person or group in connection with any written alternative transaction proposal that has not previously been provided to PVH. In addition, Warnaco has agreed to provide PVH as promptly as practicable with notice setting forth all such information as is reasonably necessary to keep PVH informed on a current basis in all material respects of all communications regarding (including material amendments or proposed material amendments to) such alternative transaction proposal, request or inquiry.

In addition, Warnaco has agreed that it and its subsidiaries will, and it will direct its and their respective representatives to, (1) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations conducted prior to the date of the merger agreement with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an alternative transaction proposal, (2) request the prompt return or destruction of all confidential information previously furnished to any person (other than PVH) that has, within the one year period prior to the date of the merger agreement, made or indicated an intention to make, or engaged in diligence or substantive discussions with respect to, an alternative transaction proposal, and (3) not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and will strictly enforce any such provisions.

The merger agreement provides that the above-described restrictions on Warnaco do not prohibit Warnaco or its board of directors from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an alternative transaction proposal or from making any disclosure to Warnaco’s stockholders if Warnaco’s board of directors (after consultation with its outside legal counsel) concludes that its failure to do so would be inconsistent with its fiduciary duties under applicable law. A factually accurate public statement that describes Warnaco’s receipt of an alternative transaction proposal and the operation of the merger agreement with respect thereto (without including such reaffirmation) will not be deemed an adverse recommendation change (as described below).

For purposes of the merger agreement:

•

an “alternative transaction proposal” means any proposal or offer (whether or not in writing) with respect to any (1) merger, consolidation, share exchange, other business combination or similar transaction involving Warnaco; (2) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a subsidiary of Warnaco or otherwise) of any business or assets of Warnaco or any of its subsidiaries representing 20% or more of the consolidated revenues, net income or assets of Warnaco and its subsidiaries, taken as a whole; (3) issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Warnaco; (4) transaction in which any person (or the stockholders of any person) will acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Warnaco common stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Warnaco; or (5) any combination of the foregoing (in each case, other than the merger); and

•

a “superior proposal” means any bona fide written proposal or offer made by a third party or group pursuant to which such third party (or, in a parent-to-parent merger involving such third party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the Warnaco common stock or assets of Warnaco and its subsidiaries, taken as a whole, (1) on terms which the Warnaco board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to the holders of Warnaco common stock than the merger, taking into account all the terms and conditions of such proposal and the PVH merger agreement (including any changes proposed by PVH to the terms of the merger agreement); and (2) that is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Warnaco Stockholder Meeting

Warnaco has agreed to hold a meeting of its stockholders for the purpose of voting upon approval of the merger agreement as promptly as reasonably practicable after the date of the merger agreement. Warnaco will use its reasonable best efforts to obtain from its stockholders the requisite stockholder approval of the merger agreement, including, through the Warnaco board of directors, by recommending that its stockholders approve the merger agreement (subject to the provisions governing the Warnaco board of directors’ ability to make a change in Warnaco’s recommendation, as described below under “—Change in Board Recommendation”).

In addition, Warnaco has agreed that, unless the merger agreement is terminated in accordance with its terms, its obligations to hold the Warnaco special meeting will not be affected by the commencement, public proposal, public disclosure or communication to Warnaco of any alternative transaction proposal or by the making of any adverse recommendation change by the Warnaco board of directors; however, (1) if the public announcement of an adverse recommendation change or the delivery of notice by Warnaco to PVH following its receipt of a superior proposal, as described below under “—Change in Board Recommendation” occurs less than ten business days prior to the Warnaco special meeting, Warnaco will be entitled to postpone the Warnaco special meeting to a date not more than ten business days after the later of such event; and (2) Warnaco may not submit to the vote of its stockholders any alternative transaction proposal.

Change in Board Recommendation

At any time prior to the Warnaco special meeting, upon the occurrence of an intervening event (as described below) or in the event that Warnaco has received a superior proposal (after taking into account the terms of any revised offer by PVH, as described below), the Warnaco board of directors may withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to PVH, its recommendation in favor of the merger agreement, or take any action, or make any public statement, filing or release inconsistent with such recommendation (we refer to any of the foregoing as an adverse recommendation change) (including, for the avoidance of doubt, recommending against the merger or approving, endorsing or recommending any alternative transaction proposal) and, if Warnaco has received a superior proposal (after taking into account the terms of any revised offer by PVH, as described below), terminate the merger agreement to enter into a definitive written agreement providing for such superior proposal simultaneously with the termination of the merger agreement, if the Warnaco board of directors has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law; however, the Warnaco board of directors may not make an adverse recommendation change or, in the case of a superior proposal, terminate the merger agreement, unless:

•	Warnaco has complied in all material respects with the restrictions described in “—No Solicitation of Alternative Proposals” and in “—Change in Board Recommendation”;

•

Warnaco has provided prior written notice to PVH at least four business days in advance (which we refer to as the notice period) of taking such action, which notice must advise PVH, in the case of a superior proposal, that the Warnaco board of directors has received a superior proposal and must include a copy of such superior proposal, or, in cases involving an intervening event, of the circumstances giving rise to the adverse recommendation change;

•

during the notice period, Warnaco has and has caused its financial advisors and outside legal counsel to negotiate with PVH in good faith (to the extent PVH desires to so negotiate) to make such adjustments in the terms and conditions of the merger agreement so that, in the case of a superior proposal, such superior proposal ceases to constitute (in the judgment of the Warnaco board of directors) a superior proposal, or in cases involving an intervening event, the failure to make such adverse recommendation change (in the judgment of the Warnaco board of directors) would no longer be inconsistent with the directors’ exercise of their fiduciary duties under applicable law; and

•

the Warnaco board of directors has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by PVH, if any, that, in the case of a superior proposal, such superior proposal remains a superior proposal or, in cases involving an intervening event, that the failure to make such adverse recommendation change continues to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law.

If during the notice period any revisions are made to the superior proposal, Warnaco must deliver a new written notice to PVH and comply with the requirements described above with respect to such new written notice; however, for purposes of this sentence, references to the four business day period above will be deemed to be references to a two business day period.

If (1) any public announcement regarding an alternative acquisition proposal is made by Warnaco, any of its subsidiaries or representatives or by the person making such alternative acquisition proposal, (2) within five business days following such public announcement, PVH delivers to Warnaco in writing a request that the Warnaco board of directors expressly publicly reaffirm its recommendation in favor of the merger agreement, and (3) the Warnaco board of directors does not expressly publicly reaffirm its recommendation in favor of the merger agreement during the period of five business days following the delivery to Warnaco of such request, then Warnaco will be deemed to have made an adverse recommendation change at 11:59 p.m., New York City time, on the last day of such period of five business days.

For purposes of the merger agreement, an “intervening event” means a material event, development, occurrence, state of facts or change that was not known or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) to the Warnaco board of directors as of the date of the merger agreement, which event, development, occurrence, state of facts or change (including any change in probability or magnitude of consequences) becomes known to the Warnaco board of directors prior to the Warnaco special meeting; however, in no event will any of the following constitute an intervening event: (1) an action taken by either party to the extent required by certain affirmative covenants in the merger agreement relating to obtaining regulatory approvals, and the consequences of any such action, (2) a decline in the market price or trading volume of the securities of PVH (however, the underlying causes of any such decline may be considered in determining whether an intervening event has occurred), and (3) the receipt, existence of or terms of an alternative transaction proposal or any inquiry relating thereto, or the consequences thereof.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, even after the receipt of the requisite Warnaco stockholder approval, under the following circumstances:

•	by mutual written consent of Warnaco and PVH;

•	by either Warnaco or PVH if:

•

the merger is not consummated by the six-month anniversary of the date of the merger agreement, which we refer to as the “end date”; provided that the end date may be extended by either party for one or more 30-day periods, up to three months in the aggregate, if certain regulatory approvals have not been obtained but all of the other closing conditions have been satisfied or are capable of being satisfied, unless the failure of closing is caused by a breach of the merger agreement by the terminating party;

•

there is in effect a legal restraint, prohibition or binding order or determination by a court or other governmental entity that prevents, makes illegal or prohibits the consummation of the merger and the other transactions contemplated by the merger agreement, unless the terminating party has not complied with its obligation to use reasonable best efforts to consummate the merger;

•

if Warnaco stockholders fail to adopt the merger agreement at the Warnaco special meeting or at any adjournment or postponement at which the vote to obtain the required approval of the merger is taken, unless the failure to obtain the Warnaco stockholder approval is caused by a material breach of the terminating party;

•

by Warnaco upon a breach of any representation, warranty, covenant or agreement on the part of PVH or Wand Acquisition Corp., or if any representation or warranty of PVH or Wand Acquisition Corp. has become untrue, in each case, such that the conditions to Warnaco’s obligations to complete the merger could not be satisfied as of the closing date; provided, that Warnaco may not so terminate the merger agreement if any such breach or failure to be true is cured within 30 days after written notice by Warnaco to PVH informing PVH of such breach or failure to be true; and provided, further, that Warnaco may not so terminate the merger agreement if it is then in breach of the merger agreement in any material respect;

•

by Warnaco prior to receipt of the Warnaco stockholder approval, in order to enter into a definitive written agreement providing for a superior proposal in accordance with the merger agreement; provided that Warnaco pays the termination fee (as described below under “—Effects of Termination;

Expenses and Termination Fees”) prior to or simultaneously with such termination (it being understood that Warnaco is required to enter into such definitive written agreement simultaneously with such termination of the merger agreement);

•

by PVH upon a breach of any representation, warranty, covenant or agreement on the part of Warnaco, or if any representation or warranty of Warnaco has become untrue, in each case, such that the conditions to PVH’s obligations to complete the merger could not be satisfied as of the closing date; provided, that PVH may not so terminate the merger agreement if any such breach or failure to be true is cured within 30 days after written notice by PVH to Warnaco informing Warnaco of such breach or failure to be true; and provided, further, that PVH may not so terminate the merger agreement if it is then in breach of the merger agreement in any material respect;

•

by PVH prior to the Warnaco special meeting if the Warnaco board of directors withdraws, qualifies or modifies in a manner adverse to PVH or proposes publicly to withdraw, qualify or modify in a manner adverse to PVH its recommendation in favor of the merger agreement or makes any public statement, filing or release inconsistent with its recommendation in favor of the merger agreement; or

•

by PVH prior to the Warnaco special meeting in the event that Warnaco has (1) materially breached its obligations described above under “—No Solicitation of Alternative Proposals” and “—Change in Board Recommendation” (a) in a manner materially adverse to PVH or (b) which results in the making of an alternative transaction proposal, or (2) breached in any material respect its obligations under the merger agreement to call, give notice of, convene and/or hold the Warnaco special meeting, as described above under “—Warnaco Stockholders Meeting.”

Effects of Termination; Expenses and Termination Fees

Except as provided below, each party will pay all fees and expenses incurred by it in connection with the merger and the other transactions contemplated by the merger agreement.

If the merger agreement is validly terminated, the agreement will become void and have no effect, without any liability or obligation on the part of any party except in the case of any willful breach of the merger agreement, unless Warnaco pays to PVH, and PVH accepts as payment, the termination fee (as described below). The provisions of the merger agreement relating to the reimbursement and indemnification obligations of PVH, the effects of termination, fees and expenses, termination payments, governing law, jurisdiction, waiver of jury trial and specific performance, as well as the confidentiality agreement entered into between PVH and Warnaco, will continue in effect notwithstanding termination of the merger agreement. Upon a termination, Warnaco will become obligated to pay to PVH a $100 million termination fee (which will, in any case, only be payable once) if:

•	Warnaco terminates the merger agreement, prior to the receipt of Warnaco stockholder approval, in order to enter into a definitive written agreement providing for a superior proposal;

•

PVH terminates the merger agreement, prior to the receipt of Warnaco stockholder approval, in the event that an adverse recommendation change has occurred (other than as a result of an adverse recommendation change made by Warnaco’s board of directors relating to a material adverse effect on PVH); provided that if either Warnaco or PVH terminates the merger agreement due to a failure to obtain the Warnaco stockholder approval at any time after PVH would have been permitted to terminate the merger agreement for the reason described in this bullet, PVH will be entitled to payment of the termination fee;

•

PVH terminates the merger agreement, prior to the receipt of Warnaco stockholder approval, in the event that Warnaco has (1) materially breached its obligations described under “—No Solicitation for Alternative Proposals” or “—Change in Board Recommendation” (a) in a manner materially adverse to PVH or (b) which results in the making of an alternative transaction proposal, or (2) breached in any respect its obligations under the merger agreement to call, give notice of, convene and/or hold the

Warnaco special meeting, as described above under “—Warnaco Stockholders Meeting”; provided that if either Warnaco or PVH terminates the merger agreement due to a failure to obtain the Warnaco stockholder approval at any time after PVH would have been permitted to terminate the merger agreement for one of the reasons described in this bullet, PVH will be entitled to payment of the termination fee;

•

(1) an alternative transaction proposal has been made to Warnaco and not publicly withdrawn at least five business days prior to the Warnaco special meeting or has been made directly to the stockholders of Warnaco generally and not publicly withdrawn at least five business days prior to the Warnaco special meeting or has otherwise become generally known to the public and not publicly withdrawn at least five business days prior to the Warnaco special meeting or any person or group has publicly announced an intention (whether or not conditional) to make an alternative transaction proposal not subsequently publicly withdrawn at least five business days prior to the Warnaco special meeting; (2) thereafter the merger agreement is terminated due to a failure to close by the end date, a failure to obtain the Warnaco stockholder approval or a breach of the merger agreement by Warnaco; and (3) within 12 months of such termination, Warnaco enters into a definitive contract to consummate any alternative transaction proposal or any alternative transaction proposal is consummated; however, for purposes of this termination fee trigger, the references to 20% in the definition of “alternative transaction proposal” will be deemed to be references to 50.1%.

Conduct of Business

Under the merger agreement, each of Warnaco and PVH has agreed to restrict the conduct of its respective business between the date of the merger agreement and the effective time of the merger.

In general, except with the prior written consent of PVH (not to be unreasonably withheld, conditioned or delayed), Warnaco has agreed to (1) conduct its business in the ordinary course consistent with past practice in all material respects and (2) use its reasonable best efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees.

In addition, except with the prior written consent of PVH (not to be unreasonably withheld, conditioned or delayed), between the date of the merger agreement and the effective time of the merger, Warnaco has agreed to various specific restrictions relating to the conduct of its business, including restrictions on the following (subject in each case to exceptions specified in the merger agreement or previously disclosed in writing to PVH as provided in the merger agreement):

•	declaring, setting aside or paying dividends or other distributions;

•

splitting, combining, subdividing or reclassifying any of its capital stock, other equity interests or voting securities, or issuing any other securities in substitution for shares of its capital stock, other equity interests or voting securities;

•	repurchasing, redeeming or otherwise acquiring its own capital stock, voting securities or equity interests;

•	issuing, delivering, selling, granting, pledging or otherwise encumbering or subjecting to any lien any shares of capital stock, voting securities or other equity interests;

•	amending its or any of its subsidiaries’ charter or by-laws or equivalent organizational documents;

•

(1) increasing compensation or benefits except under limited circumstances in the ordinary course of business consistent with past practice, (2) establishing performance targets and/or making bonus awards for 2013, (3) except in the ordinary course of business consistent with past practice: granting supplemental awards pursuant to executive officer employment agreements; granting or increasing severance, retention, change in control or termination compensation or benefits except to new hires and promotions based on job performance and workplace requirements or benefit plan requirements; or

entering into or adopting any material benefit plan or any material amendment to any material benefit plan or award thereunder, (4) promoting employees, filling open positions or modifying job descriptions, except in the ordinary course of business consistent with past practice as to individuals who (after giving effect to the particular action) are in a position junior to the position of Vice President or (5) hiring or terminating (other than for cause) anyone with a base salary of $150,000 or more except for promotions and filling open positions described in clause (4) above;

•	making or adopting any change in accounting methods, principles or practices, except as required by a change in GAAP or law;

•	acquiring or agreeing to acquire any equity interest in, or business of, any corporation, partnership, association or other similar business entity;

•	selling, leasing, licensing, mortgaging, selling and leasing back, otherwise subjecting to any lien or otherwise disposing of any properties or assets or interests therein;

•	incurring additional indebtedness;

•	making capital expenditures in excess of specified amounts;

•	entering into or amending certain material contracts;

•	entering into any collective bargaining or other labor union contract applicable to the employees of Warnaco or any of its subsidiaries;

•

assigning, transferring, leasing, canceling or failing to renew or extend material permits that are necessary for Warnaco and its subsidiaries to hold their respective properties and assets or to conduct their respective businesses;

•	settling or compromising litigation, or releasing, dismissing or otherwise disposing of claims, liabilities, obligations or arbitrations;

•

abandoning, encumbering, conveying title or exclusively licensing or granting any other rights or licenses to any material intellectual property rights owned by, or exclusively licensed to, Warnaco or its subsidiaries, or entering into agreements that impose material restrictions on Warnaco or its affiliates with respect to intellectual property rights owned by any third party;

•	amending, waiving, failing to enforce (in each case, in any material respect), assigning or terminating any material contracts;

•

making, changing or revoking any material tax election, filing any amended material tax return, settling or compromising any material tax liability, entering into any closing agreement with respect to any material tax, or surrendering any right to claim a material tax refund;

•	entering into a new line of business outside of its existing business;

•

taking any action or omitting to take any action that would be reasonably likely to result in any of the closing conditions not being satisfied, result in new or additional regulatory approvals being required for the merger that would materially delay the consummation of the merger or materially impair or delay the ability of any party to consummate the merger; or

•	authorizing or committing to, or resolving to take, any of the foregoing actions.

Except with the prior written consent of Warnaco (not to be unreasonably withheld, conditioned or delayed), between the date of the merger agreement and the effective time of the merger, PVH has agreed to various specific restrictions relating to the conduct of its business, including the following (subject in each case to exceptions specified in the merger agreement or previously disclosed in writing to Warnaco as provided in the merger agreement):

•	declaring, setting aside or paying dividends or other distributions;

•

splitting, combining, subdividing or reclassifying any of its capital stock, other equity interests or voting securities, or issuing any other securities in substitution for shares of its capital stock, other equity interests or voting securities;

•	repurchasing, redeeming or otherwise acquiring its own capital stock, voting securities or equity interests;

•	amending its or any of its subsidiaries’ charter or by-laws or equivalent organizational documents;

•

taking any action or omitting to take any action that would be reasonably likely to result in one of the closing conditions not being satisfied, result in new or additional regulatory approvals being required for the merger that would materially delay the consummation of the merger or materially impair or delay the ability of any party to consummate the merger; or

•	authorizing or committing to any, or resolving to take any, of the foregoing actions.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between PVH and Warnaco in the preparation of this proxy statement/prospectus;

•	holding the Warnaco special meeting and soliciting the Warnaco stockholder approval of the merger;

•	confidentiality and access by PVH to certain information about Warnaco during the period prior to the effective time of the merger;

•	the use of each party’s respective reasonable best efforts to promptly take all actions necessary, proper or advisable under the merger agreement and applicable laws to consummate the merger;

•	cooperation between PVH and Warnaco to obtain all governmental approvals, consents and waiting period expirations required to complete the merger;

•	participation by PVH in the defense or settlement of any stockholder litigation against Warnaco relating to the merger;

•	cooperation between PVH and Warnaco in connection with public announcements; and

•

the use of reasonable best efforts by PVH to cause the shares of PVH common stock to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the closing date.

Indemnification and Insurance

Pursuant to the merger agreement, PVH has agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities of the current or former directors, officers or employees of Warnaco and its subsidiaries existing at the time of execution of the merger agreement for acts or omissions occurring at or prior to the effective time of the merger as provided in the organizational documents of Warnaco and its subsidiaries or any indemnification or similar agreements of Warnaco and its subsidiaries in effect at the time of execution of the merger agreement will continue in full force and effect. The merger agreement provides that from and after the effective time of the merger, Warnaco, as the surviving corporation in the merger, will indemnify and hold harmless each current director or officer of Warnaco, its subsidiaries or another party (serving at the request of Warnaco) against losses relating to such role to the fullest extent permitted by law. PVH will guarantee Warnaco’s post-closing obligations related to these matters. Warnaco will also maintain directors’ and officers’ and fiduciary liability insurance policies for six years following the effective time of the merger, subject to certain limitations on the amount of premiums payable under such policies. In lieu of such insurance, Warnaco may, prior to the closing of the merger and following reasonable consultation with PVH, purchase a “tail” directors’ and officers’ liability and fiduciary liability insurance policy for Warnaco and its current and former directors and officers who are currently covered by the liability insurance coverage currently maintained by Warnaco.

Employee Benefits Matters

Between the date of the merger agreement and the closing of the merger, Warnaco is permitted to take certain actions in the ordinary course of business consistent with past practice, including granting supplemental awards required by the terms of the various executive employment agreements; determining and settling long-term equity awards in respect of the 2010-2012 performance cycle; and developing, in consultation with PVH, a retention program with a pool of up to $5 million to incentivize Warnaco employees (other than executive officers and other Warnaco employees with individual agreements providing enhanced change in control benefits or retention arrangements) to continue employment with PVH until at least two months after the closing of the merger; individual retention awards of $100,000 or more require PVH approval. Also between the date of the merger agreement and closing of the merger, Warnaco may, in the ordinary course of business consistent with past practice, increase aggregate employee base salaries and pay 2012 bonuses up to agreed upon amounts. If Warnaco does not take such actions prior to the closing, or if the closing of the merger takes place prior to the effective date of the salary increases or the payment date of the 2012 bonuses, PVH will implement these actions following the closing.

Also, before the closing of the merger, Warnaco, in consultation with PVH, will provide notices and engage in any required consultation procedures with respect to trade unions, works councils, or similar bodies.

In accordance with The Warnaco Group, Inc. Incentive Compensation Plan, participants in this bonus plan will receive pro-rata target bonuses within 30 days following closing of the merger for the portion of Warnaco’s 2013 fiscal year preceding the closing of the merger. In addition, PVH will pay to Warnaco employees who were participating in The Warnaco Group, Inc.’s Annual Incentive Plan and continue employment for two months following the closing (or are terminated without cause by PVH during that two-month period) a pro-rata target bonus for the portion of Warnaco’s 2013 fiscal year preceding the closing of the merger.

In addition, after the closing of the merger, PVH will:

•

through the end of PVH’s 2013 fiscal year, maintain base salaries and annual target bonus opportunities of continuing Warnaco employees (bonuses are subject to proration if the closing of the merger occurs after PVH’s 2013 fiscal year commences);

•	through December 31, 2013, grant continuing employees equity awards substantially comparable to those provided to similarly situated PVH employees;

•	through December 31, 2013, continue Warnaco health, welfare, and retirement benefits; and

•

for Warnaco employees (other than executives who are party to individual employment agreements) who are terminated by PVH without cause on or before the first anniversary of closing, provide severance benefits (subject to the execution of a release of claims) consisting of (1) a multiple of base salary, depending on tenure and position; (2) a pro-rata target bonus for eligible employees who are terminated after the six-month anniversary of the closing of the merger; and (3) continued medical coverage during the severance period.

Treatment of Outstanding Equity Awards

Under the terms of the merger agreement, Warnaco equity awards held by directors and employees of Warnaco that are outstanding immediately prior to the effective time of the merger will be subject to the following treatment:

•

Options. Each outstanding option to acquire shares of Warnaco common stock, whether vested or unvested, will be assumed by PVH and converted into an option (subject to the same terms and conditions) to acquire shares of PVH common stock. The number of shares of PVH common stock subject to each converted option will equal the product (rounded down to the nearest share) of (1) the number of shares of Warnaco common stock subject to the option immediately prior to the effective time of the merger, multiplied by (2) the stock award exchange ratio (as described above in “The Merger—Interests of Warnaco’s Directors and Executive Officers in the Merger—Treatment of Outstanding Equity Awards” beginning on page 55). The per share exercise price of each converted option will equal the quotient (rounded up to the nearest cent) of (a) the per share exercise price of the Warnaco stock option immediately prior to the effective time of the merger, divided by (b) the stock award exchange ratio.

•

Restricted Stock and Restricted Stock Units. Except with respect to performance shares and performance share units (discussed below), each outstanding award of Warnaco restricted stock and RSUs will be assumed by PVH and converted into an award (subject to the same terms and conditions) of or relating to shares of PVH common stock. The number of shares of PVH restricted stock or restricted stock units received will equal the product (rounded to the nearest whole share) of (1) the number of shares of Warnaco common stock subject to the award immediately prior to the effective time of the merger, and (2) the stock award exchange ratio.

•

Performance Shares and Performance Share Units. At the effective time of the merger, each outstanding award of Warnaco performance shares and PSUs for which the applicable performance period has not ended will become fully vested at the target level and the holders of those awards will be entitled to receive the merger consideration in respect of the target number of shares of Warnaco common stock to which the awards relate. If awards of performance shares or PSUs with respect to the 2010-2012 performance period remain outstanding immediately prior to the effective time of the merger, the holders of these awards will be entitled to receive the merger consideration in respect of the actual number of shares of Warnaco common stock earned for that performance period, which may be as high as 150% of the target number of shares to which these awards relate. Actual performance for such awards is expected to be determined in the ordinary course of business consistent with past practice.

Financing

In connection with the execution of the merger agreement, PVH executed a commitment letter (as amended and restated on November 20, 2012 to add certain additional parties as joint lead bookrunners and as amended on December 5, 2012) with its lenders that provides, subject to certain conditions, for up to $4.325 billion of financing to, among other things, fund a portion of the cash consideration to be paid to Warnaco stockholders in the merger and refinance certain of PVH’s and Warnaco’s existing debt. This amount was reduced by $500 million to $3.825 billion upon PVH’s issuance on December 20, 2012 of $700 million of senior unsecured notes. For additional information with respect to this financing, see “Description of the Debt Financing” on page 46. PVH has agreed in the merger agreement to use its reasonable best efforts to obtain the financing described in the commitment letter and to obtain alternative financing from the same or other sources if any portion of the financing becomes unavailable. Warnaco has agreed in the merger agreement to provide, and to use its reasonable best efforts to cause its representatives to provide, on a timely basis, all cooperation that is reasonably requested by PVH and customary in connection with the arrangement of the financing.

Representations and Warranties

PVH and Warnaco have each made representations and warranties to the other, many of which are qualified by disclosure schedules and by “material adverse effect” or other materiality qualifications. For the purposes of the merger agreement, “material adverse effect” means any fact, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, (1) has materially adversely affected, or would reasonably be expected to materially adversely affect, the business, properties, financial condition or results of operations of the company and its subsidiaries, taken as a whole, making the representation or (2) has prevented, or would reasonably be expected to prevent, such company from consummating the transactions contemplated by the merger agreement. In determining whether a material adverse effect has occurred or would reasonably be expected to occur, the parties will disregard any effects resulting from (a) conditions affecting the United States economy, or any other national or regional economy or the global economy generally, (b) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region of the world occurring after the date hereof, (c) changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index), (d) changes required by GAAP or other accounting standards (or interpretations thereof), (e) changes in any laws or other binding directives issued by any governmental entity (or interpretations thereof), (f) changes that are generally applicable to the industries in which the company and its subsidiaries operate, (g) any failure by the company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the merger agreement or any decline in the market price or trading volume of such company’s stock (provided that the underlying causes of any such failure or decline may be considered in determining whether a material adverse effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded by another exception), (h) the public announcement (including as to the identity of the parties) or consummation of the merger or any of the transactions contemplated by the merger agreement, (i) changes in the company’s credit rating (provided that the underlying causes of such decline may be considered in determining whether a material adverse effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded by another exception herein), (j) the occurrence of natural disasters, or (k) any action required by the terms of the merger agreement or with the prior written consent or at the direction of the other party (except that, in the case of clauses (a), (b), (c), (d), (e), (f) and (j) above, to the extent any such effect disproportionately affects a party and its subsidiaries, taken as a whole, relative to other companies in the industries in which such party and its subsidiaries operate, the incremental disproportionate effect will be taken into account).

Warnaco’s representations and warranties relate to, among other topics, the following:

•	organization, good standing and corporate power, organizational documents and ownership of subsidiaries;

•	capital structure;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	consents and approvals relating to the merger;

•	SEC documents, financial statements, internal controls and accounting or auditing practices;

•	absence of undisclosed liabilities and off-balance-sheet arrangements;

•	accuracy of information supplied or to be supplied in the registration statement and this proxy statement/prospectus;

•	absence of a material adverse effect on Warnaco from January 1, 2012 to the date of the merger agreement;

•	operation of business in the ordinary course in all material respects since January 1, 2012;

•	tax matters;

•	benefits matters and ERISA compliance;

•	absence of certain litigation;

•	compliance with applicable laws and permits;

•	environmental matters;

•	material contracts;

•	owned and leased real property;

•	intellectual property;

•	absence of certain agreements with regulatory agencies;

•	absence of collective bargaining agreements and other labor matters;

•	broker’s fees payable in connection with the merger;

•	receipt of a fairness opinion from Warnaco’s financial advisor;

•	insurance policies;

•	compliance with the U.S. Foreign Corrupt Practices Act, the UK Bribery Act of 2010 and other applicable foreign or domestic anticorruption or antibribery laws; and

•	top customers and suppliers.

PVH’s representations and warranties relate to, among other topics, the following:

•	organization, good standing and corporate power, organizational documents and ownership of subsidiaries;

•	capital structure;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	consents and approvals relating to the merger;

•	SEC documents, financial statements, internal controls and accounting or auditing practices;

•	absence of undisclosed liabilities and off-balance-sheet arrangements;

•	accuracy of information supplied or to be supplied in the registration statement and this proxy statement/prospectus;

•	absence of a material adverse effect on PVH from January 30, 2012 to the date of the merger agreement;

•	operation of business in the ordinary course in all material respects since January 30, 2012;

•	absence of certain litigation;

•	compliance with applicable laws and permits;

•	broker’s fees payable in connection with the merger;

•	availability of funds necessary to consummate the merger, validity of the commitment letter and other matters relating to the proposed debt financing; and

•	neither PVH nor Wand Acquisition Corp. being an “interested stockholder” of Warnaco, as defined in the DGCL.

The merger agreement also contains certain representations and warranties of PVH with respect to its wholly owned subsidiary, Wand Acquisition Corp., including its corporate organization and authorization, lack of prior business activities and capitalization.

Amendments, Extensions and Waivers

Amendment. The merger agreement may be amended by the parties at any time before or after the receipt of the approval of the Warnaco stockholders required to consummate the merger. However, after such stockholder approval, there may not be, without further approval of Warnaco stockholders, any amendment of the merger agreement for which applicable law requires further approval by the stockholders of Warnaco.

Extension; Waiver. At any time prior to the effective time of the merger, with certain exceptions, any party may (1) extend the time for performance of any obligations or other acts of the other party, (2) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement or (3) waive compliance by another party with any of the agreements or conditions contained in the merger agreement.

Specific Performance

The merger agreement provides that the parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof without proof of actual damages.

THE WARNACO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU

VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

ADVISORY VOTE ON THE MERGER-RELATED

COMPENSATION FOR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, Warnaco is required to submit a proposal to Warnaco stockholders for a (non-binding) advisory vote to approve the payment of certain compensation to the named executive officers of Warnaco that is based on or otherwise relates to the merger. This proposal, commonly known as “say-on-golden parachute,” and which we refer to as the proposal to approve the merger-related compensation for named executive officers, gives Warnaco stockholders the opportunity to express their views on the compensation that Warnaco’s named executive officers may be entitled to receive that is based on or otherwise relates to the merger.

The compensation that Warnaco’s named executive officers may be entitled to receive that is based on or otherwise relates to the merger is summarized in the table entitled “Golden Parachute Compensation,” which is included in “The Merger—Interests of Warnaco’s Directors and Executive Officers in the Merger—Golden Parachutes” beginning on page 59. This summary includes all compensation and benefits that are based on or otherwise related to the merger.

Warnaco has entered into employment agreements and offered compensation and benefits (including under equity incentive plans) providing the benefits referred to above for a number of reasons, including that:

•	Warnaco believes that these arrangements are necessary to attract and retain excellent executive officers;

•

Warnaco believes that these arrangements align the interests of Warnaco’s named executive officers with those of Warnaco’s stockholders by incentivizing Warnaco’s named executive officers to maximize stockholder value; and

•

Warnaco believes that the “double-trigger” aspect of the arrangements, pursuant to which the majority of the compensation and benefits may be provided (i.e., a requirement that both a change in control and a subsequent adverse employment event occur), properly addresses the objectives with respect to the interests of Warnaco’s directors and executive officers.

The Warnaco board of directors unanimously recommends that the stockholders of Warnaco approve the following resolution:

“RESOLVED, that the stockholders of The Warnaco Group, Inc. approve, on an advisory basis, the compensation to be paid to its named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation Table and the related narrative and tabular disclosures.”

Approval of this proposal is not a condition to completion of the merger, and as an advisory vote, the result will not be binding on Warnaco or on PVH, or the board of directors or the compensation committees of Warnaco or PVH. Therefore, if the merger is approved by the stockholders of Warnaco and completed, the compensation based on or otherwise relating to the merger will be paid to the Warnaco named executive officers in accordance with the underlying plans and agreements, regardless of whether the stockholders of Warnaco approve this proposal. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation to be paid to Warnaco’s named executive officers that is based on or otherwise relates to the merger, as disclosed in this proxy statement/prospectus.

THE WARNACO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION TO BE PAID TO ITS NAMED EXECUTIVE OFFICERS THAT IS BASED ON OR OTHERWISE RELATES TO THE MERGER, AS DISCLOSED IN THIS PROXY STATEMENT/PROSPECTUS.

ADJOURNMENT OF THE MEETING

Although it is not currently expected, the Warnaco special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the adoption of the merger agreement.

If, at the Warnaco special meeting, the number of shares of Warnaco common stock present or represented and voting in favor of the adoption of the merger agreement is insufficient to approve such proposal, Warnaco may (and, if requested by PVH, will) move to adjourn the Warnaco special meeting in order to solicit additional proxies for the adoption of the merger agreement. Warnaco does not intend to call a vote on this proposal if the vote on the adoption of the merger agreement has been approved at the Warnaco special meeting unless Warnaco is advised by counsel that failure to do so could reasonably be expected to result in a violation of U.S. federal securities laws.

The proposal to adjourn the Warnaco special meeting requires the affirmative vote of the holders of a majority of the shares of common stock constituting a quorum at the special meeting.

THE WARNACO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT OF THE WARNACO SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO ADOPT THE MERGER AGREEMENT AT THE TIME OF THE WARNACO SPECIAL MEETING.

COMPARATIVE STOCK PRICES AND DIVIDENDS

The following table presents trading information for shares of PVH and Warnaco common stock on October 26, 2012, the last trading day before the public announcement of the execution of the merger agreement, and January 11, 2013, the latest practicable trading day before the date of this proxy statement/prospectus.

	PVH Common Stock			WRC Common Stock
Date	High	Low	Close	High	Low	Close
October 26, 2012	$93.53	$90.36	$91.50	$52.19	$50.71	$50.88
January 11, 2013	$118.17	$116.17	$117.47	$73.11	$72.61	$72.88

For illustrative purposes, the following table provides Warnaco equivalent per share information on each of the specified dates. Warnaco equivalent per share information refers to the value of the merger consideration to be received per share of Warnaco common stock, and is calculated as the sum of $51.75 plus the value of 0.1822 of a share of PVH common stock as reported by the NYSE on such specified dates.

	WRC Equivalent Per Share Information
Date	High	Low	Close
October 26, 2012	$68.79	$68.21	$68.42
January 11, 2013	$73.28	$72.92	$73.15

Market Prices and Dividend Data

The following table sets forth the high and low closing prices of PVH’s and Warnaco’s common stock as reported by the NYSE, and the quarterly cash dividends declared per share in respect of the common stock of each company, for the calendar quarters indicated.

	PVH Common Stock			Warnaco Common Stock
	High	Low	Cash Dividends Declared	High	Low	Cash Dividends Declared
2012 Fiscal Year:
Fourth Quarter(1)	$118.46	$107.06	$.0375	$72.29	$50.02	—
Third Quarter	$98.30	$75.19	$.0375	$55.20	$39.62	—
Second Quarter	$92.35	$72.70	—	$59.08	$41.53	—
First Quarter	$91.88	$76.26	$.0750	$60.02	$50.95	—
2011 Fiscal Year:
Fourth Quarter	$77.94	$63.59	$.0375	$53.48	$41.93	—
Third Quarter	$74.77	$51.47	$.0375	$57.26	$45.64	—
Second Quarter	$75.29	$61.72	—	$64.81	$47.41	—
First Quarter	$71.54	$56.53	$.0750	$58.71	$50.18	—
2010 Fiscal Year:
Fourth Quarter	$71.23	$56.83	$.0375	$58.68	$49.82	—
Third Quarter	$63.45	$45.32	$.0375	$51.67	$34.82	—
Second Quarter	$64.36	$43.01	—	$51.95	$35.54	—
First Quarter	$67.08	$38.60	$.0750	$48.59	$38.11	—

(1)	Fourth quarter data for PVH is presented through January 11, 2013, the last practicable trading day before the date of this proxy statement/prospectus. Fourth quarter data for Warnaco is presented through December 28, 2012, the last trading day of Warnaco’s 2012 fiscal year.

DESCRIPTION OF PVH CAPITAL STOCK

As a result of the merger, holders of Warnaco common stock who receive shares of PVH common stock in the merger will become PVH stockholders. Your rights as PVH stockholders will be governed by Delaware law and the certificate of incorporation and by-laws of PVH. The following description of the material terms of PVH’s capital stock, including the common stock to be issued in the merger, reflects the anticipated state of affairs upon completion of the merger. We urge you to read the applicable provisions of Delaware law, PVH’s certificate of incorporation and PVH’s by-laws carefully and in their entirety.

PVH is authorized to issue 240,000,000 shares of common stock, $1.00 par value per share, and 150,000 shares of preferred stock, $100.00 par value per share. The following description of PVH’s capital stock does not purport to be complete and is subject to and qualified in its entirety by PVH’s certificate of incorporation and by-laws, and by the provisions of applicable Delaware law.

Common Stock

As of January 11, 2013, there were 72,877,013 shares of PVH common stock outstanding, which were held by 603 stockholders of record. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, including the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors of PVH out of funds legally available for that purpose. In the event of PVH’s liquidation, dissolution or winding-up, the holders of PVH common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock do not have preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

The outstanding shares of PVH common stock are listed on the NYSE and trade under the symbol “PVH.” Any additional shares of common stock that PVH offers in the merger under this prospectus statement/prospectus will also be listed on the NYSE.

Preferred Stock

PVH’s board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control of PVH without further action by the stockholders.

Series A Preferred Stock. In connection with PVH’s acquisition of Tommy Hilfiger, on March 15, 2010, PVH entered into (1) a Securities Purchase Agreement, which we refer to as the LNK Subscription Agreement, with LNK Partners, L.P. and LNK Partners (Parallel), L.P., which we collectively refer to as LNK, and (2) a Securities Purchase Agreement, which we refer to as the MSD Subscription Agreement, with MSD Brand Investments, LLC, which we refer to as MSD, pursuant to which PVH sold to LNK and MSD, respectively, in a private placement, 4,000 shares of the Series A Preferred Stock for an aggregate purchase price of $100,000,000 under each of the LNK Subscription Agreement and the MSD Subscription Agreement. Each of these sales was completed on May 6, 2010. The Series A Preferred Stock is perpetual preferred stock with a liquidation preference of $25,000 per share, no coupon and convertible at any time into shares of PVH’s common stock at a per share conversion price of $47.74 (subject to certain adjustments). MSD converted its shares of Series A Preferred Stock into shares of PVH common stock during the first quarter of 2012 and, following such conversion, sold a portion of such shares of PVH common stock. On December 5, 2012, LNK converted all of its shares of Series A Preferred Stock into 2,094,680 shares of PVH common stock and sold all 2,094,680 shares.

The terms, rights, obligations and preferences of the Series A Preferred Stock are set forth in a Certificate of Designations filed with the Secretary of State of the State of Delaware on May 5, 2010. The holders of the Series A Preferred Stock are not entitled to receive dividends, other than to the extent that dividends are declared and paid on PVH common stock. In the event that dividends are declared on the PVH common stock, the holders of the Series A Preferred Stock will generally be entitled to receive the amount of cash or assets that they would have received had they converted their shares of the Series A Preferred Stock into shares of PVH common stock immediately prior to the record day for such dividend.

Each share of Series A Preferred Stock is immediately convertible, at the option of the holder, into the number of shares of PVH common stock equal to the quotient of (1) the liquidation preference of $25,000 and (2) the conversion price. The conversion price was initially set at (and currently continues to be) $47.74 (the closing price of PVH common stock on the business day immediately preceding the date of PVH’s execution of the LNK Subscription Agreement) and is subject to equitable adjustment in the event of PVH taking certain actions, including stock splits, stock dividends, mergers, consolidations or other capital reorganizations.

The Series A Preferred Stock is not redeemable, in whole or in part, at PVH’s option or that of any holder. The holders of the Series A Preferred Stock are entitled to vote with the holders of PVH common stock on an as-converted basis. In addition, the affirmative vote of at least 75% of the shares of Series A Preferred Stock then outstanding is required for PVH to: (1) amend, alter, repeal, impair or change, in any respect, the rights, preferences, powers, privileges, restrictions, qualifications or limitations of the Series A Preferred Stock, (2) authorize or agree to authorize any increase in the number of shares of Series A Preferred Stock or issue any additional shares of Series A Preferred Stock or (3) amend, alter or repeal any provision of PVH’s certificate of incorporation or by-laws that would adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof.

Limitation on Directors’ Liability

PVH’s certificate of incorporation limits the liability of PVH’s directors to PVH or its stockholders such that no member of PVH’s board of directors will be personally liable for monetary damages for any breach of the member’s fiduciary duty as a director, except for liability:

•	for any breach of the member’s duty of loyalty to PVH or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under section 174 of the DGCL (for unlawful payments of dividends or unlawful stock repurchases or redemptions); and

•	for any transaction from which the member derived an improper personal benefit.

This provision could have the effect of discouraging or deterring PVH’s stockholders from bringing a lawsuit against its directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited PVH’s stockholders and PVH. PVH’s by-laws provide that it must indemnify any person to the full extent permitted by the DGCL, the law of the state in which PVH is incorporated, and PVH has entered into agreements with each of its directors that provide them with contractual rights of indemnification consistent with PVH’s by-laws.

Delaware Anti-Takeover Law and Certain Charter and By-Law Provisions

Provisions of Delaware law and PVH’s certificate of incorporation and by-laws could make the following more difficult:

•	the acquisition of PVH by means of a tender offer;

•	the acquisition of PVH by means of a proxy contest or otherwise; or

•	the removal of PVH’s incumbent officers and directors.

These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of PVH to first negotiate with its board of directors.

Delaware Anti-Takeover Law. PVH is subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

No Cumulative Voting. PVH’s certificate of incorporation and by-laws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for PVH’s board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of PVH. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of PVH.

Super-Majority Vote Requirements. PVH’s certificate of incorporation requires that the affirmative vote of not less than 80% of its outstanding stock entitled to vote is required for (1) mergers or consolidations, (2) certain sales, leases, exchanges, mortgages or pledges of its assets or (3) issuances or transfers of any of its voting securities having a fair market value of more than $1,000,000, in any such case, involving the “beneficial owner” of 5% or more of its outstanding stock entitled to vote in elections of directors. These special voting requirements do not apply to (a) any transaction consistent in all material respects with a memorandum of understanding approved by PVH’s board of directors prior to the time such person shall have become the beneficial owner of 5% or more of PVH’s outstanding stock entitled to vote in elections of directors or (b) any transaction if PVH beneficially owns a majority of the outstanding stock entitled to vote in elections of directors of such 5% beneficial owner. PVH’s certificate of incorporation also requires that its by-laws may not be adopted, altered, amended, changed or repealed by its stockholders except by the affirmative vote of not less than 80% of its outstanding stock entitled to vote in the election of directors.

Transfer Agent and Registrar

The transfer agent and registrar for PVH common stock is Wells Fargo Bank, N.A., P.O. Box 64854, St. Paul, MN 55164-0854.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF PVH AND WARNACO

Both PVH and Warnaco are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently governed by the DGCL. The combined company will continue to be a Delaware corporation following completion of the merger and will be governed by the DGCL.

Upon completion of the merger, the Warnaco stockholders will become PVH stockholders. The rights of the former Warnaco stockholders and the PVH stockholders will therefore be governed by the DGCL and by PVH’s certificate of incorporation and PVH’s by-laws.

The following description summarizes the material differences that may affect the rights of the stockholders of PVH and Warnaco, but is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. Stockholders should read carefully the relevant provisions of the DGCL and the respective certificates of incorporation and by-laws of PVH and Warnaco. For more information on how to obtain the documents that are not attached to this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 122.

	Rights of PVH Stockholders	Rights of Warnaco Stockholders
Outstanding Capital Stock	PVH has outstanding one class of common stock and one class of series A convertible preferred stock. Holders of PVH common stock and PVH preferred stock are entitled to all of the respective rights and obligations provided to common stockholders or preferred stockholders, as the case may be, under Delaware law and PVH’s certificate of incorporation and by-laws.	Warnaco has outstanding one class of common stock. Holders of Warnaco common stock are entitled to all of the respective rights and obligations provided to common stockholders under Delaware law and Warnaco’s certificate of incorporation and by-laws. Warnaco does not have outstanding any shares of preferred stock.
Authorized Capital Stock	The authorized capital stock of PVH consists of 240,000,000 shares of common stock, $1.00 par value per share, and 150,000 shares of preferred stock, $100 par value per share, of which 8,000 are designated as Series A convertible preferred stock.	The authorized capital stock of Warnaco consists of 112,500,000 shares of common stock, $0.01 par value per share, and 20,000,000 shares of preferred stock, $0.01 par value per share, of which 112,500 shares are designated as Series A preferred stock.
Special Meetings of Stockholders	Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or by-laws.

	Rights of PVH Stockholders	Rights of Warnaco Stockholders
	PVH’s by-laws provide that a special meeting of stockholders may be called only by the Chairman of the board of directors, the Chief Executive Officer or the President, the board of directors or the executive committee, or the Secretary upon the written request of the holders of a majority of the outstanding shares of PVH entitled to vote at the meeting.	Warnaco’s by-laws provide that a special meeting of stockholders may be called only by the board or the Chairman of the board, a committee of the board that has been duly designated by the board and whose powers and authority include the power to call such meetings, or the chairman of such committee, the President or the Secretary of Warnaco or by holders of at least 15% of the shares entitled to vote at the meeting.
Stockholder Proposals and Nominations of Candidates for Election to the Board of Directors	PVH’s certificate of incorporation and by-laws are silent with respect to stockholder proposals and nominations, such that only the restrictions of Rule 14a-8 under the Exchange Act apply.

Stockholder Proposals (other than to elect directors)

Warnaco’s by-laws provide that, for business to be properly brought before an annual meeting by a stockholder, Warnaco stockholders must give timely notice in proper written form to the secretary of Warnaco.

Timeliness Requirement

To be timely, a stockholder’s notice to the secretary must be delivered to or mailed and received at the principal executive offices of Warnaco not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. In no event will the adjournment or postponement of an annual

Rights of PVH Stockholders	Rights of Warnaco Stockholders

meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

Proper Written Form Requirement

To be in proper written form, a stockholder’s notice to the secretary must set forth (A) as to each matter such stockholder proposes to bring before the annual meeting a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (B) as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made, (1) the name and address of such person, (2) (w) the class or series and number of all shares of stock of Warnaco which are owned beneficially or of record by such person and any affiliates or associates of such person, (x) the name of each nominee holder of shares of all stock of Warnaco owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of stock of Warnaco held by each such nominee holder, (y) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of Warnaco and (z) whether and the extent to which any other transaction, agreement, arrangement or understanding

Rights of PVH Stockholders	Rights of Warnaco Stockholders

(including any short position or any borrowing or lending of shares of stock of Warnaco) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of Warnaco; (3) a description of all agreements, arrangements, or understandings (whether written or oral) between or among such person, or any affiliates or associates of such person, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such person or any affiliates or associates of such person, in such business, including any anticipated benefit therefrom to such person, or any affiliates or associates of such person, (4) a representation that the stockholder giving notice intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and (5) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies by such person with respect to the proposed business to be brought by such person before the annual meeting pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

Rights of PVH Stockholders	Rights of Warnaco Stockholders

Stockholder Proposals to Elect Directors

Warnaco’s by-laws provide that Warnaco stockholders must give timely notice in proper written form to nominate directors for election.

Timeliness Requirement

In the case of an annual meeting, to be timely, a stockholder’s notice to the secretary must meet the requirements described previously under “Stockholder Proposals (other than to elect directors)—Timeliness Requirement.”

In the case of a special meeting of stockholders called for the purpose of electing directors, a stockholder’s notice to the Secretary of Warnaco must be delivered to or mailed and received at the principal executive offices of Warnaco not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. In no event will the adjournment or postponement of an annual meeting or a special meeting called for the purpose of electing directors, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

Proper Written Form Requirement

Warnaco’s by-laws provide that a stockholder’s notice given to the

Rights of PVH Stockholders	Rights of Warnaco Stockholders

Secretary of Warnaco for director nominations must set forth, as to each person whom the Stockholder proposes to nominate for election as a director, (1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) (w) the class or series and number of all shares of stock of Warnaco which are owned beneficially or of record by such person and any affiliates or associates of such person, (x) the name of each nominee holder of shares of all stock of Warnaco owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of stock of Warnaco held by each such nominee holder, (y) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of Warnaco and (z) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of Warnaco) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of

	Rights of PVH Stockholders	Rights of Warnaco Stockholders

Warnaco, and (4) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

Furthermore, Warnaco’s by-laws provide that a stockholder’s notice given to the secretary of Warnaco for director nominations must set forth, as to the stockholder giving the notice, and the beneficial owner, if any, on whose behalf the nomination is being made, the five items described previously under clause B of “Shareholder Proposals (other than to elect directors)—Proper Written Form Requirement.”

Stockholder Action by Written Consent	The DGCL allows action by written consent to be made by the holders of the minimum number of votes that would be needed to approve such a matter at an annual or special meeting of stockholders, unless this right to act by written consent is denied in the certificate of incorporation.
	PVH’s by-laws provide that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	Warnaco’s by-laws provide that any action required or permitted to be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the recordholders of shares having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which the recordholders of all shares entitled to vote thereon were present and voted.
Number of Directors	The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors as fixed by the corporation’s certificate of incorporation or by-laws.

	Rights of PVH Stockholders	Rights of Warnaco Stockholders
	PVH’s certificate of incorporation and by-laws provide that the board of directors will consist of not less than nine nor more than 21 members, as determined from time to time by the board of directors. There are currently 12 positions authorized and 12 directors serving on the PVH board of directors.	Warnaco’s certificate of incorporation and by-laws provide that the board of directors may not be less than five or more than 12, which number may be fixed or changed from time to time, within such minimum and maximum. There are currently nine positions authorized and nine directors serving on the Warnaco board of directors.
Election of Directors	The DGCL provides that, unless the certificate of incorporation or by-laws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote.
	PVH’s by-laws provide that directors will be elected by the vote of a majority of the votes cast with respect to such director (meaning that the number of votes “for” a director must exceed the number of votes “against” that director); however, in a contested election (where the number of nominees exceeds the number of directors to be elected at a meeting), each director will be elected by the vote of a plurality of the votes cast.	Warnaco’s by-laws provide that directors will be elected by the vote of a majority of the votes cast with respect to such director (meaning that the number of votes “for” a director must exceed the number of votes “against” that director); however, in a contested election (where the number of nominees exceeds the number of directors to be elected at a meeting), each director will be elected by the vote of a plurality of the votes cast.
Limitation on Liability of Directors	PVH’s certificate of incorporation provides that no director of PVH will be personally liable to PVH or its stockholders for monetary damages for breach of fiduciary duty as a director of PVH; provided, however, that personal liability of a director will not be eliminated or limited (1) for any breach of such director’s duty of loyalty to PVH or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transactions from which such director derived an improper personal benefit.	Warnaco’s certificate of incorporation provides that, to the fullest extent permitted by the DGCL as it now exists and as it may hereafter be amended, no director of Warnaco will be personally liable to Warnaco or its stockholders for monetary damages for breach of fiduciary duty as a director.

	Rights of PVH Stockholders	Rights of Warnaco Stockholders
Indemnification of Directors and Officers	Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.
The DGCL generally permits a Delaware corporation to indemnify directors and officers against expenses, judgments, fines and amounts paid in settlement of any action or suit for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, which they had no reasonable cause to believe was unlawful.
PVH’s by-laws provide that PVH will indemnify any person to the fullest extent permitted by the DGCL, as the same now exists or may hereafter be amended.

Warnaco’s certificate of incorporation provides that Warnaco will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer of Warnaco, or is or was serving at the request of Warnaco as a director, officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of Warnaco, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Further, Warnaco will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Warnaco to procure a judgment in its favor by reason of the fact that the person is or was a director, officer of Warnaco, or is or was serving at the request of Warnaco as a director, officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Warnaco and except that no indemnification will be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to Warnaco unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by Warnaco in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by Warnaco.

Amendments to Certificate of Incorporation	Under the DGCL, an amendment to the certificate of incorporation requires (1) the approval of the board of directors, (2) the approval of a majority of the outstanding stock entitled to vote upon the proposed amendment and (3) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class.
	PVH’s certificate of incorporation provides that the affirmative vote of the holders of at least 80% of the outstanding stock of PVH entitled to vote is required to authorize any amendment to the certificate of incorporation that would alter, amend, change or repeal the provisions relating to certain transactions with 5% stockholders or the provisions relating to adopting, altering, amending, changing or repealing by-laws.	Warnaco’s certificate of incorporation provides that Warnaco may amend, alter, change or repeal any provision of the certificate of incorporation in the manner prescribed by law.
Amendments to By-laws	The PVH certificate of incorporation and by-laws provide that the by-laws may be adopted, altered, amended, changed or repealed by the board of directors or by the affirmative vote of not less than 80% of the outstanding stock of PVH entitled to vote in the election of directors.	Warnaco’s by-laws provide that the by-laws may be adopted, amended or repealed by the vote of a majority of the shares then entitled to vote at an election of directors or by written consent of stockholders, or by vote of the majority of the entire board of directors or by a written consent of directors.
Certain Business Combinations	Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with a stockholder acquiring more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time that person becomes an “interested stockholder,” unless prior to such date the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder. Both PVH and Warnaco have elected to be governed by Section 203 of the DGCL.
Stockholder Rights Plan	Neither PVH nor Warnaco has a stockholder rights plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF WARNACO

The following table sets forth certain information with respect to beneficial ownership of Warnaco common stock as of November 30, 2012 (except as described below) by (i) each director of Warnaco, (ii) each named executive officer of Warnaco, (iii) all directors and executive officers of Warnaco as a group and (iv) each person or entity known by Warnaco to beneficially own five percent or more of any class of Warnaco’s voting securities. The number of shares shown are those beneficially owned, as determined under the applicable rules of the SEC for the purposes of this proxy statement/prospectus, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of Warnaco common stock as to which a person has sole or shared voting power or investment power and any shares of Warnaco common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

Name	Shares Beneficially Owned
	Number of Shares	Percent of Shares
David A. Bell(a)	25,607	*
Robert A. Bowman(a)	20,398	*
Richard Karl Goeltz(a)(b)	24,907	*
Joseph R. Gromek(a)(c)	549,798	1.3%
Sheila A. Hopkins(a)(d)	21,464	*
Charles R. Perrin(a)(e)	87,580	*
Nancy A. Reardon(a)(f)	15,316	*
Donald L. Seeley(a)(g)	17,911	*
Cheryl Nido Turpin(a)(h)	25,666	*
Lawrence R. Rutkowski(a)(i)	148,574	*
Helen McCluskey(a)(j)	249,596	*
Frank Tworecke(a)(k)	59,679	*
Dwight Meyer(a)(l)	93,821	*
All directors and executive officers as a group (19 persons)(m)	1,665,859	3.9%

5% Stockholders

BlackRock, Inc.(n)	3,150,175	7.6%
Columbia Wanger Asset Management, LLC(o)	2,783,300	6.7%
Adage Capital Partners, L.P.(p)	2,214,651	5.3%
The Vanguard Group, Inc.(q)	2,144,668	5.2%

*	Less than 1%
(a)	The business address of each of the directors and executive officers is c/o The Warnaco Group, Inc., 501 Seventh Avenue, New York, New York 10018.
(b)	The number of shares beneficially owned includes 12,526 vested restricted stock units representing compensation that Mr. Goeltz has elected to defer under the terms of the Directors’ Deferred Compensation Plan.
(c)	Except with respect to the total number of issued and outstanding shares of Warnaco common stock used to determine the percent of shares, information is as of February 1, 2012. The number of shares beneficially owned includes 365,234 vested but unexercised options. The number of shares beneficially owned includes 91,029 vested but undelivered restricted stock units pursuant to Mr. Gromek’s Supplemental Award. The number of shares beneficially owned also includes 36,650 shares of restricted stock issued pursuant to the 2003 Stock Incentive Plan and the 2005 Stock Incentive Plan. Mr. Gromek retired from the position of President and Chief Executive Officer and ceased to serve as a director on February 1, 2012. Therefore, Mr. Gromek is no longer a reporting person under Section 16(a) of the Exchange Act.
(d)	The number of shares beneficially owned includes 12,526 vested restricted stock units representing compensation that Ms. Hopkins has elected to defer under the terms of the Directors Deferred Compensation Plan.

(e)	The number of shares beneficially owned includes 18,753 vested restricted stock units representing compensation that Mr. Perrin has elected to defer under the terms of the Directors Deferred Compensation Plan.
(f)	The number of shares beneficially owned includes 12,630 vested restricted stock units representing compensation that Ms. Reardon has elected to defer under the terms of the Directors Deferred Compensation Plan.
(g)	The number of shares beneficially owned includes 2,225 vested restricted stock units representing compensation that Mr. Seeley has elected to defer under the terms of the Directors Deferred Compensation Plan.
(h)	The number of shares beneficially owned includes 13,687 vested restricted stock units representing compensation that Ms. Turpin has elected to defer under the terms of the Directors Deferred Compensation Plan.
(i)	The number of shares beneficially owned includes 103,000 vested but unexercised options. The number of shares beneficially owned also includes 31,428 shares of restricted stock issued pursuant to the 2003 Stock Incentive Plan and the 2005 Stock Incentive Plan.
(j)	The number of shares beneficially owned includes 79,134 vested but unexercised options. The number of shares beneficially owned also includes 88,389 shares of restricted stock issued pursuant to the 2003 Stock Incentive Plan and the 2005 Stock Incentive Plan.
(k)	Except with respect to the total number of issued and outstanding shares of Warnaco common stock used to determine the percent of shares, information is as of July 1, 2012. The number of shares beneficially owned includes 58,700 vested but unexercised options. Mr. Tworecke ceased to serve as an executive officer on July 1, 2012. Therefore, Mr. Tworecke is no longer a reporting person under Section 16(a) of the Exchange Act.
(l)	The number of shares beneficially owned includes 68,134 vested but unexercised options. The number of shares beneficially owned also includes 14,028 shares of restricted stock issued pursuant to the 2003 Stock Incentive Plan and the 2005 Stock Incentive Plan.
(m)	Except with respect to the beneficial ownership information for Mr. Gromek, which is as of February 1, 2012, and Mr. Tworecke, which is as of July 1, 2012, the beneficial ownership information used to determine the percent of shares of the group of all directors and executive officers is as of November 30, 2012. The number of shares beneficially owned includes an aggregate of 885,688 vested but unexercised options, 163,376 vested restricted stock units and an aggregate of 244,540 shares of restricted stock issued pursuant to the 2003 Stock Incentive Plan and the 2005 Stock Incentive Plan.
(n)	Except with respect to the total number of issued and outstanding shares of Warnaco common stock used to determine the percent of shares, information is as of December 31, 2011 and is based solely on a Schedule 13G/A, filed with the SEC on February 10, 2012 by BlackRock, Inc., which we refer to as BlackRock. According to the Schedule 13G/A, BlackRock has sole voting power and sole dispositive power as to 3,150,175 shares. Blackrock beneficially owns 3,150,175 shares. The principal business address of BlackRock is 40 East 52nd Street, New York, New York 10022.
(o)	Except with respect to the total number of issued and outstanding shares of Warnaco common stock used to determine the percent of shares, information is as of December 31, 2011 and is based solely on a Schedule 13G/A, filed with the SEC on February 10, 2012 by Columbia Wanger Asset Management, LLC, which we refer to as Columbia. According to the Schedule 13G/A, Columbia has sole voting power as to 2,567,300 shares and sole dispositive power as to 2,783,300 shares. Columbia beneficially owns 2,783,300 shares. The principal business address of Columbia is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.
(p)	Except with respect to the total number of issued and outstanding shares of Warnaco common stock used to determine the percent of shares, information is as of December 31, 2011 and is based solely on a Schedule 13G/A, filed with the SEC on February 14, 2012 by Adage Capital Partners, L.P., which we refer to as Adage. According to the Schedule 13G/A, Adage has shared voting power and shared dispositive power as to 2,214,651 shares. Adage beneficially owns 2,214,651 shares. The principal business address of Adage is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.
(q)	Except with respect to the total number of issued and outstanding shares of Warnaco common stock used to determine the percent of shares, information is as of December 31, 2011 and is based solely on a Schedule 13G/A, filed with the SEC on February 10, 2012 by The Vanguard Group, Inc., which we refer to as Vanguard. According to the Schedule 13G/A, Vanguard has sole voting power as to 58,245 shares beneficially owned by its wholly owned subsidiary, Vanguard Fiduciary Trust Company, and sole dispositive power as to 2,086,423 shares. Vanguard beneficially owns 2,144,668 shares. The principal business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of Warnaco common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a Warnaco stockholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in the loss or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of Warnaco common stock unless otherwise indicated.

Beneficial owners of shares of Warnaco common stock who do not also hold such shares of record may have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares of Warnaco common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary, and if the shares of Warnaco common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. In the event a record owner, such as a broker, who holds shares of Warnaco common stock as a nominee for others, exercises his or her right of appraisal with respect to the shares of Warnaco common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners, we recommend that the written demand state the number of shares of Warnaco common stock as to which appraisal is sought. Where no number of shares is expressly mentioned, we will presume that the demand covers all shares held in the name of the record owner. If you hold your shares of Warnaco common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Section 262 requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders’ meeting to vote on the merger in connection with which appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes notice to Warnaco stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 and a copy of the full text of Section 262 is attached hereto as Annex C. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your Warnaco shares, you must satisfy each of the following conditions:

•

You must deliver to Warnaco a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement and the merger. Voting against or failing to vote for the adoption and approval of the merger agreement and the merger by itself does not constitute a demand for appraisal within the meaning of Section 262. The demand must reasonably inform Warnaco of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

•

You must not vote in favor of, or consent in writing to, the adoption and approval of the merger agreement and the merger. A vote in favor of the adoption and approval of the merger agreement and merger, by proxy submitted by mail, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the merger agreement and the merger. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger.

•

You must continue to hold your shares of Warnaco common stock through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of Warnaco common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective date of the merger will lose any right to appraisal with respect to such shares.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration, but you will have no appraisal rights with respect to your shares of Warnaco common stock.

All demands for appraisal pursuant to Section 262 should be addressed to The Warnaco Group, Inc., 501 Seventh Avenue, New York, New York 10018, Attn: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of common stock.

Within 10 days after the effective date of the merger, the surviving corporation must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw such stockholder’s demand for appraisal and to accept the cash payment specified by the merger agreement for his or her shares of common stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of Warnaco common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon Warnaco, as the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of Warnaco to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that Warnaco will file such a petition or that Warnaco will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Register in Chancery, if so ordered by the Delaware Court of Chancery, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders shown on the list at the addresses therein stated. Such notice must also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Delaware Court of Chancery, and the costs thereof will be borne by the surviving corporation. At the hearing on such petition, the Delaware Court of Chancery will determine the stockholders who have complied with Section 262 and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Warnaco common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving corporation and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262.

When the fair value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, by the surviving corporation to the stockholders entitled to receive the same, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the surviving corporation of the certificates representing such stock.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of Warnaco common stock as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Warnaco common stock is less than the per share merger consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro-rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective date of the merger or thereafter with the written approval of Warnaco, then the right of that stockholder to appraisal will cease. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the cash that such holder would have received pursuant to the merger agreement within 60 days after the effective date of the merger.

In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

LEGAL MATTERS

The validity of the shares of PVH common stock to be issued in the merger will be passed upon by Mark D. Fischer, Esq., General Counsel of PVH.

EXPERTS

PVH

The consolidated financial statements and the related financial statement schedule of PVH Corp. as of January 29, 2012 and January 30, 2011 and for the fiscal years ended January 29, 2012, January 30, 2011 and January 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of January 29, 2012 have been incorporated into this proxy statement/prospectus by reference to PVH’s Annual Report on Form 10-K for the year ended January 29, 2012 in reliance upon the reports of Ernst & Young LLP, independent registered public accounting firm, incorporated by reference herein, given on the authority of said firm as experts in accounting and auditing.

The special purpose consolidated financial statements of Tommy Hilfiger B.V. as of March 31, 2009, March 31, 2008 and March 31, 2007, and the related consolidated income statements, statements of shareholders’ equity and statements of cash flows for the years then ended incorporated in this proxy statement/prospectus by reference to PVH’s Current Report on Form 8-K, dated April 13, 2010, have been so incorporated in reliance upon the reports of PricewaterhouseCoopers Accountants N.V., an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

Warnaco

The consolidated financial statements, and the related financial statement schedule, incorporated in this proxy statement/prospectus by reference from Warnaco’s Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of Warnaco’s internal control over financial reporting as of December 31, 2011 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is completed, Warnaco does not expect to hold an annual meeting of stockholders in 2013. If the merger is not completed, Warnaco stockholders as of the record date for the annual meeting will continue to be entitled to attend and participate in Warnaco’s annual meeting of stockholders and Warnaco will hold a 2013 annual meeting of stockholders, in which case Warnaco will provide notice of or otherwise publicly disclose the date on which such 2013 annual meeting will be held. If the 2013 meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for Warnaco’s 2013 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and Warnaco’s by-laws, as described below.

Under Rule 14a-8 of the Exchange Act as currently in effect, any holder of at least $2,000 in market value of Warnaco common stock who has held such securities for at least one year and who desires to have a proposal presented in Warnaco’s proxy material for use in connection with the annual meeting of stockholders to be held in 2013 must transmit that proposal (along with the stockholder’s name, address, the number of shares of common stock that the stockholder holds of record or beneficially, the dates upon which the securities were acquired, documentary support for a claim of beneficial ownership and a statement of willingness to hold such shares through the date of the 2013 annual meeting of stockholders) in writing as set forth below. Proposals of stockholders intended to be presented at the 2013 annual meeting of stockholders under Rule 14a-8 of the Exchange Act had to have been received by the Secretary, The Warnaco Group, Inc., 501 Seventh Avenue, New York, New York 10018, not later than the deadline determined in accordance with Rule 14a-8.

Under Warnaco’s by-laws, notice of stockholder proposals made outside of Rule 14a-8 or the nomination of a candidate for election as a director to be made at the 2013 annual meeting of stockholders must be received by the Corporate Secretary at the above address not later than February 8, 2013 or prior to January 9, 2013; provided, however, that in the event that the 2013 annual meeting of stockholders is called for a date that is not within 30 days before or after the anniversary of the 2012 annual meeting of stockholders, notice must be received not later than the close of business on the 10th day following the day on which notice of the date of the 2013 annual meeting of stockholders is given.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Warnaco board of directors knows of no matters that will be presented for consideration at the Warnaco special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Warnaco special meeting or any adjournments or postponements of the meeting and are voted upon, the enclosed proxy will confer discretionary authority on the individuals named as proxy to vote the shares represented by the proxy as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

WHERE YOU CAN FIND MORE INFORMATION

PVH and Warnaco file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including PVH and Warnaco, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult Warnaco’s and PVH’s websites for more information concerning the merger described in this proxy statement/prospectus. Warnaco’s website is www.warnaco.com and PVH’s website is www.pvh.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.

PVH has filed with the SEC a registration statement of which this proxy statement/prospectus forms a part. The registration statement registers the shares of PVH common stock to be issued to Warnaco stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about PVH common stock. The rules and regulations of the SEC allow PVH and Warnaco to omit certain information included in the registration statement from this proxy statement/prospectus.

In addition, the SEC allows PVH and Warnaco to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that PVH has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. They contain important information about PVH, its financial condition and other matters.

PVH Filings (File No. 001-07572)	Period
Annual Report on Form 10-K	Filed on March 28, 2012 for the fiscal year ended January 29, 2012.

Proxy Statement on Schedule 14A	Filed on May 10, 2012, in connection with the solicitation of proxies for the PVH 2012 annual meeting of stockholders.

Quarterly Reports on Form 10-Q	Filed on June 7, 2012 for the quarterly period ended April 29, 2012, on September 6, 2012 for the quarterly period ended July 29, 2012 and on November 28, 2012 for the quarterly period ended October 28, 2012.

PVH Filings (File No. 001-07572)	Period
Current Reports on Form 8-K	Filed on April 13, 2010 (related to the financial statements of the Tommy Hilfiger business), February 3, 2012, February 14, 2012, June 25, 2012, November 2, 2012, November 13, 2012, December 6, 2012 (related to the launch of PVH’s senior unsecured notes offering), December 6, 2012 (related to the resignation of a director from the PVH board of directors), December 7, 2012 and December 20, 2012 (other than documents or portions of those documents stated to be furnished and not filed).

Prospectus, dated April 22, 2010, filed pursuant to Rule 424 under the Securities Act	Filed on April 26, 2010.

Prospectus, dated April 23, 2010, filed pursuant to Rule 424 under the Securities Act	Filed on April 26, 2010.

In addition, PVH incorporates by reference herein any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the Warnaco special meeting. Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above or from PVH by requesting them in writing or by telephone at the following address:

PVH Corp.

200 Madison Avenue

New York, New York 10016

Attention: Secretary

(212) 381-3500

These documents are available from PVH without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

This proxy statement/prospectus incorporates by reference the documents listed below that Warnaco has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. They contain important information about Warnaco, its financial condition and other matters.

Warnaco Filings (File No. 001-10857)	Period
Annual Report on Form 10-K	Filed on February 29, 2012 for the fiscal year ended December 31, 2011.

Proxy Statement on Schedule 14A	Filed on April 11, 2012, in connection with the solicitation of proxies for the Warnaco 2012 annual meeting of stockholders.

Quarterly Reports on Form 10-Q	Filed on May 4, 2012 for the quarterly period ended March 31, 2012, on August 7, 2012 for the quarterly period ended June 30, 2012, and on November 6, 2012 for the quarterly period ended September 29, 2012.

Warnaco Filings (File No. 001-10857)	Period

Current Reports on Form 8-K	Filed on May 1, 2012, May 15, 2012, October 31, 2012, and November 2, 2012 (other than documents or portions of those documents stated to be furnished and not filed).

In addition, Warnaco incorporates by reference herein any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the Warnaco special meeting. Such documents are considered to be a part of this document, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above or from Warnaco by requesting them in writing or by telephone at the following address:

The Warnaco Group, Inc.

501 Seventh Avenue

New York, New York 10018

Attention: Secretary

(212) 287-8000

These documents are available from Warnaco without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

If you would like to request documents, please do so by February 6, 2013 to receive them before the Warnaco special meeting. If you request any documents from PVH or Warnaco, PVH or Warnaco will mail them to you by first class mail, or another equally prompt means, within one business day after PVH or Warnaco receives your request.

This document is a prospectus of PVH and is a proxy statement of Warnaco for the Warnaco special meeting. Neither PVH nor Warnaco has authorized anyone to give any information or make any representation about the merger or PVH or Warnaco that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that PVH or Warnaco has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of October 29, 2012,

among

THE WARNACO GROUP, INC.

PVH CORP.

and

WAND ACQUISITION CORP.

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 29, 2012, among The Warnaco Group, Inc., a Delaware corporation (the “Company”), PVH Corp., a Delaware corporation (“Parent”), and Wand Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the Company Board, the Parent Board and the Board of Directors of Merger Sub have approved this Agreement, determined that the terms of this Agreement are in the best interests of the Company, Parent or Merger Sub, as applicable, and their respective stockholders, and declared the advisability of this Agreement;

WHEREAS, the Company Board and the Board of Directors of Merger Sub have recommended adoption and approval of this Agreement by their respective stockholders; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), on the Closing Date, Merger Sub shall be merged with and into the Company (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company in the Merger (the “Surviving Company”).

SECTION 1.02 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 at 10:00 a.m., New York City time, on a date to be specified by the Company and Parent, which shall be no later than the fifth Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the Company and Parent; provided, however, that, if the Marketing Period has not ended at such time, the Closing shall occur instead on (a) the earlier to occur of (i) any Business Day during the Marketing Period to be specified by Parent to the Company on no less than three Business Days’ written notice and (ii) the last day of the Marketing Period (or, if such date is not a Business Day, the first Business Day occurring thereafter); or (b) such other date and time as agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as the Company and Parent shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.04 Effects. The Merger shall have the effects set forth in this Agreement and Section 259 of the DGCL.

SECTION 1.05 Certificate of Incorporation and By-Laws. The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law. The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company.

SECTION 1.06 Directors and Officers of Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect on the Capital Stock of the Constituent Entities; Exchange of Certificates

SECTION 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) or any shares of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”):

(i) Conversion of Merger Sub Common Stock. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Company. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(ii) Cancellation of Treasury Stock and Parent-Owned Stock; Conversion of Subsidiary-Owned Stock.

(A) Each share of Company Common Stock that is owned by the Company as treasury stock and each share of Company Common Stock that is owned directly by Parent or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(B) Each share of Company Common Stock that is owned by any direct or indirect wholly owned Subsidiary of the Company or any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or of Merger Sub shall be converted into such number of shares of common stock of the Surviving Company such that the ownership percentage of any such Subsidiary in the Surviving Company immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.

(iii) Conversion of Company Common Stock. Subject to Sections 2.02 and 2.03, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled or converted into shares of the Surviving Company in accordance with Section 2.01(ii) and Dissenting Shares) shall be converted into the right to receive (x) .1822 shares of common stock, par value $1 per share, of Parent (the “Parent Common Stock”) (the “Stock Consideration”) and (y) $51.75 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company

Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate in accordance with Section 2.02, without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Parent Common Stock or Company Common Stock, as the case may be, will be appropriately adjusted to provide to Parent and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event. As provided in Section 2.02(j), the right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any required withholding under applicable Tax Law.

SECTION 2.02 Exchange of Certificates. (a) Exchange Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II through the Exchange Agent, (i) certificates representing the shares of Parent Common Stock to be issued as Stock Consideration (or appropriate alternative arrangements shall be made by Parent if uncertificated shares of Parent Common Stock will be issued) and (ii) cash sufficient to (x) pay the Cash Consideration and (y) make payments in lieu of fractional shares pursuant to Section 2.02(f). All such Parent Common Stock and cash deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund.”

(b) Letter of Transmittal. As promptly as reasonably practicable after the Effective Time (and in any event within four Business Days after the Effective Time), Parent shall cause the Exchange Agent to mail to each holder of record of Company Common Stock a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may specify subject to the Company’s reasonable approval, and shall be prepared prior to the Closing), together with instructions thereto.

(c) Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of Company Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent, or (ii) in the case of shares of Company Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor (x) the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.01 and (y) any cash in lieu of fractional shares that the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 2.02(d). In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration (and cash in lieu of fractional shares that the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 2.02(d)) may be issued to a transferee if the Certificate representing such Company Common Stock (or, if such Company Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each share of Company Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holders of shares of Company

Common Stock are entitled to receive in respect of such shares pursuant to Section 2.01(iii) (and cash in lieu of fractional shares pursuant to Section 2.02(f) and in respect of any dividends or other distributions pursuant to Section 2.02(d)). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or shares of Company Common Stock held in book-entry form).

(d) Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or shares of Company Common Stock held in book-entry form) with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment with respect to the Cash Consideration or in lieu of fractional shares shall be paid to any such holder, until the surrender of such Certificate (or shares of Company Common Stock held in book-entry form) in accordance with this Article II. Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate (or shares of Company Common Stock held in book-entry form), there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, (A) the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(f) and (B) the amount of dividends or other distributions declared on the shares of Parent Common Stock with a record date after the Effective Time and a payment date prior to such surrender that is payable with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(e) No Further Ownership Rights in Company Common Stock. The shares of Parent Common Stock issued and cash paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock (including any cash paid pursuant to Section 2.02(f)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock (or shares of Company Common Stock held in book-entry form) are presented to Parent or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(f) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the last reported sale price of Parent Common Stock on the New York Stock Exchange (the “NYSE”) (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on the last complete trading day prior to the date of the Effective Time.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Parent, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this Article II, in each case without any interest thereon.

(h) No Liability. None of the Company, Parent, Merger Sub or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for two years after the Effective Time (or immediately prior to such earlier date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(i) Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund if and as directed by Parent. Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent. No investment losses resulting from investment of the Exchange Fund shall diminish the rights of any stockholder of the Company to receive the Merger Consideration or any other payment as provided herein. To the extent there are losses with respect to such investments or the Exchange Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to the terms hereof, Parent shall reasonably promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments.

(j) Withholding Rights. Each of Parent and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction or withholding was made.

(k) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, issue the Stock Consideration and pay the Cash Consideration, any cash in lieu of fractional shares and any dividends and distributions on such Certificate, in each case deliverable in respect thereof pursuant to this Agreement.

SECTION 2.03 Dissenters’ Rights. Notwithstanding any other provision contained in this Agreement, no shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised such stockholder’s appraisal rights in respect of such shares (any such shares being referred to herein as “Dissenting Shares”) under Section 262 of the DGCL shall be converted into the right to receive the Merger Consideration as provided in Section 2.01(iii) and instead shall be entitled to such rights as are granted by Section 262 of the DGCL (unless and until such stockholder shall have failed to timely perfect, or shall have effectively withdrawn or lost, such stockholder’s right to dissent from the Merger under the DGCL, in which case such stockholder shall be entitled to receive the Merger Consideration (and any cash in lieu of fractional shares that the stockholder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 2.02(d)) in exchange for such shares of Company Common Stock, and such shares of Company Common Stock shall no longer be deemed to be Dissenting Shares) and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. The Company (i) shall give Parent prompt notice of any notice or demand for appraisal or payment for shares of Company Common Stock or any withdrawals of such demands received by the Company, (ii) shall give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands and (iii) shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

ARTICLE III

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article III are true and correct except as set forth in the Parent SEC Documents filed and publicly available after December 31, 2011 and prior to the date of this Agreement (the “Filed Parent SEC Documents”) (excluding any disclosures in the Filed Parent SEC Documents that are set forth under the headings “Risk Factors” or disclosure of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, nonspecific or predictive in nature; it being understood that any factual information contained within such headings, disclosure or statements shall not be excluded) or in the disclosure letter delivered by Parent to the Company at or before the execution and delivery by Parent and Merger Sub of this Agreement (the “Parent Disclosure Letter”). The Parent Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall not be deemed to qualify any other section in this Article III except to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other section.

SECTION 3.01 Organization, Standing and Power. Each of Parent and each of Parent’s Subsidiaries (the “Parent Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of Parent Subsidiaries that are not Significant Subsidiaries (as such term is defined in Rule 12b-2 under the Exchange Act), where the failure to be so organized, exist or be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and the Parent Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders and approvals (collectively, “Permits”) necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Parent Permits”), except where the failure to have such power or authority or to possess Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and the Parent Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company, prior to execution of this Agreement, true and complete copies of (a) the amended and restated articles of incorporation of Parent in effect as of the date of this Agreement (the “Parent Articles”) and the by-laws of Parent in effect as of the date of this Agreement (the “Parent By-laws”) and (b) the constituent documents of Merger Sub.

SECTION 3.02 Parent Subsidiaries. (a) All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Parent Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Parent, by a Parent Subsidiary or by Parent and a Parent Subsidiary, free and clear of all material pledges, liens, charges, mortgages, deeds of trust, rights of first offer or first refusal, options, encumbrances and security interests of any kind or nature whatsoever (collectively, with covenants, conditions, restrictions, easements, encroachments, title retention agreements or other third party rights or title defect of any kind or nature whatsoever, “Liens”), and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Parent Subsidiaries, neither Parent nor any Parent Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

SECTION 3.03 Capital Structure. (a) The authorized capital stock of Parent consists of 240,000,000 shares of Parent Common Stock and 150,000 shares of preferred stock, par value $100.00 per share (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”), of which 8,000 shares have been designated as Series A Convertible Preferred Stock (the “Parent Series A Shares”). At the close of business on October 26, 2012, (i) 71,037,023 shares of Parent Common Stock were issued and outstanding, (ii) 4,000 shares of Parent Series A Shares were issued and outstanding, (iii) 413,301 shares of Parent Common Stock were held by Parent in its treasury, (iv) 6,274,689 shares of Parent Common Stock were reserved and available for issuance pursuant to the Parent Stock Plans, of which (A) 2,145,379 shares were issuable upon exercise of outstanding Parent Stock Options, (B) 676,336 shares of Parent Common Stock were potentially issuable upon the vesting of Parent RSU Awards, and (C) 683,177 shares of Parent Common Stock were potentially issuable upon the vesting of outstanding Parent Performance Shares, and (v) 2,094,680 shares of Parent Common Stock were reserved for issuance upon conversion of the Parent Series A Shares. Except as set forth in this Section 3.03(a), at the close of business on October 26, 2012, no shares of capital stock or voting securities of, or other equity interests in, Parent were issued, reserved for issuance or outstanding. From the close of business on October 26, 2012 to the date of this Agreement, there have been no issuances by Parent of shares of capital stock or voting securities of, or other equity interests in, Parent other than the issuance of Parent Common Stock upon the exercise of Parent Stock Options or upon the vesting of Parent RSU Awards or Parent Performance Shares, in each case, outstanding at the close of business on October 26, 2012 and in accordance with their terms in effect at such time.

(b) Except as set forth in Section 3.03(a) or pursuant to the terms of this Agreement, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (ii) any warrants, calls, options or other rights to acquire from Parent or any Parent Subsidiary, or any other obligation of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, or (iii) any rights issued by or other obligations of Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock or any shares of capital stock of any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Parent or any Parent Subsidiary. Except for acquisitions, or deemed acquisitions, of Parent Common Stock or other equity securities of Parent in connection with (x) the payment of the exercise price of Parent Stock Options with Parent Common Stock (including but not limited to in connection with “net exercises”), (y) required tax withholding in connection with the exercise of Parent Stock Options, the vesting of Parent Performance Shares or Parent RSU Awards and the vesting or delivery of other awards pursuant to the Parent Stock Plans and (z) forfeitures of Parent Stock Options, Parent Performance Shares and Parent RSU Awards, there are not any outstanding obligations of Parent or any of the Parent Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Parent or any Parent Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. There are no bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote (“Parent Voting Debt”). Neither Parent nor any of the Parent Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Parent. Neither Parent nor any of the Parent Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Parent or any of Parent Subsidiaries.

(c) The shares of Parent Common Stock constituting the Stock Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Articles, the Parent By-laws or any Contract to which Parent is a party or otherwise bound.

SECTION 3.04 Authority; Execution and Delivery; Enforceability. (a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The Board of Directors of Parent (the “Parent Board”) has adopted resolutions, by unanimous vote of the directors present at a meeting duly called at which a quorum of directors of Parent was present, (i) approving the execution, delivery and performance of this Agreement and (ii) determining that entering into this Agreement is in the best interests of Parent and its stockholders. As of the date of this Agreement, such resolutions have not been amended or withdrawn. The Board of Directors of Merger Sub has unanimously adopted resolutions (i) approving the execution, delivery and performance of this Agreement, (ii) determining that the terms of this Agreement are in the best interests of Merger Sub and Parent, as its sole stockholder, (iii) declaring this Agreement advisable and (iv) recommending that Parent, as sole stockholder of Merger Sub, adopt this Agreement and directing that this Agreement be submitted to Parent, as sole stockholder of Merger Sub, for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Parent, as sole stockholder of Merger Sub, has adopted this Agreement. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the Certificate of Merger as required by the DGCL). Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

SECTION 3.05 No Conflicts; Consents. (a) The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of (i) the Parent Articles, the Parent By-laws or the comparable charter or organizational documents of any Parent Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, understanding, undertaking, concession, franchise or other instrument (in each case, to the extent legally binding on the parties thereto) (a “Contract”) to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or any Parent Permit or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”), in each case, applicable to Parent or any Parent Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, clearance, waiver, Permit or order (“Consent”) of or from, or registration, declaration, notice or filing made to or with any Federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the U.S. Securities and Exchange Commission (the “SEC”), and declaration of effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-4 in connection with the issuance by Parent of the Stock Consideration, in which the Proxy Statement will be included as a prospectus (the “Form S-4”), and (B) the filing with the SEC of such reports under, and such other compliance with, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) compliance with and filings under Council Regulation (EC) 139/2004 on the control of concentrations between undertakings (published in the Official Journal of the European Union on January 29, 2004 at L24/1) (the “EC Merger Regulation”), (C) compliance with any applicable requirements under the Canadian federal Competition Act, and (D) such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation or similar Laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Stock Consideration, (v) such filings with and approvals of the NYSE as are required to permit the consummation of the Merger and the listing of the Stock Consideration and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 3.06 SEC Documents; Undisclosed Liabilities. (a) Parent has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Parent with the SEC since February 1, 2010 (such documents, together with any documents filed with the SEC during such period by Parent on a voluntary basis on a Current Report on Form 8-K, but excluding the Form S-4, being collectively referred to as the “Parent SEC Documents”).

(b) Each Parent SEC Document (i) at the time filed, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Parent included in the Parent SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except (i) as reflected or reserved against in Parent’s consolidated audited balance sheet as of January 29, 2012 (or the notes thereto) included in the Filed Parent SEC Documents, (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, (iii) for liabilities and obligations that have been incurred in the ordinary course of business since January 29, 2012 and (iv) for liabilities and obligations that have been discharged or paid in full in the ordinary course of business, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.

(d) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate as of the date of such certifications. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. None of Parent or any of the Parent Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP applied on a consistent basis during the periods involved, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

(g) Neither Parent nor any of the Parent Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of the Parent Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of the Parent Subsidiaries in Parent’s or such Parent Subsidiary’s published financial statements or other Parent SEC Documents.

(h) Since January 31, 2011, none of Parent, the Parent Board, the audit committee of the Parent Board or, to the Knowledge of Parent, Parent’s independent accountants has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of Parent, (y) “material weakness” in the internal controls over financial reporting of Parent or (z) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

SECTION 3.07 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder. No representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

SECTION 3.08 Absence of Certain Changes or Events. From January 30, 2012 to the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. From January 30, 2012 to the date of this Agreement, each of Parent and the Parent Subsidiaries has conducted its respective business in the ordinary course in all material respects, and has not taken an action that would be prohibited by Section 5.01(a) if it were taken after the date of this Agreement and prior to the Effective Time.

SECTION 3.09 Litigation. There is no suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent or any Parent Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 3.10 Compliance with Applicable Laws. Parent and the Parent Subsidiaries are in compliance in all material respects with all applicable Laws and Parent Permits, including all applicable rules, regulations, directives or policies of any Governmental Entity, in each case that are material to the operations of each of Parent’s business segments (as described in the Filed Parent SEC Documents). To Parent’s Knowledge, no material action, demand or investigation by or before any Governmental Entity is pending or threatened alleging that Parent or a Parent Subsidiary is not in compliance with any applicable Law or Parent Permit or which challenges or questions the validity of any rights of the holder of any Parent Permit, in each case that are material to the operations of each of Parent’s business segments (as described in the Filed Parent SEC Documents).

SECTION 3.11 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Peter J. Solomon Company L.P., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

SECTION 3.12 Financing.

(a) Assuming the accuracy of the representations set forth in Article IV and compliance by the Company with its agreements hereunder, in each case, in all material respects, as of the Effective Time, Parent and Merger Sub will have available to them all funds necessary to consummate the Merger and to pay the aggregate Cash Consideration, all other cash amounts required to be paid in connection with the Merger and all fees and expenses required to be paid in connection with the Financing.

(b) Parent has delivered to the Company true, correct and complete fully-executed copies of the commitment letter, dated as of October 29, 2012, by and among Barclays Bank PLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. (collectively, together with their Affiliates and their successors and permitted assignees, the “Lenders”) and Parent, including all exhibits, schedules, annexes and amendments to such letter, in effect as of the date of this Agreement, together with a redacted copy of any fee letter relating thereto (together, the “Commitment Letter”). Pursuant to the Commitment Letter, and subject to the terms and conditions thereof, each of the parties thereto (other than Parent) have severally agreed and committed to lend the amounts set forth therein (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Commitment Letter (including the making of loans to Parent and/or Merger Sub to finance the Merger and the other transactions contemplated by this Agreement). As of the date of this Agreement, the Commitment Letter is in full force and effect, has not been withdrawn, terminated, rescinded, amended, supplemented or otherwise modified in any respect and is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto.

(c) As of the date of this Agreement, other than the Commitment Letter, there are no other Contracts pursuant to which a third party has agreed and committed funds in connection with the Financing or relating to any terms or conditions thereof. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would (i) constitute a default or breach on the part of Parent, nor, to Parent’s Knowledge, any other party thereto, under any term or condition of the Commitment Letter, (ii) constitute or result in a failure to satisfy a condition precedent or other contingency set forth in the Commitment Letter, or (iii) to Parent’s Knowledge, otherwise result in any portion of the Financing being unavailable on or before the Closing Date. As of the date hereof, there are no conditions relating to the funding of the full amount of the Financing, other than as set forth in the Commitment Letter. As of the date hereof, and assuming the accuracy of the representations set forth in Article IV and compliance by the Company with its agreements hereunder, in each case, in all material respects, Parent has no reason to believe any of the conditions relating to the funding of the full amount of the Financing will not be satisfied on or prior to the Closing Date. Parent has fully paid any and all commitment fees or other fees required by the Commitment Letter to be paid on or prior to the date of this Agreement and shall in the future pay any such fees as they become due.

SECTION 3.13 Merger Sub. Parent is the sole stockholder of Merger Sub. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

SECTION 3.14 Share Ownership. Neither Parent nor Merger Sub has been, at any time during the three years prior to the date hereof, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL. As of the date of this Agreement, none of Parent, Merger Sub or their respective Affiliates owns any shares of capital stock of the Company or has any rights to acquire any shares of capital stock of the Company (except pursuant to this Agreement).

SECTION 3.15 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof (and notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation, projections, estimates, budgets or other information), the Company acknowledges that none of Parent, the Parent Subsidiaries or any other Person on behalf of Parent makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true and correct except as set forth in the Company SEC Documents filed and publicly available after December 31, 2011 and prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding any disclosures in the Filed Company SEC Documents that are set forth under the headings “Risk Factors” or disclosure of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, nonspecific or predictive in nature; it being understood that any factual information contained within such headings, disclosure or statements shall not be excluded) or in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”). The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall not be deemed to qualify any other section in this Article IV except to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other section.

SECTION 4.01 Organization, Standing and Power. Each of the Company and each of the Company’s Subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries that are not Significant Subsidiaries (as such term is defined in Rule 12b-2 under the Exchange Act), where the failure to be so organized, exist or be in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Company Permits”), except where the failure to have such power or authority or to possess Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of the amended and restated certificate of incorporation of the Company in effect as of the date of this Agreement (the “Company Charter”) and the by-laws of the Company in effect as of the date of this Agreement (the “Company By-laws”).

SECTION 4.02 Company Subsidiaries. (a) All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary, free and clear of all material Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws. Section 4.02(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Company Subsidiaries, each such Company Subsidiary’s jurisdiction of incorporation and the class, number and percentage of its authorized, issued and outstanding shares of capital stock, if any, that are not owned by the Company or a Company Subsidiary.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

SECTION 4.03 Capital Structure. (a) The authorized capital stock of the Company consists of 112,500,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on October 25, 2012, (i) 53,497,219 shares of Company Common Stock were issued and outstanding, including 439,845 outstanding shares that comprise Company Restricted Stock Awards (excluding Company Career Units and Company RSUs), (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 3,563,986 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans, of which (A) 1,565,383 shares were issuable upon exercise of outstanding Company Stock Options and (B) 688,223 shares were potentially issuable upon the vesting or settlement of outstanding Company Career Units, Company RSUs, Company Performance Shares and Company PSUs (in the case of Company Performance Shares and Company PSUs, assuming maximum performance targets are achieved). Except as set forth in this Section 4.03(a), at the close of business on October 25, 2012, no shares of capital stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding. From the close of business on October 25, 2012 to the date of this Agreement, there have been no issuances by the Company of shares of capital stock or voting securities of, or other equity interests in, the Company, other than the issuance of Company Common Stock upon the exercise of Company Stock Options or the vesting or settlement of Company Career Units, Company RSUs, or Company PSUs outstanding at the close of business on October 25, 2012 and in accordance with their terms in effect at such time.

(b) All outstanding shares of Company Common Stock (including shares that comprise Company Restricted Stock Awards) are, and, at the time of issuance, all such shares that may be issued upon the exercise of Company Stock Options or otherwise issued upon the vesting or settlement of Company Restricted Stock Awards, Company Performance Shares and Company PSUs pursuant to the Company Stock Plans will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound. All grants of equity awards or other rights with respect to shares of Company Common Stock to current or former directors, officers, employees, agents or consultants of the Company or any Company Subsidiary have been made in accordance with the terms of the applicable Company Stock Plans and award agreements thereunder and any policy of the Company or the Board of Directors of the Company (the “Company Board”) (including any committee thereof) relating to the grant of such awards or rights. Except as set forth above in this Section 4.03, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (y) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (z) any rights issued by or other obligations of the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary. Except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (i) the payment of the exercise price of Company Stock Options with Company Common Stock (including but not limited to in connection with “net exercises”), (ii) required tax withholding in connection with the exercise of Company Stock Options or the vesting or settlement of Company Restricted Stock Awards, Company Performance Shares or Company PSUs, and (iii) forfeitures of Company Stock Options, Company Restricted Stock Awards, Company Performance Shares or Company PSUs, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. With respect to Company Stock Options, (1) each grant of a Company Stock Option was duly authorized on the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) for such option by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee or subcommittee thereof), and (2) the per share exercise price of each Company Stock Option was at least equal to the fair market value of a share of Company Common Stock on the applicable Grant Date. There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote (“Company Voting Debt”). Neither the Company nor any of the Company Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company. Neither the Company nor any of the Company Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.

SECTION 4.04 Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholders Meeting (the “Company Stockholder Approval”). The Company

Board has adopted resolutions, by unanimous vote of the directors present at a meeting duly called at which a quorum of directors of the Company was present, (i) approving the execution, delivery and performance of this Agreement, (ii) determining that entering into this Agreement is in the best interests of the Company and its stockholders, (iii) declaring this Agreement advisable and (iv) recommending that the Company’s stockholders adopt this Agreement and directing that this Agreement be submitted to the Company’s stockholders for adoption at a duly held meeting of such stockholders for such purpose (the “Company Stockholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL). The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) The Company Board has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

SECTION 4.05 No Conflicts; Consents. (a) The execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary (assuming that the Company Stockholder Approval is obtained), (ii) any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or any Company Permit or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Proxy Statement in definitive form, and (B) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) (A) compliance with and filings under the HSR Act, (B) compliance with and filings under the EC Merger Regulation, (C) compliance with any applicable requirements under the Canadian federal Competition Act, and (D) such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation or similar Laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Stock Consideration, (v) such filings with and approvals of the NYSE as are required to permit the consummation of the Merger and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.06 SEC Documents; Undisclosed Liabilities. (a) The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 3, 2010 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, but excluding the Proxy Statement, being collectively referred to as the “Company SEC Documents”).

(b) Each Company SEC Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except (i) as reflected or reserved against in the Company’s consolidated audited balance sheet as of December 31, 2011 (or the notes thereto) included in the Filed Company SEC Documents, (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, (iii) for liabilities and obligations that have been incurred in the ordinary course of business since December 31, 2011 and (iv) for liabilities and obligations that have been discharged or paid in full in the ordinary course of business, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate as of the date of such certifications. None of the Company or any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP applied on a consistent basis during the periods involved, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(g) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Documents.

(h) Since January 2, 2011, none of the Company, the Company Board, the audit committee of the Company Board or, to the Knowledge of the Company, the Company’s independent accountants has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of the Company, (y) “material weakness” in the internal controls over financial reporting of the Company or (z) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

(i) None of the Company Subsidiaries is, or has at any time since January 1, 2009 been, subject to the reporting requirements of Section  13(a) or 15(d) of the Exchange Act.

SECTION 4.07 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

SECTION 4.08 Absence of Certain Changes or Events. From January 1, 2012 to the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. From January 1, 2012 to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course in all material respects, and has not taken an action that would be prohibited by subsections (iii), (v), (vi), (vii), (xii), (xiii), (xiv) and (xvi) of Section 5.01(b) if it were taken after the date of this Agreement and prior to the Effective Time.

SECTION 4.09 Taxes. (a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) each of the Company and each Company Subsidiary has timely filed, taking into account any extensions, all Tax Returns required to have been filed and such Tax Returns are accurate and complete; (ii) each of the Company and each Company Subsidiary has paid all Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings and have been adequately reserved under GAAP; (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against the Company or any Company Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings and has been adequately reserved under GAAP; (iv) the Tax Returns of the Company and the Company Subsidiaries have been examined by the IRS or the appropriate taxing authority (or the applicable statutes of limitation for the assessment of Taxes for such periods have expired) for all years to and including the year ending January 3, 2009; (v) neither the Company nor any Company Subsidiary has failed to withhold, collect, or timely remit all amounts required to have been withheld, collected and remitted in respect of Taxes with respect to any payments to a vendor, employee, independent contractor, creditor, shareholder, or any other Person; (vi) neither the Company nor any Company Subsidiary is subject to income Tax in a jurisdiction in which it does not file income Tax Returns, and no claim has been made in writing by any taxing authority that the Company or any Company Subsidiary is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns; (vii) neither the Company nor any Company Subsidiary has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of local, state or foreign Law), as a transferee or successor, by contract, or otherwise; (viii) no Company Subsidiary is subject to income tax in a country other than the country of its incorporation or legal establishment by virtue of maintaining a permanent establishment (within the meaning of any applicable income tax treaty) or other place of business in such country; and (ix) each Company Subsidiary established outside the United States that is characterized as a corporation for U.S. federal income tax purposes is a controlled foreign corporation (as defined in Section 957(a) of the Code).

(b) Neither the Company nor any Company Subsidiary is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and wholly owned Company Subsidiaries). Neither the Company nor any Company Subsidiary is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which the Company is or was the common parent).

(c) Within the past two years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(d) Neither the Company nor any Company Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or a similar provision of state or foreign Law).

(e) Except with respect to the representations and warranties set forth in Sections 4.06(b), 4.08, 4.10, and 4.12, the representations and warranties set forth in this Section 4.09 are the Company’s sole and exclusive representations relating to Taxes.

SECTION 4.10 Benefits Matters; ERISA Compliance. (a) Section 4.10(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying all material Company Benefit Plans. The Company has delivered to Parent true and complete copies of (i) all material Company Benefit Plans or, in the case of any unwritten material Company Benefit Plan, a description thereof, (ii) the most recent annual report on Form 5500 (or similar filing under applicable Law) (other than Schedule SSA thereto) filed with the Internal Revenue Service (the “IRS”) with respect to each material Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each material Company Benefit Plan for which such summary plan description is required, (iv) each trust agreement, group annuity contract or other funding mechanism relating to any material Company Benefit Plan, (v) the most recent financial statements and actuarial reports for each material Company Benefit Plan (if any), and (vi) all determination letters, opinion letters, information letters or advisory opinions in respect of each material Company Benefit Plan issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation (the “PBGC”) during this calendar year or any of the preceding three calendar years. For purposes of this Agreement, “Company Benefit Plans” means, collectively (A) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA),

“employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, arrangements or understandings providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of the Company or any Company Subsidiary and (B) all employment, consulting, indemnification, severance, retention, change of control or termination agreements or arrangements (including Collective Bargaining Agreements) between the Company or any Company Subsidiary and any current or former directors, officers, employees, agents or consultants of the Company or any Company Subsidiary.

(b) All Company Benefit Plans which are intended to be qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, have been the subject of or have timely applied for, as of the date of this Agreement, determination letters from the IRS to the effect that such Company Benefit Plans and the trusts created thereunder are so qualified and tax-exempt, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened, nor has any such Company Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

(c) Section 4.10(c) of the Company Disclosure Letter sets forth each Company Benefit Plan that is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or Section 4971 of the Code that is maintained, contributed to, or required to have been contributed to by the Company or any Company Subsidiary (a “Company Pension Plan”). With respect to each Company Pension Plan: (i) there does not exist any material accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Company Pension Plan equals or exceeds the actuarial present value of all accrued benefits under such Company Pension Plan (whether or not vested) (based on the actuarial assumptions used to fund such Company Pension Plan); (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iv) all premiums to the PBGC have been timely paid in full; (v) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of the Company Subsidiaries; and (vi) the PBGC has not instituted proceedings to terminate any such Company Pension Plan and, to the Knowledge of the Company, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Company Pension Plan. With respect to the Company Employee Retirement Plan, all action has been properly taken to cease the accrual of benefits under the plan on or after January 1, 2003.

(d) (i) No Company Pension Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of the Company and the Company Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of the Company and the Company Subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full.

(e) None of the Company and the Company Subsidiaries nor, to the Knowledge of the Company, any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, the Company, any Company Subsidiary or any Person that the Company or any Company Subsidiary has an obligation to indemnify, to any material Tax imposed under Section 4975 of the Code or Section 502 of ERISA.

(f) Neither the Company nor any Company Subsidiary has any express commitment, whether legally enforceable or not, to, or not to, modify, change or terminate any material Company Benefit Plan.

(g) Except as required by applicable Law, there are no limitations or restrictions on the right of the Company or the Company Subsidiaries, or, on or at any time after the Effective Time, Parent or Parent Subsidiaries, including the Surviving Company, to merge, amend or terminate any such Company Benefit Plan.

(h) No Company Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law).

(i) Each Company Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in all material respects in accordance with its terms and is in material compliance with ERISA (if applicable), the Code and all other Laws applicable to such Company Benefit Plan, and the Company and each of the Company Subsidiaries is in material compliance with ERISA, the Code and all other Laws applicable to the Company Benefit Plans. No enforcement action has been brought, or to the Knowledge of the Company has been threatened to be brought, by any Governmental Entity with respect to any Company Benefit Plan.

(j) There are no material pending or, to the Knowledge of the Company, material threatened claims by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan, other than routine claims for benefits.

(k) None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee, agent or consultant of the Company or any of the Company Subsidiaries to any compensation or benefit; (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Company Benefit Plan; or (C) cause any material Company Benefit Plan to cease to be in material compliance with its terms, ERISA (if applicable), the Code and all other Laws applicable to such Company Benefit Plan.

(l) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has since (i) January 1, 2005 been maintained and operated in good faith compliance with Section 409A of the Code and Notice 2005-1, (ii) October 3, 2004, not been “materially modified” (within the meaning of Notice 2005-1) and (iii) January 1, 2009, been in documentary and operational compliance in all material respects with Section 409A of the Code.

(m) All material contributions required to be made to any Company Benefit Plan by applicable Law, regulation, any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements set forth in the Company SEC Documents. Each Company Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

(n) All Company Benefit Plans subject to the laws of any jurisdiction outside the United States (i) have, in all material respects, been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

SECTION 4.11 Litigation. There is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company

Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.12 Compliance with Applicable Laws. The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws and Company Permits, including all applicable rules, regulations, directives or policies of any Governmental Entity, in each case that are material to the operations of each of the Company’s business segments (as described in the Filed Company SEC Documents) as presently conducted. To the Knowledge of the Company, no material action, demand or investigation by or before any Governmental Entity is pending or threatened alleging that the Company or a Company Subsidiary is not in compliance with any applicable Law or Company Permit or which challenges or questions the validity of any rights of the holder of any Company Permit, in each case that are material to the operations of each of the Company’s business segments (as described in the Filed Company SEC Documents) as presently conducted.

SECTION 4.13 Environmental Matters. (a) The Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws, and neither the Company nor any Company Subsidiary has received any written communication from a Governmental Entity that alleges that the Company or any Company Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law, except for such noncompliance, violation or liability as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company and the Company Subsidiaries have obtained and are in compliance with all Permits issued pursuant to any applicable Environmental Law applicable to the Company, the Company Subsidiaries and the Company Properties and all such Permits are valid and in good standing, in each case, except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect; and no such material Permit will be subject to any material modification or revocation as a result of the transactions contemplated by this Agreement.

(c) There are no material Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries.

(d) To the Knowledge of the Company, there have been no Releases of any Hazardous Substance at any Company Properties that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or against any Person whose liabilities for such Environmental Claims the Company or any of the Company Subsidiaries has retained or assumed, either contractually or by operation of Law other than such matters as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e) Neither the Company nor any of the Company Subsidiaries has retained or assumed, either contractually or, to the Knowledge of the Company, by operation of Law, any liabilities or obligations that would reasonably be expected to subject the Company or any of the Company Subsidiaries to an Environmental Claim, except as, individually or in the aggregate, has not and would not reasonably be expected to have a Company Material Adverse Effect.

(f) The representations and warranties set forth in this Section 4.13 are the Company’s sole and exclusive representations relating to Environmental Law, Hazardous Substances and Environmental Claims.

(g) As used herein:

(i) “Environmental Claim” means any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (A) the presence or Release of, or exposure to, any Hazardous Substance at any location; or (B) the failure to comply with any Environmental Law or any Permit issued pursuant to Environmental Law.

(ii) “Environmental Laws” means all federal, state, local and foreign Laws concerning pollution or protection of the environment, including all those relating to the treatment, storage, disposal, discharge, release, threatened release, control or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

(iii) “Hazardous Substance” means any substance whether solid, liquid or gaseous in nature (A) the presence of which requires notification, investigation, or remediation under any applicable Environmental Law; (B) which is defined as “toxic”, a “hazardous waste”, “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any applicable Environmental Law; (C) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental Entity with jurisdiction over the substance in the relevant location; (D) which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; (E) which contains polychlorinated biphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or (F) which contains or emits radioactive particles, waves or materials, including radon gas.

(iv) “Release” means any actual release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

SECTION 4.14 Contracts. (a) As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b) Section 4.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of: (i) each Contract to which the Company or any of the Company Subsidiaries is a party that contains any non-competition, non-solicitation or exclusivity provisions that restrict the Company or any Company Subsidiary with respect to any line of business or geographic area and that is material to the Company and the Company Subsidiaries, taken as a whole; (ii) each Contract pursuant to which any material amount of Indebtedness (other than any Indebtedness described in clause (vii) of the definition of Indebtedness) of the Company or any of the Company Subsidiaries is outstanding or may be incurred by its terms, other than any such agreement solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries; (iii) each partnership, joint venture or similar Contract to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Company Subsidiaries (other than equity interests held by the Company through investment funds, pursuant to investments made in the ordinary course of business); (iv) each material Contract between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present executive, officer or director of either the Company or any of the Company Subsidiaries or any person that has served as such an executive, officer or director within the last five years or any of such officer’s or director’s immediate family members, (B) record or beneficial owner of more than 5% of the shares of Company Common Stock outstanding as of the date hereof or (C) to the Knowledge of the Company, any affiliate of any such officer, director or owner (other than the Company or any of the Company Subsidiaries), in each case, other than those Contracts filed as exhibits (including exhibits incorporated by reference) to any Filed Company SEC Documents; (v) each Contract relating to the disposition or acquisition by the Company or any of the Company Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than any such Contract entered into in the ordinary course of business; (vi) each material hedge, collar, option, forward purchasing, swap, derivative, or similar Contract; (vii) each Contract containing any “standstill” provisions or provisions of similar effect to which the Company or any of the Company Subsidiaries is a party or of which the Company or any of the Company Subsidiaries is a beneficiary; (viii) each Contract with a Top Customer or a Top Supplier; and (ix) each Contract to which the Company or any Company Subsidiary is a party that could reasonably be expected to involve payments during calendar year 2012 or any subsequent twelve month period of at least $500,000, and which is not terminable by either party on less than 30 days written notice without penalty, except for any such Contract which is entered into in the ordinary course of business; provided that the following Contracts shall not be required to be listed on Section 4.14(b) of the Company Disclosure Letter, shall not be required to made available to Parent pursuant to this Section 4.14(b) (it being understood that such Contracts may be required to be made available to Parent pursuant to other Sections of this Agreement), and shall not be deemed a “Material Contract” for any purposes hereunder (whether or not a Filed Company Contract): (1) any trademark, license or similar Contract (including amendments thereto and extensions thereof) between any of Parent or its Subsidiaries, on the one hand, and any of the Company or its Subsidiaries, on the other hand, (2) any Company Benefit Plan, (3) any Contract between the Company, on the one hand, and one or more Company Subsidiaries, on the other hand, or between one or more Company Subsidiaries, (4) any Sales-Related Contract (any such Contract in clauses (1) through (4), an “Excluded Contract”), and (5) any license concerning Intellectual Property. Each Contract described in this Section 4.14(b) and each Filed Company Contract, in each case, other than any Excluded Contract or any license concerning Intellectual Property, is referred to herein as a “Material Contract.”

(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract (including, for purposes of this Section 4.14(c), any Contract entered into after the date of this Agreement that would have been a Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Material Contract is in full force and effect, and (iii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, except, in the case of clauses (i) or (ii), with respect to any Material Contract which expires by its terms (as in effect as of the date hereof) or which is terminated in accordance with the terms thereof by the Company in the ordinary course of business consistent with past practice.

(d) Except for any Filed Company Contracts, as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries are parties to or bound by any loan agreement, credit agreement, note, debenture, bond, indenture, mortgage, security agreement, pledge, capital or financing method leases or other similar agreement that prevents or restricts the Company or any Company Subsidiary from (i) paying dividends or distributions to the Person or Persons who owns such entity, (ii) incurring or guaranteeing Indebtedness, or (iii) creating Liens that secure Indebtedness.

SECTION 4.15 Properties. (a) The Company and each Company Subsidiary has good and valid title to, or good and valid leasehold interests in, (i) the properties and assets set forth on Section 4.15(a) of the Company Disclosure Letter and (ii) all of their other respective material properties and assets (collectively, the “Company Properties”, which, in each case, shall exclude, for the avoidance of doubt, any intangible properties) except, with respect to clause (i), as would not detract in any material respect from the value, or interfere in any material respect with the current use, operation or occupancy, of such properties or assets by the Company and the Company Subsidiaries and, with respect to clause (ii), in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company Properties are, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of the Company and the Company Subsidiaries as presently conducted, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All of the Company Properties are free and clear of all Liens, except for Permitted Liens. This Section 4.15 does not relate to Intellectual Property Rights matters, which are the subject of Section 4.16.

(b) The Company and each of the Company Subsidiaries has complied with the terms of all leases, subleases and licenses entitling it to the use of real property owned by third parties (“Company Leases”), and all Company Leases are valid and in full force and effect, in each case except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.16 Intellectual Property. (a) Section 4.16(a) of the Company Disclosure Letter sets forth a complete and correct (in all material respects) list, as of the date hereof, of all (i) subsisting registrations and applications for registration of Intellectual Property Rights owned by the Company, Company Subsidiaries and the Calvin Klein Trust (“Registered Intellectual Property Rights”); (ii) to the Company’s Knowledge, unregistered and/or common law trademarks, service marks and copyrights that are (A) owned by the Company, Company Subsidiaries, and the Calvin Klein Trust, (B) materially different from, or material variations of, the registrations and applications disclosed pursuant to Section 4.16(a)(i), and (C) material to the businesses of the Company and the Company Subsidiaries as presently conducted under each of the Calvin Klein, Speedo, Chaps, Olga, and Warner’s trademarks (the businesses conducted under each such trademark, taken as a whole, are each a “Principal Business”); (iii) pending suits, actions or other inter parties proceedings (including those in Patent and Trademark Offices and courts) directly related to any material Intellectual Property Rights owned by the Company, Company Subsidiaries, and the Calvin Klein Trust; and (iv) material suits, actions or other proceedings instituted within the six years prior to the date of this Agreement or threatened in writing within the four years prior to the date of this Agreement (e.g., via cease and desist letters) against the Company, a Company Subsidiary, or the Calvin Klein Trust directly relating to any material Intellectual Property Rights.

(b) The Calvin Klein Trust, the Company or a Company Subsidiary owns of record, beneficially owns and/or is licensed or otherwise has the right to use all Intellectual Property Rights necessary to conduct, or material to, any of the Principal Businesses; provided, however, that the foregoing representation and warranty shall not apply to infringement, misappropriation, or unauthorized use of third-party Intellectual Property Rights. The Calvin Klein Trust is the sole and exclusive title owner of the Calvin Klein Marks included in the Registered Intellectual Property Rights, and the Company or a Company Subsidiary, as disclosed in Section 4.16(a) of the Company Disclosure Letter, is the owner of all other Registered Intellectual Property Rights, in each case free and clear of all Liens other than Sales-Related Contracts, immaterial license agreements and as disclosed on Section 4.16(b) of the Company Disclosure Letter, and the Company, Company Subsidiaries, and the Calvin Klein Trust have not granted any material licenses (including rights to use and other than Sales-Related Contracts) with respect to the Registered Intellectual Property Rights. All material applications and registrations in the Registered Intellectual Property Rights used by the Company and the Company Subsidiaries, to the Company’s Knowledge, are valid and in full force and effect, and have not been assigned to a third party. All material applications and registrations for Intellectual Property Rights licensed by the Company or a Company Subsidiary from (i) PRL USA, Inc. (as successor to Polo Ralph Lauren, L.P. and Polo Ralph Lauren Enterprises, L.P.) and (ii) Speedo International Limited or Speedo International B.V., are, to the Knowledge of the Company, valid and, with respect to applications, in force and effect, or, with respect to registrations, in full force and effect, in each case in jurisdictions material to the applicable Principal Business. There is no Intellectual Property Right necessary to conduct, or material to, any of the Principal Businesses(whether used by the Company, any Company Subsidiary or any Person authorized by any of the foregoing), that is not owned of record, or beneficially owned, by the Calvin Klein Trust, the Company or a Company Subsidiary or that the Company or a Company Subsidiary is not properly authorized or otherwise does not have the right to use.

(c) To the Knowledge of the Company, the operation of the business of the Company and the Company Subsidiaries as presently conducted does not infringe, misappropriate or make unauthorized use of, in any material respect, any Intellectual Property Rights of third parties, and there is no material suit, action or other proceeding pending or threatened in writing that alleges that the use of Intellectual Property Rights by the Company and the Company Subsidiaries infringes, misappropriates or constitutes the unauthorized use of any Intellectual Property Rights of third parties.

(d) To the Knowledge of the Company, the Intellectual Property Rights set forth in Section 4.16(a) of the Company Disclosure Letter are not being infringed in any material respect by any Person, and there are no material suits, actions or other proceedings pending, for which notice has been provided to the Company, any Company Subsidiary or the Calvin Klein Trust, or threatened in writing, challenging the Company’s, any Company Subsidiary’s or the Calvin Klein Trust’s ownership of or right to use, or the validity or enforceability or patentability of, any material Intellectual Property Rights.

(e) Section 4.16(e) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of: (i) each Contract that purports to materially restrict the ability of the Company, any of the Company Subsidiaries or the Calvin Klein Trust to use or register any of the material Intellectual Property Rights owned by the Company, any Company Subsidiary or the Calvin Klein Trust, except for any Sales-Related Contracts; and (ii) all material license agreements pursuant to which (A) the Company, any Company Subsidiary or the Calvin Klein Trust grants any Person the right to use any Intellectual Property Rights owned by either the Company, any Company Subsidiary or the Calvin Klein Trust, except for any Sales-Related Contracts; or (B) any Person grants either the Company, any Company Subsidiary or the Calvin Klein Trust the right to use any Intellectual Property Rights (other than licenses for commercially available software or hardware that are not material to any of the Principal Businesses or the operations thereof) (each Contract described in clauses (i) and (ii), in each case, is referred to herein as a “Material Intellectual Property Contract”); provided that the Excluded Contracts shall not be required to be listed on Section 4.16(e) of the Company Disclosure Letter, shall not be required to be made available to Parent pursuant to this Section 4.16(e) (it being understood that such Contracts may be required to be made available to Parent pursuant to other Sections of this Agreement), and shall not be deemed a “Material Intellectual Property Contract” for any purposes hereunder. None of the Company, any Company Subsidiary or the Calvin Klein Trust is in breach of or default in any material respect, or is alleged in writing, to be in breach of or default, in any material respect, under any Material Intellectual Property Contract, nor has an event or condition occurred (or been alleged by any other party in writing to have occurred) that would constitute a material breach or event of default on the part of the Company, any Company Subsidiary or the Calvin Klein Trust, or would provide a basis for a valid claim, acceleration, additional fees or termination by any other party under any Material Intellectual Property Contract, in each case that would be material to a Principal Business, except with respect to any Material Intellectual Property Contract which expires by its terms. To the Knowledge of the Company, no other party is in breach or default, in any material respect, under any Material Intellectual Property Contract, nor, to the Knowledge of the Company, has any event or condition occurred (or been alleged by any other party in writing to have occurred) that would constitute a material breach or event of default on the part of such other party under any Material Intellectual Property Contract, except with respect to any Material Intellectual Property Contract which expires by its terms. No waiver or deferral of enforcement of any material rights or benefits of the Company or any Company Subsidiary has been provided in writing by the Company or a Company Subsidiary under any Material Intellectual Property Contract since January 1, 2012. The consummation of the transactions contemplated by this Agreement will not result in the material loss or impairment of any of the Company’s, any Company Subsidiary’s or the Calvin Klein Trust’s rights in the Intellectual Property Rights of the Company.

(f) The Company and the Company Subsidiaries take commercially reasonable measures to protect and preserve the confidentiality of all trade secrets and other material confidential information that are owned by the Company or any Company Subsidiaries. The Company and each Company Subsidiary has a policy to secure valid written assignments or other written confirmations from all consultants, contractors and employees who contribute or have contributed to the creation or development of any material Intellectual Property Right owned or purported to be owned by the Company or any Company Subsidiary of all the rights to such contributions that the Company or any Company Subsidiary does not already own by operation of Law.

SECTION 4.17 Agreements with Regulatory Agencies. Neither the Company nor any of the Company Subsidiaries is subject to any material cease-and-desist or other material order or enforcement action issued by, or is a party to any material written agreement, consent agreement or memorandum of understanding with, or is a party to any material commitment letter or similar undertaking to, or is subject to any material order or directive by, or has been ordered to pay any material civil money penalty by, any Governmental Entity (other than a taxing authority, which is covered by Section 4.09), other than those of general application that apply to similarly situated providers of the same services or their Subsidiaries (each item in this sentence, whether or not set forth in the Company Disclosure Letter, a “Company Regulatory Agreement”), nor has the Company or any of the Company Subsidiaries been advised in writing since January 31, 2010, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

SECTION 4.18 Labor Matters.

(a) Section 4.18(a) of the Company Disclosure Letter sets forth a list of all collective bargaining agreements, labor union contracts, trade union agreements and foreign works council contracts to which the Company or any of the Company Subsidiaries is a party or is bound or that is applicable to the business of the Company and the Company Subsidiaries (“Collective Bargaining Agreement”). To the Knowledge of the Company, as of the date of this Agreement, no labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any Company Subsidiary.

(b) Neither the Company nor any Company Subsidiary as of the date of this Agreement, has entered into any agreement, arrangement or understanding, whether written or oral, with any union, trade union, works council or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the consummation of the Merger or other transactions contemplated by this Agreement, require advance notification with respect to the Merger or any of the other transactions contemplated by this Agreement, or the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them).

SECTION 4.19 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent true and complete copies of all agreements between the Company and the Company Financial Advisor relating to the Merger or any of the other transactions contemplated by this Agreement.

SECTION 4.20 Opinion of Financial Advisor. The Company has received the oral opinion of the Company Financial Advisor, to be confirmed in writing (with a copy provided to Parent promptly upon receipt by the Company), to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

SECTION 4.21 Insurance. Each of the Company and the Company Subsidiaries maintains insurance policies which, in all material respects, are against risks of a character and in such amounts as customary for companies of a similar size operating in the same or similar industry. Each insurance policy of the Company or any Company Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect, and neither the Company nor any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company

Material Adverse Effect. There is no material claim by the Company or any of the Company Subsidiaries pending under any such policies that has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice.

SECTION 4.22 Foreign Corrupt Practices Act. Since January 1, 2008, (a) the Company and its Affiliates, directors, officers and employees have complied in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)), the UK Bribery Act of 2010, and any other applicable foreign or domestic anticorruption or antibribery Laws (collectively, the “Fraud and Bribery Laws”), and (b) except as is not material to the operations of each of the Company’s business segments (as described in the Filed Company SEC Documents) as presently conducted, neither the Company, any Company Subsidiary nor, to the Knowledge of the Company, any of the Company’s Affiliates, directors, officers, employees, agents or other representatives acting on the Company’s behalf have directly or indirectly, in each case, in violation of the Fraud and Bribery Laws: (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, (iii) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent or (v) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.

SECTION 4.23 Top Customers and Suppliers. Section 4.23 of the Company Disclosure Letter lists (a) the ten largest suppliers (not including any licensor of Intellectual Property Rights) of the Company and the Company Subsidiaries (with respect to consolidated net purchases) (each, a “Top Supplier”) and (b) the ten largest customers (not including any licensee of Intellectual Property Rights) of the Company and the Company Subsidiaries (with respect to consolidated net sales) (each, a “Top Customer”), each for the 12-month period ended September 30, 2012. Except as set forth on Section 4.23 of the Company Disclosure Letter, to the Knowledge of the Company, the Company has not received written notice of any termination, cancellation or material reduction by any Top Supplier or Top Customer of its business relationship with the Company and, to the Knowledge of the Company, no such termination, cancellation or material reduction has been threatened by any such Top Supplier or Top Customer.

SECTION 4.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof (and notwithstanding the delivery or disclosure to Parent or its Representatives of any documentation, projections, estimates, budgets or other information), each of Parent and Merger Sub acknowledges that none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01 Conduct of Business. (a) Conduct of Business by Parent. Except for matters expressly set forth in the Parent Disclosure Letter or otherwise expressly permitted by this Agreement or required by this Agreement or required by applicable Law or with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any Parent Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (x) regular quarterly cash dividends payable by Parent in respect of shares of Parent Common Stock and (y) dividends and distributions by a direct or indirect Parent Subsidiary; (B) in the case of Parent, split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(a)(ii); or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Parent or any securities of Parent convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Parent, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, unless, in each case, Parent shall also equitably adjust the Stock Consideration to provide the Company’s stockholders with the same economic effect as though the Stock Consideration had been issued to the Company’s stockholders on the date immediately preceding such action; provided, that Parent shall be permitted to make acquisitions, or deemed acquisitions, of Parent Common Stock or other equity securities of Parent in connection with (1) payments of the exercise price of Parent Stock Options with Parent Common Stock (including in connection with “net exercises”); (2) required tax withholdings in connection with the exercise of Parent Stock Options, the vesting of Parent Performance Shares and the vesting or delivery of other awards pursuant to the Parent Stock Plans; (3) forfeitures of Parent Stock Options, Parent Performance Shares and other awards pursuant to the Parent Stock Plans; and (4) open market purchases of Parent Common Stock;

(ii) (A) amend the Parent Articles or the Parent By-laws or (B) amend in any material respect the charter or organizational documents of any Parent Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), (i) as may be required by Law or the rules and regulations of the SEC or the NYSE or (ii) as would not reasonably be expected to affect the holders of Company Common Stock whose shares are converted into Parent Common Stock at the Effective Time in a manner different than holders of Parent Common Stock prior to the Effective Time;

(iii) except as expressly permitted or required by this Agreement, take any actions or omit to take any actions that would or would be reasonably likely to (A) result in any of the conditions set forth in Article VII not being satisfied; (B) result in new or additional required approvals from any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement that would materially delay the consummation of the Merger; or (C) materially impair, interfere with, hinder or delay the ability of Parent, the Company or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement; or

(iv) authorize any of the foregoing actions or commit, resolve or agree to take any of the foregoing actions.

(b) Conduct of Business by the Company. Except for matters expressly set forth in the Company Disclosure Letter or otherwise expressly permitted by this Agreement or required by this Agreement or required by applicable Law or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) , from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, (x) conduct its business in the ordinary course consistent with past practice in all material respects and (y) use reasonable best efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees; provided, however, that no action or failure to take action with respect to matters specifically addressed by any of the provisions of the next sentence shall constitute a breach under this sentence unless such action or failure to take action would constitute a breach of such provision of the next sentence. In addition, and without limiting the generality of the foregoing, except for matters expressly set forth in the Company Disclosure Letter or otherwise expressly permitted by this Agreement or required by this Agreement or required by applicable Law or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent; (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(b)(ii); or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (1) the payment of the exercise price of Company Stock Options with Company Common Stock (including in connection with “net exercises”); (2) required tax withholding in connection with the exercise of Company Stock Options, the vesting of Company Restricted Stock and the vesting or delivery of Company RSU Awards, and other awards pursuant to the Company Stock Plans; and (3) forfeitures of Company Stock Options and Company Restricted Stock, pursuant to their terms as in effect on the date of this Agreement;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Liens imposed by applicable securities Laws) (A) any shares of capital stock of the Company or any Company Subsidiary (other than the issuance of Company Common Stock upon the exercise of Company Stock Options and the vesting or delivery of Company Restricted Stock, or Company RSUs, or other awards pursuant to the Company Stock Plans, in each case outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time); (B) any other equity interests or voting securities of the Company or any Company Subsidiary; (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (E) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary; or (F) any Company Voting Debt;

(iii) (A) amend the Company Charter or the Company By-laws; or (B) amend in any material respect the charter or organizational documents of any Company Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law or the rules and regulations of the SEC or the NYSE;

(iv) (A) grant to any current or former employee or director of the Company or any Company Subsidiary any increase in compensation, bonus or fringe or other benefits, except (1) to the extent required under any Company Benefit Plan as in effect as of the date of this Agreement and in the ordinary course of business consistent with past practice, (2) in the ordinary course of business consistent with past practice in connection with promotions permitted under clause (D) below, or (3) for the payment of bonuses for calendar year 2012 in the ordinary course of business consistent with past practice with respect to bonus awards made under the Warnaco Group, Inc. Incentive Compensation Plan (the “WICP”) or the Company’s Annual Incentive Plan the (“AIP”), each as in effect on the date hereof (collectively, the “Existing Bonus Programs”); (B) establish performance targets and/or make bonus awards in respect of any performance period commencing on or following January 1, 2013; (C) grant any supplemental award pursuant to an Executive Employment Agreement other than in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, with respect to the timing of the grant); (D) promote any employee, fill open employee positions or modify employee job descriptions except in the ordinary course of business consistent with past practice as to persons who, after such promotion, filling or modification, are in a position junior to Vice President; (E) grant to any Person any severance, retention, change in control or termination compensation or benefits or any increase therein, except with respect to new hires or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business consistent with past practice, or except to the extent required under any Company Benefit Plan as in effect as of the date of this Agreement; (F) enter into or adopt any material Company Benefit Plan or amend in any material respect any material Company Benefit Plan or any award issued thereunder, except for any amendments in the ordinary course of business consistent with past practice that do not increase the cost of maintaining or providing benefits under such Company Benefit Plan or in order to comply with applicable Law (including Section 409A of the Code); or (G) except as permitted by clause (D) above, hire or terminate the employment of any Person who has (in the case of a Person to be terminated) or would have (in the case of a Person to be hired) an annual base salary of $150,000 or more; provided that the Company or any of its Subsidiaries may terminate an employee for cause (as such term is used by the Company in the ordinary course of business consistent with past practice);

(v) make or adopt any change in its accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or Law (after the date of this Agreement);

(vi) directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets, except (A) acquisitions in the ordinary course of business consistent with past practice (which shall include purchases of, or joint ventures with, distributors or franchise partners); provided that, in no event shall the consideration paid or transferred by the Company or any Company Subsidiary exceed $10,000,000 in the aggregate (not including any amount spent in connection with acquisitions otherwise permitted by clauses (B)-(D) of this clause (vi)), (B) acquisitions of raw materials used in the production of inventory in the ordinary course of business consistent with past practice, (C) acquisitions as set forth in Section 5.01(b) of the Company Disclosure Letter that are required by the terms of Contracts in existence on the date of this Agreement (which terms are in effect as of the date of this Agreement), or (D) with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(vii) except in relation to Liens to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(b)(viii), sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any properties or assets or any interests therein other than (A) in the ordinary course of business consistent with past practice; provided that, in no event shall the consideration paid or transferred by the Company or any Company Subsidiary exceed $5,000,000 in the aggregate (not including any consideration transferred pursuant to transactions otherwise permitted by clauses (B)-(D) of this clause (vii)), (B) transactions with respect to inventory in the ordinary course of business consistent with past practice, (C) such transactions that are required by the terms of Contracts in existence on the date of this Agreement (which terms are in effect as of the date of this Agreement), or (D) with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(viii) incur any additional Indebtedness, except for (A) the incurrence of additional Indebtedness incurred in the ordinary course of business consistent with past practice in respect of borrowings under, or issuances of letters of credit pursuant to, unfunded revolving credit facilities of the Company or any Company Subsidiary in existence as of the date hereof, not to exceed $65,000,000 in the aggregate at any one time outstanding, (B) Indebtedness in replacement of existing Indebtedness, provided that (1) the execution, delivery, and performance of this Agreement and the consummation of the Merger and other transactions contemplated hereby shall not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or any loss of a material benefit under, or result in the creation of any Lien, under such replacement Indebtedness; and (2) such replacement Indebtedness shall otherwise be on substantially similar terms or terms that are more favorable to the Company, shall contain covenants that are no more restrictive to the Company, and shall be for the same or lesser principal amount, as the Indebtedness being replaced, (C) Indebtedness incurred by the Company or any Company Subsidiary pursuant to clause (vii) of the definition of Indebtedness, or (D) Indebtedness between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(ix) make, or agree or commit to make, any capital expenditure except (A) in accordance with the capital forecast set forth in Section 5.01(b)(ix) of the Company Disclosure Letter or (B) for capital expenditures not in excess of $1,000,000 in the aggregate;

(x) enter into or amend any material Contract to the extent consummation of the Merger or compliance by the Company or any Company Subsidiary with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of the Company or any Company Subsidiary under, or require Parent, the Company or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or amendment;

(xi) enter into any Collective Bargaining Agreement or other labor union Contract applicable to the employees of the Company or any of the Company Subsidiaries;

(xii) assign, transfer, lease, cancel, fail to renew or fail to extend any material Company Permit;

(xiii) settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration, other than settlements or compromises of litigation or releases, dismissals or dispositions of claims, liabilities, obligations or arbitration that (A) involve the payment of monetary damages in an amount not in excess of $50,000 individually by the Company or any Company Subsidiary and do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of the Company and the Company Subsidiaries, taken as whole, or (B) involve the payment of monetary damages in an amount not in excess of $1,000,000 in the aggregate (not including in such aggregate, any settlements or compromises of litigation or releases, dismissals or dispositions of claims, liabilities, obligations or arbitration pursuant to clause (A)) by the Company or any Company Subsidiary and do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of the Company and the Company Subsidiaries, taken as a whole;

(xiv) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Intellectual Property Rights owned by or exclusively licensed to the Company or any Company Subsidiary, or enter into licenses or agreements that impose material restrictions upon the Company or any of its Affiliates with respect to Intellectual Property Rights owned by any third party, in each case, other than in the ordinary course of business consistent with past practice;

(xv) except for amendments, terminations or non-renewals in the ordinary course of business consistent with past practice, amend, waive, fail to enforce (in each case, in any material respect), assign or terminate any Material Contract or enter into a Contract that would be a Material Contract if entered into prior to the date hereof;

(xvi) make, change or revoke any material election with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(xvii) enter into any new line of business outside of its existing business;

(xviii) take any actions or omit to take any actions that would or would be reasonably likely to (i) result in any of the conditions set forth in Article VII not being satisfied, (ii) result in new or additional required approvals from any Governmental Entity in connection with the Merger and other transactions contemplated by this Agreement that would materially delay the consummation of the Merger or (iii) materially impair, interfere with, hinder or delay the ability of Parent, the Company or Merger Sub to consummate the Merger and other transactions contemplated by this Agreement in accordance with the terms of this Agreement; or

(xix) authorize any of, or commit, resolve or agree to take any of the foregoing actions.

(c) No Control. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

SECTION 5.02 No Solicitation by the Company; Company Board Recommendation. (a) The Company agrees that neither it nor any of the Company Subsidiaries shall, and that it shall direct its and their respective directors, officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) not to, and shall not publicly announce any intention to, directly or indirectly, (i) solicit or initiate, or knowingly encourage (including by providing information or assistance), facilitate or induce any Alternative Proposal, (ii) participate in any discussions or negotiations (other than informing Persons of the provisions set forth in this Section 5.02) regarding, or furnish or cause to be furnished to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an Alternative Proposal, (iii) approve, agree to, accept, endorse or recommend any Alternative Proposal, (iv) submit to a vote of its stockholders, approve, endorse or recommend any Alternative Proposal, or (v) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for confidentiality agreements permitted under Section 5.02(b)). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this

Section 5.02(a) by any Representative of the Company or any Company Subsidiary shall constitute a breach of this Section 5.02(a) by the Company.

(b) Notwithstanding anything to the contrary in Section 5.02(a), if the Company or any of its Subsidiaries or any of its or their respective Representatives receives an unsolicited, written Alternative Proposal by any Person or “Group” at any time prior to the Company Stockholders Meeting that did not result from or arise in connection with a breach of Section 5.02(a), the Company and its Representatives may, prior to (but not after) obtaining the Company Stockholder Approval, take the actions set forth in subsections (A) and (B) of this Section 5.02(b) if the Company Board (or any committee thereof) has determined, in its good faith judgment (after consultation with the Company’s financial advisors and outside legal counsel), that such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law: (A) obtain from such Person or “Group” an executed confidentiality agreement containing terms at least as restrictive with respect to such Person or “Group” as the terms of the Confidentiality Agreement are with respect to Parent and, following the entry into such confidentiality agreement, furnish information to such Person or “Group”, and (B) enter into discussions and negotiations with, such Person or “Group” with respect to such Alternative Proposal.

(c) Promptly (but in no event more than 24 hours) following receipt of any Alternative Proposal or any request for nonpublic information or any inquiry that could reasonably be expected to lead to any Alternative Proposal, the Company shall advise Parent in writing of the receipt of such Alternative Proposal, request or inquiry, and the terms and conditions of such Alternative Proposal, request or inquiry (including, in each case, the identity of the Person or “Group” making any such Alternative Proposal, request or inquiry), and the Company shall as promptly as practicable provide to Parent (i) a copy of such Alternative Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Alternative Proposal, request or inquiry, if oral. The Company agrees that it shall provide to Parent (on a substantially simultaneous basis) any non-public information concerning the Company or any of its Subsidiaries that may be provided (pursuant to

Section 5.02(b)) to any other Person or “Group” in connection with any written Alternative Proposal that has not previously been provided to Parent. In addition, the Company shall provide Parent as promptly as practicable with notice setting forth all such information as is reasonably necessary to keep Parent informed on a current basis in all material respects of all communications regarding (including material amendments or proposed material amendments to) such Alternative Proposal, request or inquiry.

(d) Notwithstanding anything herein to the contrary, at any time prior to the Company Stockholders Meeting, upon the occurrence of an Intervening Event or in the event that the Company has received a Superior Proposal (after taking into account the terms of any revised offer by Parent pursuant to this Section 5.02(d)), the Company Board may withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation (any of the foregoing being an “Adverse Recommendation Change”) (including, for the avoidance of doubt, recommending against the Merger or approving, endorsing or recommending any Alternative Proposal) and, if the Company has received a Superior Proposal (after taking into account the terms of any revised offer by Parent pursuant to this Section 5.02(d)), terminate this Agreement pursuant to Section 8.01(d) to enter into a definitive written agreement providing for such Superior Proposal simultaneously with the termination of this Agreement, if the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided that the Company Board may not make an Adverse Recommendation Change or, in the case of a Superior Proposal, terminate this Agreement pursuant to Section 8.01(d), unless:

(i) the Company has complied in all material respects with this Section 5.02;

(ii) the Company has provided prior written notice to Parent at least four Business Days in advance (the “Notice Period”) of taking such action, which notice shall advise Parent, in the case of a Superior Proposal, that the Company Board has received a Superior Proposal and shall include a copy of such Superior Proposal, or, in cases involving an Intervening Event, of the circumstances giving rise to the Adverse Recommendation Change;

(iii) during the Notice Period, the Company has and has caused its financial advisors and outside legal counsel to negotiate with Parent in good faith (to the extent Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that, in the case of a Superior Proposal, such Superior Proposal ceases to constitute (in the judgment of the Company Board) a Superior Proposal, or in cases involving an Intervening Event, the failure to make such Adverse Recommendation Change (in the judgment of the Company Board) would no longer be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; and

(iv) the Company Board has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Parent, if any, that, in the case of a Superior Proposal, such Superior Proposal remains a Superior Proposal or, in cases involving an Intervening Event, that the failure to make such Adverse Recommendation Change continues to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law.

If during the Notice Period any revisions are made to the Superior Proposal, the Company shall deliver a new written notice to Parent and shall comply with the requirements of this Section 5.02(d) with respect to such new written notice; provided, however, that for purposes of this sentence, references to the four Business Day period above shall be deemed to be references to a two Business Day period.

(e) The Company and its Subsidiaries shall, and the Company shall direct its and their respective Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Alternative Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than Parent) that has, within the one year period prior to the date of this Agreement, made or indicated an intention to make, or engaged in diligence or substantive discussions with respect to, an Alternative Proposal and (iii) not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and shall strictly enforce any such provisions.

(f) Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal or from making any disclosure to the Company’s stockholders if the Company Board (after consultation with outside legal counsel) concludes that its failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided that any Adverse Recommendation Change may only be made in accordance with Section 5.02(d). For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto (without including such reaffirmation) shall not be deemed an Adverse Recommendation Change.

(g) If (i) any public announcement regarding an Alternative Proposal is made by the Company, any of the Company Subsidiaries or any of the Company’s Representatives or by the Person making such Alternative Proposal, (ii) within five Business Days following such public announcement, Parent delivers to the Company in writing a request that the Company Board expressly publicly reaffirm the Company Recommendation, and (iii) the Company Board does not expressly publicly reaffirm the Company Recommendation during the period of five Business Days following the delivery to the Company of such request, then the Company shall be deemed to have made an Adverse Recommendation Change at 11:59 p.m., New York City time, on the last day of such period of five Business Days.

(h) For purposes of this Agreement:

(i) “Alternative Proposal” means any proposal or offer (whether or not in writing), with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Company; (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole; (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or Group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Company Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; or (v) any combination of the foregoing (in each case, other than the Merger).

(ii) “Intervening Event” means a material event, development, occurrence, state of facts or change that was not known or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) to the Company Board as of the date of this Agreement, which event, development, occurrence, state of facts or change (including any change in probability or magnitude of consequences) becomes known to the Company Board prior to the Company Stockholders Meeting; provided, that (A) in no event shall any action taken by either party hereto to the extent required by the affirmative covenants set forth in Section 6.03(c), and the consequences of any such action, constitute an Intervening Event; (B) in no event shall any decline in the market price or trading volume of the securities of Parent constitute an Intervening Event (provided that the underlying causes of any such decline may be considered in determining whether an Intervening Event has occurred); and (C) in no event shall the receipt, existence of or terms of an Alternative Proposal or any inquiry relating thereto or the consequences thereof constitute an Intervening Event.

(iii) “Superior Proposal” means any bona fide written proposal or offer made by a third party or Group pursuant to which such third party (or, in a parent-to-parent merger involving such third party, the stockholders of such third party) or Group would acquire, directly or indirectly, more than 50% of the Company Common Stock or assets of the Company and the Company Subsidiaries, taken as a whole; (i) on terms which the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to the holders of Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Parent to the terms of this Agreement); and (ii) that is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

ARTICLE VI

Additional Agreements

SECTION 6.01 Preparation of the Form S-4 and the Proxy Statement; Company Stockholders Meeting. (a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall jointly prepare and cause to be filed with the SEC a proxy statement to be sent to the stockholders of the Company relating to the Company Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) and Parent shall prepare and cause to be filed with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus, and Parent and the Company shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement, and the Form S-4 and Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Form S-4 or Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall consider in good faith all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Each of the Company and Parent shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Stock Consideration for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Company and Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws, and the rules and regulations thereunder in connection with the Merger and the issuance of the Stock Consideration.

(b) If prior to the Effective Time any event occurs with respect to Parent or any Parent Subsidiary, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form S-4, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c) If prior to the Effective Time any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form S-4, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d) The Company shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold the Company Stockholders Meeting for the sole purpose of seeking the Company Stockholder Approval. The Company shall use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act and to hold the Company Stockholders Meeting as soon as practicable after the Form S-4 becomes effective and (ii) subject to Section 5.02(d), solicit the Company Stockholder Approval. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval (the “Company Recommendation”) and shall include such recommendation in the Proxy Statement, in each case, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 5.02(d). Notwithstanding the foregoing provisions of this Section 6.01(d), if on a date for which the Company Stockholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company may (and shall, at the request of Parent) make one or more successive postponements or adjournments of the Company Stockholders Meeting; provided that the Company Stockholders Meeting is not postponed or adjourned to a date that is more than 20 days after the date for which the Company Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). The Company agrees that, unless this Agreement is terminated in accordance with its terms prior thereto, its obligations to hold the Company Stockholders Meeting pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Proposal or by the making of any Adverse Recommendation Change by the Company Board; provided, however, that (x) if the public announcement of an Adverse Recommendation Change or the delivery of notice by the Company to Parent pursuant to Section 5.02(d)(ii) occurs less than ten Business Days prior to the Company Stockholders Meeting, the Company shall be entitled to postpone the Company Stockholders Meeting to a date not more than ten Business Days after the later of such event; and (y) the Company shall not submit to the vote of its stockholders any Alternative Proposal.

SECTION 6.02 Access to Information; Confidentiality. Subject to applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to the Representatives of Parent reasonable access, upon reasonable advance notice, during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments, personnel (including in order to allow Parent to evaluate such personnel) and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws or commission actions and (b) all other information concerning its business, properties and personnel as Parent may reasonably request (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or any Company Subsidiary); provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent it determines, after consultation with outside counsel, that such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the Company shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (ii) result in the loss of any attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege), or (iii) violate any Law (provided that the Company shall use its reasonable best efforts to provide such access or make such disclosure in a manner that does not violate Law). If any material is withheld by the Company pursuant to the proviso to the preceding sentence, the Company shall inform Parent as to the general nature of what is being withheld. Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure to Parent pursuant to this Section 6.02 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement, dated as of September 11, 2012, between Parent and the Company (the “Confidentiality Agreement”). Subject to the limitations and restrictions set forth in, and without expanding the obligations of the Parties under, this Section 6.02, the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Parent and its Subsidiaries to facilitate the planning of the integration of the parties and their respective businesses after the Closing Date.

SECTION 6.03 Efforts to Consummate. (a) Subject to the terms and conditions herein provided, each of Parent and the Company shall use their respective reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as promptly as practicable after the date hereof the transactions contemplated by this Agreement, including (i) preparing as promptly as practicable all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as promptly as practicable all Consents necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement (collectively, the “Governmental Approvals”) and (ii) as promptly as practicable taking all steps as may be necessary to obtain all such Governmental Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to (A) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten Business Days of the date of this Agreement, (B) make all other required filings pursuant to other Regulatory Laws with respect to the transactions contemplated hereby as promptly as practicable and (C) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the DOJ or any other Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto (which shall not be unreasonably withheld, conditioned or delayed). Parent and the Company shall supply as promptly as practicable any additional information or documentation that may be requested pursuant to the HSR Act or any other Regulatory Law and use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Regulatory Law as soon as possible.

(b) Each of Parent and the Company shall, in connection with the actions referenced in Section 6.03(a) to obtain all Governmental Approvals for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Laws (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party and/or its counsel informed of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other U.S. or other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other

Governmental Entity or other person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and (iv) permit the other party and/or its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Governmental Entity; provided that materials may be redacted to remove references concerning the valuation of the businesses of the Company and its Subsidiaries. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 6.03(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

(c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.03(a) and 6.03(b), Parent and the Company shall take any and all steps not prohibited by Law to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the End Date, including defending through litigation on the merits any claim asserted in any court with respect to the transactions contemplated by this Agreement by the FTC, the DOJ or any other applicable Governmental Entity or any private party; and (ii) avoid or eliminate each and every impediment under any Regulatory Law so as to enable the Closing to occur as soon as possible (and in any event no later than the End Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Parent, the Company and their respective Subsidiaries, and (y) otherwise taking or committing to take actions that after the Closing would limit Parent’s and/or its Subsidiaries’ (including the Company’s and the Company Subsidiaries’) freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the businesses, product lines or assets of Parent, the Company and/or their respective Subsidiaries; provided, however, that any action contemplated by clauses (x) and (y) is conditioned upon the consummation of the transactions contemplated by this Agreement and that nothing contained in this Agreement shall require Parent to take any actions specified in this Section 6.03(c) that would reasonably be expected in the aggregate to have a Material Adverse Effect on Parent, its Subsidiaries, the Company and the Company Subsidiaries, taken as a whole.

(d) The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur has resulted in or would reasonably be expected to result in the failure to satisfy or be able to satisfy any of the conditions specified in Article VII, and such written notice shall specify the condition which has failed or will fail to be satisfied, (ii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and (iii) any written notice from any Governmental Entity in connection with the transactions contemplated by this Agreement; provided that the delivery of any notice pursuant to this Section 6.03(d) shall not limit or otherwise affect the remedies available hereunder to Parent or the Company.

(e) Notwithstanding anything else contained in this Agreement, during the term of this Agreement neither the Company nor any of its Affiliates or any of their respective Representatives shall cooperate with any other Person in seeking regulatory clearance of any Alternative Proposal.

SECTION 6.04 Company Equity and Equity-Based Awards.

(a) Company Stock Options. Effective as of the Effective Time, each then outstanding Company Stock Option, whether vested or unvested, shall, at the Effective Time, be assumed by Parent and converted into an option to acquire, on the same terms and conditions (including vesting schedules and post-employment exercise periods) as were applicable to such Company Stock Option immediately prior to the Effective Time, the number of shares of Parent Common Stock equal to the product of (1) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, multiplied by (2) the Stock Award Exchange Ratio, rounded down to the nearest whole share, at a per share exercise price equal to the quotient of (x) the per share exercise price of such Company Stock Option immediately prior to the Effective Time, divided by (y) the Stock Award Exchange Ratio, rounded up to the nearest whole cent (such options, collectively, the “Assumed Parent Stock Options”).

(b) Company Restricted Stock Awards. As of the Effective Time, each Company Restricted Stock Award that is outstanding immediately prior to the Effective Time, shall, at the Effective Time, be assumed by Parent and converted into an award of or relating to shares of Parent Common Stock that is otherwise subject to the same terms and conditions (including vesting schedules) as were applicable to such Company Restricted Stock Award immediately prior to the Effective Time (collectively, the “Assumed Parent Restricted Stock Awards”). The number of shares of Parent Common Stock in respect of each such Assumed Parent Restricted Stock Award shall be equal to (1) the number of shares of Company Common Stock subject to such Company Restricted Stock Award immediately prior to the Effective Time, multiplied by (2) the Stock Award Exchange Ratio, rounded to the nearest whole share.

(c) Company Performance Shares and Company PSUs. As of the Effective Time, (1) each Company Performance Share and Company PSU granted under the Company Stock Plans that is outstanding immediately prior to the Effective Time and with respect to which the applicable performance period had not been completed as of the Effective Time shall thereupon become fully vested at the target level and the holder of each such Company Performance Share or Company PSU shall be entitled to receive, promptly following the Effective Time, the Merger Consideration in respect of the target number of shares of Company Common Stock subject thereto, less applicable tax withholding, and (2) if any award of Company Performance Shares or Company PSUs with respect to which the applicable period had been completed as of the Effective Time remains outstanding immediately prior to the Effective Time, the holder of each such Company Performance Share or Company PSU shall be entitled to receive the Merger Consideration in respect of the number of shares of Company Common Stock determined to be earned for such performance period in respect of such award (as set forth in Section 5.01(b)(iv) of the Company Disclosure Letter), less applicable tax withholding.

(d) Company Actions. At the Effective Time, all Company Stock Plans will be terminated in accordance with their respective terms and no further equity awards or other rights with respect to shares of Company Common Stock will be granted thereunder. Prior to the Effective Time, the Company will adopt such resolutions as may reasonably be required in its discretion to effectuate the actions contemplated by this Section 6.04.

(e) Registration Statement. Promptly following the Effective Time, Parent shall prepare and file with the SEC an effective registration statement on Form S-8 (or other applicable form) with respect to the shares of Parent Common Stock subject to Assumed Parent Stock Options and Assumed Parent Restricted Stock Awards (unless such shares of Parent Common Stock are otherwise covered by such an outstanding registration statement), and Parent shall exercise reasonable commercial efforts to maintain the effectiveness of such registration statement for so long as such Assumed Parent Stock Options and Assumed Parent Restricted Stock Awards remain outstanding.

SECTION 6.05 Indemnification, Exculpation and Insurance. (a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification or other similar agreements of the Company or any of the Company Subsidiaries, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms. From and after the Effective Time, the Surviving Company agrees that it will indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of the Company Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of the Company Subsidiaries as a director or officer of another Person (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such claim, action, suit or proceeding, (x) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Company within ten Business Days of receipt by the Surviving Company from the Company Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or the Surviving Company’s certificate of incorporation or by-laws, to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification and (y) the Surviving Company shall cooperate in the defense of any such matter.

(b) In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company shall cause proper provision to be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 6.05.

(c) For a period of six years from and after the Effective Time, the Surviving Company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance), except that in no event shall the Surviving Company be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement (the “Maximum Amount”), and if the Surviving Company is unable to obtain the insurance required by this Section 6.05 it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. In lieu of such insurance, prior to the Closing Date the Company may, at its option (following reasonable consultation with Parent), purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time; provided that in no event shall the cost of any such tail policy in respect of any one policy year exceed the Maximum Amount. In the event the Company purchases such tail coverage, the Surviving Company shall cease to have any obligations under the first sentence of this Section 6.05(c). The Surviving Company shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) The provisions of this Section 6.05 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(e) From and after the Effective Time, Parent shall guarantee the prompt payment of the obligations of the Surviving Company and the Company Subsidiaries under this Section 6.05.

SECTION 6.06 Transaction Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting in any way the parties’ obligations under Section 6.03, the Company shall cooperate, shall cause the Company Subsidiaries to cooperate, and shall use its reasonable best efforts to cause its directors, officers and other Representatives to cooperate in the defense against such litigation.

SECTION 6.07 Section 16 Matters. Prior to the Effective Time, the Company, Parent and Merger Sub each shall take all such steps as may be required to cause (a) any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b3 promulgated under the Exchange Act, and (b) any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.08 Financing.

(a) Each of Parent and Merger Sub will use reasonable best efforts to obtain the Financing (or in the event any portion or all of the Financing becomes unavailable, alternative debt financing (in an amount sufficient, together with the remaining Financing, if any, and any other sources available to Parent and Merger Sub, to fund the payment of the Cash Consideration) from the same or other sources (such portion from sources other than any source providing the Financing contemplated by the Commitment Letter as of the date hereof, the “Alternate Financing”)) required to consummate the transactions contemplated by this agreement and to pay the related fees and expenses on the Closing Date. Parent shall keep the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Financing. Parent shall give the Company prompt notice upon becoming aware of, or receiving notice or other communication with respect to, any material breach of or default under, or any event or circumstance that (with or without notice, lapse of time or both) could reasonably be expected to give rise to any material breach of or default under, the Commitment Letter by a party thereto or any termination, withdrawal or rescission of the Commitment Letter. Notwithstanding anything in this Agreement to the contrary, each of Parent and Merger Sub expressly acknowledges and agrees that neither the availability nor terms of the Financing or any Alternate Financing are conditions to the obligations of Parent and Merger Sub to consummate the Merger, and each of Parent and Merger Sub reaffirms its obligation to consummate the Merger and the other transactions contemplated by this Agreement subject only to the express conditions set forth in Article VII, irrespective and independent of the availability or terms of the Financing or any Alternate Financing, Parent’s or Merger Sub’s use of efforts in accordance with this Section 6.08, or otherwise.

(b) Prior to the Closing, the Company shall provide, shall cause the Company Subsidiaries and its and their respective officers and employees to provide, and shall use reasonable best efforts to cause its and their respective Representatives to provide, on a timely basis, all cooperation that is reasonably requested by Parent and customary in connection with the arrangement of the Financing, including using its reasonable best efforts to (i) facilitate the execution and delivery of definitive financing, pledge, security and guarantee documents (which documents shall only be required to become effective as of the Closing Date) and the provision of guarantees and security and the performance of the other obligations thereunder; (ii) promptly provide financial and other information regarding the Company and the Company Subsidiaries as may be reasonably requested in writing by Parent (x) in order to consummate the Financing or (y) as necessary to satisfy the conditions set forth in the Commitment Letter, including (A)(1) audited consolidated financial statements of the Company consisting of balance sheets as of the last date of each of the two fiscal years of the Company ended at least 90 days prior to the Closing Date and income statements and statements of stockholders’ equity and cash flows for each of the three fiscal years of the Company ended at least 90 days prior to the Closing Date and an unqualified audit report relating thereto, (2) unaudited consolidated financial statements of the Company consisting of balance sheets and income statements and statements of cash flows as of the last day of and for the most recently completed fiscal quarter ended at least 45 days before the Closing Date, or, in the case of the statement of cash flows, for the period from the beginning of the most recently completed fiscal year ended at least 90 days before the Closing Date to the last day of the most recently completed fiscal quarter ended at least 45 days before the Closing Date (all of which shall have been reviewed by the independent accountants for the Company (as applicable) as provided in the Statement on Auditing Standards No. 100), in each case other than with respect to any quarter-end that is also a fiscal year-end, and (3) all financial information about the Company requested in writing required in order to prepare (I) a pro forma consolidated statement of income of Parent and its Subsidiaries for the most recently completed fiscal year ended at least 90 days before the Closing Date, (II) (X) a pro forma consolidated balance sheet of Parent and its Subsidiaries as of the last day of the most recently completed fiscal quarter ended at least 45 days before the Closing Date and (Y) a pro forma consolidated statement of income of Parent and its Subsidiaries for the period from the beginning of the most recently completed fiscal year ended at least 90 days before the Closing Date to the last day of the most recently completed fiscal quarter ended at least 45 days before the Closing Date, together with, in the case of this clause (Y), a corresponding statement for the corresponding period of the prior year and (III) a pro forma consolidated income statement for the twelve-month period ended on the last day of the most recently completed fiscal quarter ended at least 45 days before the Closing Date, or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date, in each case prepared after giving effect to the transactions described herein as if they had occurred as of such date (in the case of each such balance sheet) or at the beginning of such period (in the case of each such statement of income) and, in each case contemplated by clauses (1) and (2), meeting the requirements of Regulation S-X (subject to exceptions customary for a Rule 144A offering) and (B) to the extent not already provided under clause (A), all financial statements and other financial data relating to the Company and the Company Subsidiaries requested in writing to be included in a complete printed preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum suitable for use in a customary “high-yield road show” for offerings of debt securities similar to the Notes (as defined in the Commitment Letter) by issuers similar to Parent which contains all financial statements and other financial data to be included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants as provided in Statement on Auditing Standards No. 100 (subject to exceptions customary for a Rule 144A offering)) and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, as if the Notes were registered, unless otherwise agreed, but subject to exceptions customary for a Rule 144A offering), and all other data requested in writing (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of the Notes (subject to exceptions customary for a Rule 144A offering), and that would be necessary in order to receive customary “comfort” (including “negative assurance” comfort) from independent accountants of Parent and the Company in connection with the offering of the Notes (and the Company shall arrange the delivery of such comfort with respect to such information) (all such information specified in clause (A) or clause (B), the “Required Information”; (iii) provide customary certificates and other documents and instruments relating to the Financing; (iv) obtain customary authorization letters, comfort letters, and accountants’ consent letters, as may be requested by Parent in writing; (v) cooperate with Parent to obtain surveys and title insurance as may be requested by

Parent in writing; (vi) cause its senior officers to be available, upon reasonable advance notice and at times and locations reasonably acceptable to the Company, to participate in a reasonable number of informational meetings, sessions and presentations with rating agencies and road show meetings in connection with the Financing; (vii) cooperate with Parent and Parent’s efforts to obtain customary corporate and facilities rating; (viii) provide customary authorization letters to the Lenders and agents in respect of the Financing authorizing the distribution of information to prospective lenders and containing a representation to such financing sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Affiliates or its or their securities; and (ix) assist Parent and its financing sources in the preparation of all offering documents, an offering memorandum and other marketing and rating agency materials for the Financing. The Company and its counsel shall be given reasonable opportunity to review and comment upon any offering memoranda or similar documents, or any materials for rating agencies, that include information about the Company or any of its Subsidiaries prepared in connection with the Financing. Notwithstanding anything in this Agreement to the contrary, none of the Company or any of the Company Subsidiaries shall be required to (A) pay any commitment or other similar fee or incur any other liability or obligation of any kind, including under any guarantee or pledge or any other document relating to the Financing, in connection with the Financing prior to the Closing Date, (B) enter into any binding agreement or commitment, or adopt any resolution or otherwise take any corporate or similar action, in connection with the Financing (or any Alternate Financing) that is not conditioned on the occurrence of the Closing Date, or (C) take any action that would reasonably be expected to (1) unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (2) cause any representation, warranty or covenant in this Agreement to be breached or any condition set forth in Article VII to fail to be satisfied except where Parent expressly waives such breach or non-compliance, (3) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability, (4) result in the disclosure of the Company’s financial position or results of operations prior to the date such information has been released by the Company to the public or (5) require the Company or its Subsidiaries to provide any access, documents or information that would not be required pursuant to Section 6.02. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or any of the Company Subsidiaries in connection with the cooperation of the Company and the Company Subsidiaries contemplated by this Section 6.08 and shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective directors and other Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing and any information used in connection therewith (except with respect to fraud or any intentional misrepresentation with respect to any information provided by the Company or any of the Company Subsidiaries), and any action taken by any of them at the request of Parent or Merger Sub pursuant to this Section 6.08(b).

(c) For purposes of this Section 6.08, the term “Financing” shall also be deemed to include any alternative arrangement arranged by Parent in lieu of the financing contemplated by the “Commitment Letter”.

(d) All non-public or otherwise confidential information regarding either party obtained by the other party pursuant to this Section 6.08 shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that Parent and its Representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Financing subject to customary confidentiality arrangements reasonably satisfactory to the Company.

(e) With respect to any outstanding Indebtedness of the Company or any of the Company Subsidiaries identified by Parent in writing at least 15 Business Days prior to the Closing Date to be repaid in connection with the consummation of the Merger, (i) the Company shall, or shall have caused the Company Subsidiaries to, use reasonable best efforts to deliver all notices and take other actions required to facilitate the termination of commitments in respect of such Indebtedness, repayment in full of all obligations in respect of such Indebtedness and release of any Liens and guarantees in connection therewith on the Closing Date and (ii) no later than one (1) Business Day prior to the Closing Date, the Company shall, or shall have caused the Company Subsidiaries to, use reasonable best efforts to furnish to Parent customary payoff letters with respect to such Indebtedness

(each, a “Payoff Letter”) in substantially final form and in form and substance reasonably satisfactory to Parent from all financial institutions and other Persons to which such Indebtedness is owed, or the applicable agent, trustee or other representative on behalf of such Persons, which Payoff Letters shall (x) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other outstanding and unpaid obligations related to such Indebtedness as of the Closing Date (the “Payoff Amount”) and (y) state that all obligations (including guarantees) in respect thereof and Liens in connection therewith on the assets of the Company or any Company Subsidiary or otherwise on the Business shall be, substantially concurrently with the receipt of the Payoff Amount on the Closing Date by the Persons holding such Indebtedness, released or arrangements reasonably satisfactory to Parent for such release shall have been made by such time, subject, as applicable, to the replacement (or cash collateralization or backstopping) of any then outstanding letters of credit or similar Indebtedness.

SECTION 6.09 Public Announcements. Except with respect to any Adverse Recommendation Change or announcement made with respect to any Alternative Proposal, Superior Proposal or related matters in accordance with the terms of this Agreement, or any dispute between the parties regarding this Agreement or the transactions contemplated hereby, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Nothing in this Section 6.09 shall limit the ability of any party hereto to make internal announcements to their respective employees that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

SECTION 6.10 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

SECTION 6.11 Employee Matters.

(a) From the Effective Time through the last day of Parent’s 2013 fiscal year, each employee of the Company or a Company Subsidiary who remains in the employment of Parent or a Parent Subsidiary following the Effective Time (a “Continuing Employee”) shall receive a base salary no lower than the base salary provided to such Continuing Employee immediately prior to the Effective Time. For Parent’s 2013 fiscal year, each Continuing Employee shall (i) have a target annual bonus opportunity from Parent no less than his or her target annual bonus opportunity for calendar year 2012 (and any such Parent bonus shall be pro-rated to reflect that the Effective Time occurs after the start of Parent’s 2013 fiscal year, if applicable), and (ii) receive an annual equity grant that is substantially comparable in amount and terms to the equity grant provided to similarly situated employees of Parent for such year; provided that if Parent grants annual equity awards to Continuing Employees in respect of Parent’s 2013 fiscal year after the time that it grants such awards in respect of such fiscal year to similarly situated Parent employees, the applicable vesting periods and vesting dates for such awards granted to Continuing Employees shall coincide with the vesting periods and dates of comparable equity awards granted to similarly situated Parent employees. From the Effective Time through December 31, 2013 (the “Continuation Period”), each Continuing Employee shall be entitled to continue to participate on the same basis in the Surviving Company’s health, welfare and retirement benefit plans as the Continuing Employee participated immediately prior to the Effective Time in the Company’s health, welfare and retirement benefit plans, and during the Continuation Period Parent shall not amend or terminate or cause the Surviving Company to amend or terminate any such health, welfare or retirement benefit plan other than as required by Law or in a manner which would not have an adverse impact on the benefits provided under any such plan.

(b) With respect to any Parent Benefit Plan in which Continuing Employees and their eligible dependents will be eligible to participate at any time after the Effective Time, for purposes of determining eligibility to participate, level of benefits and vesting (other than benefit accruals and early retirement subsidies under any defined benefit pension plan), service recognized by the Company and any Company Subsidiary immediately prior to the Effective Time shall be treated as service with Parent or the Parent Subsidiaries; provided, however, that, notwithstanding the foregoing, the date of initial participation of each Continuing Employee in any Parent Benefit Plan shall be no earlier than (but may be after) the Effective Time; provided, further, that such service need not be recognized (i) under any retiree medical plan or program of Parent or (ii) to the extent that (A) the applicable Company Benefit Plan did not recognize such service or (B) such recognition would result in any duplication of benefits.

(c) From the Effective Time through the first anniversary of the Effective Time (the “Severance Protection Period”), Parent shall provide or cause the Surviving Company to provide to each Continuing Employee (other than Continuing Employees who are party to Executive Employment Agreements) whose employment is terminated by Parent or the Surviving Company other than for cause (as such term is used for purposes of Parent’s severance arrangements during such period), the severance benefits set forth in Section 6.11(c) of the Parent Disclosure Letter, subject to the terminated employee’s execution and non-revocation of a release of claims in form and substance equivalent to the release that Parent requires of similarly situated employees, and during the Severance Protection Period Parent shall not amend or terminate or cause the Surviving Company to amend or terminate its commitment to provide such benefits.

(d) Within 30 days following the Effective Time, Parent shall, or shall cause the Surviving Company to, pay to each employee who was a participant in the WICP for 2012 and who remains employed by the Company as of immediately prior to the Effective Time, a pro rata target award under the WICP which becomes payable by reason of the Closing. With respect to Continuing Employees who were participating in the AIP for 2012, Parent shall pay or cause the Surviving Corporation to pay to each such Continuing Employee who continues in employment for a period of two months following the Effective Time (or who is involuntarily terminated without cause (as such term is used for similarly situated employees of Parent) within such two month period) an amount representing a pro rata target bonus (based on such employee’s target bonus opportunity in effect for 2012) for the period January 1, 2013 to the Effective Time. Such payment shall be made within ten days following the expiration of such two month period or following such termination of employment, as the case may be.

(e) In consultation with Parent, the Company shall, or shall cause the applicable Company Subsidiary to, provide all notices to, and engage in any consultation procedures with, any trade unions, works councils or similar bodies, in each case, that are required to be taken following the date hereof, whether by Law, Contract, Collective Bargaining Agreement or otherwise, as soon as reasonably practicable following the date hereof (and in any event prior to the Closing Date).

(f) Nothing herein, expressed or implied, is intended or shall be construed to constitute an amendment to any Parent Benefit Plan or Company Benefit Plan or any other compensation or benefits plan maintained for or provided to employees, directors or consultants of Parent or the Company prior to or following the Effective Time.

(g) Without otherwise limiting the generality of Section 9.07, the provisions of this Section 6.11 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of the Company or any of its Affiliates), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.11) under or by reason of any provision of this Agreement. Nothing in this Section 6.11 shall amend, or be deemed to amend (or, except as otherwise provided in this Section 6.11, prevent the amendment or termination of) any Company Benefit Plan or any Parent Benefit

Plan. Parent shall have no obligation to continue to employ or retain the services of any Continuing Employee for any period of time following the Closing and, except as specifically provided in this Section 6.11, Parent shall be entitled to modify any compensation or benefits provided to, and any other terms or conditions of employment of, any such employees in its absolute discretion.

SECTION 6.12 Merger Sub; Parent Subsidiaries; Company Subsidiaries. Parent shall cause each of Merger Sub and any other applicable Subsidiary of Parent to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement. The Company shall cause each of the Company Subsidiaries to comply with and perform all of its obligations under or relating to this Agreement.

ARTICLE VII

Conditions Precedent

SECTION 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Listing. The shares of Parent Common Stock issuable as Stock Consideration pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, (ii) the European Commission shall have issued a decision under the EC Merger Regulation declaring the Merger compatible with the common market, (iii) any waiting period (and any extension thereof) applicable to the Merger under the Canadian federal Competition Act shall have been terminated or shall have expired, (iv) the parties shall have received the Consents set forth on Section 7.01(c) of the Company Disclosure Letter, and (v) the parties shall have received any other Consents from, and made all other registrations, filings, notices and notifications with, Governmental Entities which are required under applicable Law to be received or made prior to the Closing, other than such Consents where the failure to receive, or any such registrations, filings, notices and notification where the failure to make, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, a Parent Material Adverse Effect, or result in a reversal of the Merger.

(d) No Legal Restraints. No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding order or determination by any Governmental Entity (collectively, the “Legal Restraints”) shall be in effect that prevents, makes illegal or prohibits the consummation of the Merger and the other transactions contemplated hereby.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Parent shall have received all state securities or “blue sky” authorizations necessary for the issuance of the Stock Consideration.

SECTION 7.02 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties contained in Sections 3.01, 3.03(a), 3.04(a) and 3.11) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing

Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (ii) the representations and warranties of Parent and Merger Sub contained in Sections 3.01, 3.04(a) and 3.11 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) the representations and warranties of Parent and Merger Sub contained in Section 3.03(a) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time, except for de minimis inaccuracies, and (iv) the representations and warranties of Parent and Merger Sub contained in the first sentence of Section 3.08 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all material obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) No Parent Material Adverse Effect. During the period from the date of this Agreement to the Closing Date, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(d) Parent Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Sections 7.02(a), 7.02(b) and 7.02(c) have been satisfied.

SECTION 7.03 Conditions to Obligation of Parent. The obligation of Parent and Merger Sub to consummate the Merger is further subject to the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Sections 4.01, 4.03(a) and 4.04(a), the first sentence of Section 4.08 and Section 4.19) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties of the Company contained in Sections 4.01, 4.04(a) and 4.19 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) the representations and warranties of the Company contained in Section 4.03(a) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time, except for de minimis inaccuracies, and (iv) the representations and warranties of the Company contained in the first sentence of Section 4.08 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Company Material Adverse Effect. During the period from the date of this Agreement to the Closing Date, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Company Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Sections 7.03(a), 7.03(b) and 7.03(c) have been satisfied.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Merger is not consummated on or before the End Date. The “End Date” shall mean the six month anniversary of the date hereof; provided, however, that if all of the conditions to Closing shall have been satisfied or shall be then capable of being satisfied (other than the condition set forth in Section 7.01(c)), the End Date may be extended by Parent or the Company, by written notice to the other party, for one or more 30-day periods up to an aggregate extension of three months from the first End Date; and provided, further, that the right to extend or terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement directly or indirectly causes the failure of the Closing to be consummated by the End Date;

(ii) if the condition set forth in Section 7.01(d) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the terminating party shall have complied with its obligations pursuant to Section 6.03; or

(iii) if the Company Stockholder Approval shall not have been obtained at a duly convened Company Stockholders Meeting or any adjournment or postponement thereof at which the vote was taken; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to (A) the Company where the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement or (B) Parent where the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act of Parent or Merger Sub and such action or failure to act constitutes a material breach by Parent or Merger Sub of this Agreement;

(c) by the Company, if Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) unless any such breach or failure to be true has not been cured within 30 days after written notice by the Company to Parent informing Parent of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the End Date; and provided, further, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in breach of this Agreement in any material respect;

(d) by the Company prior to receipt of the Company Stockholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal in accordance with Section 5.02(d), provided that the Company pays the Termination Fee prior to or simultaneously with such termination (it being understood that the Company shall be required to enter into such definitive written agreement simultaneously with such termination of this Agreement);

(e) by Parent, if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) unless any such breach or failure to be true has not been cured within 30 days after written notice by Parent to the Company informing the Company of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the End Date; and provided, further, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) if Parent is then in breach of this Agreement in any material respect;

(f) by Parent prior to the Company Stockholders Meeting, in the event that an Adverse Recommendation Change shall have occurred; or

(g) by Parent prior to the Company Stockholders Meeting, in the event that (i) the Company shall have materially breached its obligations under Section 5.02 (A) in a manner materially adverse to Parent or (B) which results in the making of an Alternative Proposal, or (ii) the Company shall have breached in any material respect its obligations under Section 6.01(d) by failing to call, give notice of, convene or and/or hold the Company Stockholders Meeting in accordance with Section 6.01(d).

SECTION 8.02 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than the penultimate sentence of Section 6.02, the reimbursement and indemnification obligations of Parent pursuant to Section 6.08, this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination, provided, however, that, no such termination shall relieve any party from any liability or damages for any willful breach of this Agreement, except in the event that the Company pays to Parent, and Parent accepts as payment, the Termination Fee. For purposes of this Agreement, “willful breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement; it being acknowledged and agreed, without limitation, that any failure by any party to consummate the Merger and the other transactions contemplated hereby after the applicable conditions thereto have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at such time) shall constitute a willful breach of this Agreement.

SECTION 8.03 Fees and Expenses. (a) Except as specifically provided for herein, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(b) The Company shall pay to Parent a fee of $100,000,000 (the “Termination Fee”) if:

(i) the Company terminates this Agreement pursuant to Section 8.01(d) or Parent terminates this Agreement pursuant to Section 8.01(f) (other than as a result of any Adverse Recommendation Change made by the Company relating to a Parent Material Adverse Effect) or Section 8.01(g); provided that if either the Company or Parent terminates this Agreement pursuant to Section 8.01(b)(iii) at any time after Parent would have been permitted to terminate this Agreement pursuant to Section 8.01(f) (other than as a result of any Adverse Recommendation Change made by the Company relating to a Parent Material Adverse Effect) or 8.01(g), this Agreement shall be deemed terminated pursuant to either Section 8.01(f) (other than as a result of any Adverse Recommendation Change made by the Company relating to a Parent Material Adverse Effect) or 8.01(g), as applicable, for purposes of this Section 8.03(b)(i); or

(ii) (A) an Alternative Proposal shall have been made to the Company and not publicly withdrawn at least five Business Days prior to the Company Stockholders Meeting or shall have been made directly to the stockholders of the Company generally and not publicly withdrawn at least five Business Days prior to the

Company Stockholders Meeting or shall otherwise become generally known to the public and not publicly withdrawn at least five Business Days prior to the Company Stockholders Meeting or any Person or “Group” shall have publicly announced an intention (whether or not conditional) to make an Alternative Proposal not subsequently publicly withdrawn at least five Business Days prior to the Company Stockholders Meeting; (B) thereafter this Agreement is terminated pursuant to Section 8.01(b)(i), 8.01(b)(iii) or 8.01(e); and (C) within 12 months of such termination, the Company enters into a definitive Contract to consummate any Alternative Proposal or any Alternative Proposal is consummated; provided, however, that for purposes of this Section 8.03(b)(ii), the references to 20% in the definition of “Alternative Proposal” shall be deemed to be references to 50.1%.

Any Termination Fee due under this Section 8.03(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement (or simultaneously with such termination, in the case of termination pursuant to Section 8.01(d)) and (y) in the case of clause (ii) above, on the date of the first to occur of the events referred to in clause (ii)(C) above.

(c) The Company acknowledges and agrees that the agreements contained in Section 8.03(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amount due pursuant to Section 8.03(b), and, in order to obtain such payment, Parent commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing. The parties agree that the payment of the Termination Fee shall be the sole and exclusive monetary remedy available to Parent and Merger Sub with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable, and, upon payment of the Termination Fee by the Company and the acceptance of such Termination Fee by Parent, the Company, the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives shall have no further liability to Parent and Merger Sub under this Agreement. In no event shall the Company be obligated to pay the Termination Fee on more than one occasion. Notwithstanding the foregoing, nothing herein shall require Parent to accept the Termination Fee or forego its right to seek specific performance pursuant to Section 9.10.

SECTION 8.04 Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders, and (ii) except as provided above, no amendment of this Agreement shall be submitted to be approved by the stockholders of the Company unless required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by the Company shall require the approval of the stockholders of the Company unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.06 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.04 or an extension or waiver pursuant to Section 8.05 shall, in order to be effective, require, in the case of the Company, Parent or Merger Sub, action by its Board of Directors or the duly authorized designee thereof. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of either Parent or the Company.

ARTICLE IX

General Provisions

SECTION 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the 1st Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the 5th Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to the Company, to:

The Warnaco Group, Inc.

501 7th Avenue

New York, NY 10018

Phone: (212) 287-8000

Facsimile: (212) 287-8511

Attention: Jay L. Dubiner, Executive Vice President, General Counsel & Secretary

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Phone: (212) 735-3000

Facsimile: (212) 735-2000

Attention: Alan C. Myers

                 Peter D. Serating

(b) if to Parent or Merger Sub, to:

PVH Corp.

200 Madison Avenue

New York, NY 10016

Phone: (212) 381-3500

Facsimile: (212) 381-3993

Attention: Mark D. Fischer, Senior Vice President, General Counsel & Secretary

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Phone: (212) 403-1000

Facsimile: (212) 403-2000

Attention: Andrew J. Nussbaum

                 Gregory E. Ostling

SECTION 9.03 Definitions. For purposes of this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Calvin Klein Marks” means the trademarks and service marks Calvin Klein, ck Calvin Klein, ck, Calvin Klein Collection, and all variations and combinations thereof owned by the Calvin Klein Trust throughout the entire world in connection with all products and services (other than to the extent a trademark or service mark is subject to the Class A interest in the Calvin Klein Trust), together with all related recordations, applications for registration and registrations, and all goodwill associated therewith.

“Calvin Klein Trust” means the Calvin Klein Trademark Trust; provided that all references herein to the Calvin Klein Trust shall only be with respect to the interests therein owned by the Company and shall exclude for all purposes of this Agreement, the Class A ownership interests of Calvin Klein Inc. in the Calvin Klein Trust and or any action taken by or on behalf of Calvin Klein Inc. with respect to the Calvin Klein Trust or its interests therein.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Career Share” means any award of Company Common Stock that forms part of a Company Supplemental Award.

“Company Career Unit” means any award of the right to receive Company Common Stock that is subject to restrictions based on certain retirement eligibility requirements and that forms part of a Company Supplemental Award.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

“Company Performance Share” means any award of the right to receive Company Common Stock that is subject to restrictions based, in whole or in part, on the satisfaction of performance conditions and which is granted under any Company Stock Plan.

“Company PSU” means any award of the right to receive Company Common Stock that is subject to restrictions based on performance and certain retirement eligibility requirements, and which is granted under any Company Stock Plan.

“Company Restricted Stock Award” means any award of or relating to Company Common Stock (including Company Career Shares, Company Career Units and Company RSUs, but excluding Company Stock Options, Company Performance Shares and Company PSUs) that is subject to restrictions based on continuing service (i.e., is not subject to performance conditions) and which is granted under any Company Stock Plan or otherwise.

“Company RSU” means any award of the right to receive Company Common Stock that is subject to restrictions based solely on continuing service (i.e., is not subject to performance conditions) and which is granted under any Company Stock Plan.

“Company Stock Option” means any option to purchase Company Common Stock granted under any Company Stock Plan.

“Company Stock Plans” means the Company’s equity-based compensation plans, including the Warnaco Group, Inc. 2003 Stock Incentive Plan and the Warnaco Group, Inc. 2005 Stock Incentive Plan.

“Company Supplemental Award” means any award of supplemental retirement benefits, payable in the form of Company Career Shares and credits to a bookkeeping account, granted to an executive officer of the Company pursuant to an Executive Employment Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Executive Employment Agreement” means any employment agreement by and between the Company and an executive officer (as defined in Rule 3b-7 under the Exchange Act) of the Company.

“Expected Date” means the latest to occur of (i) the date Parent has received the Required Information with respect to the Marketing Period and (ii) the later to occur of (a) the first Business Day following the date on which the conditions set forth in Sections 7.01 and 7.03 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing and other than the condition set forth in Section 7.01(a)) and (b) the date on which the Company has mailed or otherwise made available the Proxy Statement to the stockholders of the Company.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, other than trade payables incurred in the ordinary course of business, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any other Indebtedness of any other Person, (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or financial covenants of others or to purchase any other Person’s Indebtedness of the type referred to in any other clause of this definition or any security therefor, (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), or (viii) reimbursement obligations under letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

“Intellectual Property Rights” means (i) all trademarks, service marks, trade dress, design marks, logos, trade names, domain names, brand names and corporate names, whether registered or unregistered, together with all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (ii) rights in all inventions and designs (whether patentable or unpatentable and whether or not reduced to practice), and in all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (iii) rights in all artwork, photographs, websites, advertising and promotional materials and computer software and all copyright applications, registrations and renewals in connection therewith, (iv) all trade secrets and rights in confidential business information (including rights in ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information), (v) all other rights in all of the foregoing, including such rights as are provided by treaties, conventions and common law, (vi) rights in any library of historical examples of products, as well as the CAD systems with historical data and information relating to such product lines and (vii) all rights to pursue, recover and retain damages and costs and attorneys’ fees for past, present and future infringement of any of the foregoing.

The “Knowledge” of any Person that is not an individual means, with respect to any matter in question, in the case of the Company’s Knowledge, the actual knowledge, after making reasonable inquiry consistent with such Person’s position in the ordinary course of business, of the executive officers of the Company set forth in Section 9.03 of the Company Disclosure Letter, and, in the case of Parent and Merger Sub, the actual knowledge, after making reasonable inquiry consistent with such Person’s position in the ordinary course of business, of the executive officers of Parent set forth in Section 9.03 of the Parent Disclosure Letter.

“Marketing Period” means the first period of 20 consecutive calendar days after the Expected Date throughout and at the end of which (a) Parent shall have the Required Information; provided that if the Company shall in good faith reasonably believe it has provided the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with the foregoing requirements unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information and, within four Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Information the Company has not delivered); and (b) the conditions set forth in Sections 7.01 and 7.03 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing and other than the condition set forth in Section 7.01(a)) and no condition exists that would cause any of the conditions set forth in Sections 7.01 and 7.03 to fail to be satisfied assuming the Closing was to be scheduled for any time during such consecutive day period; provided, further, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, (i) Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to the applicable Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to the applicable Required Information by Deloitte & Touche LLP, another “big four” accounting firm or another independent public accounting firm reasonably acceptable to Parent, (ii) the financial statements included in the Required Information that is available to Parent on the first day of any such 20 consecutive calendar day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 20 consecutive calendar day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such 20 consecutive calendar day period, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, the receipt by Parent of updated Required Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new 20 consecutive calendar day period, or (iii) the Company determines to restate its or any of the Company Subsidiaries’ historical financial statements, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed and the relevant financial statement has been amended or the Company has indicated that it has concluded that no restatement shall be required in accordance with GAAP; provided, however, that the Marketing Period shall end on any earlier date that is the date on which the proceeds of the Financing or any Alternate Financing are obtained. Notwithstanding anything to the contrary herein, if the Marketing Period has not ended prior to December 19, 2012, it shall be deemed not to have commenced until after January 4, 2013; provided that such period shall not consider November 22, 2012 through November 25, 2012 as calendar days (it being understood that any period including such dates shall be deemed consecutive for purposes of the foregoing).

“Material Adverse Effect” with respect to any Person means any fact, circumstance, occurrence, effect, change, event or development that (i) materially adversely affects the business, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any fact, circumstance, occurrence, effect, change, event or development arising from or related to (except, in the case of clauses (a), (b), (c), (d), (e), (f) or (j) below, to the extent disproportionately affecting such Person and its Subsidiaries, taken as a whole, relative to other companies in the industries in which such Person and its Subsidiaries operate, in which case only the incremental disproportionate effect shall be taken into account): (a) conditions affecting the United States economy, or any other national or regional economy or the global economy generally, (b) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region of the world occurring after the date hereof, (c) changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index), (d) changes required by GAAP or other accounting standards (or interpretations thereof), (e) changes in any Laws or other binding directives issued by any Governmental Entity (or interpretations thereof), (f) changes that are generally applicable to the industries in which the Person and its Subsidiaries operate, (g) any failure by such Person to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement or any decline in the market price or trading volume of such Person’s stock (provided that the underlying causes of any such failure or decline may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded by another exception herein), (h) the public announcement (including as to the identity of the parties hereto) or consummation of the Merger or any of the transactions contemplated hereby (it being understood that for purposes of Sections 3.05 and 4.05, effects resulting from or arising in connection with the matters set forth in this clause (h) of this definition shall not be excluded in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur), (i) changes in such Person’s credit rating (provided that the underlying causes of such decline may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded by another exception herein), (j) the occurrence of natural disasters or (k) any action required by the terms of this Agreement or with the prior written consent or at the direction of the other party, shall not be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur, or (ii) would prevent such Person from consummating the transactions contemplated by this Agreement.

“Parent Benefit Plan” means, any (i) “employee pension benefit plan” (as defined in Section 3(2) of ERISA, other than any plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and any other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plan, arrangement or understanding providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of Parent or any Parent Subsidiary, or (ii) employment, consulting, indemnification, severance, retention, change of control or termination agreement or arrangement (including any Collective Bargaining Agreement) between Parent or any Parent Subsidiary and any current or former director, officer, employee or consultant of Parent or any Parent Subsidiary.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.

“Parent Performance Share” means any award of contingently issuable Parent Common Stock that is subject to restrictions based on performance and continuing service and granted under any Parent Stock Plan.

“Parent RSU Award” means any award of the right to receive Parent Common Stock that is subject to restrictions based on performance or continuing service and granted under any Parent Stock Plan.

“Parent Stock Option” means any option to purchase Parent Common Stock granted under any Parent Stock Plan.

“Parent Stock Plan” means each Parent Benefit Plan that provides for the award of rights of any kind to receive shares of Parent Common Stock or benefits measured in whole or in part by reference to shares of Parent Common Stock, including the PVH Corp. 2006 Stock Incentive Plan, the PVH Corp. 2003 Stock Option Plan, the PVH Corp. 2000 Stock Option Plan, and the PVH Corp. 1997 Stock Option Plan.

“Permitted Liens” means, collectively, (i) suppliers’, mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business, (ii) Liens for Taxes, utilities and other governmental charges that are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities that do not materially interfere with the business of the Company and the Company Subsidiaries as currently conducted, (iv) licenses or other grants of rights in Intellectual Property Rights made in the ordinary course of business, (v) statutory Liens of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings, (vii) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business, (viii) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods, (ix) Liens resulting from securities Laws, (x) Liens incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or similar financing arrangements, and (xii) Liens that do not materially detract from the value of such property or interfere in any material respect with the use, operation or occupancy by the Company or any Company Subsidiary of such property.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Regulatory Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, the EC Merger Regulation, the Canadian federal Competition Act and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Sales-Related Contract” means a Contract entered into by the Company or any Company Subsidiary in the ordinary course of business relating to the sale of the Company’s or any Company Subsidiary’s products, including (i) franchise agreements that grant a third party the right to open retail stores under any trademark included in the Intellectual Property Rights that is owned by or licensed to the Company, (ii) sales agency agreements, (iii) concession agreements, (iv) distribution agreements, and (v) sales representation agreements.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing person or body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Stock Award Exchange Ratio” means the sum of (1) the Stock Consideration plus (2) a fraction resulting from dividing the Cash Consideration by the closing price per share of Parent Common Stock on the NYSE on the last trading day immediately preceding the Closing Date.

“Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, franchise, value added and other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed relating to Taxes.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 9.04 Interpretation. When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

SECTION 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.06 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Parent Disclosure Letter, the Company Disclosure Letter, and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement and (b) except for Sections 6.05 and 9.12, is not intended to confer upon any Person other than the parties any rights or remedies.

SECTION 9.08 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE.

SECTION 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that the rights, interests and obligations of Merger Sub may be assigned to another direct or indirect wholly owned subsidiary of Parent. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.10 Specific Enforcement; Jurisdiction; Venue. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a party to cause the other parties to consummate the Merger and the other transactions contemplated hereby. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) except as set forth in Section 9.12, agrees that it will not bring any action relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than the aforesaid courts.

SECTION 9.11 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.11.

SECTION 9.12 Certain Lender Agreements. Each party hereto agrees that (a) any action or proceeding involving any Lender arising out of or relating to the Financing or the performance of any services under the Commitment Letter is subject to the exclusive jurisdiction of a state or federal court sitting in the Borough of Manhattan in the City of New York; (b) each party hereto will not, and will not permit any of their respective controlled Affiliates to, bring or encourage anyone else to bring any such action or proceeding in any court other than as specified in subclause (a); (c) waives, to the fullest extent permitted by applicable Law, any right to trial by jury in respect of any such action or proceeding; and (d) the Lenders (and their respective Affiliates) are express third party beneficiaries of this Section 9.12.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

THE WARNACO GROUP, INC.

By:	/s/ Helen McCluskey

Name:	Helen McCluskey

Title:	President and Chief Executive Officer

PVH CORP.

By:	/s/ Mark D. Fischer

Name:	Mark D. Fischer

Title:	Senior Vice President

WAND ACQUISITION CORP.

By:	/s/ Mark D. Fischer

Name:	Mark D. Fischer

Title:	Senior Vice President

Adverse Recommendation Change	Section 5.02(d)
Affiliate	Section 9.03
Agreement	Preamble
AIP	Section 5.01(b)(iv)
Alternative Proposal	Section 5.02(h)(i)
Business Day	Section 9.03
Calvin Klein Marks	Section 9.03
Calvin Klein Trust	Section 9.03
Cash Consideration	Section 2.01(iii)
Certificate	Section 2.01(iii)
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 9.03
Collective Bargaining Agreement	Section 4.18
Commitment Letter	Section 3.12(b)
Company	Preamble
Company Benefit Plans	Section 4.10(a)
Company Board	Section 4.06(b)
Company By-laws	Section 4.01
Company Capital Stock	Section 4.03(a)
Company Career Share	Section 9.03
Company Career Unit	Section 9.03
Company Charter	Section 4.01
Company Common Stock	Section 2.01
Company Disclosure Letter	ARTICLE IV
Company Financial Advisor	Section 4.19
Company Indemnified Parties	Section 6.05(a)
Company Leases	Section 4.15(b)
Company Material Adverse Effect	Section 9.03
Company Pension Plan	Section 4.10(c)
Company Performance Share	Section 9.03
Company Permits	Section 4.01
Company Preferred Stock	Section 4.03(a)
Company Properties	Section 4.15(a)
Company PSU	Section 9.03
Company Recommendation	Section 6.01(d)
Company Regulatory Agreement	Section 4.17
Company Restricted Stock Award	Section 9.03
Company RSU	Section 9.03
Company SEC Documents	Section 4.06(a)
Company Stock Option	Section 9.03
Company Stock Plans	Section 9.03
Company Stockholder Approval	Section 4.04(a)
Company Stockholders Meeting	Section 4.04(a)
Company Subsidiaries	Section 4.01
Company Supplemental Award	Section 9.03
Company Voting Debt	Section 4.03(b)
Confidentiality Agreement	Section 6.02(a)
Consent	Section 3.05(b)
Continuing Employee	Section 6.11(a)
Contract	Section 3.05(a)
DGCL	Section 1.01
Dissenting Shares	Section 2.03

EC Merger Regulation	Section 3.05(b)
Effective Time	Section 1.03
End Date	Section 8.01(b)(i)
Environmental Claim	Section 4.13(g)(i)
Environmental Laws	Section 4.13(g)(ii)
ERISA	Section 9.03
ERISA Affiliate	Section 9.03
Exchange Act	Section 3.05(b)
Exchange Agent	Section 2.02(a)
Exchange Fund	Section 2.02(a)
Excluded Contract	Section 4.14(b)
Executive Employment Agreement	Section 9.03
Existing Bonus Programs	Section 5.01(b)(iv)
Expected Date	Section 9.03
Filed Company Contract	Section 4.14(a)
Filed Company SEC Documents	ARTICLE IV
Filed Parent SEC Documents	ARTICLE III
Financing	Section 3.12(b)
Form S-4	Section 3.05(b)
Fraud and Bribery Laws	Section 4.22
GAAP	Section 3.06(b)
Governmental Approvals	Section 6.03(a)
Governmental Entity	Section 3.05(b)
Grant Date	Section 4.03(b)
Hazardous Substance	Section 4.13(g)(iii)
HSR Act	Section 3.05(b)
Indebtedness	Section 9.03
Intellectual Property Rights	Section 9.03
Intervening Event	Section 5.02(h)(ii)
IRS	Section 4.10(a)
Judgment	Section 3.05(a)
Knowledge	Section 9.03
Law	Section 3.05(a)
Legal Restraints	Section 7.01(d)
Lenders	Section 3.12(b
Letter of Transmittal	Section 2.02(b)
Liens	Section 3.02(a)
Marketing Period	Section 9.03
Material Adverse Effect	Section 9.03
Material Contract	Section 4.14(b)
Material Intellectual Property Contract	Section 4.16(e)
Maximum Amount	Section 6.05(c)
Merger	Section 1.01
Merger Consideration	Section 2.01(iii)
Merger Sub	Preamble
Merger Sub Common Stock	Section 2.01
Multiemployer Plan	Section 4.10(d)
Multiple Employer Plan	Section 4.10(d)
Notice Period	Section 5.02(d)(ii)
NYSE	Section 2.02(f)
Parent	Preamble
Parent Articles	Section 3.01
Parent Benefit Plan	Section 9.03
Parent Board	Section 3.04(a)

Parent By-laws	Section 3.01
Parent Capital Stock	Section 3.03(a)
Parent Common Stock	Section 2.01(iii)
Parent Disclosure Letter	ARTICLE III
Parent Material Adverse Effect	Section 9.03
Parent Performance Share	Section 9.03
Parent Permits	Section 3.01
Parent Preferred Stock	Section 3.03(a)
Parent RSU Award	Section 9.03
Parent SEC Documents	Section 3.06(a)
Parent Series A Shares	Section 3.03(a)
Parent Stock Option	Section 9.03
Parent Stock Plan	Section 9.03
Parent Subsidiaries	Section 3.01
Parent Voting Debt	Section 3.03(b)
Payoff Letter	Section 6.08(d)
PBGC	Section 4.10(a)
Permits	Section 3.01
Permitted Liens	Section 9.03
Person	Section 9.03
Principal Business	Section 4.16(a)
principal executive officer	Section 3.06(d)
principal financial officer	Section 3.06(d)
Proxy Statement	Section 6.01(a)
Registered Intellectual Property Rights	Section 4.16(a)
Regulatory Laws	Section 9.03
Release	Section 4.13(g)(iv)
Representatives	Section 5.02(a)
Required Information	Section 6.08(a)
Sales-Related Contract	Section 9.03
SEC	Section 3.05(b)
Securities Act	Section 3.05(b)
SOX	Section 3.06(b)
Stock Award Exchange Ratio	Section 9.03
Stock Consideration	Section 2.01(iii)
Subsidiary	Section 9.03
Superior Proposal	Section 5.02(h)(iii)
Surviving Company	Section 1.01
Tax Returns	Section 9.03
Taxes	Section 9.03
Termination Fee	Section 8.03(b)
Top Customer	Section 4.23
Top Supplier	Section 4.23
WICP	Section 5.01(b)(iv)
Withdrawal Liability	Section 9.03

Annex B

October 29, 2012

The Board of Directors

The Warnaco Group, Inc.

501 Seventh Avenue

New York, NY 10018

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of common stock, par value $0.01 per share (the “Company Common Stock”), of The Warnaco Group, Inc. (the “Company”), of the Consideration (as defined below) to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary (“Merger Sub”) of PVH Corp. (the “Merger Partner”). We understand that pursuant to the Agreement and Plan of Merger dated as of October 29, 2012 (the “Agreement”) by and among the Company, the Merger Partner and Merger Sub, Merger Sub shall merge with and into the Company, the Company shall continue as the surviving company and become a subsidiary of the Merger Partner and each outstanding share of Company Common Stock (other than (i) shares of Company Common Stock owned by the Company as treasury stock or by the Merger Partner or Merger Sub or by any direct or indirect wholly owned subsidiary of the Company or the Merger Partner and (ii) Dissenting Shares (as defined in the Agreement)), will be converted into the right to receive 0.1822 shares of common stock, par value $1.00 per share (“Merger Partner Common Stock”), of Merger Partner (the “Stock Consideration”) and $51.75 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Merger Partner and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and of the Merger Partner Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Company and the Merger Partner relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Merger Partner, the financial condition and future prospects and operations of the Company and the Merger Partner, the effects of the Transaction on the financial condition and future prospects of the Company and the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Merger Partner or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Merger Partner to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company, Merger Sub and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by the Company and its advisors with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company, Merger Sub or the Merger Partner or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the Transaction, and we express no opinion as to the fairness of the Transaction to, or any consideration paid in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock will trade at any future time.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and Merger Partner, for which we and such affiliates have received customary compensation, which services include acting as a lender and providing treasury and securities services to each of the Company and the Merger Partner, respectively, and acting as lead arranger and bookrunner for a credit facility of the Company in June 2011. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES LLC

ANNEX C

SECTION 262

OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

§ 262 of DGCL

§ 262.  Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the Merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the Merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the Surviving Corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 144 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 144 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c.14 §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼  TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED  ▼

THE WARNACO GROUP, INC.

This proxy is solicited on behalf of the board of directors of The Warnaco Group, Inc.

for the special meeting of stockholders.

The undersigned, a stockholder of The Warnaco Group, Inc., hereby appoints Helen McCluskey, Lawrence R. Rutkowski, Jay L. Dubiner and Ericka N. Alford, and each of them, the proxies of the undersigned, with full power of substitution in each, to vote at the special meeting of stockholders to be held on February 13, 2013, and at any adjournment or postponement thereof, all of the undersigned’s shares of common stock of The Warnaco Group, Inc. held of record on January 14, 2013, in the manner indicated on the reverse side hereof. The undersigned acknowledges receipt of the notice of the special meeting of stockholders and the accompanying proxy statement.
THIS PROXY WHEN EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED:
•

“FOR” ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 29, 2012, AMONG THE WARNACO GROUP, INC., PVH CORP., AND WAND ACQUISITION CORP., A WHOLLY OWNED SUBSIDIARY OF PVH CORP., AS SUCH AGREEMENT MAY BE AMENDED FROM TIME TO TIME;

• “FOR” APPROVAL OF THE (NON-BINDING) ADVISORY RESOLUTION ON MERGER-RELATED COMPENSATION FOR NAMED EXECUTIVE OFFICERS; AND
• “FOR” ADJOURNMENT OF THE SPECIAL MEETING AS NECESSARY OR APPROPRIATE TO SOLICIT ADDITIONAL PROXIES.

THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. IF ANY FURTHER MATTERS PROPERLY COME BEFORE THE SPECIAL MEETING, IT IS THE INTENTION OF THE PERSONS NAMED ABOVE TO VOTE SUCH PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT.

This proxy revokes any previously executed proxy with respect to all our proposals.

(Continued, and to be signed and dated on the reverse side.)

THE WARNACO GROUP, INC.

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of The Warnaco Group, Inc.

common stock for the upcoming special meeting of stockholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone – Call toll-free from the U.S. or Canada at 1-866-209-1656 on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-1342. Please follow the simple instructions provided. You will be required to provide the unique control number printed below.

OR

2.	Vote by Internet – Please access https://www.proxyvotenow.com/wrc and follow the simple instructions provided. Please note you must type an “s” after “http”. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had signed and mailed a proxy card.

OR

3.	Vote by Mail – If you do not have access to a touch-tone telephone or to the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: The Warnaco Group, Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

☒	Please mark your vote as in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS LISTED BELOW.

		FOR	AGAINST	ABSTAIN
1.	Proposal to adopt the Agreement and Plan of Merger, dated as of October 29, 2012, among The Warnaco Group, Inc., PVH Corp., and Wand Acquisition Corp., a wholly owned subsidiary of PVH Corp., as such agreement may be amended from time to time (the “Merger Agreement”).	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	Proposal to approve the (non-binding) advisory resolution on merger-related compensation for named executive officers.	☐	☐	☐

3.	Proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting or any adjournment or postponement thereof on behalf of the undersigned, provided The Warnaco Group, Inc. does not know, at a reasonable time before the special meeting, that such matters are to be presented at the meeting.

Date:

Signature

Signature

Title

NOTE: Please sign exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please print full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.